UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

NewStar Financial, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: common stock, par value $0.01 per share
(2)

Aggregate number of securities to which transaction applies: As of the close of business on November 6, 2017, 41,555,754 shares of common stock outstanding (including 789,967 shares of common stock subject to vesting), 35,000 shares of common stock subject to outstanding employee stock options and 12,000,000 shares of common stock subject to outstanding warrants

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): In accordance with Exchange Act Rule 0-11(c), the filing fee of $64,370.87 was determined by multiplying 0.0001245 by the aggregate merger consideration of $517,035,129.76. The aggregate merger consideration was calculated by multiplying the 41,555,754 outstanding shares of common stock (including 789,967 shares of common stock subject to vesting) by the per share merger consideration of $12.44, which consists of $11.44 in upfront per share consideration and one contingent value right that NewStar estimates could result in additional cash payments of up to $1.00 per share, and adding the foregoing product to $81,550.00, the product obtained by multiplying the 35,000 shares of common stock subject to outstanding employee stock options by $2.33, the per share merger consideration of $12.44 less the $10.11 weighted average exercise price per share of such outstanding employee stock options (in each case, as of the close of business of November 6, 2017). As all of the warrants have an exercise price per share of $12.62, which is lower than the per share merger consideration of $12.44, no consideration will be payable in respect of the 12,000,000 shares of common stock subject to outstanding warrants.

	(4)	Proposed maximum aggregate value of transaction: $517,035,129.76
	(5)	Total fee paid: $64,370.87

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION,

DATED [●], 2017

NEWSTAR FINANCIAL, INC.

500 Boylston Street, Suite 1250

Boston, MA 02116

[●], 2017

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of NewStar Financial, Inc., which we will hold at [●], on [●], 2017, at [●], local time.

As previously announced, on October 16, 2017 NewStar entered into a merger agreement with First Eagle Holdings, Inc. and an asset purchase agreement with GSO Diamond Portfolio Holdco LLC, a subsidiary of a newly formed investment fund advised by GSO Capital Partners LP.

Under the merger agreement, NewStar will be acquired by a subsidiary of First Eagle and holders of our common stock will be entitled to receive for each share of NewStar common stock issued and outstanding immediately before the merger (i) $11.44 in cash and (ii) one contractual contingent value right. The contingent value rights, as more fully described in the attached proxy statement, represent the right to receive the net tax refunds that are expected to be received by NewStar following the closing as a result of tax losses generated primarily by the proposed transactions. We estimate these tax refunds will total approximately $1.00 per contingent value right if the transactions close in 2017, or $0.84 per contingent value right if the transactions close in 2018. We expect to be able to file for such tax refunds by the third quarter of 2018, although the payment and distribution of the cash proceeds from such refunds will likely require additional time and may vary due to factors not within our control.

Immediately prior to the merger, under the asset purchase agreement, NewStar will sell a portfolio of its investment assets, including loans and other credit investments, to GSO Diamond Portfolio Holdco LLC. The proceeds of the asset sale will be used to pay down outstanding NewStar debt and to fund a portion of the merger consideration payable by First Eagle. NewStar stockholders will not receive directly any portion of the asset sale proceeds. Completion of the asset sale and the merger are conditioned on each other, and we will not complete either transaction unless both are completed.

We are holding a special meeting to seek your approval to adopt the merger agreement and approve the transactions contemplated by the asset purchase agreement.

Our board of directors, by the unanimous vote of all directors voting, has approved the merger agreement, the asset purchase agreement and the transactions contemplated by such agreements. The board, by the unanimous vote of all directors voting, recommends that stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to approve the transactions contemplated by the asset purchase agreement.

At the special meeting, stockholders will also be asked to vote on (i) an advisory (non-binding) proposal to approve specified compensation that may be paid or become payable to the named executive officers of NewStar in connection with the merger and (ii) a proposal to approve the adjournment of the special meeting from time to time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposals regarding the merger agreement and the asset purchase agreement. The board recommends that stockholders vote “FOR” each of these proposals.

Information about the special meeting, the proposals to be voted on at the meeting and other related matters is contained in the accompanying proxy statement, which we urge you to read carefully and in its entirety, including the annexes and the documents referred to or incorporated by reference in the proxy statement.

Your vote is very important. The transactions cannot be completed unless holders of a majority of the outstanding shares of common stock vote “FOR” the adoption of the merger agreement and “FOR” the approval of the transactions contemplated by the asset purchase agreement. The failure to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and “AGAINST” the proposal to approve the transactions contemplated by the asset purchase agreement.

On behalf of the Board of Directors of

NewStar Financial, Inc.,

Timothy J. Conway

Chairman and Chief Executive Officer

Boston, Massachusetts

[●], 2017

Neither the SEC nor any state securities commission has approved or disapproved either the asset sale or the merger, passed upon the merits or fairness of either the asset sale or the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [●], 2017 and is first being mailed to stockholders on or about [●], 2017.

NEWSTAR FINANCIAL, INC.

500 Boylston Street, Suite 1250

Boston, MA 02116

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of NewStar Financial, Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of NewStar Financial, Inc., a Delaware corporation (“NewStar”) will be held at [●], at [●] local time on [●], 2017, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 16, 2017, by and among NewStar, First Eagle Holdings, Inc., a Delaware corporation, FE Holdco, LLC, a Delaware limited liability company, and FE Merger Sub, Inc., a Delaware corporation;

2. To consider and vote on a proposal to approve the transactions contemplated by the Asset Purchase Agreement, dated as of October 16, 2017, by and between NewStar and GSO Diamond Portfolio Holdco LLC, a Delaware limited liability company;

3. To approve, on an advisory (non-binding) basis, specified compensation that may be paid or become payable to the named executive officers of NewStar in connection with the transactions; and

4. To approve the adjournment of the special meeting from time to time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or the proposal to approve the transactions contemplated by the asset purchase agreement.

Only holders of record of our common stock at the close of business on [●], 2017, are entitled to receive notice of, and to vote at, the special meeting or at any postponement or adjournment thereof.

Your vote is very important. The transactions cannot be completed unless holders of a majority of the outstanding shares of common stock vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to approve the transactions contemplated by the asset purchase agreement. Both the merger proposal and the asset sale proposal must be approved by NewStar’s stockholders in order for the transactions to be completed. The failure to vote on either of these proposals will have the same effect as a vote “AGAINST” both proposals.

After reading the accompanying proxy statement, please make sure to vote your shares by proxy promptly by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope or by voting by proxy by telephone or through the Internet by following the instructions on the accompanying proxy card. If you hold shares through an account with a bank, broker or other nominee, please follow the instructions you receive from it to vote your shares.

If you have any questions or need assistance in voting your shares of common stock, please contact our proxy solicitor, Georgeson LLC, toll free at (866) 695-6078.

By order of the Board of Directors,

Robert K. Brown

Secretary

Dated: [●], 2017

2

i

Annex

ii

SUMMARY

This Summary highlights selected information contained in this proxy statement. Since this Summary may not contain all of the information that may be important to you, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as well as any other related documents filed with the Securities and Exchange Commission, which we refer to as the “SEC”. The items in this Summary include page references directing you to a more complete description of that topic in this proxy statement.

The Parties to the Transaction Agreements (page [●])

NewStar Financial, Inc.

NewStar Financial, Inc., which we refer to as “NewStar”, “we” or “our”, is a Delaware corporation. NewStar is a commercial finance company engaged in direct lending activities and asset management. NewStar’s common stock, par value $0.01 per share, which we refer to as “common stock”, is listed on the Nasdaq Stock Market, which we refer to as the “NASDAQ”, under the symbol “NEWS”.

Additional information about NewStar is contained in our public filings with the SEC that are incorporated by reference herein. See “Where You Can Find Additional Information” beginning on page [●] of this proxy statement.

First Eagle Holdings, Inc., FE Holdco, LLC and FE Merger Sub, Inc.

First Eagle Holdings, Inc., which we refer to as “First Eagle”, is a Delaware corporation and an affiliate of First Eagle Investment Management, LLC, which is an independent, privately-owned investment management firm headquartered in New York with approximately US $116 billion in assets under management (as of September 30, 2017). An entity jointly owned by funds advised by The Blackstone Group L.P., which we refer to as “Blackstone” (which is listed on the New York Stock Exchange under the symbol “BX”) and Corsair Capital LLC, which we refer to as “Corsair”, is the majority owner of First Eagle Investment Management, LLC.

FE Holdco, LLC, which we refer to as “FE Holdco”, is a Delaware limited liability company and a wholly owned subsidiary of First Eagle.

FE Merger Sub, Inc., which we refer to as “Merger Sub”, is a Delaware corporation and a wholly owned subsidiary of FE Holdco. Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement.

GSO Diamond Portfolio Holdco LLC

GSO Diamond Portfolio Holdco LLC, which we refer to as the “Asset Buyer”, is a Delaware limited liability company. The Asset Buyer is a wholly owned subsidiary of GSO Diamond Portfolio Fund LP, which we refer to as the “GSO Fund”, a newly formed investment fund advised by GSO Capital Partners LP., which we refer to as “GSO”. GSO is the global credit investment platform of Blackstone. The partners in the GSO Fund, who will provide the equity capital to fund a portion of the asset purchase price, consist of various institutional investors and family offices, as well as certain affiliates of GSO.

The Asset Buyer was formed for the purpose of entering into the asset purchase agreement and consummating the transactions contemplated by the asset purchase agreement and has not engaged in any business except for activities incidental to its formation and as contemplated by the asset purchase agreement.

Certain Relationships Among the Parties

For information on relationship among the parties to the transactions listed above and certain of their affiliates, see “The Parties to the Transactions” beginning on page [●] of this proxy statement.

The Merger and Asset Sale (page [●])

On October 16, 2017, NewStar entered into:

•	an Agreement and Plan of Merger as may be amended from time to time, which we refer to as the “merger agreement”, with First Eagle, FE Holdco and Merger Sub; and

•	an Asset Purchase Agreement as may be amended from time to time, which we refer to as the “asset purchase agreement”, with the Asset Buyer.

Under the merger agreement, Merger Sub will be merged with and into NewStar, which we refer to as the “merger”, with NewStar surviving the merger as a wholly-owned subsidiary of FE Holdco (and indirect wholly owned subsidiary of First Eagle).

Immediately prior to the merger, pursuant to the asset purchase agreement, NewStar will sell a portfolio of its investment assets, including loans and other credit investments, to the Asset Buyer, which we refer to as the “asset sale”. The purchase price to be paid by the Asset Buyer to NewStar is $2,370,700,000, which will be subject to adjustment as provided in the asset purchase agreement.

The closing of the merger is conditioned upon, among other things, the closing of the asset sale and will occur immediately following the asset sale. The net proceeds paid to NewStar by the Asset Buyer in connection with the asset sale will be applied to pay off most of our outstanding debt obligations and the remainder will be used by First Eagle to pay a portion of the upfront cash merger consideration, as described below. No portion of the asset sale proceeds will be paid directly to NewStar stockholders, who will be entitled to receive solely the merger consideration described below.

If the merger is completed, each share of common stock outstanding immediately prior to the merger will be entitled to receive (i) $11.44 in cash, without interest, which we refer to as the “upfront per share cash consideration”, and (ii) one contractual contingent value right, which we refer to as a “contingent value right” and collectively, with the upfront per share cash consideration, as the “merger consideration”. Shares held by holders who properly exercise appraisal rights under Delaware law will not be converted into the right to receive the merger consideration and will instead have such rights as are granted under applicable Delaware law.

Following the merger, NewStar will become a privately held company, wholly owned by First Eagle, and NewStar’s common stock will be delisted from the NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”.

The Contingent Value Rights (page [●])

Each holder of a contingent value right will have the right to receive a pro-rata share of amounts attributable to certain post-closing U.S. federal and state income tax refunds received by NewStar as a result of losses recognized upon the closing of the asset sale. These losses may be carried back to the two taxable years prior to, and interim period ending on, the closing date of the transactions. Under applicable SEC rules, the contingent value rights may not be sold or transferred (with certain limited exceptions, including transfer by will or intestacy). The contingent value rights will not represent any equity or ownership interest in NewStar, First Eagle or any of their affiliates (or any other person) and will not be represented by any certificates or other instruments.

NewStar currently expects the income tax refunds received to total approximately $41.6 million if the closing occurs in 2017 (which would result in payments of approximately $1.00 in the aggregate for each contingent value right) or approximately $35.0 million if the closing occurs in the first quarter of 2018 (which would result in payments of approximately $0.84 in the aggregate for each contingent value right). NewStar currently expects to be able to file for these refunds by the third quarter of 2018. Such expectations differ from the projections previously prepared by management that were provided to NewStar’s financial advisors primarily due to management’s updated expectations that NewStar’s full fiscal year 2017 earnings will be lower than management previously estimated and due to lower estimated state tax refunds as a result of applicable state alternative minimum requirements, as further described in “The Merger and Asset Sale—NewStar’s Current Expectations Regarding the Contingent Value Rights” on page [●].

The refund filings can only be made after the purchase price for the asset sale is finally determined pursuant to certain post-closing adjustment procedures and allocated for tax purposes among the purchased assets, as further described in “The Merger Agreement and the Asset Purchase Agreement—Asset Purchase Agreement—Payment of the Asset Sale Consideration” on page [●].

As further described below, under the merger agreement the holders of the contingent value rights will receive a payment of 30% of each tax refund (net of certain adjustments) promptly after First Eagle receives such refund and 60% of the net tax refund will be disbursed upon approval by the Congressional Joint Committee on Taxation, which we refer to as the “JCT”, with the remaining amount disbursed upon the earlier of the expiration of the applicable statute of limitations and the completion by the Internal Revenue Service, which we refer to as the “IRS”, of any audit for the applicable tax year.

Under U.S. federal income tax law and regulations, a refund request is generally based on tax loss carrybacks to prior tax years and is generally processed and paid promptly after the refund claim is filed. However, refund claims exceeding $5 million are subject to review and approval by the JCT, and if such approval is denied in whole or in part, the disapproved portion must be returned by the taxpayer to the IRS. Accordingly, 70% of the net tax refund will be retained in an escrow account (with 60% of the net tax refund released upon JCT approval and the remainder released upon completion of an IRS audit or the expiration of the statute of limitations for the applicable tax years).

Recently proposed tax legislation could adversely affect the availability of tax loss carrybacks—see “-Recent Developments Potentially Affecting the Contingent Value Rights”, below.

The following table presents the current expectation of NewStar management as to the expected amount, and possible timing, of payments to the holders of the contingent value rights. However, as such payments are subject to approvals by the IRS, JCT and other taxing authorities and current tax law (which is subject to change), there can be no assurance that any payment will be made under the contingent value rights, or the amount or timing of any such payment.

Assuming a 2017 closing of the merger and asset sale[1]
Refund Filing	Anticipated receipt by NewStar of Refunds Fourth Quarter 2018 (except as noted below)	Distribution of 30% to CVR holders promptly upon receipt Fourth Quarter 2018 (except as noted below)	Distribution of Remainder of Refund (estimated between second quarter of 2019 and third quarter of 2021)
File “quick refund” of estimated federal taxes paid in 2017 (First Quarter 2018)	$6.6 million (First Quarter 2018)	$2.0 million (First Quarter 2018)	$4.6 million
File carryback claim for 2015 federal taxes paid (Third Quarter 2018)	$7.7 million	$2.3 million	$5.4 million
File carryback claim for 2016 federal taxes paid (Third Quarter 2018)	$24.5 million	$7.4 million	$17.1 million
File 2017 final state tax return (Third Quarter 2018)	$2.1 million	$0.6 million	$1.5 million
File carryback claim for 2015 and 2016 state taxes paid (Third Quarter 2018)	$0.7 million	$0.2 million	$0.5 million
Total	$41.6 million	$12.5 million	$29.1 million

Assuming a First Quarter 2018 closing of the merger and asset sale[2]
Refund Filing	Anticipated Refund to be received by NewStar Fourth Quarter 2018	Distribution of 30% to CVR holders promptly upon receipt Fourth Quarter 2018	Distribution of Remainder of Refund (estimated between second quarter of 2019 and third quarter of 2021)
File carryback claim for 2016 federal taxes paid (Third Quarter 2018)	$24.5 million	$7.4 million	$17.1 million
File carryback claim for 2017 federal taxes paid (Third Quarter 2018)	$9.5 million	$2.9 million	$6.6 million
File 2017 and 2018 final state tax return (Third Quarter 2018)	$0.6 million	$0.2 million	$0.4 million
File carryback claim for 2016 state taxes paid (Third Quarter 2018)	$0.4 million	$0.1 million	$0.3 million
Total	$35.0 million	$10.6 million	$24.4 million

[1]	In addition, this table assumes that NewStar’s 2017 tax returns have been filed by the second quarter 2018.
[2]	In addition, this table assumes that NewStar’s 2017 tax returns and final 2018 tax returns have been filed by the third quarter 2018.

Payments on the Contingent Value Rights

Upon receipt of any such tax refunds, an amount equal to 30% of such refund (net of any increase in U.S. federal income tax liability resulting from NewStar’s receipt of any state income tax refund), which we refer to as a “net tax refund”, will be promptly disbursed to the holders of the contingent value rights.

•	At the time of such distribution, each contingent value right will entitle the holder to a payment equal to the quotient of:

•	the product of (i) 30% multiplied by (ii) the amount of the applicable net tax refund divided by

•	the number of contingent value rights then outstanding (which will be deemed to include, as of such payment date, such number of contingent value rights that would have been issued to stockholders who have properly demanded their statutory rights of appraisal under applicable Delaware law or who have not properly exchanged their shares for payment of the merger consideration).

•	The remainder of such net tax refund will be held in an interest bearing account, which we refer to as the “tax holdback account”, that will be invested as directed by the CVR Committee (as further described below) in specified short-term, high quality investments. Any interest earned on the funds in the tax holdback account will be for the benefit of, and any losses will be for the account of, the holders of the contingent value rights.

As described above, under applicable federal tax law, applications for refunds in excess of $5 million are subject to review and approval by the JCT before becoming final. Upon any U.S. federal income tax refund described above being approved by the JCT prior to completion of the IRS audit or the expiration of the statute of limitations for the applicable tax year, an amount equal to 60% of the applicable net tax refund (plus any interest earned to date on such amount), which we refer to as a “JCT approval payment”, will be promptly disbursed to the holders of the contingent value rights.

•	At the time of such distribution, each contingent value right will entitle the holder to a payment equal to the quotient of:

•	the amount of the JCT approval payment divided by

•	the number of contingent value rights then outstanding (as calculated as set forth above).

•	The initial payment will be increased by an amount equal to 60% of any net tax refund for any “quick refund” of NewStar’s estimated payments of U.S. federal income taxes for the taxable year that ends on the closing date (plus any interest earned to date on such amount in the tax holdback account). Any such “quick refund” is technically just a reduction in 2017 estimated tax payments and therefore will not require JCT approval.

The remaining amount of any net tax refund (plus any interest earned to date on such amount) will be promptly disbursed to the holders of the contingent value rights upon the earlier of: (x) the expiration of the statute of limitations applicable to the IRS’s review of the tax return for the taxable year to which such net tax refund relates and (y) the time that the IRS closes its income tax audit of NewStar for the taxable year to which such net tax refund relates.

•	At the time of such distribution, each contingent value right will entitle the holder to a payment equal to the quotient of:

•	the amount of the remaining net tax refund payment divided by

•	the number of contingent value rights then outstanding (as calculated as set forth above).

In the event any net tax refund is reduced as a result of a final resolution of liability for any tax by or as a result of any final court decision, settlement or other “determination” (as further described in “The Merger Agreement and the Asset Purchase Agreement—Merger Agreement—Contingent Value Rights” on page [●]), an amount equal to the tax owed will be disbursed to NewStar from the tax holdback account, which may result in there being no further funds in the tax holdback account to be disbursed to the holders of contingent value rights.

The holders of the contingent value rights will have no obligation or liability to return or otherwise repay to First Eagle or NewStar any amounts previously disbursed to such holders, even if the funds remaining in the tax holdback account are not sufficient to satisfy in full NewStar’s tax obligation or liability arising as a result of such determination.

CVR Committee

Prior to the merger, NewStar will form a committee (comprised of one individual reasonably acceptable to First Eagle), which we refer to as the “CVR Committee”, with authority to monitor compliance with the foregoing and enforce, on behalf of the holders of the contingent value rights, the obligations of First Eagle and NewStar with respect thereto.

The CVR Committee will have the right to control any audit, dispute or action with respect to the tax refunds, provided that the CVR Committee may not settle any such audit, dispute or action without the prior written consent of First Eagle and NewStar.

Any decision of the CVR Committee with respect to the matters set forth above will be binding on all holders of the contingent value rights; provided, that the holders of at least 25% of the outstanding contingent value rights will be entitled to direct the CVR Committee to act on behalf of the holders of the contingent value rights to enforce: (A) the preparation of the refund tax returns by the CVR Committee; (B) the filing of such tax returns by First Eagle; and (C) the deposit by NewStar of the net tax refunds actually received with the CVR Agent. Furthermore, each holder of a contingent value right is entitled to enforce the right to receive the payments set forth above to which such holder is entitled.

Recent Developments Potentially Affecting the Contingent Value Rights

On November 2, 2017, the House Ways and Means Committee released the Tax Cuts and Jobs Act, which we refer to as the “Tax Bill”, which, if enacted in its current form, would eliminate the ability to carryback net operating losses, which we refer to as the “NOLs”, arising in tax years beginning after 2017, subject to limited exceptions not relevant to the contingent value rights. As a result, if the Tax Bill were enacted as is and the transactions contemplated by the asset purchase agreement were to close in 2018, NewStar would not be able to carryback the losses generated in connection with the closing of the asset sale, and as such, holders of the contingent value rights would not be entitled to any payments thereunder. However, the Tax Bill has not yet been considered or voted upon by the full House of Representatives, and the Senate’s proposed tax reform bill has not yet been released. As a result, there is substantial uncertainty as to whether the Tax Bill will be enacted or, if enacted, whether the final legislation will limit the carryback of NOLs to the same extent, if at all, as provided in the Tax Bill. Accordingly, holders are urged to consult their tax advisors regarding this issue.

The Special Meeting (page [●])

The special meeting of the stockholders of NewStar will be held at [●], on [●], 2017, at [●] local time, which we refer to as the “special meeting”.

Proposals to Be Voted on at the Special Meeting (page [●])

At the special meeting, you will be asked to consider and vote upon the following proposals:

•	the proposal to adopt the merger agreement, which we refer to as the “merger proposal”;

•	the proposal to approve the transactions contemplated by the asset purchase agreement, which we refer to as the “asset sale proposal”;

•	the proposal to approve, on an advisory (non-binding) basis, specified compensation that may be paid or become payable to the named executive officers of NewStar in connection with the merger, which we refer to as the “compensation proposal”; and

•	the proposal to approve the adjournment of the special meeting from time to time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposals regarding the merger agreement and the asset purchase agreement, which we refer to as the “adjournment proposal”.

Record Date, Stockholders Entitled to Vote and Quorum (page [●])

Only holders of record of our shares of common stock as of the close of business on [●], 2017, which we refer to as the “record date”, will be entitled to receive notice of, and to vote at, the special meeting or any adjournments thereof. As of the record date, there were [●] shares of common stock outstanding.

Holders of common stock are entitled to one vote on each matter submitted to a vote for each share of common stock owned at the close of business on the record date.

The presence of a majority of the outstanding shares of common stock entitled to vote at the special meeting, represented in person or by proxy, constitutes a quorum for the transaction of business at the special meeting. Proxies received but marked as abstentions will be included in the calculation of the number of shares of common stock considered to be present at the special meeting in determining a quorum. Under our bylaws, in the absence of a quorum at the special meeting, the meeting of stockholders may be adjourned by the chairman of the special meeting.

Required Vote (page [●])

Merger and Asset Sale Proposals

The merger proposal and the asset sale proposal each requires the affirmative vote of stockholders holding a majority of the shares of common stock outstanding and entitled to vote on such proposal.

Compensation and Adjournment Proposals

The compensation proposal and adjournment proposal each requires the affirmative vote of holders of a majority of the shares of common stock present, in person or by proxy, and entitled to vote at the special meeting.

Voting by NewStar’s Directors and Executive Officers (page [●])

At the close of business on the record date for the special meeting, NewStar’s directors and executive officers beneficially owned and had the right to vote [●] shares of common stock (excluding, in the cases of our directors Mr. Bradley E. Cooper and Mr. Richard E. Thornburgh, the 4,000,000 shares and 4,263,075 shares owned by certain Capital Z entities and Corsair entities, respectively, which are stockholders of NewStar and with which such directors are affiliated) which represents approximately [●]% of the shares of common stock entitled to vote at the special meeting.

It is expected that NewStar’s directors and executive officers will vote their shares of common stock:

•	“FOR” the merger proposal;

•	“FOR” the asset sale proposal;

•	“FOR” the compensation proposal; and

•	“FOR” the adjournment proposal.

Conditions to Completion of the Merger and the Asset Sale (page [●])

Merger Agreement

The obligations of NewStar and First Eagle to complete the merger are subject to the satisfaction of the following conditions:

•	NewStar’s stockholders have approved the merger proposal;

•	the asset sale has been completed;

•	the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, which we refer to as the “HSR Act”, has expired or been terminated; and

•	no government order preventing the merger is in effect and no law has been enacted prohibiting the merger.

The obligations of First Eagle to complete the merger are subject to the satisfaction (or waiver by First Eagle) of additional conditions, including:

•	NewStar’s representations and warranties are true and correct (subject to certain qualifications as further described in the section entitled “The Merger Agreement and the Asset Purchase Agreement—Merger Agreement—Conditions to Closing” beginning on page [●] of this proxy statement);

•	NewStar has complied in all material respects with its covenants;

•	there has not been a material adverse effect (as further described in the section entitled “The Merger Agreement and the Asset Purchase Agreement—Merger Agreement—Representations and Warranties” beginning on page [●] of this proxy statement); and

•	NewStar has obtained client consents such that, as of the closing, the aggregate run rate revenue of such consenting clients (generally equal to assets under management multiplied by annualized management fees) is at least ninety percent (90%) of the run rate revenue of all clients as of October 12, 2017.

The obligations of NewStar to complete the merger are subject to the satisfaction (or waiver by NewStar) of additional conditions, including:

•	First Eagle’s representations and warranties are true and correct (subject to certain qualifications as further described in the section entitled “The Merger Agreement and the Asset Purchase Agreement—Merger Agreement—Conditions to Closing” beginning on page [●] of this proxy statement); and

•	First Eagle has materially complied with its covenants.

Asset Purchase Agreement

The obligations of NewStar and the Asset Buyer to complete the asset sale are subject to the satisfaction of the following conditions:

•	NewStar’s stockholders have approved the asset sale proposal;

•	all closing conditions to the merger have been satisfied, and First Eagle has committed to NewStar and the Asset Buyer (and NewStar has committed to the Asset Buyer) that the merger will occur immediately after the closing of the asset sale;

•	the waiting period under the HSR Act has expired or been terminated; and

•	no government order preventing the asset sale is in effect and no law has been enacted which prohibits the asset sale.

The obligations of the Asset Buyer to complete the asset sale are subject to the satisfaction (or waiver by the Asset Buyer) of the following additional conditions, among others:

•	the representations and warranties of NewStar are true and correct (subject to certain qualifications as further described in the section entitled “The Merger Agreement and the Asset Purchase Agreement—Asset Purchase Agreement—Conditions to Closing” beginning on page [●] of this proxy statement);

•	NewStar has complied in all material respects with its covenants;

•	all conditions precedent to the closing under the merger agreement have been satisfied and the Asset Buyer has received the irrevocable, unconditional commitment of NewStar, First Eagle and Merger Sub that the merger will occur immediately following the closing under the asset purchase agreement; and

•	NewStar has delivered certain assignment and transfer documents and instruments.

The obligations of NewStar to complete the asset sale are subject to the satisfaction (or waiver by NewStar) of the following additional conditions, among others:

•	the Asset Buyer’s representations and warranties are true and correct (subject to certain qualifications as further described in the section entitled “The Merger Agreement and the Asset Purchase Agreement—Asset Purchase Agreement—Conditions to Closing” beginning on page [●] of this proxy statement);

•	the Asset Buyer has materially complied with its covenants; and

•	the Asset Buyer has delivered certain assignment and transfer documents and instruments.

Go-Shop and No Solicitation (page [●])

During the period from October 16, 2017 and continuing until 12:01 a.m. (New York time) on November 16, 2017, which we refer to as the “no-shop period start date”, NewStar has the right to, among other things, solicit proposals or offers that constitute, or could reasonably be expected to lead to, an “acquisition proposal” (as further described in “The Merger Agreement and the Asset Purchase Agreement—Merger Agreement—Go-Shop; No Solicitation” beginning on page [●] of this proxy statement) for at least 20% of the shares or assets of NewStar and engage in discussions or negotiations with any person with respect to such proposals or offers, so long as such person is subject to an acceptable confidentiality agreement. After the announcement of the merger agreement on October 17, 2017, in accordance with NewStar’s directions, NewStar’s financial advisors began contacting parties on NewStar’s behalf to solicit interest in pursuing a possible transaction with NewStar.

Beginning on the no-shop period start date, NewStar may not solicit any proposals or offers that constitute, or could reasonably be expected to lead to, an acquisition proposal or engage in any negotiations or discussions concerning any such proposals or offers.

However, NewStar may engage in negotiations or discussions following the no-shop period start date and prior to the approval of the merger proposal and the asset sale proposal by the NewStar stockholders with any person that provides NewStar:

•	a written acquisition proposal prior to the no-shop period start date, which proposal the board has determined in good faith is or would reasonably be expected to lead to a “superior proposal” (as further described in “The Merger Agreement and the Asset Purchase Agreement—Merger Agreement—Go-Shop; No Solicitation” beginning on page [●] of this proxy statement); or

•	a bona fide written acquisition proposal that was not solicited by NewStar in breach of the non-solicitation provisions, whether before or after the no-shop period start date, if the board has determined in good faith (i) that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal and (ii) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

Termination for a Superior Proposal (page [●])

Prior to the approval of the merger proposal and the asset sale proposal by the NewStar stockholders, NewStar is permitted to terminate the merger agreement and the asset purchase agreement in order to enter into a definitive agreement to effect a superior proposal provided certain conditions are satisfied. Prior to such termination NewStar must notify First Eagle and the Asset Buyer of such superior proposal and provide them the right to negotiate with NewStar for five business days (or an additional three business days upon any amendment to such proposal) to make adjustments to the terms of the merger agreement and the asset purchase agreement so that such proposal would cease to be a superior proposal.

•	NewStar will be obligated to pay, in the aggregate, a $10 million termination fee ($7 million to the Asset Buyer and $3 million to First Eagle), which we refer to as the “go shop termination fee”, if NewStar terminates the merger agreement and the asset purchase agreement to enter into a definitive agreement to effect a superior proposal with an “excluded party” (as further described in “The Merger Agreement and the Asset Purchase Agreement—Merger Agreement—Go-Shop; No Solicitation” beginning on page [●] of this proxy statement)..

•	The go shop termination fee is only payable if First Eagle and the Asset Buyer are notified by NewStar of its intention to accept such superior proposal no later than fourteen days after the no-shop period start date.

•	NewStar will be obligated to pay, in the aggregate, a $15 million termination fee ($10.5 million to the Asset Buyer and $4.5 million to First Eagle) if:

•	NewStar terminates the merger agreement and the asset purchase agreement to enter into a definitive agreement to effect a superior proposal and the go shop termination fee is not payable; or

•	the Asset Buyer and First Eagle terminate the merger agreement and asset purchase agreement, respectively, as a result of NewStar having materially breached the non-solicitation provisions of such agreements or the board having changed its recommendation with respect to the transactions contemplated by the merger agreement and the asset purchase agreement.

Other Termination Rights (page [●])

The merger agreement and the asset purchase agreement can also each be terminated, subject to certain exception, in the following circumstances:

•	if the closing has not occurred by April 16, 2018, which we refer to as the “end date”;

•	if there is a final non-appealable court order or other governmental action permanently prohibiting the closing;

•	if a party has materially breached its representations, warranties or covenants (and such breach is either not cured within 20 business days or is not capable of being cured) and, as a result, the non-breaching party is not obligated to close such agreement;

•	if stockholder approval of the merger proposal or the asset sale proposal has not been obtained at the special meeting;

•	if the merger agreement is terminated, then the asset purchase agreement can be terminated; or

•	if the asset purchase agreement is terminated, then the merger agreement can be terminated.

NewStar is also entitled to terminate the asset purchase agreement if the Asset Buyer fails to close the asset sale within three business days after the date the Asset Buyer is required to close under the asset purchase agreement, as described in further detail in “The Merger Agreement and the Asset Purchase Agreement—Asset Purchase Agreement—Termination”.

Buyer Termination Fee (page [●])

In the event NewStar terminates the asset purchase agreement as a result of the failure of the Asset Buyer to close when required or as a result of a material breach by the Asset Buyer of the asset purchase agreement, the Asset Buyer will be obligated to pay to NewStar a termination fee of $25 million, which we refer to as the “buyer termination fee”.

Promptly following the date of the asset purchase agreement, the general partner of the GSO Fund (and any feeder funds thereof) is obligated to call $30 million of capital from the limited partners thereof and upon receipt of such capital, promptly deposit such amount with a third party bank subject to the terms of a control agreement as further described below.

The GSO Fund has provided a limited guarantee of the Asset Buyer’s obligation to pay the buyer termination fee and therefore, if the buyer termination fee is due, such funds will be used to pay the buyer termination fee. Such funds may also be used to pay the costs and expenses incurred by NewStar in connection with assisting the Asset Buyer in its efforts to obtain the required financing under the asset purchase agreement. The GSO Fund and NewStar entered into a control agreement with such bank under which funds cannot be disbursed from the account without joint instruction from NewStar and the GSO Fund.

In the event the $30 million is not deposited into the designated account subject to the control agreement by the close of business on November 15, 2017 NewStar will have the right to terminate the asset purchase agreement and in such a circumstance the Asset Buyer will be obligated to pay NewStar the buyer termination fee (and the GSO Fund, as described above, has guaranteed payment of such fee). The general partner of the GSO Fund (and any feeder funds thereof) has assigned to NewStar the right to call capital from its limited partners in such a circumstance in an amount sufficient to pay such fee and related expenses.

Financing (page [●])

First Eagle’s obligations under the merger agreement are not subject to any financing condition. First Eagle will use the proceeds from the asset sale, and other cash available to NewStar at closing, to pay a portion of the upfront merger consideration, with any remaining amount required to make such payments to be funded by First Eagle with its available cash on hand or borrowings under its existing credit facilities.

In addition, while the Asset Buyer’s obligations under the asset purchase agreement are not subject to any financing condition, concurrently with the signing of the asset purchase agreement:

•	a wholly owned subsidiary of the Asset Buyer entered into a debt commitment letter with Wells Fargo Bank, N.A., which we refer to as “Wells Fargo”, providing for acquisition financing under a secured revolving credit facility of up to $1.6 billion and a debt commitment letter with CDPQ Fixed Income V Inc., which we refer to as “CDPQ”, an affiliate of Caisse de depot et placement du Quebec, providing for acquisition financing of a term loan of at least $225 million, such commitment letters, which we refer to as the “debt commitment letters”, and such debt financings, which we refer to as the “debt facility”; and

•	the Asset Buyer entered into an equity commitment letter, which we refer to as the “equity commitment letter”, with the GSO Fund, a newly-created investment fund managed by GSO, providing for equity financing of up to $850 million.

The GSO Fund was formed for the purpose of the asset sale and it has obtained commitments from its limited partners of $850 million for the closing of the asset sale to pay the purchase price. The general partner of the GSO Fund has assigned to NewStar the right, under certain circumstances, to issue capital contribution notices to the limited partners of the GSO Fund (and of any feeder fund thereof) and to seek to cause such limited partners to contribute capital to the GSO Fund (and any feeder fund thereof) in accordance with the terms of the limited partnership agreement of the GSO Fund (and any feeder fund thereof).

The funding of the debt financing is subject to the satisfaction of the conditions set forth in the debt commitment letters and the funding of the equity financing (and right of NewStar to issue capital contribution notices to the limited partners of the GSO Fund (and of any feeder fund thereof)) is subject to the conditions set forth in the equity commitment letter and assignment agreement, respectively, each as further described in “The Merger and Asset Sale—Financing of the Transactions” beginning on page [●] of this proxy statement.

When the Merger Becomes Effective (page [●])

We anticipate completing the merger and the asset sale by the first quarter of 2018, subject to the satisfaction of the closing conditions as described in the section entitled “The Merger Agreement and the Asset Purchase Agreement—Merger Agreement—Conditions to Completion of the Merger” beginning on page [●] of this proxy statement and the section entitled “The Merger Agreement and the Asset Purchase Agreement—Asset Purchase Agreement—Conditions to Completion of the Asset Sale” beginning on page [●] of this proxy statement.

Recommendation of NewStar’s Board of Directors (page [●])

Our board has, by the unanimous vote of all directors voting:

•	determined that the merger agreement and the asset purchase agreement and the transactions contemplated by such agreements are advisable and in the best interests of NewStar and its stockholders;

•	adopted resolutions approving the merger agreement and the asset purchase agreement and the transactions contemplated by such agreements and declared the advisability of the merger agreement and the asset purchase agreement and the transactions contemplated by such agreements; and

•	resolved to recommend that the stockholders of NewStar adopt the merger agreement on the terms and subject to the conditions set forth in the merger agreement and approve the transactions contemplated by the asset purchase agreement on the terms and subject to the conditions set forth in the asset purchase agreement and directed that such matters be submitted to NewStar’s stockholders at the special meeting for their approval.

The board, by the unanimous vote of all directors voting, recommends that the stockholders of NewStar vote “FOR” the merger proposal, “FOR” the asset sale proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

For a description of the reasons considered by the board in deciding to recommend approval of the merger proposal and the asset sale proposal, see “The Merger and Asset Sale—Reasons for the Transactions; Recommendation of NewStar’s Board of Directors” beginning on page [●] of this proxy statement.

Opinions of NewStar’s Financial Advisors (page [●])

Opinion of Credit Suisse Securities (USA) LLC

NewStar has engaged Credit Suisse Securities (USA) LLC, which we refer to as “Credit Suisse”, to act as a financial advisor to NewStar in connection with the proposed transaction. In connection with this engagement, Credit Suisse delivered an opinion, dated October 16, 2017, to the board as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by holders of NewStar common stock (other than excluded holders (as defined below) and their respective affiliates) pursuant to the merger agreement. For purposes of Credit Suisse’s analyses and opinion, the term (i) “transaction” refers to, collectively, the merger and the asset sale and (ii) “excluded holders” refers to, collectively, certain investors in First Eagle Investment Management, LLC, including Corsair, Arnhold and S. Bleichroeder Holdings Inc., which we refer to as “Bleichroeder”, and Blackstone, First Eagle Investment Management, LLC, First Eagle, FE Holdco and their respective investors, and certain other parties involved in the transaction and related transactions, and/or certain of their respective affiliates, portfolio companies, sub-advisors, managers and/or managed or related entities, including GSO Capital Partners LP and FS Investment Corporation. The full text of Credit Suisse’s written opinion, dated October 16, 2017, is attached to this proxy statement as Annex C and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Credit Suisse in connection with such opinion. The description of Credit Suisse’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Credit Suisse’s opinion. Credit Suisse’s opinion was provided to the board (in its capacity as such) for its information in connection with its evaluation of the merger consideration from a financial point of view and did not address the asset sale or any other terms, aspects or implications of the proposed merger, the relative merits of the transaction or related transactions as compared to alternative transactions or strategies that might be available to NewStar or the underlying business decision of the board or NewStar to proceed with the transaction or related transactions. Credit Suisse’s opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed transaction or otherwise.

Opinion of Houlihan Lokey Capital, Inc.

On October 16, 2017, Houlihan Lokey Capital, Inc., which we refer to as “Houlihan Lokey”, orally rendered its opinion to the board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the board dated October 16, 2017), as to, as of October 16, 2017, the fairness, from a financial point of view, to the holders of common stock other than the excluded holders (as defined below) of the merger consideration to be received by such holders (other than the excluded holders) pursuant to the merger agreement in connection with the transaction. For purposes of the summaries of Houlihan Lokey’s analyses and opinion in this proxy statement, we refer to the term “excluded holders” as Corsair, GSO, Blackstone and their respective affiliates, and we refer to the term “transaction” as the merger and the asset sale as a single, unitary transaction.

Houlihan Lokey’s opinion was directed to the board (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of common stock of the merger consideration to be received by such holders pursuant to the merger agreement in connection with the transaction and did not address any other aspect or implication of the transaction or any portion or aspect of the transaction, any related transaction or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex D to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the board, any security holder of NewStar or any other person as to how to act or vote with respect to any matter relating to the transaction or any portion or aspect of the transaction or otherwise.

Treatment of Employee Stock Options and Restricted Stock (page [●])

Under the merger agreement, outstanding equity-based awards issued by NewStar will be treated at the effective time of the merger as follows:

Stock Options. At the effective time of the merger, each option granted by NewStar to purchase shares of NewStar common stock under its 2006 Incentive Plan, whether or not vested, which is outstanding and unexercised immediately prior to the effective time, will be cancelled, and in consideration for such cancelled option, the holder thereof will be entitled to receive (less applicable withholding taxes) (a) a cash payment equal to the product of (i) the excess, if any, of the upfront per share consideration over the exercise price per share of common stock subject to such option multiplied by (ii) the total number of shares of common stock subject to such option and (b) one contingent value right for each share of common stock subject to such option.

Restricted Stock. At the effective time of the merger, each share of common stock that is subject to vesting (whether time-based, performance-based or otherwise), which we refer to as “restricted stock”, will be cancelled, and the holder thereof will be entitled to receive in consideration for each such cancelled share (less applicable withholding taxes) (i) a cash payment equal to the upfront per share consideration and (ii) one contingent value right.

Treatment of Warrants (page [●])

At the effective time of the merger, each outstanding NewStar warrant to purchase shares of common stock will become exercisable solely for the merger consideration in accordance with the terms of such warrant and continue to have, and be subject to, the same terms and conditions as set forth in the applicable warrant in effect immediately prior to the merger.

Interests of NewStar’s Directors and Executive Officers in the Transactions (page [●])

In considering the recommendation of the board that you vote “FOR” the proposals to be considered and voted on at the special meeting, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of our stockholders generally. The board was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and asset purchase agreement and recommend that our stockholders approve the merger proposal and the asset sale proposal.

Material U.S. Federal Income Tax Consequences of the Merger (page [●])

The receipt of cash and contingent value rights by U.S. holders of shares of common stock will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a holder recognizes, and the timing and potentially the character of a portion of such gain or loss, depends in part on the U.S. federal income tax treatment of the contingent value rights with respect to which there is substantial uncertainty. For a more complete description of the U.S. federal income tax consequences of the merger, see the section entitled “The Merger and Asset Sale—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] of this proxy statement. You should consult your own tax advisor about the tax consequences (including the application and effect of any state, local or foreign income and other tax laws) to you of the merger in light of your particular circumstances.

Regulatory Approvals (page [●])

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and all statutory waiting period requirements have been satisfied or early termination has been granted by the applicable agencies. On October 30, 2017, BCP CC Holdings, L.P., which is the “ultimate parent entity” of First Eagle, NewStar and the Asset Buyer filed their respective Notification and Report Forms with the Antitrust Division and the FTC.

Rights of Appraisal (page [●])

Under Delaware law, holders of shares of our common stock who do not vote in favor of the adoption of the merger agreement, who properly demand appraisal of their shares of common stock and who otherwise comply with all the requirements of Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the “DGCL”, will be entitled to seek appraisal of, and obtain payment in cash for the judicially determined fair value of, their shares of common stock in lieu of receiving the merger consideration if the merger is completed. This value could be more than, the same as, or less than the merger consideration.

Any holder of shares of common stock intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to us prior to the vote on the merger proposal, must not vote in favor of the merger proposal and must otherwise strictly comply with all of the procedures required by Delaware law. The relevant provisions of the DGCL are included as Annex E to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions may result in the loss of the right of appraisal.

QUESTIONS AND ANSWERS ABOUT

THE SPECIAL MEETING AND THE TRANSACTIONS

The following questions and answers address briefly some questions you may have regarding the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of NewStar. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, as well as any amendments thereto or other related documents filed with the SEC.

Q:	Why am I receiving this proxy statement?

A:	On October 16, 2017, NewStar entered into the merger agreement with First Eagle and the asset purchase agreement with the Asset Buyer. You are receiving this proxy statement in connection with the solicitation of proxies by the board in favor of the proposal to adopt the merger agreement and approve the transactions contemplated by the asset purchase agreement, along with the other matters to be voted on at the special meeting.

Q:	What is a quorum?

A:	A quorum will be present if holders of a majority of the shares of common stock outstanding on the record date are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

If you hold the shares of common stock in your own name and submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for purpose of determining whether a quorum is present at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee and you do not tell the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:	How does the board recommend that I vote?

A:	The board, by the unanimous vote of all directors voting, recommends that our stockholders vote: “FOR” the merger proposal, “FOR” the asset sale proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Q:	What effects will the transactions have on NewStar?

A:	Shares of our common stock are currently registered under the Securities Exchange Act of 1934, which we refer to as the “Exchange Act”, and are listed on NASDAQ under the symbol “NEWS”. As a result of the merger, NewStar will cease to be a publicly traded company and will be wholly owned by First Eagle.

Following the consummation of the merger, the registration of shares of our common stock and our reporting obligations under the Exchange Act will be terminated. In addition, upon the consummation of the merger, shares of our common stock will no longer be listed on any stock exchange or quotation system, including NASDAQ.

Q:	Is the merger expected to be taxable to owners of our common stock?

A:	In general, your receipt of the cash and contingent value rights in exchange for each of your shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction under state, local or non-U.S. income or other tax laws. The amount of gain or loss you recognize, and the timing of such gain or loss, depends in part on the U.S. federal income tax treatment of the contingent value rights, with respect to which there is substantial uncertainty. Your gain or loss will also be determined by the tax basis in your shares of common stock. You should read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] of this proxy statement for a discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor on the tax consequences of the merger in light of your particular circumstances.

Q:	What will happen if stockholders do not approve the advisory proposal on executive compensation payable to NewStar’s named executive officers in connection with the merger?

A:	The approval of this proposal is not a condition to the completion of the transaction. The SEC rules require NewStar to seek approval on a non-binding, advisory basis of certain payments that will or may be made to NewStar’s named executive officers in connection with the merger. The vote on this proposal is an advisory vote and will not be binding on NewStar or First Eagle. If both the merger proposal and asset sale proposal are approved by our stockholders and the merger is completed, the merger-related compensation may be paid to NewStar’s named executive officers even if stockholders fail to approve this proposal.

Q:	What do I need to do now? How do I vote my shares of common stock?

A:	We urge you to read this proxy statement carefully, including its annexes and the documents referred to as incorporated by reference in this proxy statement, and to consider how the transactions affect you. Your vote is important. If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	mail, using the enclosed postage-paid envelope;

•	telephone, by calling [●] and following the recorded instructions; or

•	the Internet, by accessing the website [●] and following the instructions on the website.

If you intend to submit your proxy by telephone or over the Internet, you must do so by 11:59 p.m. Eastern Standard Time on the day before the special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the special meeting.

If you hold your shares in “street name” through a broker, bank or other nominee you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the merger proposal and “AGAINST” the asset sale proposal. Even if you plan to attend the special meeting, to ensure that your shares of common stock are voted, please submit a proxy to vote your shares of common stock by marking, signing, dating and returning the enclosed proxy card or by using the telephone number printed on your proxy card or by using the Internet voting instructions printed on your proxy card.

Q:	Can I revoke my proxy?

A:	Yes. You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a stockholder of record, you may revoke your proxy by:

•	delivering to NewStar’s Corporate Secretary in writing at NewStar Financial, Inc., Attn: Corporate Secretary, 500 Boylston Street, Suite 1250, Boston, Massachusetts 02116, a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked and that is received by NewStar’s Corporate Secretary no later than [●], 2017;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must also vote in person at the special meeting);

•	signing and delivering a new proxy relating to the same shares of common stock and bearing a later date and that is received prior to the special meeting; or

•	submitting a new proxy by telephone or over the Internet by 11:59 P.M. Eastern Standard Time on the day before the special meeting.

Please note that if you hold your shares of common stock in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:	What happens if I do not vote?

A:	The vote to approve each of the merger proposal and the asset sale proposal is based on the total number of shares of common stock outstanding on the record date, not just the shares of common stock that are voted. If you do not vote, it will have the same effect as a vote “AGAINST” the proposal to approve the asset sale and adopt the merger agreement.

The vote to approve each of the compensation proposal and the adjournment proposal is based on the total number of shares of common stock present, in person or by proxy, at the special meeting. Therefore, if you do not vote, and assuming a quorum is present for the special meeting, your failure to vote will have no effect on the compensation proposal or the adjournment proposal.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your shares of common stock are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:	Will my shares of common stock held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:

No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares of common stock so held will not be combined for voting purposes with shares you hold of record and you will need to submit separate proxy cards or voting instruction cards for each. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of common stock because they are held in a different form of record ownership. Shares of common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Shares of common stock held in an individual retirement account must be voted under the rules governing the account.

Q:	What happens if I sell my shares of common stock before completion of the merger?

A:	If you transfer your shares of common stock, you will have transferred your right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of common stock immediately prior to the consummation of the merger.

The record date for stockholders entitled to vote at the special meeting is earlier than the date on which the merger will be consummated. So, if you transfer your shares of common stock after the record date but before the special meeting, you will have transferred your right to receive the merger consideration in the merger, but retained the right to vote at the special meeting.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:	No, do not send in your certificates now. After the merger is completed, if you hold shares of common stock represented by certificates, you will receive a letter of transmittal from the paying agent for the merger with detailed written instructions for exchanging your shares of common stock for the merger consideration and if you hold book-entry shares you will receive a check or wire transfer for the merger consideration with respect to such shares. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration.

Q:	I do not know where my stock certificate is – how will I get the merger consideration for my shares?

A:	If the merger is completed, the transmittal materials you will receive after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. You may also be required to provide a customary indemnity agreement in order to cover any potential loss.

Q:	What is householding and how does it affect me?

A:	The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the applicable stockholder provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my other questions?

A:	If you have more questions about the transactions, or require assistance in submitting your proxy or voting your shares of common stock or need additional copies of the proxy statement or the enclosed proxy card, please contact Georgeson LLC, which we refer to as “Georgeson”, which is acting as the proxy solicitation agent for NewStar in connection with the transactions.

If your broker, bank or other nominee holds your shares of common stock in “street name”, you should also call your broker, bank or other nominee for additional information.

Georgeson, NewStar’s proxy solicitor, may be contacted at: (866) 695-6078

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of the words “believe”, “expect”, “may”, “could”, “should”, “plan”, “project”, “anticipate”, “intend”, “estimate”, “will”, “contemplate”, “would” and similar expressions that contemplate future events. Such forward-looking statements are based on management’s reasonable current assumptions and expectations, including the expected completion and timing of the transactions and other information relating to the transactions. You should be aware that forward-looking statements involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of NewStar. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	failure to obtain the required vote of NewStar’s stockholders;

•	the timing to consummate the transactions;

•	the risk that a condition to the closing of either the merger or the asset sale may not be satisfied or that the closing of the transactions might otherwise not occur;

•	the risk that a regulatory approval that may be required for the asset sale or the merger is not obtained or is obtained subject to conditions that are not anticipated;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction agreements;

•	the failure of the Asset Buyer to obtain the necessary financing;

•	the outcome of any legal proceedings that have been or may be instituted against NewStar and others relating to the transaction agreements;

•	the failure to obtain any income tax refund on which the value of the contingent value rights are based, due to a change in law or otherwise;

•	the diversion of management time on transaction-related issues;

•	risk that the transactions and their announcement could have an adverse effect on NewStar’s stock price, on its ability to retain customers and retain and hire key personnel; and

•	other risk factors as detailed from time to time in NewStar’s reports filed with the SEC, including NewStar’s annual report on Form 10-K, periodic quarterly reports on Form 10-Q, periodic current reports on Form 8-K and other documents filed with the SEC. The foregoing list of important factors is not exclusive. See “Where You Can Find Additional Information” beginning on page [●] of this proxy statement.

Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers of this proxy statement should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

THE PARTIES TO THE TRANSACTIONS

NewStar Financial, Inc.

NewStar is a Delaware corporation with principal executive offices located at 500 Boylston Street, Suite 1250, Boston, Massachusetts 02116. NewStar is a commercial finance company engaged in direct lending activities and asset management. NewStar’s common stock is listed on NASDAQ under the symbol “NEWS”.

Additional information about NewStar is contained in our public filings with the SEC that are incorporated by reference herein. See “Where You Can Find Additional Information” beginning on page [●] of this proxy statement.

First Eagle Holdings, Inc., FE Holdco, LLC and FE Merger Sub, Inc.

First Eagle is a Delaware corporation and an affiliate of First Eagle Investment Management, LLC, which is an independent, privately-owned investment management firm headquartered in New York with approximately US $116 billion in assets under management (as of September 30, 2017). An entity jointly owned by funds advised by Blackstone (which is listed on the New York Stock Exchange under the symbol “BX”) and Corsair is the majority owner of First Eagle Investment Management, LLC.

FE Holdco is a Delaware limited liability company and a wholly owned subsidiary of First Eagle.

Merger Sub is a Delaware corporation and a wholly owned subsidiary of FE Holdco. Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement.

The principal executive offices of each of First Eagle, FE Holdco and Merger Sub are located at 1345 Avenue of the Americas, New York, NY 10105.

GSO Diamond Portfolio Holdco LLC

The Asset Buyer is a Delaware limited liability company. The Asset Buyer is a wholly owned subsidiary of the GSO Fund, a newly formed investment fund advised by GSO. GSO is the global credit investment platform of Blackstone. The partners in the GSO Fund, who will provide the equity capital to fund a portion of the asset purchase price, consist of various institutional investors and family offices, as well as certain affiliates of GSO.

The Asset Buyer was formed for the purpose of entering into the asset purchase agreement and consummating the transactions contemplated by the asset purchase agreement and has not engaged in any business except for activities incidental to its formation and as contemplated by the asset purchase agreement. The principal executive offices of the Asset Buyer are located at 345 Park Avenue, New York, NY 10154.

Certain Relationships Among the Parties

An entity jointly owned by investment funds advised by Blackstone and Corsair is the majority owner of First Eagle Investment Management, LLC. GSO, which sponsored and acts as investment advisor to the GSO Fund, is a division of Blackstone. GSO also acts as sub-advisor to certain Franklin Square investment funds, which funds collectively own $300 million principal amount of NewStar subordinated notes and warrants which are currently exercisable for approximately 4.9% of our common stock (but could be exercisable for up to [●]% upon exercise by the holders of certain advance notice provisions in the warrants). As of the date of this proxy statement, the exercise price for the warrants is $[●] per share. Since such investment, NewStar collaborated with GSO and certain of its affiliates on various strategic initiatives, including providing funding for NewStar asset-based and leveraged finance transactions and providing anchor investments in new credit funds sponsored by NewStar.

Other investment funds advised by Corsair beneficially own 4,263,075 shares of our common stock, representing approximately 10.1% of the outstanding shares. In addition, Mr. Richard E. Thornburgh, an officer of Corsair, is also a director of NewStar (although he did not participate in any board deliberations relating to the merger or the asset sale).

Our board was aware of these relationships and took them into account in considering whether to approve the merger agreement and the asset purchase agreement. See “The Merger and Asset Sale—Background of the Transactions” starting on page [●] of this proxy statement and “The Merger and Asset Sale—Interests of NewStar’s Directors and Executive Officers in the Transactions” beginning on page [●] of this proxy statement).

THE SPECIAL MEETING

We are furnishing this proxy statement to NewStar’s stockholders as part of the solicitation of proxies by the board for use at the special meeting and at any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board for use at the special meeting to be held on [●], 2017, starting at [●] local time at [●], or at any adjournment or postponement thereof.

Purpose of the Special Meeting

At the special meeting, our stockholders will be asked to consider and vote on the following matters.

•	the merger proposal;

•	the asset sale proposal;

•	the compensation proposal; and

•	the adjournment proposal.

Our stockholders must approve both the merger proposal and the asset sale proposal in order for the transaction to occur. If our stockholders fail to approve the merger proposal or the asset sale proposal, then neither the merger nor the asset sale will occur.

Record Date and Quorum

Only holders of record of shares of common stock as of the close of business on [●], 2017, which is the record date for the special meeting, will be entitled to receive notice of and to vote at the special meeting or any adjournments thereof. As of the record date, there were [●] shares of common stock outstanding.

Holders of shares of common stock are entitled to one vote on each matter submitted to a vote for each share of common stock owned at the close of business on the record date.

The presence of a majority of the outstanding shares of common stock entitled to vote at the special meeting, represented in person or by proxy at the special meeting, constitutes a quorum for the transaction of business at the special meeting. Proxies received but marked as abstentions will be included in the calculation of the number of shares of common stock considered to be present at the special meeting in determining a quorum. In the absence of a quorum at the special meeting, the meeting of stockholders may be adjourned by the chairman of the meeting or by vote of the holders of a majority of the voting power of the shares represented at the meeting.

Required Vote for Approval

Merger and Asset Sale Proposals

The merger proposal and the asset sale proposal each requires the affirmative vote of stockholders holding a majority of the shares of common stock outstanding and entitled to vote on such proposal.

Compensation and Adjournment Proposals

The compensation proposal and adjournment proposal each requires the affirmative vote of holders of a majority of the shares of common stock present, in person or by proxy, and entitled to vote at the special meeting.

Effects of Failing to Vote and Abstentions; Broker Non-Votes

Failing to vote either in person or by proxy at the special meeting will have the same effect as a vote “AGAINST” the merger proposal and “AGAINST” the asset sale proposal, but such failure to vote (assuming a quorum is present for the special meeting) will have no effect on the compensation proposal or adjournment proposal.

Abstaining from voting on a proposal at the special meeting will have the same effect as a vote “AGAINST” such proposal.

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting on one or more proposals. Abstentions will be included in the calculation of the number of shares of common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Under applicable rules, brokers, banks or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers, banks or other nominees are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. All proposals to be voted on by you at the special meeting are “non-routine” matters, and therefore brokers do not have discretionary authority to vote on any of the proposals. Broker non-votes occur when a broker, bank or other nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power. Accordingly, there can be no broker non-votes at the special meeting, so failure to provide instructions to your broker or other nominee on how to vote will result in your shares not being counted as present at the meeting.

Voting by NewStar’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of NewStar were entitled to vote [●] shares of common stock (excluding, in the cases of our directors Messrs. Cooper and Thornburgh, the 4,000,000 shares and 4,263,075 shares owned by certain Capital Z entities and Corsair entities, respectively, which are stockholders of NewStar and with which such directors are affiliated), or approximately [●]% of the shares of common stock outstanding on that date.

We currently expect that NewStar’s directors and executive officers will vote their shares of common stock “FOR” the merger proposal, “FOR” the asset sale proposal and “FOR” the other proposals to be considered at the special meeting, although none of them is obligated to do so.

Voting; Proxies; Revocation

Attendance

All holders of shares of common stock as of the close of business on the record date for voting at the special meeting, including stockholders of record and beneficial owners of common stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares of common stock in “street name”, you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your bank, broker or other nominee or other similar evidence of ownership, along with proper identification.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares of common stock in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

Submitting a Proxy or Providing Voting Instructions

To ensure that your shares of common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy or voting instruction form, even if you plan to attend the special meeting in person.

Shares Held by Record Holder. If you are a stockholder of record as of the record date, you may provide voting instructions by proxy using one of the methods described below.

•	Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by proxy by telephone by calling [●] and following the recorded instructions or via the Internet, by accessing the website [●] and following the instructions on the website. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below. If you are submitting a proxy by telephone or over the Internet, your voting instructions must be received by 11:59 p.m. Eastern Standard Time the day before the special meeting.

•	Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the special meeting, your shares will be voted in the manner directed by you on your proxy card.

Shares Held in “Street Name”. If your shares are held by a bank, broker or other nominee on your behalf in “street name”, your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•	by delivering to NewStar’s Corporate Secretary in writing at NewStar Financial, Inc., Attn: Secretary, 500 Boylston Street, Suite 1250, Boston, Massachusetts 02116 a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked and that is received by NewStar’s corporate secretary prior to the special meeting;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must also vote in person at the special meeting);

•	by signing and delivering a new proxy relating to the same shares of common stock and bearing a later date and that is received prior to the special meeting; or

•	by submitting a new proxy by telephone or over the Internet by 11:59 p.m. Eastern Standard Time on the day before the special meeting.

Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to NewStar or by sending a written notice of revocation to NewStar, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by NewStar before the special meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy or submit new voting instructions.

Adjournments and Postponements

The special meeting may be adjourned or postponed one or more times to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the merger proposal and/or asset sale proposal. If a quorum is present and this adjournment proposal is approved, the special meeting could be adjourned by the board if there are not sufficient votes at that time to approve the merger proposal or the asset sale proposal. In addition, even if there is not a quorum present at the special meeting, under our bylaws the special meeting may be adjourned by the chairman of the meeting or by vote of the holders of a majority of the voting power of the shares represented at the meeting.

In addition, the board could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons specified in the merger agreement, including to the extent that such postponement or adjournment is necessary to ensure that any required supplement or amendment is provided to the stockholders within a reasonable amount of time in advance of the special meeting.

Any adjournment or postponement of the special meeting will allow NewStar’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting (as it may be adjourned or postponed).

Solicitation of Proxies

The board is soliciting your proxy, and we will bear the cost of soliciting proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares of our outstanding common stock. Georgeson, a proxy solicitation firm, has been retained to assist it in the solicitation of proxies for the special meeting and we will pay Georgeson approximately $[●], plus reimbursement of out-of-pocket expenses. Proxies may be solicited by mail, personal interview, e-mail, telephone, or via the Internet by Georgeson or, without additional compensation, by certain of NewStar’s directors, officers and employees.

Other Information

You should not return your stock certificate or send documents representing your shares of common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of common stock for the merger consideration.

Questions and Additional Information

If you have more questions about the transaction or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Georgeson toll-free at (866) 695-6078.

PROPOSAL 1: THE MERGER PROPOSAL

NewStar’s stockholders will consider and vote upon a proposal to adopt the merger agreement. For a summary of the merger agreement, see “The Merger Agreement and the Asset Purchase Agreement—Merger Agreement” beginning on page [●] of this proxy statement. A copy of the merger agreement is attached as Annex A to this proxy statement.

The merger proposal requires the affirmative vote of stockholders holding a majority of the shares of common stock outstanding and entitled to vote on such proposal.

Our stockholders must approve both the merger proposal and the asset sale proposal in order for the transaction to occur. If our stockholders fail to approve both the merger proposal and the asset sale proposal, then neither the merger nor the asset sale will occur.

The board, by the unanimous vote of all directors voting, recommends that stockholders vote “FOR” the merger proposal.

PROPOSAL 2: THE ASSET SALE PROPOSAL

NewStar’s stockholders are being asked to consider and vote upon a proposal to approve the transactions contemplated by the asset purchase agreement. For a summary of the merger agreement, see “The Merger Agreement and the Asset Purchase Agreement” beginning on page [●] of this proxy statement. A copy of the asset purchase agreement is attached as Annex B to this proxy statement.

The asset sale proposal requires the affirmative vote of stockholders holding a majority of the shares of common stock outstanding and entitled to vote on such proposal.

Our stockholders must approve both the merger proposal and the asset sale proposal in order for the transaction to occur. If our stockholders fail to approve both the merger proposal and the asset sale proposal, then neither the merger nor the asset sale will occur.

The board, by the unanimous vote of all directors voting, recommends that stockholders vote “FOR” the asset sale proposal.

PROPOSAL 3: COMPENSATION PROPOSAL

NewStar’s stockholders are being asked to consider and vote upon a proposal for a non-binding, advisory vote to approve the payment by NewStar of certain compensation that may be paid or become payable to the named executive officers of NewStar that is based on or otherwise relates to the merger and asset sale, as disclosed in the section entitled “The Merger and Asset Sale—Interests of NewStar’s Directors and Executive Officers in the Transactions—Golden Parachute Compensation”, beginning on page [●], including the table entitled “Golden Parachute Payments” and accompanying footnotes. This proposal, commonly known as “say-on-golden parachutes”, and which we refer to as the “compensation proposal”, gives NewStar’s stockholders the opportunity to vote, on a non-binding, advisory basis, on the compensation that the named executive officers may be entitled to receive from NewStar that is based on or otherwise relates to the merger and asset sale. This compensation is summarized in the table and footnotes thereto under “The Merger and Asset Sale—Interests of NewStar’s Directors and Executive Officers in the Transactions”, beginning on page [●] of this proxy statement.

As an advisory vote, this proposal is not binding upon NewStar, First Eagle or the board, and approval of this proposal is not a condition to completion of the merger or the asset sale. Accordingly, you may vote to approve the merger proposal and the asset sale proposal and vote not to approve the compensation proposal (and vice versa). Because the transaction-related executive compensation to be paid in connection with the transactions is based on the terms of the merger agreement as well as the contractual arrangements with the named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the merger proposal and asset sale proposal are approved (subject only to the contractual conditions applicable thereto).

However, NewStar seeks your support and believes that your support is appropriate because NewStar has a comprehensive executive compensation program designed to link the compensation of our executives with NewStar’s performance and the interests of NewStar’s stockholders. Accordingly, the board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement and vote on the following resolution:

“RESOLVED, that the stockholders of NewStar Financial, Inc. approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to the named executive officers of NewStar Financial, Inc. that is based on or otherwise relates to the merger and asset sale, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Asset Sale and the Merger—Interests of NewStar’s Directors and Executive Officers in the Transactions—Golden Parachute Compensation”, beginning on page [●] (which disclosure includes the Golden Parachute Compensation Table required pursuant to Item 402(t) of Regulation S-K).”

The above resolution approving the merger-related compensation of NewStar’s named executive officers on an advisory basis will require the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy at the special meeting and entitled to vote thereon.

The board unanimously recommends a vote “FOR” the compensation proposal.

PROPOSAL 4: ADJOURNMENT PROPOSAL

NewStar’s stockholders are being asked to approve a proposal that will give us authority to adjourn the special meeting from time to time, if necessary or appropriate, for the purpose of soliciting additional proxies in favor of the merger proposal or the asset sale proposal if there are not sufficient votes at the time of the special meeting to approve both proposals.

If there is a quorum present at the special meeting and this proposal is approved, the special meeting could be adjourned to a later date or time for the purpose of soliciting additional proxies in favor of the merger proposal or asset sale proposal if there are not sufficient votes at the time of the special meeting. If there is not a quorum present at the special meeting, under our by-laws the special meeting may be adjourned by the chairman of the meeting or by vote of the holders of a majority of the shares of common stock present or represented by proxy at the special meeting and entitled to vote thereon. In addition, the board could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons.

If the special meeting is adjourned or postponed, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy at the special meeting and entitled to vote thereon.

The board unanimously recommends a vote “FOR” the adjournment proposal.

THE MERGER AND ASSET SALE

Overview

NewStar is seeking stockholder approval for the merger proposal and the asset sale proposal. Under the merger agreement, NewStar will be acquired by a subsidiary of First Eagle and holders of our common stock issued and outstanding immediately before the merger will be entitled to receive for each share, except for certain shares as set forth in the merger agreement, (i) $11.44 in cash, without interest and (ii) one contingent value right. Immediately prior to the merger, under the asset purchase agreement, NewStar will sell a portfolio of its investment assets, including loans and other credit investments, to the Asset Buyer. The proceeds of the asset sale will be used to pay down outstanding NewStar debt and to fund a portion of the merger consideration payable by First Eagle. NewStar stockholders will not receive directly any portion of the asset sale proceeds. Completion of the asset sale and the merger are conditioned on each other, and we will not complete either transaction unless both are completed.

The Board, by the unanimous vote of all directors voting, has approved the merger agreement and the asset purchase agreement and recommends that stockholders vote “FOR” the merger proposal and “FOR” the asset sale proposal.

Following the completion of the merger, NewStar’s shares of common stock will no longer be traded on NASDAQ or any other public market. In addition, the registration of shares of NewStar common stock under the Exchange Act will be terminated.

Background of the Transactions

NewStar’s board and senior management team have regularly reviewed and evaluated the company’s operations, performance, prospects and strategic direction. In connection with these reviews, and with the assistance of our financial and legal advisors, our board and management have regularly considered potential strategic alternatives, including possible acquisitions, divestitures, recapitalizations and business combinations, with the goal of maximizing stockholder value. In addition, from time to time, and as noted below, NewStar has solicited and received inquiries from third parties regarding potential business combination transactions.

In early 2013 (including at a February board meeting), our board discussed in depth NewStar’s strategic position and alternatives and the potential benefits of pursuing a sale of the company. In July 2013, our board held a retreat with our senior management team to discuss NewStar’s strategic position and alternatives. Representatives of NewStar’s financial advisor, Credit Suisse, its outside special counsel, Simpson Thacher & Bartlett, and its outside general counsel, Locke Lord, were also present at the meeting. The discussion covered the factors that had affected NewStar’s operations since the financial crisis including the substantial contraction of the securitization markets and other wholesale funding sources for NewStar’s business, which had resulted in higher costs of capital and lower leverage; the entry of other non-bank lenders into NewStar’s core markets; and the impact of the Dodd-Frank Act on the lending and funding markets, particularly the collateralized loan obligation (CLO) markets and the related risk retention requirements applicable to securitization sponsors.

The discussion also covered the steps NewStar had taken over the prior several years to diversify its revenue and funding sources, including acquiring an asset-based lending business in 2010, launching an equipment finance business in 2011 and unsuccessfully attempting to acquire a bank in 2009. NewStar had also taken steps to streamline its operations and reduce its expense base. The board concluded, however, that despite these initiatives the trading price of our common stock did not reflect the intrinsic value of the company at that time.

The board then considered a range of potential strategic alternatives with input from NewStar’s legal and financial advisors, including whether to initiate a sale process, try again to acquire a bank or execute on the standalone business plan. The board concluded that in light of the fundamental changes to the lending and funding markets that affected NewStar’s business model, the best way to maximize stockholder value would be to explore a business combination for the company. Accordingly, the board determined that it was advisable to initiate a sale process and authorized management to begin such a process with the assistance of Credit Suisse, which the board determined to engage given, among other things, Credit Suisse’s qualifications, experience and reputation, as well as its familiarity with NewStar and its business. This engagement lapsed following the conclusion of the 2013 process which did not ultimately result in a transaction.

Starting in mid September 2013, in accordance with the directives of the board, Credit Suisse, on behalf of NewStar, began an outreach to prospective buyers. Over 60 potential bidders were contacted, including banks, diversified finance companies, private equity firms, direct lending firms and insurance companies. Sixteen companies signed confidentiality agreements with NewStar. Several of the companies that were contacted expressed an unwillingness to further consider a transaction with NewStar due to unfavorable changes in bank regulation (particularly the leveraged lending guidance then-recently released by the OCC, FDIC and Federal Reserve). On September 18, 2013, Bloomberg reported that NewStar was working with Credit Suisse in a sale process. In November 2013, NewStar received preliminary indications of interest from two potential buyers – a large, foreign-based bank and a non-bank commercial lender. Both of these indications were withdrawn in January 2014, in one case due to expressed valuation concerns and in the other due to expressed concerns about the changes in the bank regulations applicable to leveraged lending released several months earlier.

After the conclusion of the 2013 sale process, management and the board again reassessed NewStar’s strategic position and considered a variety of alternatives to improve its profitability, including a greater focus on asset management activities and platform scale as well as options to reorganize as a publicly traded partnership to reduce corporate taxes. During this period NewStar also engaged in discussions with various other parties, including GSO, about potential business combinations or other transactions.

During the summer of 2014, GSO approached NewStar to discuss a variety of strategic alternatives, one of which was a possible transaction involving an equity investment in NewStar and a strategic cooperation arrangement between GSO and its affiliates and NewStar, including co-lending opportunities for each to participate in loans originated by the other and GSO providing anchor investments in future credit funds or CLOs sponsored by NewStar.

The NewStar board met on September 16, 2014 to consider this proposal. The board discussed how the investment and ongoing strategic cooperation with GSO could allow NewStar to accelerate growth of its asset management business, which was a growth strategy that had been under consideration by the board. In light of the results of the 2013 sale process and the board’s and management’s subsequent decision to emphasize development of the asset management platform, the board concluded that the proposed GSO arrangements were consistent with advancing NewStar’s business strategy, and beneficial to enhancing stockholder value. Negotiations among the parties continued through September and October 2014.

On November 4, 2014, NewStar entered into an investment agreement with three investment funds advised by Franklin Square Capital Partners and sub-advised by an affiliate of GSO. The investment agreement provided for the investors to purchase $300 million principal amount of 10-year subordinated notes issued by NewStar and warrants to purchase 12 million shares of NewStar’s common stock at $12.62 per share, which was approximately 25% of the then current total outstanding shares. The warrants contain a provision limiting their exercisability to 4.99% of NewStar’s outstanding common stock unless the warrantholders provide NewStar with at least 61 days prior notice of their election for the warrants to be exercisable for a higher number of shares. The first stage of the transaction closed in December 2014, and the remaining warrants and subordinated notes were issued in January 2015.

Throughout 2015 NewStar focused on accelerating the growth of its asset management business, including closing a $400 million managed credit fund in January 2015, with anchor investments from funds sponsored by Franklin Square and sub-advised by GSO, acquiring a credit manager with $2.3 billion in assets under management in October 2015 and developing the relationship with GSO to increase asset origination.

Although NewStar continued to increase its net income and its earnings per share from 2014, NewStar’s return on equity remained low and our share price continued to decline, reaching a low of $4.25 per share in February 2016.

At a board meeting on May 11, 2016, Mr. Conway summarized the challenging market conditions in leveraged finance and reported that GSO had reached out to him to discuss the possibility of exploring a going private transaction involving management and likely other parties. Mr. Conway stated that he informed GSO that before proceeding he would obtain the board’s authorization to explore a possible transaction, which would include equity participation by NewStar management and likely Corsair and Capital Z as well. After discussion, the independent directors were supportive of management proceeding in this manner with a potential going-private transaction.

Discussions among GSO, management, Corsair and Capital Z continued until the summer of 2016, when they were terminated due to a lack of agreement among such parties on the terms of a potential transaction. Management continued exploring a potential transaction, in consultation with GSO, for the remainder of 2016 and into early 2017. During that time period NewStar management had preliminary contact or meetings with over 20 parties to solicit their interest in investing in an acquisition of, or acquiring, NewStar.

Mr. Conway provided the board with periodic updates regarding management’s exploration of a potential going-private transaction, including at a board meeting on February 24, 2017. However, management discussions with potential investors did not result in any agreement on the terms of a proposed transaction or commitment by investors to provide the necessary capital to finance a transaction, and by the spring of 2017 any ongoing consideration of a going-private transaction was terminated.

Subsequently, Mr. Conway was introduced by a senior Corsair executive to Mehdi Mahmud, chief executive officer of First Eagle, and NewStar and First Eagle began discussions regarding the potential benefit of combining NewStar’s leveraged loan asset management platform with First Eagle’s traditional investment asset management business. These discussions expanded to include the possibility of GSO sponsoring a fund to acquire NewStar’s loan and investment portfolio in order to facilitate a combination of the NewStar and First Eagle asset management businesses.

On April 13, 2017, our board met, with members of senior management and representatives of Credit Suisse, Simpson Thacher and Locke Lord participating in the meeting. Senior management provided an overview of a new potential transaction in which one or more institutional investors would provide the financing for a newly-formed fund managed by GSO to acquire substantially all of NewStar’s loan portfolio and other assets and, concurrently with such asset sale, another party would acquire the remainder of NewStar and its asset management platform. First Eagle and another asset manager, which we refer to as “Party A”, had expressed interest in acquiring NewStar’s asset management platform. Senior management informed the board that, unlike the going-private transaction previously explored, management would not have any equity participation in the acquisition, would receive the same merger consideration as the other stockholders and had not discussed post-closing employment or compensation arrangements with the other potential parties to the transaction then being discussed. The board also considered the relationship of one of our directors, Mr. Thornburgh, to Corsair, which holds with Blackstone a majority interest in First Eagle. Given Corsair’s interest in one of the potential bidders for the asset management platform, the board determined, and Mr. Thornburgh concurred, that it would be appropriate to exclude Mr. Thornburgh from board deliberations on the potential transactions being considered. For purposes of the remainder of this section, each reference to the board or board of directors of NewStar (or any meeting thereof) is intended to refer to that board or meeting without any participation by Mr. Thornburgh who on and after such time recused himself from such board meetings and deliberations. The board also noted Mr. Thornburgh’s relationships with Credit Suisse, including Mr. Thornburgh’s position as a member of the boards of directors of Credit Suisse Group AG and certain of its affiliates and service as Chairman of the Board of Directors of Credit Suisse Securities (USA) LLC. A representative of Simpson Thacher reviewed with the board its fiduciary duties in connection with the potential transactions being considered. The board discussed the potential transaction involving GSO, along with other possible strategic alternatives, including continuing with NewStar’s existing strategy to transition to a capital-light asset manager or a sale of NewStar to a single buyer, and concluded that, in light of GSO’s familiarity with NewStar’s business and loan portfolio and its prominence in fundraising for a broad variety of asset classes, it was worth exploring a potential transaction of the type described involving GSO. Accordingly, the board authorized management to engage in further discussions with GSO, First Eagle and Party A regarding a potential transaction.

Following such meeting, NewStar engaged in further discussions with GSO, First Eagle and Party A regarding the proposed transactions and such parties continued to engage in due diligence reviews of NewStar and its loan and investment portfolio subject to confidentiality agreements that each had entered into with NewStar. Toward the end of April, Party A indicated to NewStar that it was no longer interested in acquiring the company’s asset management platform because of the amount of ongoing capital needs of the business required to support proposed lending activity and comply with risk retention rules applicable to securitization sponsors.

On May 3, 2017, our board met, with members of senior management and representatives of Locke Lord participating in the meeting. Senior management provided an update on the status of discussions with GSO and First Eagle. The board discussed Credit Suisse’s potential engagement as NewStar’s financial advisor for a sale or other business combination transaction involving the company. The board determined that Mr. Thornburgh’s relationships with Credit Suisse would not adversely affect Credit Suisse’s ability to act as a financial advisor to NewStar, and the board approved re-engaging Credit Suisse as NewStar’s financial advisor in connection with a sale or other business combination transaction involving the company. NewStar selected Credit Suisse as its financial advisor because of, among other things, Credit Suisse’s familiarity with NewStar and its business, including NewStar’s prior sale process in 2013, and Credit Suisse’s qualifications, experience and reputation.

During this period, GSO and First Eagle continued their due diligence review of NewStar’s operations and asset portfolio.

On or about May 4, 2017, a representative of a private equity firm, which we refer to as “Party B”, contacted senior management of NewStar and indicated that Party B would be interested in evaluating a possible acquisition of NewStar.

On May 16, 2017, our board met, with members of senior management and representatives of Locke Lord, Credit Suisse and Simpson Thacher also participating. Senior management provided an update on the status of discussions with GSO and First Eagle and also reported to the board on the indication of interest received from Party B. The board discussed the potential transaction and whether to initiate a broader process for the sale of the company. A representative of Simpson Thacher reviewed with the board its fiduciary duties in connection with these matters. Credit Suisse reviewed with the board the results of the 2013 sale process and discussed the current state of the mergers and acquisitions market for companies, such as NewStar, in the leveraged loan business, noting that it believed, based on the bank regulatory environment and the results of the 2013 sale process, that potential buyers would likely consist primarily of alternative asset managers, such as GSO and Party B, rather than banks or other regulated financial institutions. The board concluded that management should continue discussions with GSO and First Eagle and with Party B and that it would not be in the best interests of the NewStar stockholders to initiate a broader sale process at this time.

On May 25, 2017, an affiliate of Party B, which affiliate was engaged in the business of providing financing to middle market companies, signed a confidentiality agreement with NewStar. Party B and its affiliate began a due diligence review of NewStar and engaged in discussions with NewStar regarding a potential transaction.

On June 6, 2017, NewStar received a letter from GSO and First Eagle expressing their initial indication of interest in an asset purchase transaction in which a GSO-managed fund would purchase NewStar’s loan and investment portfolio and First Eagle would acquire NewStar’s asset management platform, with NewStar’s stockholders to receive the net proceeds from such sale, following repayment of debt and other liabilities, which net proceeds were estimated by GSO and First Eagle to result in payment to NewStar’s stockholders of $11.50 to $12.25 per share.

On June 7, 2017, our board met, with members of senior management and representatives of Credit Suisse, Simpson Thacher and Locke Lord participating in the meeting. The board and senior management, together with NewStar’s financial and legal advisors, discussed the asset sale proposal from GSO and First Eagle and Party B’s interest in an acquisition of the entire company. The board concluded that an asset sale transaction, with the public company stockholders being left with a shell company that could liquidate and distribute proceeds to its stockholders over time once all outstanding liabilities were satisfied, was not a viable structure for a transaction. Instead, the board concluded that GSO and First Eagle should be requested to develop a proposal that involved a merger or other acquisition of shares from the stockholders. The board instructed management and Credit Suisse to request this change in proposed transaction structure, as well as improved financial and other terms, from GSO and First Eagle and to request that Party B provide a proposal as well.

Following the board meeting, in accordance with the board’s directives, NewStar management and Credit Suisse engaged in discussions with GSO and First Eagle to improve their proposal and with Party B to provide a proposal. On June 12, 2017, Credit Suisse, on behalf of NewStar, sent GSO and First Eagle a letter requesting that they provide additional information to NewStar, including details regarding the basis for the range of the proposed purchase price, transaction structure, their valuation of tax refunds that may result from losses generated by the transaction and an allocation of value between the assets and the asset manager.

On June 19, 2017, in accordance with the board’s directives, Credit Suisse, on behalf of NewStar, sent Party B a bid instruction letter requesting that a preliminary indication of interest be submitted to NewStar by June 30, 2017.

On June 21, 2017, First Eagle and GSO submitted a revised indication of interest letter providing additional details of their proposal, including that they were prepared to consider an acquisition of the shares of NewStar and would be open to discussions regarding structures such as a contingent value right that would allow NewStar’s stockholders to benefit from any post-closing tax refund proceeds resulting from the proposed transaction. The revised indication of interest continued to estimate that the transaction would result in proceeds to the NewStar stockholders of $11.50 to $12.25 per share.

On June 30, 2017, Party B submitted an indication of interest for an acquisition of all of NewStar’s common stock at a price of $12.00 per share in cash. On July 5, 2017, Party B submitted a revised indication of interest that retained its initial $12.00 per share offer and also indicated that as the alternative to acquiring NewStar, Party B would be interested in acquiring all of NewStar’s loans valued at 99.5% of current net carrying value and third party CLO tranches at market value. Party B indicated that the transaction would be financed with existing funds and would not require financing from unaffiliated third parties.

On July 11, 2017, GSO and First Eagle submitted an indication of interest for a proposed transaction that involved a GSO-managed fund, with equity provided from third party investors (who were not identified), acquiring specified loan and investment assets from NewStar, and First Eagle acquiring NewStar using the net proceeds from such asset sale, following NewStar settling its outstanding debt and other liabilities with such asset sale proceeds, together with the proceeds from certain other transactions including the sale of certain real estate owned by NewStar and the transfer by NewStar of loans it had originated into a newly formed fund, as well as additional cash from First Eagle. GSO and First Eagle estimated, based on the pricing formula attached to their proposal, that this transaction would result in the NewStar stockholders receiving $11.50 per share (assuming, among other things, that the owned real estate was sold for its carrying value of $15.6 million), plus up to $0.48 per share of book value accretion in the third and fourth quarters prior to closing plus tax refunds of $0.93 per share to be paid following the closing pursuant to contingent value rights to be issued to the stockholders at closing.

NewStar and its advisors continued to engage in discussions with GSO and First Eagle and with Party B and assist such parties in their diligence with respect to NewStar and its loan and investment assets. NewStar, together with its tax advisors, also evaluated the contingent value rights based on tax refunds that were being proposed by GSO and First Eagle.

On July 26, 2017, following further negotiations, GSO and First Eagle submitted a revised indication of interest letter for a transaction with the same structure as proposed in their July 11 letter, but increased the preliminary estimated per share purchase price to $11.68 per share, plus up to $0.48 per share of book value accretion and contingent value rights for an additional $0.93 per share as in the previous letter.

On July 31, 2017, our board met, with members of senior management and representatives of Credit Suisse, Simpson Thacher and Locke Lord participating in the meeting, to discuss the indications of interest received from GSO and First Eagle and from Party B, including management’s evaluation of the tax refunds, and related payments under the contingent value rights, that could be obtained in the proposed transaction with GSO and First Eagle. In connection with this meeting, following execution of Credit Suisse’s engagement letter as of July 27, 2017, Credit Suisse provided information to the board regarding Credit Suisse’s material relationships with GSO, First Eagle, Party B and certain other parties. Credit Suisse also provided the board with a list of illustrative potential acquirors of NewStar and/or its assets in addition to summary overviews of the indications of interest received from GSO, First Eagle and Party B. At this meeting, the board expressed concerns about the lack of detail in the GSO and First Eagle proposal regarding the equity and debt financing for the transaction, as well as the fact that the stockholders were not assured a certain purchase price in such a transaction. The board also considered Party B’s proposal, noting the simpler transaction structure but lower expected aggregate value compared to the proposal from GSO and First Eagle. The board instructed NewStar’s management and advisors to continue discussions and negotiations with GSO and First Eagle and with Party B and seek clarification and improvement of their respective indications of interest. In addition, management reported that GSO had requested the opportunity to make an in-person presentation to the board regarding their plans to raise debt and equity financing for the proposed transaction, and related matters. The board concluded that it would be useful to receive such a presentation from GSO.

On August 4, 2017, our board met, with members of senior management and representatives of Credit Suisse, Simpson Thacher and GSO participating in the meeting. The representatives of GSO noted that, as a result of their familiarity with NewStar’s assets and loan origination capabilities due to the ongoing strategic cooperation between NewStar and GSO since the 2014 investment transaction, GSO was highly confident in its ability to secure equity commitments from leading institutional investors and other credit market participants to invest in a fund that would acquire NewStar’s loan and investment portfolio. The representatives of GSO described GSO’s fundraising process and noted that, if NewStar permitted GSO to solicit third party interest in such a transaction, in approximately two weeks GSO would be able to present a list of potential investors to the company. The GSO representatives also provided our board with an overview of GSO’s debt financing plans and the steps GSO had taken so far to secure committed debt financing. After the representatives of GSO left the meeting, the board discussed and concluded that GSO should be allowed to solicit interest from third party investors for equity commitments to invest in the proposed transaction and develop its debt financing plan. Our board also instructed management, with the assistance of NewStar’s legal and financial advisors, to request final bids by a specified date later in the month.

During this period the independent directors held separate regularly scheduled meetings with NewStar’s financial and legal advisors (including on July 31, August 4, August 9 and August 16) to be briefed on and discuss the ongoing negotiations and communications with GSO, First Eagle and Party B.

On August 10, 2017, a draft merger agreement prepared by Simpson Thacher was sent to Party B and on August 14, 2017, a detailed term sheet prepared by Simpson Thacher for the proposed GSO and First Eagle transaction was sent to GSO and First Eagle (which was prepared for discussion purposes in lieu of draft definitive agreements due to the greater complexity of the GSO and First Eagle proposal and need for additional detail to develop various provisions). On August 16, 2017, in accordance with the board’s directives, bid instruction letters were sent by Credit Suisse, on behalf of NewStar, to GSO and First Eagle and to Party B, requesting that each bidder submit a final written offer on August 23 together with a markup of the merger agreement (for Party B) or the detailed term sheet (for GSO / First Eagle).

On August 22, 2017, Party B submitted a markup of the merger agreement, which included a financing condition; however Party B did not submit a proposal letter or any other indication of interest. Over the next several days representatives of Simpson Thacher negotiated the merger agreement markup with counsel for Party B.

On August 23, 2017, GSO and First Eagle submitted a proposal with a variable purchase price formula (which would result in a purchase price then estimated to be $11.85 per share plus the contingent value right then estimated at $1.00 per share) along with a markup of the detailed term sheet for the transaction. The proposal provided that the purchase price would be calculated as of a “measurement date” prior to mailing the proxy statement to NewStar stockholders, with the actual purchase price to be paid to stockholders to be based on a variety of factors, including adjustments as a result of loans that became non-performing or impaired after signing, the unpaid principal balance of the performing loans on the measurement date, the net book value of certain investment securities to be retained by NewStar, projected earnings of NewStar through the closing and debt and liabilities of the company as of the measurement date. In addition, the proposal provided that stockholders would only be paid under the contingent value rights once the tax refunds were approved by the Joint Committee on Taxation and were no longer subject to audit or challenge by the IRS. The letter provided names of the proposed investors that had signed indications of interest to subscribe for equity in the newly-formed fund that would purchase the NewStar assets and also attached letters from Wells Fargo and CDPQ stating that they were highly confident of their ability to provide debt financing for a transaction.

Following receipt of the GSO and First Eagle proposal, NewStar and its financial and legal advisors discussed the proposal, including the formula purchase price, contingent value rights, and other issues raised by the proposal, including that NewStar was not permitted to enforce the equity commitment letters to be provided by the third party investors, the fact that the reverse termination fee under the asset purchase agreement was 4% of transaction equity value and was not guaranteed by a credit-worthy entity, the lack of a go-shop period to solicit potential proposals after entering into the definitive agreements and the fact that GSO and First Eagle would not need to close the transaction if 5% or more of the NewStar stockholders made appraisal demands. On August 25, 2017, management instructed Credit Suisse to convey NewStar’s concerns regarding these issues to Wells Fargo, the financial advisor to GSO and First Eagle. Later on August 25, 2017, as instructed, representatives of Credit Suisse spoke with representatives of Wells Fargo regarding NewStar’s concerns and, following that call, Wells Fargo indicated to Credit Suisse that GSO and First Eagle would be submitting a revised proposal to attempt to address these issues.

On August 25, 2017, Party B sent a letter to NewStar stating that it remained interested in the opportunity and expected to be able to finish business due diligence in a few weeks but indicated it was not in a position to submit a proposal at that time.

On August 28, 2017, GSO and First Eagle submitted a revised proposal, with a fixed price bid of $11.44 per share (with a potential $0.05 increase if certain real estate owned by NewStar is sold for at least $12 million) and the contingent value rights receiving payment of 25% of any tax refund upon receipt, with the remainder held back pending JCT approval and completion of the IRS audit. While the letter did not address the other issues with the proposal that had been discussed with Wells Fargo, the letter indicated that GSO and First Eagle believed there could be a commercially reasonable resolution to such matters. The letter also noted that the proposal was conditioned on NewStar agreeing to negotiate exclusively with GSO and First Eagle.

On August 29, 2017, our board met, with members of senior management and representatives of Credit Suisse, Simpson Thacher and Richards, Layton & Finger, our Delaware counsel, participating in the meeting. Representatives of Simpson Thacher and Richards Layton reviewed with the board its fiduciary duties. The board reviewed the prior attempts to sell NewStar in the 2013 sale process and the multiple parties that had been contacted and had had discussions with NewStar since then regarding strategic alternatives. The board then discussed the proposal received from GSO and First Eagle, including the change to a fixed purchase price from a purchase price formula and the other issues with the GSO and First Eagle proposal. The board also discussed the letter from Party B indicating an inability to submit a bid at that time. The board instructed management to negotiate with GSO and First Eagle to resolve the remaining issues in order to improve the terms of their proposal.

Over the course of the next several days, in accordance with the board’s directives, NewStar and its advisors had discussions with GSO, First Eagle and their advisors regarding the terms of the GSO and First Eagle proposal. GSO and First Eagle agreed to modify their proposal to provide, among other things, that the contingent value rights would pay to stockholders 30% of any tax refund promptly upon receipt, the transaction agreements would contain a go shop that would have a 2% termination fee (with a 3% fee in other circumstances), there would not be an appraisal demand closing condition, NewStar would be provided adequate enforcement rights with respect to the equity commitment letter and the reverse termination fee would be increased to 5% of transaction equity value.

On August 31, 2017, our board met, with members of senior management and representatives of Credit Suisse and Simpson Thacher participating in the meeting. The board discussed the revised proposal from GSO and First Eagle and authorized management to continue to negotiate a transaction with GSO and First Eagle on such terms. The board also considered that GSO and First Eagle had conditioned such proposal on NewStar agreeing to negotiate exclusively with them. The board considered the fact that Party B had not submitted a proposal and determined that the transaction with GSO and First Eagle was in an advanced stage with a high likelihood of completion, and accordingly approved NewStar entering into an agreement to provide for a limited period of exclusivity to finalize a transaction.

On September 4, 2017, NewStar entered into an exclusivity agreement with GSO and First Eagle, which granted them exclusivity until September 27, 2017.

On September 5, 2017, in accordance with NewStar’s directives, a representative of Credit Suisse informed Party B that NewStar had determined to proceed with negotiations with a different party. Party B did not indicate an interest in remaining in the process during that call and did not make any further inbound calls or inquiries to NewStar or its advisors.

On September 10, 2017, Simpson Thacher sent a draft merger agreement to Goodwin Procter, legal counsel to First Eagle and Sidley Austin, legal counsel to GSO, and on September 13, 2017, Simpson Thacher sent a draft asset purchase agreement to Sidley Austin and Goodwin Procter.

On September 20, 2017, Goodwin Procter sent a revised merger agreement to Simpson Thacher and in the evening of September 22, 2017, Sidley Austin sent a revised asset purchase agreement to Simpson Thacher. Over the course of the next week the parties and their advisors discussed issues presented by these revised drafts, including ensuring that the debt financing would be sufficient to provide the necessary funding for the asset purchase, since Wells Fargo would be providing a fixed advance rate only for existing loans in the portfolio (and not new loans or loans in the pipeline) and Wells Fargo would only advance funds against new loans if it approved the new loans in advance, representations and warranties and interim operating covenants in both the asset purchase agreement and the merger agreement and the closing conditions relating thereto and provisions with respect to guaranteeing payment of the reverse termination fee.

On September 22, 2017, our board met, with members of senior management and representatives of Credit Suisse and Simpson Thacher participating in the meeting. The board discussed the status of negotiations and also approved NewStar engaging Houlihan Lokey as an additional financial advisor to, among other things, if appropriate and requested by NewStar, provide an opinion to our board with respect to whether the consideration to be received by the holders of NewStar common stock in the proposed transaction or certain other transactions was fair, from a financial point of view, to such holders and assist NewStar in soliciting and evaluating indications of interest and proposals regarding alternative transactions after the signing of a definitive agreement with respect to the proposed transaction. Houlihan Lokey subsequently provided our board with information with respect to its relationships with First Eagle, GSO and certain other parties. Our board concluded that these relationships did not adversely affect Houlihan Lokey’s ability to provide objective advice as our financial advisor. Houlihan Lokey was selected as a financial advisor based on Houlihan Lokey’s experience and reputation and its familiarity with NewStar, having acted as financial advisor to NewStar in connection with the sale of its equipment finance business in 2016. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings.

On September 26, 2017, our board met, with members of senior management and representatives of Credit Suisse and Simpson Thacher participating in the meeting. The board discussed the status of negotiations.

On September 28, 2017, Simpson Thacher sent Goodwin Procter and Sidley Austin a revised draft of the merger agreement. On September 30, 2017 Goodwin Procter sent Simpson Thacher a revised draft of the merger agreement reflecting further comments, including with respect to representations and warranties, interim operating covenants and conditions to closing.

From October 1, 2017 through October 7, 2017, the parties exchanged drafts of the asset purchase agreement, merger agreement and ancillary documents. While the parties were negotiating the transaction documents, GSO, First Eagle and their advisors continued to conduct a due diligence review of NewStar and its loan and investment assets. During this time, representatives of GSO and First Eagle also discussed with representatives of NewStar the fact that GSO and First Eagle were continuing to negotiate with each other the allocation of assets between the two purchasers. The revisions to the asset purchase agreement, including changes to the assets to be acquired by the GSO-sponsored fund and the purchase price payable (including the addition of pre-closing estimates and post-closing true-ups of the purchase price), reflected these ongoing discussions between GSO and First Eagle. In addition, the parties continued to negotiate and discuss the interim operating covenants restricting NewStar’s business in between signing and closing. Such discussions were complicated by a number of factors, including the need to obtain advance approval by Wells Fargo under the debt commitment letter for new loans and other funding commitments by NewStar, the fact that many of the loans and investments assets in the pool of assets to be purchased by GSO would prepay between signing and closing, with GSO wanting to acquire any assets acquired with the proceeds from such prepayments and the fact that First Eagle required limitations on NewStar’s ability to take on additional debt to fund new loans being acquired by GSO.    In addition, the parties continued to discuss the detailed representations regarding the loan and investment assets and related closing conditions.

Our board held meetings on October 3, October 7 and October 9 to discuss the status of negotiations and related transactional matters with members of senior management and NewStar’s financial and legal advisors. In advance of the October 7th meeting, Credit Suisse provided the board with updated information regarding its material relationships with GSO, First Eagle and certain other parties and, at the October 7th meeting, Credit Suisse and Houlihan Lokey discussed their respective preliminary financial perspectives with respect to NewStar and the proposed merger consideration.

On October 10, 2017, representatives of NewStar, GSO, First Eagle and their respective advisors met at the offices of Simpson Thacher in New York to address outstanding issues with respect to the allocation of assets and post-closing adjustments between GSO and First Eagle, the purchase price to be paid by GSO for such assets, the interim operating covenants for the operation of NewStar’s business between signing and closing and other issues raised by the transaction agreements. Significant progress was made towards resolving such issues and on October 10, 2017, Simpson Thacher sent Sidley Austin and Goodwin Procter a revised draft of the asset purchase agreement and on October 11, 2017, Simpson Thacher sent a revised draft of the merger agreement. Over the course of the next several days the parties continued to exchange drafts of and negotiate the transaction agreements.

On October 15, 2017, our board met, with members of senior management and representatives of Credit Suisse, Houlihan Lokey and Simpson Thacher participating in the meeting. At the meeting, representatives of Simpson Thacher reviewed with the board the key provisions of the near-final transaction agreements. Our board discussed the strategic, business and legal considerations related to the proposed transaction and the benefits and risks of the transactions compared to the alternatives available to NewStar. Our board also discussed the terms of the anticipated go-shop process. Based on the foregoing, our board indicated it was supportive of the terms of the transaction, subject to finalization of the remaining supporting schedules and related matters.

On October 16, 2017, after trading closed on the NASDAQ, our board met to consider the proposed transaction. Members of NewStar’s management and representatives of Credit Suisse, Houlihan Lokey and Simpson Thacher also participated in the meeting. Members of NewStar’s management updated the board on the projections of the value of the contingent value rights. Representatives of Simpson Thacher reviewed the proposed transaction agreements and the other transaction documents with the board and updated the board on the negotiation of the transaction agreements. At the request of our board, Credit Suisse and Houlihan Lokey then separately reviewed with the board their respective financial analyses and each rendered an oral opinion, confirmed by delivery of a written opinion dated October 16, 2017, to the board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed and qualifications and limitations on the review undertaken and other matters considered in connection with the preparation of such opinions, the merger consideration to be received by holders (other than excluded holders, as defined in such opinion, and their respective affiliates) of NewStar common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. Credit Suisse, Houlihan Lokey and Simpson Thacher also discussed with the board the proposed go-shop process. Following discussions among the board, NewStar’s senior management and advisors regarding the proposed transactions, the members of the board present unanimously approved the merger agreement, the asset purchase agreement and the transactions contemplated by such agreements, declared advisable the merger agreement, the asset purchase agreement and the transactions contemplated by such agreements, recommended that NewStar stockholders vote for the proposal to adopt the merger agreement and approve the transactions contemplated by the asset purchase agreement and approved the amendment to the bylaws making the Court of Chancery of the State of Delaware the exclusive jurisdiction in which litigation may be brought if such litigation is a derivative action, an action asserting a breach of a fiduciary duty, an action arising under the DGCL, the amended and restated certificate of incorporation of NewStar or the bylaws of NewStar, or an action governed by the internal affairs doctrine. For further information concerning the factors considered by the board in reaching its decision to approve the transaction agreements and transactions, its decision to declare the transaction agreements and the transactions advisable and its decision to recommend that NewStar stockholders vote to adopt the merger agreement and approve the asset sale, see “—Reasons for the Transactions; Recommendation of NewStar’s Board of Directors”.

On the evening of October 16, 2017, after trading closed on the NASDAQ, the parties executed the merger agreement, the asset purchase agreement and related transaction agreements. Early in the morning on October 17, 2017, before trading opened on the NASDAQ, NewStar and First Eagle issued a joint press release announcing the transactions.

Beginning on October 17, NewStar also commenced its go-shop process with outreaches to selected potential bidders. That process is continuing as of the date hereof.

Recommendation of the NewStar Board and Its Reasons for the Transactions

At a meeting of the board held on October 16, 2017, the board approved the merger agreement and the asset purchase agreement by a unanimous vote of the directors present (with Mr. Thornburgh having been recused from the meeting as described above), and the board recommends that stockholders vote “FOR” the merger proposal and “FOR” the asset sale proposal.

In reaching its decision, the board evaluated the merger and the asset sale in consultation with NewStar’s senior management and its financial, tax and legal advisors, and, at its October 16, 2017 meeting and at other meetings at which it considered the proposed transactions, the board considered a number of factors.

The reasons in favor of the merger proposal and the asset sale proposal considered by the board include the following (not necessarily in order of relative importance):

•	the merger consideration to be received by the NewStar stockholders of (i) $11.44 per share in upfront cash and (ii) one contingent value right, which is estimated to be worth an additional $0.88 to $1.00 per share;

•	the total merger consideration estimated at $12.32 to $12.44 per share, which represents a premium of 10.4% to 11.5% over NewStar’s three-month volume weighted average price of $11.16 per share as of October 16, 2017, the last trading day before the transaction announcement;

•	the fact that a significant portion of the merger consideration would be paid in cash at the closing, which provides certainty and immediate liquidity and value to NewStar’s stockholders, enabling NewStar’s stockholders to realize value that has been created at NewStar while eliminating long-term business and execution risk;

•	the potential risks and uncertainties facing NewStar’s stockholders associated with possible strategic alternatives to the merger and asset sale (including remaining independent and continuing with its existing or a modified business plan), and the timing and likelihood of accomplishing such alternatives;

•	NewStar’s extended efforts over the past four years to find a buyer for the company, which did not produce any buyer at a price equal to that provided by the GSO / First Eagle transaction offers, as well as NewStar’s discussions with a variety of other parties regarding possible alternative transactions and its consideration of numerous strategic alternatives, including going private or reorganizing as a publicly traded partnership, none of which resulted in an actionable alternative (all as further described in “Background” beginning on page [•] of this proxy statement);

•	the fact that until the no-shop period start date, NewStar has the right to solicit proposals or offers that constitute, or could reasonably be expected to lead to, an acquisition proposal and engage in discussions or negotiations with any person with respect to such proposals or offers (as further described in “The Merger Agreement and the Asset Purchase Agreement—Merger Agreement—Go-Shop; No Solicitation” beginning on page [•] of this proxy statement);

•	the fact that, under certain circumstances, NewStar may engage in negotiations or discussions following the no-shop period start date with any person that makes an acquisition proposal to NewStar (as further described in “The Merger Agreement and the Asset Purchase Agreement—Merger Agreement—Go-Shop; No Solicitation” beginning on page [•] of this proxy statement);

•	the right of NewStar to terminate the merger agreement and asset purchase agreement to accept a superior proposal subject to the payment of a termination fee of either $10 million or $15 million in certain circumstances (as further described in “The Merger Agreement and the Asset Purchase Agreement—Merger Agreement—Go-Shop; No Solicitation” beginning on page [•] of this proxy statement);

•	the right of the board under certain circumstances to change its recommendation that NewStar’s stockholders vote to approve the merger proposal and the asset sale proposal (as further described in “The Merger Agreement and the Asset Purchase Agreement—Merger Agreement—Change of Recommendation” beginning on page [•] of this proxy statement);

•	the financial presentation and opinion of Credit Suisse, dated October 16, 2017, to the board as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by holders of NewStar common stock (other than excluded holders and their respective affiliates) pursuant to the merger agreement, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken;

•	the financial analysis reviewed by Houlihan Lokey with the board as well as the oral opinion of Houlihan Lokey rendered to the board on October 16, 2017 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the board dated October 16, 2017), as to, as of such date, the fairness, from a financial point of view, to the holders of NewStar common stock other than the excluded holders (as defined in such opinion) of the merger consideration to be received by such holders (other than the excluded holders) pursuant to the merger agreement in connection with the transaction (as defined in such opinion);

•	the likelihood that the merger and asset sale would be completed;

•	the business reputation and capabilities of GSO and First Eagle;

•	the fact that stockholders who do not vote to adopt the merger agreement and who comply with the requirements of the DGCL will have the right to demand appraisal of the fair value of their shares under the DGCL; and

•	the fact that the merger and asset sale are each subject to approval by the affirmative vote of holders of a majority of the outstanding shares of NewStar common stock.

The board also considered the following potentially negative factors associated with the merger and asset sale (not necessarily in order of relative importance):

•	the fact that NewStar will no longer exist as an independent public company and NewStar stockholders will forgo any future increase in NewStar’s value that might result from our earnings or possible growth as an independent company;

•	the fact that a portion of the merger consideration to be paid to NewStar’s stockholders is based solely on the receipt of tax refunds following the closing, a large portion of which is subject to approval by government agencies, and both the timing and amount of such payments could be uncertain and subject to factors outside NewStar’s control;

•	the fact that the Asset Buyer is a newly formed entity with no assets other than the debt commitment letters and equity commitment letters and therefore if the Asset Buyer fails to obtain sufficient financing, the transactions will not be completed;

•	the fact that the debt commitment letters do not commit the lenders to provide a minimum level of debt financing; instead, the amount of debt available to the Asset Buyer will depend on the valuation of the loans and investments being acquired by the Asset Buyer ascribed to such assets by Wells Fargo in accordance with the terms of the debt commitment letters;

•	the fact that while GSO and Blackstone-affiliated funds and entities are committing $175 million, the remainder of the equity financing is to be provided by 8 additional third party investors and the risk, given the number of investors and the fact that they are located in multiple foreign jurisdictions, that if the investors do not fund when required, NewStar would be unable to enforce (or enforce in a timely manner) a sufficient amount of equity commitments to be able to close the transaction;

•	the fact that while NewStar would generally be entitled to a $25 million reverse termination fee if the Asset Buyer fails to close when required (including as a result of the failure of the Asset Buyer to obtain sufficient financing), Asset Buyer did not have those funds at signing and will only have those funds if its investors provide such funds;

•	the fact that even if paid, the reverse termination fee may not fully compensate NewStar for the costs of non-consummation in the circumstances in which it is payable;

•	the fact that the asset purchase agreement is subject to a closing condition allowing only $5 million of inaccuracies in the detailed loan and investment schedules and the fact that there can be no assurance that all other conditions to the parties’ obligations to consummate the merger and asset sale will be satisfied, and, as a result, the possibility that the merger and asset sale might not be completed;

•	the fact that the transaction agreements contain significant restrictions on NewStar’s ability to conduct its business prior to the closing, including limitations on originating, acquiring or selling loans, taking actions with respect to existing loans and incurring additional indebtedness;

•	the possibility that termination fees payable to First Eagle and the Asset Buyer might have the effect of discouraging alternative acquisition proposals or reducing the purchase price in such proposals;

•	the fact that any gains arising from the receipt of the merger consideration would generally be taxable to NewStar’s stockholders that are U.S. holders for U.S. federal income tax purposes; and

•	the potential of litigation in connection with the merger.

In the judgment of the board, however, these potential risks were favorably offset by the potential benefits of the merger and asset sale, including those described above.

The foregoing discussion is not intended to be exhaustive, but NewStar believes it addresses the material information and factors considered by the board in its consideration of the merger and asset sale, including factors that may support the merger, as well as factors that may weigh against it. In view of the variety of factors and the amount of information considered, the board did not find it practicable to quantify or otherwise assign relative weights to and did not make specific assessments of the factors considered in reaching its determination, and individual members of the board may have given different weights to different factors. The board did not reach any specific conclusion with respect to any of the factors or reasons considered.

The above factors are not presented in any order of priority. This explanation of the factors and reasoning set forth above contained forward-looking statements and should be read in conjunction with the section of this proxy statement/prospectus entitled “Cautionary Statement Concerning Forward-Looking Statements.”

Opinions of NewStar’s Financial Advisors

Opinion of Credit Suisse Securities (USA) LLC

NewStar has engaged Credit Suisse to act as a financial advisor to NewStar in connection with the proposed transaction. In connection with this engagement, the board requested that Credit Suisse evaluate the fairness, from a financial point of view, of the merger consideration to be received by holders of NewStar common stock (other than excluded holders and their respective affiliates) pursuant to the merger agreement. On October 16, 2017, at a meeting of the board held to evaluate the proposed transaction, Credit Suisse rendered an oral opinion, confirmed by delivery of a written opinion dated October 16, 2017, to the board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the merger consideration to be received by holders of NewStar common stock (other than excluded holders and their respective affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders. For purposes of Credit Suisse’s analyses and opinion, the term “excluded holders” refers to, collectively, certain investors in First Eagle Investment Management, LLC, including Corsair, Bleichroeder and Blackstone, First Eagle Investment Management, LLC, First Eagle, FE Holdco and their respective investors, and certain other parties involved in the transaction and related transactions, and/or certain of their respective affiliates, portfolio companies, sub-advisors, managers and/or managed or related entities, including GSO Capital Partners LP and FS Investment Corporation.

The full text of Credit Suisse’s written opinion, dated October 16, 2017, to the board, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Credit Suisse in connection with such opinion, is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference in its entirety. The description of Credit Suisse’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Credit Suisse’s opinion. Credit Suisse’s opinion was provided to the board (in its capacity as such) for its information in connection with its evaluation of the merger consideration from a financial point of view and did not address the asset sale or any other terms, aspects or implications of the proposed merger, the relative merits of the transaction or related transactions as compared to alternative transactions or strategies that might be available to NewStar or the underlying business decision of the board or NewStar to proceed with the transaction or related transactions. Credit Suisse’s opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed transaction or otherwise.

In arriving at its opinion, Credit Suisse reviewed drafts, dated October 15, 2017 and October 16, 2017, of the merger agreement and the asset purchase agreement, respectively, and certain publicly available business and financial information relating to NewStar. Credit Suisse also reviewed certain other information relating to NewStar provided to or discussed with Credit Suisse by the management of NewStar, including financial forecasts and estimates relating to NewStar prepared by the management of NewStar, which we refer to as the “forecasts”, as well as certain tax information relating to NewStar provided to Credit Suisse by the management of NewStar as reviewed and discussed by the management of NewStar with NewStar’s tax advisors, including estimates and other information as to certain potential tax attributes of NewStar, potential tax refunds anticipated to be received by NewStar as a result of, and in connection with, the asset sale, and underlying assumptions with respect to the contingent value right, which we refer to as the “tax information”, and Credit Suisse met with the management of NewStar to discuss the businesses and prospects of NewStar. Credit Suisse also considered certain financial and stock market data of NewStar, and Credit Suisse compared that data with similar data for companies with publicly traded equity securities in businesses Credit Suisse deemed relevant, and Credit Suisse considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which had been effected or announced. Credit Suisse also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information and Credit Suisse assumed and relied upon such information being complete and accurate in all material respects. With respect to the forecasts and the tax information that Credit Suisse was directed to utilize in its analyses, Credit Suisse was advised by the management of NewStar, and Credit Suisse assumed, with NewStar’s consent, that such forecasts and tax information were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial performance of NewStar and the other matters covered thereby and were appropriate for Credit Suisse’s use and reliance for purposes of its analyses and opinion. With respect to the tax information, including, without limitation, as to tax filings and potential tax refunds, Credit Suisse also assumed, with NewStar’s consent, that (i) all applicable tax filings and claims for refunds would be timely made on behalf of NewStar, (ii) such potential tax refunds would be received by NewStar in full in the amounts and at the times indicated by the management of NewStar, (iii) such potential tax refunds would be paid to NewStar’s stockholders in accordance with the terms of the merger agreement in the amounts and at the times contemplated therein without adjustment, delay or condition and (iv) the tax information regarding such tax filings, potential tax refunds, including the amounts and timing of such potential tax refunds, and any other tax matters relevant to the contingent value right or otherwise was consistent with the advice received by NewStar from its tax advisors. Credit Suisse expressed no opinion as to any forecasts or tax information (including, without limitation, as to potential tax refunds or the amounts or timing thereof) or the assumptions on which they were based. Credit Suisse relied, with NewStar’s consent and without independent verification, upon the assessments of the management of NewStar as to, among other things, (A) the asset sale, including with respect to the timing thereof and the assets, liabilities and financial and other terms involved, (B) the financial and other terms associated with the contingent value right, including, without limitation, the likelihood, amount and timing of payments pursuant to the contingent value right, (C) the potential impact on NewStar of certain market, competitive, cyclical and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the lending and asset management industries and related credit and financial markets and (D) existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key sources of financing, employees and other commercial relationships of NewStar. Credit Suisse assumed, with NewStar’s consent, that there would be no developments with respect to any such matters that would have an adverse effect on NewStar or the transaction or that otherwise would be meaningful in any respect to Credit Suisse’s analyses or opinion.

In connection with its opinion, Credit Suisse was not requested to make, and it did not make, an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of NewStar or any other entity, nor was Credit Suisse furnished for purposes of its analyses or opinion with any such evaluations or appraisals, and Credit Suisse’s analyses should not be construed as such. Credit Suisse is not an appraiser or an expert in the evaluation of, nor did Credit Suisse express any view or opinion as to, any loan portfolios or individual credit files or the adequacy or sufficiency of allowances for doubtful accounts and credit losses, provisions for loan losses, loan loss reserves or any other similar matters. Credit Suisse was advised by the management of NewStar and therefore Credit Suisse assumed, with NewStar’s consent, that any such allowances, provisions and reserves were in the aggregate adequate and sufficient to cover such losses. Credit Suisse also was not requested to make, and it did not make, an evaluation of the solvency or fair value of NewStar, First Eagle Investment Management, LLC or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.

Credit Suisse assumed, with NewStar’s consent, that, in the course of obtaining any regulatory or third-party consents, approvals, agreements or waivers in connection with the transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed or occur that would have an adverse effect on NewStar or the transaction or that otherwise would be meaningful in any respect to Credit Suisse’s analyses or opinion and that the transaction would be consummated on or prior to March 31, 2018 and otherwise consummated in accordance with the terms of the merger agreement, the asset purchase agreement and related documents and in compliance with all applicable laws, documents and other requirements without waiver, modification or amendment of any material term, condition or agreement thereof. Representatives of NewStar advised Credit Suisse, and Credit Suisse also assumed, with NewStar’s consent, that the terms of the merger agreement and the asset purchase agreement, when executed, would conform in all material respects to the terms reflected in the drafts reviewed by Credit Suisse. Credit Suisse did not express any opinion with respect to accounting, tax, regulatory, legal or similar matters and Credit Suisse assumed that NewStar had or would obtain such advice or opinions from appropriate professional sources, and Credit Suisse relied, with NewStar’s consent, upon the assessments of representatives of NewStar as to such matters.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view and as of its date, of the merger consideration (to the extent expressly specified in such opinion), without taking into account any premium or discount for control, liquidity or otherwise, including any illiquidity discount with respect to the contingent value right or any interest income on any undistributed portion of applicable tax refunds, and without regard to individual circumstances of specific holders with respect to any rights or aspects which may distinguish such holders or the securities of NewStar held by such holders. Credit

Suisse’s opinion did not in any way address any other consideration to be received in connection with the transaction or related transactions or proportionate allocation or relative fairness. Credit Suisse’s opinion also did not address the asset sale or any other terms, aspects or implications of the merger, including, without limitation, the form or structure of the merger, the form or structure, or financial or other terms of, the asset sale, the form of the merger consideration or any terms, aspects or implications of any sub-advisory, investment management, servicing or other agreement, arrangement or understanding to be entered into in connection with, related to or contemplated by the transaction, any related transactions or otherwise. In addition, Credit Suisse’s opinion did not address the fairness of the amount or nature of, or any other aspect relating to, any compensation or other consideration to any officers, directors, employees or stockholders of any party to the transaction or related transactions or any related entities, or class of such persons, relative to the merger consideration or otherwise. The issuance of Credit Suisse’s opinion was approved by Credit Suisse’s authorized internal committee.

Credit Suisse’s opinion was necessarily based upon information made available to Credit Suisse as of the date of Credit Suisse’s opinion and financial, economic, market and other conditions as they existed and could be evaluated on that date. As the board was aware, the credit, financial and stock markets, the industries and markets in which NewStar and its customers operate, and the trading prices of NewStar common stock, have experienced and continue to experience volatility and Credit Suisse expressed no view or opinion as to any potential effects of such volatility on NewStar, NewStar common stock or the transaction. It should be understood that subsequent developments may affect Credit Suisse’s opinion, and Credit Suisse does not have any obligation to update, revise, reaffirm or withdraw its opinion. Credit Suisse did not express any opinion as to the actual value of the contingent value right when issued or actual payment amounts when received pursuant to the contingent value right or the prices at which NewStar common stock or other securities would trade or be transferable at any time, including following consummation of the transaction. In connection with Credit Suisse’s engagement, Credit Suisse was not requested to, and it did not, undertake a third-party solicitation process on behalf of NewStar with respect to the acquisition of all or a part of NewStar; however, at the direction of the board, Credit Suisse was requested, following public announcement of the transaction and as contemplated by the terms thereof, to undertake a go-shop process on behalf of NewStar to solicit third-party indications of interest in the acquisition of NewStar. Credit Suisse’s opinion did not address the relative merits of the transaction or related transactions as compared to alternative transactions or strategies that might be available to NewStar, nor did it address the underlying business decision of the board or NewStar to proceed with the transaction or related transactions.

In preparing its opinion to the board, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse’s analyses described below is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of NewStar, First Eagle and the other parties involved in the transaction and related transactions. No company, business or transaction used for comparative purposes in Credit Suisse’s analyses is identical to NewStar or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions analyzed. The estimates contained in Credit Suisse’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse was not requested to, and it did not, determine or recommend the merger consideration, which was determined through negotiations among NewStar, First Eagle and certain related entities, and the decision to enter into the merger agreement and the asset purchase agreement was solely that of the board. Credit Suisse’s opinion and financial analyses were only one of many factors considered by the board in its evaluation of the merger consideration and should not be viewed as determinative of the views of the board or management with respect to the transaction or the consideration payable in the transaction.

Financial Analyses

The summary of the financial analyses described in this section entitled “—Financial Analyses” is a summary of the material financial analyses reviewed by Credit Suisse with the board on October 16, 2017 in connection with Credit Suisse’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse’s financial analyses. For purposes of the analyses described below, the term (i) “implied CVR value” refers to implied present value ranges for the contingent value right (derived using a selected range of discount rates of 6.0% to 10.0%), based on the tax information, including the amounts and timing of potential tax refunds anticipated to be received by NewStar as a result of, and in connection with, the asset sale, of approximately $0.74 to $0.91 assuming the transaction closes by December 31, 2017 (with the low-end of such range reflecting NewStar management’s timing assumption of the distribution of remaining proceeds of a tax refund to NewStar’s stockholders three years from the applicable tax filing date, referred to as the “three-year tax refund distribution date”, and the high-end of such range reflecting NewStar management’s timing assumption of the distribution of remaining proceeds of a tax refund to NewStar’s stockholders nine months from the applicable tax filing date, referred to as the “nine-month tax refund distribution date”), and approximately $0.65 to $0.80 assuming the transaction closes during the first quarter (ending March 31, 2018) of NewStar’s fiscal year 2018 (with the low-end of such range reflecting NewStar management’s three-year tax refund distribution date assumption and the high-end of such range reflecting NewStar management’s nine-month tax refund distribution date assumption), (ii) “implied per share merger consideration reference ranges” refers to the cash consideration of $11.44 per share and the applicable implied CVR value and (iii) “June 30, 2017 adjusted tangible book value” refers to the tangible book value of NewStar as of June 30, 2017, based on public filings and other publicly available information, adjusted for cash used to repurchase shares of NewStar common stock and cash proceeds received by NewStar from the exercise of NewStar stock options during the period from July 1, 2017 through October 16, 2017 per NewStar management.

Selected Public Companies Analysis. Credit Suisse reviewed certain financial and stock market information relating to NewStar and the following 17 selected publicly traded business development companies, which we refer to as “BDCs”, in the middle-market lending and asset management industries with business characteristics, including product mix and loan origination capability, that Credit Suisse considered generally similar to those of NewStar, consisting of three selected publicly traded BDCs that are internally managed, which we collectively refer to as the “selected internally-managed BDCs”, and 14 selected publicly traded BDCs that are externally managed, which we collectively refer to as the “selected externally-managed BDCs” and, together with the selected internally-managed BDCs, which we refer to as the “selected BDCs”:

Selected Internally-Managed BDCs	Selected Externally-Managed BDCs
• Hercules Capital, Inc.	• Apollo Investment Corporation

• Main Street Capital Corporation	• Ares Capital Corporation

• Triangle Capital Corporation	• BlackRock Capital Investment Corporation

• Fifth Street Finance Corp.

• FS Investment Corporation

• Goldman Sachs BDC, Inc.

• Golub Capital BDC, Inc.

• New Mountain Finance Corporation

• PennantPark Investment Corporation

• Prospect Capital Corporation

• Solar Capital Ltd.

• TCG BDC, Inc.

• TCP Capital Corp.

• TPG Specialty Lending, Inc.

Credit Suisse reviewed, among other information, closing stock prices as of October 13, 2017 as a multiple of reported tangible book value per share as of June 30, 2017. Financial data of the selected BDCs were based on public filings and other publicly available information. Financial data of NewStar was based on information relating to NewStar provided by the management of NewStar and public filings and other publicly available information.

The overall low to high June 30, 2017 tangible book value per share multiples observed for the selected BDCs were 0.67x to 1.76x (with a mean of 1.05x and a median of 1.00x), with overall low to high June 30, 2017 tangible book value per share multiples observed for the selected internally-managed BDCs of 0.93x to 1.76x (with a mean of 1.33x and a median of 1.29x) and overall low to high June 30, 2017 tangible book value per share multiples observed for the selected externally-managed BDCs of 0.67x to 1.29x (with a mean of 0.99x and a median of 1.00x).

Credit Suisse then applied a selected range of June 30, 2017 tangible book value multiples of 0.70x to 0.90x derived from the selected BDCs to the June 30, 2017 adjusted tangible book value of NewStar. This analysis indicated the following approximate implied per share equity value reference range for NewStar, as compared to the implied per share merger consideration reference ranges:

Implied Per Share Equity Value Reference Range	Implied Per Share Merger Consideration Reference Ranges Based on:
	Assumed Closing by 12/31/17	Assumed Closing During First Quarter of FY2018
$10.49 – $13.28	$12.18 – $12.35	$12.09 – $12.24

Selected Precedent Transactions Analysis. Credit Suisse reviewed publicly available financial information relating to the following two selected transactions involving target BDCs in the middle-market lending and asset management industries with business characteristics that Credit Suisse considered generally similar to those of NewStar, which we collectively refer to as the “selected transactions”:

Announcement Date	Acquiror	Target
10/3/16	CĪON Investment Corporation	Credit Suisse Park View BDC, Inc.
5/23/16	Ares Capital Corporation/American Capital Agency Corp.	American Capital, Ltd.

Credit Suisse reviewed, among other information, transaction values, based on the purchase prices paid in the selected transactions, as a multiple of the target company’s latest reported tangible book value prior to the announcement date of the relevant transaction. Financial data (pro forma for the assignment of certain assets from the acquiror to the target company post-closing, as applicable) of the selected transactions were based on public filings and other publicly available information. Financial data of NewStar was based on information relating to NewStar provided by the management of NewStar and public filings and other publicly available information.

The overall low to high latest reported tangible book value multiples observed for the selected transactions were 0.89x to 0.94x (with a mean and a median of 0.92x). Credit Suisse then applied a selected range of latest reported tangible book value multiples derived from the selected transactions of 0.80x to 0.90x to the June 30, 2017 adjusted tangible book value of NewStar. This analysis indicated the following approximate implied per share equity value reference range for NewStar, as compared to the implied per share merger consideration reference ranges:

Implied Per Share Equity Value Reference Range	Implied Per Share Merger Consideration Reference Ranges Based on:
	Assumed Closing by 12/31/17	Assumed Closing During First Quarter of FY2018
$11.99 – $13.28	$12.18 – $12.35	$12.09 – $12.24

Dividend Discount Analysis. Credit Suisse performed a dividend discount analysis of NewStar to calculate the estimated present value of the distributed cash flows that NewStar was forecasted to generate during the last two quarters of NewStar’s fiscal year ending December 31, 2017 through the full fiscal year ending December 31, 2020 based on financial forecasts and estimates relating to NewStar prepared by the management of NewStar. Credit Suisse calculated terminal values for NewStar by applying a selected range of tangible book value multiples of 0.75x to 0.95x to NewStar’s estimated tangible book value as of December 31, 2020. The present values (as of June 30, 2017) of the distributed cash flows and terminal values were then calculated using a selected range of discount rates of 7.0% to 10.0%. This analysis indicated the following approximate implied per share equity value reference range for NewStar, as compared to the implied per share merger consideration reference ranges:

Implied Per Share Equity Value Reference Range	Implied Per Share Merger Consideration Reference Ranges Based on:
	Assumed Closing by 12/31/17	Assumed Closing During First Quarter of FY2018
$10.15 – $13.43	$12.18 – $12.35	$12.09 – $12.24

Certain Additional Information

Credit Suisse observed certain additional information that was not considered part of Credit Suisse’s financial analyses with respect to its opinion but was noted for informational purposes, including the following:

•	historical trading prices of NewStar common stock during the 52-week period ended October 13, 2017, which indicated low and high intraday prices for NewStar common stock during such period of approximately $8.03 and $12.51 per share, respectively; and

•	price targets for NewStar common stock as reflected in selected publicly available Wall Street research analysts’ reports, each dated August 2, 2017, which indicated an overall low to high target stock price range of $12.00 to $14.00 per share.

Miscellaneous

NewStar selected Credit Suisse to act as a financial advisor to NewStar in connection with the transaction based on Credit Suisse’s qualifications, experience and reputation. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

NewStar has agreed to pay Credit Suisse for its financial advisory services in connection with the proposed transaction an aggregate fee currently estimated to be approximately $5 million, of which a portion was payable upon the rendering of Credit Suisse’s opinion and approximately $4 million is contingent upon consummation of the transaction. Credit Suisse also may receive an additional fee currently estimated to be approximately $1 million, at the sole discretion of NewStar, upon consummation of the transaction. In addition, NewStar has agreed to reimburse Credit Suisse for its expenses, including fees and expenses of legal counsel, and to indemnify Credit Suisse and certain related parties for certain liabilities and other items, including liabilities under the federal securities laws, arising out of or related to its engagement.

As the board was aware, Credit Suisse and its affiliates in the past have provided, currently are providing and in the future may provide investment banking and other financial services unrelated to the transaction to certain investors in First Eagle Investment Management, LLC, including Corsair, Bleichroeder and Blackstone, and to certain other parties involved in the transaction and related transactions, and/or certain of their respective affiliates, portfolio companies, sub-advisors, managers and/or managed or related entities, including GSO Capital Partners LP and FS Investment Corporation, for which services Credit Suisse and its affiliates have received and would expect to receive compensation, including, during the two-year period prior to the date of Credit Suisse’s opinion, having acted or acting as (i) with respect to Bleichroeder, lead arranger, administrative agent and an underwriter for certain debt offerings of certain portfolio companies of Bleichroeder and (ii) with respect to Blackstone, (A) financial advisor to certain portfolio companies of Blackstone in connection with merger and acquisition transactions, (B) co-manager, lead or joint bookrunner, joint arranger, administrative agent and/or underwriter for certain equity and debt offerings of Blackstone and/or certain of its affiliates and portfolio companies and (C) co-manager, co-lead manager, joint lead bookrunner, joint arranger and/or administrative agent for, and/or as a lender under or participant in, certain securitization, currency, block trade and derivatives transactions and credit facilities of Blackstone and certain of its portfolio companies. During the two-year period prior to the date of Credit Suisse’s opinion, Credit Suisse and its affiliates received aggregate fees for the services described in clause (i) above of approximately $2 million from certain portfolio companies of Bleichroeder and for the services described in clause (ii) above of approximately $95 million from Blackstone and/or certain of its related entities and portfolio companies.

As the board also was aware, one of NewStar’s directors, Mr. Thornburgh, currently (i) is a member of the boards of directors of Credit Suisse Group AG and certain of its affiliates and serves as chairman of the board of directors of Credit Suisse Securities (USA) LLC and (ii) serves as a senior advisor and vice chairman of Corsair Investments LLC and as a member of its investment committee.

Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for Credit Suisse’s and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of NewStar, First Eagle Investment Management, LLC, the other excluded holders or any other entity that may be involved in the transaction or related transactions and certain of their respective affiliates (and portfolio companies or managed or related entities, as applicable), as well as provide investment banking and other financial services to such entities.

Opinion of Houlihan Lokey Capital, Inc.

On October 16, 2017, Houlihan Lokey orally rendered its opinion to the board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the board dated October 16, 2017), as to, as of October 16, 2017, the fairness, from a financial point of view, to the holders of common stock other than the excluded holders (as defined in such opinion) of the merger consideration to be received by such holders (other than the excluded holders) pursuant to the merger agreement in connection with the transaction (as defined in such opinion).

Houlihan Lokey’s opinion was directed to the board (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of common stock of the merger consideration to be received by such holders pursuant to the merger agreement in connection with the transaction and did not address any other aspect or implication of the transaction or any portion or aspect of the transaction, any related transaction or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex D to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the board, any security holder of NewStar or any other person as to how to act or vote with respect to any matter relating to the transaction or any portion or aspect of the transaction or otherwise.

In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

1.	reviewed a draft, dated October 15, 2017, of the merger agreement and a draft, dated October 15, 2017, of the asset purchase agreement;

2.	reviewed certain publicly available business and financial information relating to NewStar that Houlihan Lokey deemed to be relevant;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of NewStar made available to Houlihan Lokey by NewStar, including financial projections prepared by the management of NewStar relating to NewStar for the years ending December 31, 2017 through 2020, which we refer to as the “projections”;

4.	reviewed certain estimates prepared by the management of NewStar with the assistance of NewStar’s tax advisors regarding the probability, timing and amounts of the contingent payments to be paid pursuant to the contingent value rights, which we refer to as the “CVR estimates”;

5.	spoke with certain members of the management of NewStar and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of NewStar, the transaction and related matters;

6.	compared the financial and operating performance of NewStar with that of other companies with publicly traded equity securities that Houlihan Lokey deemed to be relevant; and

7.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, Houlihan Lokey was advised, and Houlihan Lokey assumed, that (i) the projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of NewStar as to the future financial results and condition of NewStar and (ii) the CVR estimates were reasonably prepared in good faith on basis reflecting the best currently available estimates and judgments of management of NewStar as to the probability, timing and amounts of the contingent payments to be paid pursuant to the contingent value rights. Houlihan Lokey assumed that the projections and the CVR estimates provided a reasonable basis on which to evaluate NewStar and the transaction and, with NewStar’s approval, used and relied upon the projections and the CVR estimates for purposes of its analyses and opinion. Houlihan Lokey expressed no view or opinion with respect to the projections, the CVR estimates or the respective assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of NewStar since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. With NewStar’s consent, Houlihan Lokey assumed that any adjustments to the purchase price (as defined in the asset purchase agreement) for the purchased assets (as defined in the asset purchase agreement) pursuant to the asset purchase agreement, merger agreement or otherwise would not be material to its analyses or opinion.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the asset purchase agreement, the merger agreement and all other related documents and instruments referred to in the asset purchase agreement or the merger agreement were true and correct, (b) each party to the asset purchase agreement, the merger agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the transaction would be satisfied without waiver thereof, and (d) the transaction would be consummated in a timely manner in accordance with the terms described in the asset purchase agreement, the merger agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the transaction would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the transaction would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the transaction or NewStar that would be material to its analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final forms of the asset purchase agreement and the merger agreement would not differ in any respect from the drafts of the asset purchase agreement and the merger agreement identified above.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to, and did not, make any physical inspection or independent appraisal of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of NewStar or any other party, including, without limitation, the loans being transferred in the asset sale, nor was Houlihan Lokey provided with any such appraisal in connection with its opinion. Houlihan Lokey did not make an independent evaluation of the adequacy of NewStar’s allowances for loan or credit losses, nor did Houlihan Lokey review any individual loan files, credit memos or assigned asset values. NewStar advised Houlihan Lokey that, in the absence of the transaction, NewStar was not contemplating sales of assets that would generate losses that could be used to offset past or future taxes payable on its income and, at NewStar’s direction, for purposes of its analyses and opinion, Houlihan Lokey assumed that such potential losses would not be realized or utilized by NewStar on a standalone basis and, consequently, had no current value to NewStar. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which NewStar was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which NewStar was or may have been a party or was or may have been subject. Houlihan Lokey noted that, for purposes of its opinion, Houlihan Lokey did not rely upon a review of the publicly available financial terms of other transactions because Houlihan Lokey did not identify a sufficient number of relevant transactions in which Houlihan Lokey deemed the acquired companies to be sufficiently similar to NewStar.

In connection with the rendering of its opinion, Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the transaction or any portion or aspect of the transaction, the securities, assets, business or operations of NewStar or any other party, or any alternatives to the transaction or any portion or aspect of the transaction, (b) negotiate the terms of the transaction or any portion or aspect of the transaction, (c) assist NewStar in structuring the transaction or any portion or aspect of the transaction, or (d) advise the board, NewStar or any other party with respect to alternatives to the transaction or any portion or aspect of the transaction.

Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey did not undertake, and was under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion, including potential changes in U.S. trade and tax laws, regulations and government policies and the enforcement thereof as were or could be proposed by parts of the federal government. Houlihan Lokey did not express any opinion as to the price or range of prices at which common stock could be purchased or sold, or otherwise be transferable, at any time.

Houlihan Lokey’s opinion was furnished for the use of the board (in its capacity as such) in connection with its evaluation of the transaction and may not be used for any other purpose without its prior written consent. Under the terms of Houlihan Lokey’s engagement by NewStar, NewStar agreed that Houlihan Lokey was acting as an independent contractor and that Houlihan Lokey was not acting as an agent or fiduciary of NewStar, the security holders or creditors of NewStar or any other person or entity in connection with its engagement. Houlihan Lokey’s opinion was not intended to be, and did not constitute, a recommendation to the board, NewStar, any security holder or any other party as to how to act or vote with respect to any matter relating to the transaction, any portion or aspect of the transaction or otherwise.

Houlihan Lokey’s opinion only addressed the fairness, from a financial point of view, to the holders of common stock other than the Excluded Stockholders of the merger consideration to be received by such holders (other than the excluded stockholders) pursuant to the merger agreement in connection with the transaction and did not address any other aspect or implication of the transaction or any portion or aspect of the transaction, any related transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise. Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the board, NewStar, its security holders or any other party to proceed with or effect the transaction or any portion or aspect of the transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the transaction, including the form and structure of the merger consideration, or otherwise (other than the merger consideration to the extent expressly specified in the opinion), (iii) the fairness of any portion or aspect of the transaction to the holders of any class of securities, creditors or other constituencies of NewStar, or to any other party, except if and only to the extent expressly set forth in the last sentence of the opinion, (iv) the fairness of any portion or aspect of the transaction taken separately and not as a single, unitary transaction, including, without limitation, the fairness of the purchase price for the purchased assets to be received by NewStar in the asset sale or the fairness of the merger consideration to be received by the holders of common stock in the merger taken separately and not as part of a single, unitary transaction, (v) the relative merits of the transaction or any portion or aspect of the transaction, as compared to any alternative business strategies or transactions that might have been available for NewStar or any other party, (vi) the fairness of any portion or aspect of the transaction to any one class or group of NewStar’s or any other party’s security holders or other constituents vis-à-vis any other class or group of NewStar’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vii) whether or not NewStar, the Asset Buyer, FE Holdco, First Eagle, Merger Sub, any of their respective security holders or any other party was receiving or paying reasonably equivalent value in the transaction, or any portion of the transaction, (viii) the solvency, creditworthiness or fair value of NewStar, the Asset Buyer, FE Holdco, First Eagle, Merger Sub or any other participant in the transaction, or any portion or aspect of the transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (ix) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the transaction, or any portion of the transaction, any class of such persons or any other party, relative to the merger consideration or otherwise. Furthermore, Houlihan Lokey did not express any opinion, counsel or interpretation regarding matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, with the consent of the board, Houlihan Lokey relied on the assessments by the board, NewStar and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to NewStar, the transaction, any portion or aspect of the transaction, or otherwise.

In preparing its opinion to the board, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in Houlihan Lokey’s analyses for comparative purposes is identical to NewStar and an evaluation of the results of those analyses is not entirely mathematical. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful and in selecting the ranges of multiples Houlihan Lokey applied its experience and judgment. The estimates contained in the projections and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of NewStar. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the board in evaluating the transaction. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the merger consideration or of the views of the board with respect to the transaction or the merger consideration. The type and amount of consideration payable pursuant to the merger agreement in connection with the transaction were determined through negotiation between NewStar and the other parties to the transaction, and the decision to enter into the asset purchase agreement and the merger agreement was solely that of the board and the NewStar board of directors.

Financial Analyses

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the board on October 16, 2017. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey calculated an implied value reference range for the merger consideration based on the upfront per share cash consideration of $11.44 per share and the implied value reference range of a contingent value right indicated by Houlihan Lokey’s financial analysis. The CVR estimates prepared and provided by NewStar’s management and approved for Houlihan Lokey’s use by the board contemplated two scenarios, the transaction closing on or prior to December 31, 2017 and the transaction closing after December 31, 2017 and on or prior to March 31, 2018. For purposes of its analyses of the first scenario, Houlihan Lokey considered two approaches: (a) applying discount rates ranging from 1.15% to 1.42% based on interpolated U.S. treasury rates to the projected payment of 30% of the net tax refund to be made promptly after receipt of such refund by First Eagle as provided in the CVR estimates and a discount rate of 5% based on, among other things, the yield on NewStar’s outstanding senior unsecured notes to the projected payment of the remainder of the net tax refund as provided in the CVR estimates and (b) applying discount rates based on interpolated U.S. treasury rates to the projected payments as provided in the CVR estimates and assuming that funds held in escrow following payment would accrue interest at the applicable discount rate. For purposes of the second scenario, Houlihan Lokey also considered two approaches: (a) applying discount rates ranging from 1.39% to 1.42% based on interpolated U.S. treasury rates to the projected payment of 30% of the net tax refund to be made promptly after receipt of such refund by First Eagle as provided in the CVR estimates and a discount rate of 5% based on, among other things, the yield on NewStar’s outstanding senior unsecured notes to the projected payment of the remainder of the net tax refund as provided in the CVR estimates and (b) applying discount rates based on interpolated U.S. treasury rates to the projected payments as provided in the CVR estimates and assuming that funds held in escrow following payment would accrue interest at the applicable discount rate. Houlihan Lokey’s analysis indicated an implied value reference range of $0.77 to $0.99 per contingent value right which, together with the upfront per share cash consideration, indicated an implied value reference range for the merger consideration of $12.21 to $12.43 per share of common stock.

In addition, for purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including net income, adjusted net income, book value and, with respect to NewStar, adjusted book value. “Adjusted net income” generally refers to the amount of the relevant company’s net income for a specified period, as adjusted for certain non-recurring items. We refer to NewStar’s “adjusted book value” as the book value of NewStar as of a specific date, as adjusted to exclude the portion of NewStar’s 8.25% Subordinated Notes recorded in equity due to the issuance of warrants in connection therewith.

Unless the context indicates otherwise, equity values used in the selected companies analysis described below were calculated using the closing price of the common stock of the selected companies listed below as of October 13, 2017, the estimates of future financial performance of NewStar relied upon for the financial analyses described below were based on the projections, and the estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.

Selected Companies Analysis. Houlihan Lokey reviewed certain financial data for selected companies with publicly traded equity securities that Houlihan Lokey deemed relevant. The financial data reviewed included:

•	equity value as a multiple of adjusted net income for the last twelve months, which we refer to as “LTM adjusted net income”;

•	equity value as a multiple of estimated net income for the 2017 fiscal year, which we refer to as “FY 2017E adjusted net income”;

•	equity value as a multiple of estimated net income for the 2018 fiscal year, which we refer to as “FY 2018E adjusted net income”; and

•	equity value as a multiple of book value.

The selected companies and resulting, low, high, median and mean multiples were:

•	Chesswood Group Limited

•	CIT Group Inc.

•	ECN Capital Corp.

•	Element Fleet Management Corp.

•	GATX Corporation

•	Marlin Business Services Corp.

•	PacWest Bancorp

Equity Value to
	Adjusted Net Income			Book Value
	LTM	FY 2017E	FY 2018E
Low	10.3x	10.8x	8.8x	0.88x
High	25.1x	23.4x	17.9x	2.27x
Median	13.8x	16.4x	14.5x	1.26x
Mean	15.8x	16.1x	13.7x	1.38x

Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected multiple ranges of 13.0x to 16.0x to NewStar’s LTM adjusted net income, 15.0x to 18.0x to NewStar’s FY 2017E adjusted net income, 13.0x to 16.0x to NewStar’s FY 2018E adjusted net income, 0.80x to 0.95x to NewStar’s book value and 0.80x to 0.95x to NewStar’s adjusted book value. The selected companies analysis indicated implied value reference ranges per share of common stock of $8.50 to $10.45 based on the LTM adjusted net income multiple, $5.86 to $7.03 based on the FY 2017E adjusted net income multiple, $9.09 to $11.18 based on the FY 2018E adjusted net income multiple, $12.40 to $14.25 based on the book value multiple and $11.43 to $13.35 based on the adjusted book value multiple, as compared to the implied value reference range of the merger consideration of $12.21 to $12.43 per share of common stock pursuant to the merger agreement in connection with the transaction.

Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of NewStar based on the projections. Houlihan Lokey applied a range of terminal value multiples of 13.0x to 16.0x to NewStar’s estimated net income per share for the fiscal year ending December 31, 2020 and discount rates ranging from 11.0% to 13.0%. The discounted cash flow analysis indicated an implied value reference range per share of common stock of $9.58 to $12.44, as compared to the implied value reference range of the merger consideration of $12.21 to $12.43 per share of common stock pursuant to the merger agreement in connection with the transaction.

Other Matters

Houlihan Lokey was engaged by NewStar to act as its financial advisor in connection with the transaction and will receive fees for its services, a substantial portion of which is contingent upon the consummation of the transaction. The board engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to its engagement by NewStar, an engagement fee of $100,000 became payable to Houlihan Lokey upon its engagement, an opinion fee of $600,000 became payable to Houlihan Lokey upon the rendering of its opinion to the board with respect to the proposed transaction and a transaction fee of $1,000,000, against which the engagement fee and the opinion fee are creditable to the extent previously paid, will become payable to Houlihan Lokey upon the consummation of the transaction. In addition, pursuant to NewStar’s request, following the execution of the asset purchase agreement and the merger agreement Houlihan Lokey began assisting NewStar in soliciting proposals from third parties regarding a sale, merger, business combination or other similar transaction involving NewStar or a revised transaction with First Eagle and will become entitled to an opinion fee to be mutually agreed upon the rendering of an opinion with respect to a transaction with a third party and a transaction fee of $1,000,000 upon the consummation of any such transaction. NewStar has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey and certain related parties for certain potential liabilities and arising out of Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, NewStar, the Asset Buyer, FE Holdco, First Eagle or any other party that may be involved in the transaction or any portion or aspect of the transaction and their respective affiliates or any currency or commodity that may be involved in the transaction or any portion or aspect of the transaction. In addition, Houlihan Lokey understood that ORIX Corporation, a stockholder of Houlihan Lokey, and/or one or more of its affiliates, is (i) a participant in a syndicated loan to First Eagle Investment Management, Inc., (ii) an investor in an investment fund that is a member of the GSO Group (as defined below) and (iii) is a lender or a participant in syndicated loans to, and is a limited partner of, one or more members of the Blackstone Group (as defined below).

As the board was aware, Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to NewStar, First Eagle Investment Management, Inc. or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, First Eagle Investment Management, Inc. (which we refer to collectively, with First Eagle Investment Management, Inc., as the “First Eagle Group”), and/or GSO, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, GSO (which we refer to collectively, with GSO, as the “GSO Group”), and/or Blackstone, an affiliate of First Eagle Investment Management, Inc. and GSO, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Blackstone (which we refer to collectively, with Blackstone, as the “Blackstone Group”) for which Houlihan Lokey and its affiliates have received, and may receive, compensation. Among other things Houlihan Lokey has (i) acted as financial advisor to NewStar in connection with its sale of its equipment finance business, which transaction closed in December 2016 for which financial advisory services to NewStar Houlihan Lokey received fees of approximately $1.2 million and (ii) (A) acted as financial advisor to Seneca Mortgage Servicing LLC, which we refer to as “Seneca”, a member of the GSO Group, in connection with its sale of mortgage servicing rights, which transaction closed in September 2017 and (B) acted as financial advisor to GSO in connection with the sale by Seneca of certain assets, which transaction closed in August 2016, (C) acted as financial advisor to Multi Corporation, a member of the Blackstone Group, in its sale of a majority interest in OPG Center-Parking GmbH, which transaction closed in February 2016, (D) acted as financial advisor to a member of the Blackstone Group, in connection with its sale of its German real estate portfolio, which occurred in 2016, (E) acted as a co-manager for a follow-on offering of equity securities by Extended Stay America, a member of the Blackstone Group, in November 2015, and (F) acted as financial advisor to a creditor group, of which an affiliate of GSO was a member, in connection with its interests as a creditor of Smile Brands Group, Inc., which representation was completed in November 2015 for which financial advisory services to GSO, Blackstone and their affiliates Houlihan Lokey received aggregate fees of approximately $9.6 million. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to NewStar, the Asset Buyer, FE Holdco, First Eagle, members of the First Eagle Group, the GSO Group, the Blackstone Group, other participants in the transaction or any portion or aspect of the transaction or certain of their respective affiliates or security holders (including, without limitation, Corsair, which we refer to, together with security holders and affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Corsair, as the “Corsair Group”) in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of its and their respective employees may have committed to invest in private equity or other investment funds managed or advised by First Eagle Investment Management, Inc., GSO, Blackstone, Corsair, other participants in the transaction or any portion or aspect of the transaction or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the First Eagle Group, the GSO Group, the Blackstone Group or the Corsair Group, other participants in the transaction or any portion or aspect of the transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, NewStar, the Asset Buyer, FE Holdco, First Eagle, members of the First Eagle Group, the GSO Group, the Blackstone Group or the Corsair Group, other participants in the transaction or any portion or aspect of the transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Certain NewStar Unaudited Prospective Financial Information

NewStar does not as a matter of course make public projections as to future earnings or other results given, among other reasons, the uncertainty of the underlying assumptions and estimates. In connection with the proposed transaction, NewStar’s management prepared and provided selected unaudited prospective financial information as summarized below.

The projections were not prepared with a view to public disclosure and the projections are included in this proxy statement because such information was provided to certain parties in connection with the proposed transaction. Such information was reviewed by the board in its evaluation of the proposed transaction and also provided to NewStar’s financial advisors, Credit Suisse and Houlihan Lokey. The same projections were provided to each of Credit Suisse and Houlihan Lokey and such projections are referred to as the “forecasts” in the section “Opinion of Credit Suisse Securities (USA) LLC” set forth above and are referred to as the “projections” in the section “Opinion of Houlihan Lokey Capital, Inc.” set forth above. The projections were approved by the board for Credit Suisse’s and Houlihan Lokey’s use and reliance in connection with their respective financial analyses and opinions as described under “Opinions of NewStar’s Financial Advisors”. The projections were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States, which we refer to as “GAAP”, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. No reconciliation of non-GAAP financial measures in the projections to GAAP measures was created or used during the sale process. Furthermore, neither KPMG LLP, our independent auditor, nor any other independent accountant has examined, reviewed, compiled or otherwise applied procedures to the projections and, accordingly, assumes no responsibility for, and expresses no opinion on, them. The projections included in this proxy statement have been prepared by, and are the responsibility of, our management.

A summary of the material non-public unaudited prospective financial information that was included in the projections is set forth below:

($ in millions except per share amounts)	2017E		2018E		2019E		2020E
Total Origination Volume	$1,646		$2,175		$2,584		$2,721
Ending Period AUM	7,161	(1)	7,830		8,349		9,247
Net Interest Income	59		67		60		72
Non-Interest Income	27		40		47		56
Net Income	16		29		31		41
Book Value Per Share	$15.68		$16.94		$17.65		$18.62
Leverage (Debt/Equity)	4.8	x	4.5	x	3.0	x	2.6	x
Return on Average Equity(2)	2.5%		4.5%		4.8%		6.0%
Tangible Book Value	$627		$608		$641		$683
Dividends	3		3		3		3

Although a summary of the projections is presented with numerical specificity, the projections reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared, taking into account the relevant information available to management at the time. However, this information is not fact and should not be relied upon as necessarily indicative of actual future results. Important factors that may affect actual results and cause the projections not to be achieved include general economic conditions, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures and changes in tax laws. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the merger or the asset sale. Further, the projections do not take into account the potential consequences should the merger and asset sale fail to be consummated, and should not be viewed in that context. As a result, there can be no assurance that the projections will be realized, and actual results may be materially better or worse than those contained in the projections. The inclusion of this information should not be regarded as an indication that the board, our management, our advisors or other representatives or any other recipient of this information considered, or now considers, the projections to be material information of NewStar or predictive of actual future results nor should it be construed as financial guidance, and it should not be relied upon as such.

The summary of the projections is not included in this proxy statement in order to induce any stockholder to vote in favor of the merger proposal or the asset sale proposal or any of the other proposals to be voted on at the special meeting or to influence any stockholder to make any investment decision with respect to the merger and asset sale, including whether or not to seek appraisal rights with respect to our common stock. NewStar has made no representation to First Eagle or the Asset Buyer, in the merger agreement, asset purchase agreement or otherwise, concerning the projections.

(1)	Does not include credit mark on Arch Street CLO portfolio, loans held for sale portfolio and debt security portfolio incurred in the first half of 2017 in the aggregate amount of approximately $3 million. Including this credit mark, the 2017E ending period AUM would be $7,158 million.
(2)	Based on average book value of equity for trailing five quarters. Based on average book value of equity for trailing four quarters, 2018E and 2020E return on average equity would be 4.6% and 5.9%, respectively.

The projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding NewStar contained in our public filings with the SEC. The projections are forward-looking statements. For information on factors that may cause our future results to materially vary, see “Cautionary Statement Concerning Forward-Looking Statements”.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the projections to reflect circumstances existing after the date when NewStar prepared the projections or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the projections are shown to be in error. In light of the foregoing factors and the uncertainties inherent in the projections, stockholders are cautioned not to rely on the projections included in this proxy statement.

NewStar’s Current Expectations Regarding the Contingent Value Rights

As described in this proxy statement, each holder of a contingent value right will have the right to receive a pro-rata share of amounts attributable to certain post-closing U.S. federal and state income tax refunds received by NewStar as a result of losses recognized upon the closing of the asset sale. Under current law, these losses may be carried back to the two taxable years prior to, and interim period ending on, the closing date of the transactions. NewStar currently expects the income tax refunds received to total approximately $41.6 million if the closing occurs in 2017 (which would result in payments of approximately $1.00 in the aggregate for each contingent value right) or approximately $35.0 million if the closing occurs in the first quarter of 2018 (which would result in payments of approximately $0.84 in the aggregate for each contingent value right). Such expectations differ from the projections previously prepared by management (and summarized below in “Summary of Projections Provided to NewStar’s Financial Advisors Regarding the Contingent Value Rights”) that were provided to NewStar’s financial advisors primarily due to management’s updated expectations that NewStar’s full fiscal year 2017 earnings will be lower than management previously estimated and due to lower estimated state tax refunds as a result of applicable state alternative minimum requirements.

Under the merger agreement, the holders of the contingent value rights will receive a payment of 30% of each tax refund (net of certain adjustments) promptly after First Eagle receives such refund and 60% of the net tax refund will be disbursed upon approval by the JCT, with the remaining amount disbursed upon the earlier of the expiration of the applicable statute of limitations and the completion by the IRS of any audit for the applicable tax year.

NewStar currently expects to be able to file for these refunds by the third quarter of 2018 and receive the tax refunds by the fourth quarter of 2018, except that if the closing occurs in 2017, NewStar estimates that it can file the tax refund for NewStar’s estimated federal taxes paid in 2017 in the first quarter of 2018 and receive such refund in the first quarter of 2018. These refund filings (other than with respect to the refund for NewStar’s estimated federal taxes paid in 2017) can only be made after the purchase price for the asset sale is finally determined pursuant to certain post-closing adjustment procedures and allocated for tax purposes among the purchased assets, as further described in “The Merger Agreement and the Asset Purchase Agreement—Asset Purchase Agreement—Payment of the Asset Sale Consideration” on page [●].

In addition, recently proposed tax legislation could adversely affect the availability of tax loss carrybacks—see “—Recent Developments Potentially Affecting the Contingent Value Rights”, below.

The following table presents the current expectation of NewStar management as to the expected amount, and possible timing, of payments to the holders of the contingent value rights. However, as such payments are subject to approvals by the IRS, JCT and other taxing authorities and current tax law (which is subject to change), there can be no assurance that any payment will be made under the contingent value rights, or the amount or timing of any such payment.

Assuming a 2017 closing of the merger and asset sale[3]
Refund Filing	Anticipated receipt by NewStar of Refunds Fourth Quarter 2018 (except as noted below)	Distribution of 30% to CVR holders promptly upon receipt Fourth Quarter 2018 (except as noted below)	Distribution of Remainder of Refund (estimated between second quarter of 2019 and third quarter of 2021)
File “quick refund” of estimated federal taxes paid in 2017 (First Quarter 2018)	$6.6 million (First Quarter 2018)	$2.0 million (First Quarter 2018)	$4.6 million
File carryback claim for 2015 federal taxes paid (Third Quarter 2018)	$7.7 million	$2.3 million	$5.4 million
File carryback claim for 2016 federal taxes paid (Third Quarter 2018)	$24.5 million	$7.4 million	$17.1 million
File 2017 final state tax return (Third Quarter 2018)	$2.1 million	$0.6 million	$1.5 million
File carryback claim for 2015 and 2016 state taxes paid (Third Quarter 2018)	$0.7 million	$0.2 million	$0.5 million
Total	$41.6 million	$12.5 million	$29.1 million

Assuming a First Quarter 2018 closing of the merger and asset sale[4]
Refund Filing	Anticipated Refund to be received by NewStar Fourth Quarter 2018	Distribution of 30% to CVR holders promptly upon receipt Fourth Quarter 2018	Distribution of Remainder of Refund (estimated between second quarter of 2019 and third quarter of 2021)
File carryback claim for 2016 federal taxes paid (Third Quarter 2018)	$24.5 million	$7.4 million	$17.1 million
File carryback claim for 2017 federal taxes paid (Third Quarter 2018)	$9.5 million	$2.9 million	$6.6 million
File 2017 and 2018 final state tax return (Third Quarter 2018)	$0.6 million	$0.2 million	$0.4 million
File carryback claim for 2016 state taxes paid (Third Quarter 2018)	$0.4 million	$0.1 million	$0.3 million
Total	$35.0 million	$10.6 million	$24.4 million

[3]	In addition, this table assumes that NewStar’s 2017 tax returns have been filed by the second quarter 2018.
[4]	In addition, this table assumes that NewStar’s 2017 tax returns and final 2018 tax returns have been filed by the third quarter 2018.

Summary of Projections Provided to NewStar’s Financial Advisors Regarding the Contingent Value Rights

In connection with the board’s evaluation of the proposed transaction prior to NewStar entering into the merger agreement and asset purchase agreement, NewStar’s management prepared and provided prospective information regarding the timing of payments with respect to contingent value rights. Such information was approved by the board for Credit Suisse’s and Houlihan Lokey’s use and reliance in connection with their respective financial analyses and opinions. The same information was provided to each of Credit Suisse and Houlihan Lokey and such projections are referred to as “tax information” in the section “Opinion of Credit Suisse Securities (USA) LLC” set forth above and are referred to as “CVR estimates” in the section “Opinion of Houlihan Lokey Capital, Inc.” set forth above. A summary of these projections is included in this proxy statement in order to provide stockholders additional information regarding the contingent value rights and information in respect thereof made available to the board and NewStar’s financial advisors.

The timing of JCT approval and completion of IRS audits is not necessarily predictable, so the contingent value rights were analyzed by Credit Suisse and Houlihan Lokey assuming, per NewStar management, payments of the remaining funds were made to holders of the contingent value rights nine months, 18 months and three years after the tax refund filings are expected to be made in the third quarter of 2018.

Numbers in tables reflect rounding to nearest hundred thousand.

Assuming a 2017 closing of the merger and asset sale
Refund Filing	Anticipated receipt by NewStar of Refunds Fourth Quarter 2018 (except as noted below)	Distribution of 30% to CVR holders promptly upon receipt Fourth Quarter 2018 (except as noted below)	Distribution of Remainder of Refund (estimated between second quarter of 2019 and third quarter of 2021)
File “quick refund” of estimated federal taxes paid in 2017 (First Quarter 2018)	$5.6 million (First Quarter 2018)	$1.7 million (First Quarter 2018)	$3.9 million
File carryback claim for 2015 federal taxes paid (Third Quarter 2018)	$7.7 million	$2.3 million	$5.4 million
File carryback claim for 2016 federal taxes paid (Third Quarter 2018)	$25.5 million	$7.7 million	$17.8 million
File 2017 final state tax return (Third Quarter 2018)	$2.1 million	$0.6 million	$1.5 million
File carryback claim for 2015 and 2016 state taxes paid (Third Quarter 2018)	$0.7 million	$0.2 million	$0.5 million
Total	$41.6 million	$12.5 million	$29.1 million

Assuming a First Quarter 2018 closing of the merger and asset sale
Refund Filing	Anticipated Refund to be received by NewStar Fourth Quarter 2018	Distribution of 30% to CVR holders promptly upon receipt Fourth Quarter 2018	Distribution of Remainder of Refund (estimated between second quarter of 2019 and third quarter of 2021)
File carryback claim for 2016 federal taxes paid (Third Quarter 2018)	$25.5 million	$7.7 million	$17.8 million
File carryback claim for 2017 federal taxes paid (Third Quarter 2018)	$8.5 million	$2.5 million	$5.9 million
File 2017 final state tax return (Third Quarter 2018)	$2.1 million	$0.6 million	$1.5 million
File carryback claim for 2016 state taxes paid (Third Quarter 2018)	$0.6 million	$0.2 million	$0.4 million
Total	$36.6 million	$11.0 million	$25.6 million

Although a summary of the information set forth in all of the tables above are presented with numerical specificity, the projections reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared, taking into account the relevant information available to management at the time. However, this information is not fact and should not be relied upon as necessarily indicative of actual future results. Important factors that may affect actual results and cause the projections not to be achieved include disputes with the IRS or other taxing authorities regarding the refunds, the possibility that the JCT will not approve such refunds and changes in tax laws.

Recent Developments Potentially Affecting the Contingent Value Rights

On November 2, 2017, the House Ways and Means Committee released the Tax Bill, which, if enacted in its current form, would eliminate the ability to carryback NOLs, arising in tax years beginning after 2017, subject to limited exceptions not relevant to the contingent value rights. As a result, if the Tax Bill were enacted as is and the transactions contemplated by the asset purchase agreement were to close in 2018, NewStar would not be able to carryback the losses generated in connection with the closing of the asset sale, and as such, holders of the contingent value rights would not be entitled to any payments thereunder. However, the Tax Bill has not yet been considered or voted upon by the full House of Representatives, and the Senate’s proposed tax reform bill has not yet been released. As a result, there is substantial uncertainty as to whether the Tax Bill will be enacted or, if enacted, whether the final legislation will limit the carryback of NOLs to the same extent, if at all, as provided in the Tax Bill. Accordingly, holders are urged to consult their tax advisors regarding this issue.

Financing of the Transactions

First Eagle’s obligations under the merger agreement are not subject to any financing condition. First Eagle will use the proceeds from the asset sale, and other cash available to NewStar at closing, to pay a portion of the upfront merger consideration, with any remaining amount required to make such payments to be funded by First Eagle with its available cash on hand or borrowings under its existing credit facilities.

In addition, while the Asset Buyer’s obligations under the asset purchase agreement are not subject to any financing condition, concurrently with the signing of the asset purchase agreement:

•	a wholly owned subsidiary of the Asset Buyer entered into a debt commitment letter with Wells Fargo providing for acquisition financing under a secured revolving credit facility of up to $1.6 billion and a debt commitment letter with CDPQ providing for acquisition financing of a term loan of at least $225 million; and

•	the Asset Buyer entered into an equity commitment letter with the GSO Fund, a newly-created investment fund managed by GSO, providing for equity financing of up to $850 million.

The GSO Fund

The GSO Fund was formed for the purpose of the asset sale and it has obtained commitments from its limited partners of $850 million for the closing of the asset sale to pay the purchase price. The general partner of the GSO Fund has assigned to NewStar the right to issue capital contribution notices to the limited partners of the GSO Fund (and of any feeder fund thereof) and to seek to cause such limited partners to contribute capital to the GSO Fund (and any feeder fund thereof) in accordance with the terms of the limited partnership agreement of the GSO Fund (and any feeder fund thereof). NewStar may only exercise such rights if:

•	the termination fee deposit has not been made in the deposit account by 5:00 p.m. New York time on November 15, 2017;

•	the general partner of the GSO Fund (and any feeder funds thereof) has not delivered capital contribution notices to each of the limited partners by the date that is the eleventh calendar day prior to the anticipated closing date, which notices must provide for the capital contributions to be made within ten calendar days and that if funded would, together with the proceeds of the debt financing and the termination fee deposit, be sufficient for the Asset Buyer to have the funds required to close the asset sale;

•	such capital contribution notices have been delivered to the limited partners but one or more limited partners has failed to fund the entire amount set forth in its respective notice when required, subject to the Asset Buyer’s closing conditions under the asset purchase agreement have been satisfied (or in the case of conditions that by their nature are only to be satisfied at the closing, would be satisfied if the closing were to occur on the anticipated closing date); or

•	the closing has not occurred and:

•	the Asset Buyer’s closing conditions under the asset purchase agreement have been satisfied (other than those conditions that, by their nature, are to be satisfied at the closing (but subject to the satisfaction of such conditions at the closing) at the time when the closing is required to occur pursuant to the asset purchase agreement;

•	the debt financing has been funded or will be funded at the closing on the terms set forth in the debt commitment letters; and

•	NewStar has confirmed to the Asset Buyer that if specific performance is granted, then NewStar is ready, willing and able to consummate the closing on a timely basis and will take such actions required of it to effect the closing.

Equity Financing

Funding of the equity financing from the GSO Fund is subject to the conditions provided in the equity commitment letter, which include:

•	the Asset Buyer’s closing conditions under the asset purchase agreement are satisfied, other than those conditions that by their nature are to be satisfied at the closing, but subject to the prior or substantially concurrent satisfaction of such conditions;

•	the substantially simultaneous funding of (A) the debt financing (or any alternate financing that has been obtained) and (B) the equity contribution by the limited partners of the GSO Fund (and any feeder funds thereof) in an amount that (together with the funds in the deposit account) is sufficient to fund the purchase price; and

•	the substantially simultaneous closing of the asset sale.

•	The GSO Fund will not be permitted to assert a failure of the condition in the bullet immediately above if the GSO Fund’s failure to fund its equity commitment shall have been the cause of the failure of the closing.

The obligations of GSO Fund to fund the equity financing will terminate automatically and immediately upon the earliest to occur of:

•	the closing of the asset sale; and

•	the termination of the asset purchase agreement.

NewStar is party to the equity commitment letter for the purpose of enforcing the GSO Fund’s obligation to fund the equity commitment to Buyer. NewStar is only permitted to enforce such obligations by specific performance against the Asset Buyer to the permitted under the asset purchase agreement as further described below in “Asset Purchase Agreement—Specific Performance”.

Debt Financing

The commitment of each lender under its respective debt commitment letter expires upon the earliest to occur of:

•	the termination of the asset purchase agreement without consummation of the asset sale;

•	April 23, 2018, unless the lender, in its discretion, agrees to an extension;

•	the consummation of the asset sale with or without the funding of the debt facilities;

•	the date NewStar (or its affiliates) enters into a purchase agreement relating to the asset sale that is not GSO or an affiliate thereof; and

•	the mutual agreement of the lender and Asset Buyer.

The definitive documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this document.

The Asset Buyer has agreed to use reasonable best efforts to obtain the debt financing on the terms and conditions described in the debt commitment letters. If any portion of the debt financing becomes unavailable in the manner contemplated in the debt commitment letters, the Asset Buyer has agreed to use its reasonable best efforts to arrange as promptly as practicable alternative debt financing on terms and conditions not materially less favorable to NewStar than those contained in the debt commitment letters and in an amount, together with the available amounts under the other commitment letters, that is sufficient to consummate the asset sale.

The availability of the debt facilities is subject, among other things, to:

•	there not having been a material adverse effect;

•	consummation of the asset sale prior to or substantially concurrently with the initial borrowing under the debt facility;

•	the equity financing contemplated by the equity commitment letter has been made, or substantially concurrently with the initial funding of the debt facility will be made, in at least an amount equal to $360,000,000;

•	payment of the lenders’ fees and expenses;

•	execution of definitive facilities documentation and delivery of certain closing documents (including, among others, a solvency certificate, a borrowing base certificate and customary legal opinions);

•	delivery of all “know your customer” and anti-money laundering documentation and other information; and

•	the accuracy of certain representations and warranties.

As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event that the debt financing described herein is not available. Although the debt financing described above is not subject to a due diligence or “market out”, such financing may not be considered assured.

Interests of NewStar’s Directors and Executive Officers in the Transactions

Members of the board and our executive officers have various interests in the merger described in this section that may be different from, or in addition to, the interests of our stockholders generally. You should keep this in mind when considering the recommendation of the board for the approval of the merger proposal and the asset sale proposal. The members of the board were aware of these interests and considered them at the time they approved the merger agreement and the asset purchase agreement and in making their recommendation that our stockholders approve the merger proposal and asset sale proposal the other transactions contemplated by the merger agreement.

Treatment of Equity Awards

Under the merger agreement, the equity-based awards held by our directors and named executive officers will be treated as described in the section entitled “The Merger Agreement and the Asset Purchase Agreement—Merger Agreement—Treatment of Employee Stock Options and Restricted Stock”.

The following table sets forth the cash proceeds that each of our non-employee directors and executive officers would receive at the closing of the merger in respect of their outstanding restricted stock awards and stock options, in each case, based on the number of shares subject to each equity award held as of November 8, 2017, the treatment of such equity awards pursuant to the terms of the merger agreement and the merger consideration. Accordingly, the table describes payments in respect of equity awards that may vest prior to the completion of the merger based upon the completion of continued service and independent of the occurrence of the merger.

Name	Restricted Stock (#)	Restricted Stock ($)(1)	Options (#)	Options ($)(2)	Estimated Total Cash Consideration for Equity Awards ($)
Timothy J. Conway	79,466	988,557	—	—	988,557
John K. Bray	35,934	447,019	—	—	447,019
Patrick F. McAuliffe	50,390	626,852	—	—	626,852
Mark du Four	50,390	626,852	—	—	626,852
Daniel McCready	44,351	551,726	—	—	551,726
Charles N. Bralver	7,731	96,174	—	—	96,174
Richard Thornburgh	10,309	128,244	—	—	128,244
Frank R. Noonan	10,309	128,244	10,000	23,300	151,544
Maureen O’Hara	10,309	128,244	10,000	23,300	151,544
Brian L.P. Fallon	10,309	128,244	10,000	23,300	151,544
Bradley E. Cooper	7,731	96,174	5,000	11,650(3)	107,824

(1)	Dollar amounts in this column represent the number of shares of unvested restricted stock being cancelled in exchange for the merger consideration in the transaction, multiplied by the aggregate cash consideration per share expected to be received of (i) the upfront merger consideration of $11.44 per share and (ii) an assumed contingent value right payment of $1.00 per share to be paid over time as outlined elsewhere in this proxy statement. This represents the maximum estimated payment under each contingent value right and is based on an assumption that the transaction will close in 2017. If the transaction closes in 2018, the expected total payments relating to shares of restricted stock, including payments of $0.84 per share relating to the contingent value rights, are estimated to be $975,842 for Mr. Conway, $441,269 for Mr. Bray, $618,789 for each of Messrs. McAuliffe and du Four, $544,630 for Mr. McCready, $94,936 for each of Messrs. Bralver and Cooper and, $126,594 for each of Messrs. Thornburgh, Noonan and Fallon and Ms. O’Hara.
(2)

Dollar amounts in this column represent the total number of shares subject to outstanding options, whether vested or unvested, multiplied by the aggregate cash consideration per share expected to be received as a result of the transaction, with an assumed contingent value right payment of $1.00 per share as described in footnote (1) based on an assumption that the transaction will close in 2017, in each case, less the aggregate exercise price of the related options. If the transaction closes in 2018, the expected total payments relating to stock options, including payments of $0.84 per share relating to the contingent value rights, are estimated to be $13,300 for each of Messrs. Noonan and Fallon and

Ms. O’Hara, and $6,650 for Mr. Cooper, with total payments relating to both restricted stock and options of $139,894 for each of Messrs. Noonan and Fallon and Ms. O’Hara, and $101,586 for Mr. Cooper.
(3)	For Mr. Cooper, the dollar amount is determined based on the 5,000 options held by CZPM. Mr. Cooper is a stockholder of Capital Z GP and CZPM and an officer and co-owner of CZPM. Mr. Cooper may be deemed to be part of a group along with CZPM, Capital Z III GP, Capital Z III LP, and Capital Z III, and may be deemed to be the beneficial owner of the securities held by such entities, although Mr. Cooper disclaims beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein (within the meaning of Rule 16a-1 of the Securities Exchange Act) in an indeterminate portion of the securities beneficially owned by such entities.

Change in Control and Employment and Severance Arrangements

The Company has entered into an employment agreement with each of Timothy Conway, John Bray, Patrick McAuliffe, Mark du Four and Daniel McCready (collectively, our “named executive officers”). The agreements specify the terms of employment for our named executive officers and compensation due upon certain termination events, including termination of employment without cause, or resignation for good reason, within two years from the date of a change in control of the Company (a “qualifying termination”). The transactions contemplated by the merger agreement will qualify as a change of control. A termination of employment by an executive officer would be for “good reason” if the officer experienced a reduction in base salary from the base salary then in effect, or if he were relocated more than 20 miles from the Company’s principal place of business. For Messrs. Conway and Bray, “good reason” would also include a material diminution of duties, which includes an assignment of duties inconsistent with or significantly different from the duties, responsibilities and status as an officer and executive of a public company. Further for Mr. Conway, “good reason” would also include any requirement to not report directly to the Board of Directors, or a materially adverse change in incentive plan structure or terms. For each named executive officer, these severance benefits are estimated and quantified in the table below and generally include the following: the payment of two times the named executive officer’s base salary; a pro-rated bonus for the year of termination (pro-rated through the termination date based on the target bonus for the year); an amount equal to two times the executive’s target incentive bonus in respect of the year in which the termination occurs; the continuation of health benefits for a two-year period following termination; and accelerated vesting of equity awards.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table below presents the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to NewStar’s named executive officers. This merger-related compensation is subject to a non-binding advisory vote of NewStar’s stockholders, as set forth in Proposal 3 to this proxy statement.

The amounts set forth in the table below have been calculated assuming, solely for purposes of this golden parachute disclosure, that the merger is consummated on December 31, 2017; where applicable, the upfront merger consideration of $11.44 and a contingent value right that may provide up to an additional $1.00 in payments; and that each named executive officer experiences a qualifying termination of employment as of December 31, 2017. The amounts indicated below are estimates of amounts that would be payable to the named executive officers, and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions based on the timing of the closing of the transaction and other assumptions described in this proxy statement. Some of the assumptions are based on information not currently available and, as a result the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

	Golden Parachute Compensation(1)
	Cash ($)(2)	Equity ($) (3)	Perquisites/ Benefits ($) (4)	Other ($) (5)	Total ($)
Timothy Conway	6,750,000	988,557	48,484	—	7,787,041
John Bray	3,150,000	447,019	38,330	—	3,635,349
Patrick McAuliffe	3,750,000	626,852	48,484	24,248	4,449,584
Mark du Four	3,750,000	626,852	48,484	24,248	4,449,584
Daniel McCready	3,150,000	551,726	38,330	—	3,740,056

(1)	Amounts reflected in the above table under the “Cash” and “Perquisites/Benefits” columns are attributable to double-trigger arrangements (i.e., the amounts are triggered by a qualifying termination of employment of the named executive officer within two years following a change of control) and are payable under the applicable employment agreement. Amounts set forth under the “Equity” and “Other” columns are expected to become payable in connection with the transactions without respect to whether there is a qualifying termination.
(2)	For each named executive officer, amounts in this column consist of (i) a lump sum severance payment equal to two times his annual base salary as of the date of the assumed termination, (ii) a lump sum payment equal to two times his target bonus for the current year and (iii) a lump sum payment in an amount equal to a pro-rated portion of his target bonus for the current year, from the beginning of the year through the termination date.

The following table breaks down the amounts in this column by type of payment:

Name	2x Annual Base Salary ($)	2x Target Bonus ($)	Pro-rated bonus ($)
Timothy Conway	1,500,000	3,500,000	1,750,000
John Bray	900,000	1,500,000	750,000
Patrick McAuliffe	750,000	2,000,000	1,000,000
Mark du Four	750,000	2,000,000	1,000,000
Daniel McCready	750,000	1,600,000	800,000

(3)	For each named executive officer, amounts in this column reflect the aggregate dollar value of restricted stock awards for which vesting would be accelerated under the merger agreement, based on the upfront merger consideration of $11.44 per share and an assumed $1.00 contingent value payment, which assumes a closing of the transactions in 2017. If the transaction closes in 2018, the expected total value of payments, including payments of $0.84 per share relating to the contingent value rights, are estimated to instead be $975,842 for Mr. Conway, $441,269 for Mr. Bray, $618,789 for each of Messrs. McAuliffe and du Four, and $544,630 for Mr. McCready.

The following table breaks down the amounts payable to the named executive officers with respect to outstanding restricted stock awards (a) at the upfront merger consideration of $11.44 per share, (b) assuming an aggregate of $1.00 in CVR payments per share, and (c) alternatively, assuming an aggregate of $0.84 in CVR payments per share:

Name	Restricted Stock (#)	Upfront Merger Consideration of $11.44 per share ($)	CVR at $1.00 ($)	CVR at $0.84 ($)
Timothy Conway	79,466	909,091	79,466	66,751
John Bray	35,934	411,085	35,934	30,185
Patrick McAuliffe	50,390	576,462	50,390	42,328
Mark du Four	50,390	576,462	50,390	42,328
Daniel McCready	44,351	507,375	44,351	37,255

(4)	For each named executive officer, amounts in this column represent the value of the continuation of health benefits for two years.
(5)	Amounts in this column represent anticipated payments in respect of the early termination of the Company’s 2016 Co-Investment Plan in which two named executive officers participate. Payments represent the estimated fair market value of the equity instruments underlying such plan, and are expected to be paid in a single-trigger lump sum shortly after closing.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of common stock. This discussion applies only to U.S. holders that hold common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, which we refer as the “Code”, and that exchange shares of such common stock in the merger in return for cash and contingent value rights. This discussion does not address the consequences of the merger to holders who receive cash pursuant to the exercise of appraisal rights. This discussion does not describe all of the tax consequences that may be relevant to a U.S. holder in light of the U.S. holder’s particular circumstances or to U.S. holders subject to special rules, such as:

•	dealers in securities;

•	traders subject to a mark-to-market method of tax accounting with respect to common stock;

•	persons holding common stock as part of a straddle, hedging transaction, conversion transaction, integrated transaction or constructive sale transaction;

•	persons whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons who acquired common stock through the exercise of employee stock options or otherwise as compensation;

•	certain financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	insurance companies;

•	persons who own or are deemed to own 10% or more of shares of common stock;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”; or

•	persons who are not U.S. holders.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding common stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the merger to them.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final and temporary Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect, and to differing interpretations. This discussion is for general information only and should not be construed as tax advice or a substitute for careful tax planning. It is a summary and does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the merger. Tax considerations under state, local and foreign laws and alternative minimum tax considerations are not addressed.

For purposes of this discussion, we refer to the term “U.S. holder” as a beneficial owner of common stock that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration, and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Consequences of the Merger Generally

The exchange of common stock for cash and contingent value rights in the merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. holder recognizes, and the timing and potentially the character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the contingent value right, with respect to which there is substantial uncertainty.

The merger consideration consists of cash and contingent value rights; consequently, the receipt of the merger consideration may be treated as either a “closed transaction” or an “open transaction” for U.S. federal income tax purposes. The installment method of reporting any gain attributable to the receipt of a contingent value right will not be available because the common stock is traded on an established securities market. The following sections discuss the U.S. federal income tax consequences of the receipt of the merger consideration in the event it is treated as an open transaction and, alternatively, in the event it is treated as a closed transaction. There is no authority directly addressing whether contingent payment rights with characteristics similar to the rights under a contingent value right should be treated as “open transactions” or “closed transactions”, and such question is inherently factual in nature. Accordingly, holders are urged to consult their tax advisors regarding this issue. The contingent value rights also may be treated as debt instruments for U.S. federal income tax purposes. However, as such treatment is unlikely, the discussion below does not address the tax consequences of such a characterization. We urge you to consult your tax advisor with respect to the proper characterization of the receipt of a contingent value right.

Receipt of the Contingent Value Rights

Treatment as Closed Transaction

If the value of the contingent value rights can be “reasonably ascertained”, the transaction should generally be treated as a “closed transaction” for U.S. federal income tax purposes, in which event a U.S. holder should generally recognize capital gain (or loss) for U.S. federal income tax purposes upon consummation of the merger equal to the positive (or negative) difference between (x) the sum of (i) the fair market value of the contingent value rights received and (ii) the amount of cash received, and (y) such U.S. holder’s adjusted tax basis in the shares of common stock surrendered pursuant the merger.

If the transaction is “closed” for U.S. federal income tax purposes, a U.S. holder’s initial tax basis in the contingent value rights will equal the fair market value of the contingent value rights on the date of the consummation of the merger. The holding period of the contingent value rights will begin on the day following the date of the consummation of the merger.

Treatment as Open Transaction

The receipt of the contingent value rights would generally be treated as an “open transaction” if the value of the contingent value rights cannot be “reasonably ascertained”. If the receipt of the merger consideration is treated as an “open transaction” for U.S. federal income tax purposes, a U.S. holder would first recover its adjusted tax basis in the common stock surrendered pursuant to the merger and then should generally recognize (i) capital gain, if any, for U.S. federal income tax purposes upon consummation of the merger if and to the extent the amount of cash received exceeds such U.S. holder’s adjusted tax basis in the shares of common stock surrendered in the merger or (ii) capital loss, if any, only after all payments in respect the contingent value rights have been received or it is determined that no further payments in respect of the contingent value rights can be received. Gain or loss recognized in the transaction must be determined separately for each identifiable block of common stock surrendered pursuant to the merger (i.e., shares of common stock acquired at the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if the holder’s holding period in the shares of common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax. Subject to the Section 483 rules discussed below under “Payments Under the Contingent Value Rights”, if the transaction is “open” for U.S. federal income tax purposes, the contingent value rights would not be taken into account in determining the holder’s taxable gain upon receipt of the merger consideration and a U.S. holder would take no tax basis in the contingent value rights, but would generally recognize capital gain as payments with respect to the contingent value rights are made or deemed made in accordance with the U.S. holder’s regular method of accounting, but only to the extent the sum of such payments (and all previous payments under the contingent value rights), together with the amount received upon consummation of the merger discussed above, exceeds such U.S. holder’s adjusted tax basis in the shares of common stock surrendered pursuant the merger.

It is the position of the IRS, as reflected in Treasury Regulations, that only in “rare and extraordinary cases” is the value of property so uncertain as to warrant “open transaction” treatment.

Payments Under the Contingent Value Rights

Treatment as Closed Transaction

There is no authority directly on point with respect to the treatment of payments similar to those under the contingent value right. You should therefore consult your tax advisor as to the taxation of such payments. Under characterization as a “closed transaction”, a payment with respect to each contingent value right would likely be treated as a non-taxable return of a U.S. holder’s adjusted tax basis in the contingent value right to the extent thereof. A payment in excess of such amount may be treated as either (i) payment with respect to a sale of a capital asset, (ii) income taxed at ordinary rates, or (iii) dividends. Additionally, it is possible that, were a payment to be treated as being with respect to the sale of a capital asset, a portion of such payment would constitute imputed interest under Section 483 of the Code (as described directly above under “Treatment as Open Transaction”).

Treatment as Open Transaction

If the transaction is treated as an “open transaction”, a payment in the future to a U.S. holder of a contingent value right should be treated as a payment under a contract for the sale or exchange of shares of common stock to which Section 483 of the Code applies. Under Section 483 of the Code, a portion of a payment made pursuant to the contingent value right more than one year after the date of the exchange of the shares of common stock for the merger consideration will be treated as interest, which will be ordinary income to the U.S. holder of the contingent value right. The interest amount will equal the excess of the amount received over its present value at the consummation of the merger, calculated using the applicable federal rate as the discount rate and using such U.S. holder’s regular method of accounting (such amount being taken into account when paid, in the case of a cash method holder, and, when fixed, in the case of an accrual method holder). The portion of the payment pursuant to the contingent value right that is not treated as interest under Section 483 of the Code should be treated as gain from the sale of a capital asset (or as recovery of the adjusted tax basis in shares of common stock), as discussed above.

Due to the legal and factual uncertainty regarding the valuation and tax treatment of the contingent value right, you are urged to consult your tax advisor concerning the tax consequences resulting from the receipt of the contingent value right in the merger.

Backup Withholding

Payments made in exchange for shares of common stock generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding currently at a rate of 28%. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return IRS Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular circumstances as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under any state, local or foreign tax laws.

Regulatory Approvals

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. On October 30, 2017, BCP CC Holdings, L.P., which is the “ultimate parent entity” of First Eagle, NewStar and the Asset Buyer filed their respective Notification and Report Forms with the Antitrust Division and the FTC.

THE MERGER AGREEMENT AND THE ASSET PURCHASE AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this document as Annex A and which is incorporated by reference into this document and of the asset purchase agreement, a copy of which is attached to this document as Annex B and which is incorporated by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement or asset purchase agreement that is important to you. We encourage you to carefully read the merger agreement and the asset purchase agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this document.

Explanatory Note Regarding the Merger Agreement and the Asset Purchase Agreement

The following summary of the merger agreement and asset purchase agreement, and the copy of the merger agreement attached as Annex A to this document and the copy of the asset purchase agreement attached as Annex B to this document, are intended to provide information regarding the terms of the merger agreement and asset purchase agreement and are not intended to provide any factual information about NewStar or modify or supplement any factual disclosures about NewStar in its public reports filed with the SEC. In particular, the merger agreement, the asset purchase agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to NewStar.

The merger agreement and asset purchase agreement contain representations and warranties by and covenants of NewStar, First Eagle, FE Holdco, Merger Sub and the Asset Buyer that were made only for purposes of such agreements and as of specified dates. The representations, warranties and covenants in the merger agreement and asset purchase agreement were made solely for the benefit of the parties thereto, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures and being made for the purposes of allocating contractual risk between the parties to the merger agreement or asset purchase agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors.

In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement and the asset purchase agreement, which subsequent information may or may not be fully reflected in NewStar’s public disclosures. The representations, warranties and covenants in the merger agreement and the asset purchase agreement and any descriptions thereof should be read in conjunction with the disclosures in NewStar’s periodic and current reports, proxy statements and other documents filed with the SEC. See the section entitled “Where You Can Find Additional Information”. Moreover, the description of the merger agreement and asset purchase agreement below does not purport to describe all of the terms of such agreements and is qualified in its entirety by reference to the full text of such agreement, a copy of the merger agreement is attached hereto as Annex A and is incorporated herein by reference and a copy of the asset purchase agreement is attached hereto as Annex B and is incorporated herein by reference.

Additional information about NewStar may be found elsewhere in this document and NewStar’s other public filings. See the section entitled “Where You Can Find Additional Information” beginning on page [●] of this proxy statement.

Merger Agreement

Structure of the Merger

At the effective time of the merger, Merger Sub will merge with and into NewStar, with NewStar surviving the merger as an indirect wholly owned subsidiary of First Eagle.

Certificate of Incorporation; Bylaws

At the effective time of the merger, the certificate of incorporation of NewStar will be amended, as set forth in Exhibit A of the merger agreement, and, as so amended, will be the certificate of incorporation of NewStar until amended in accordance with applicable law. At the effective time of the merger, and without any further action on the part of NewStar and Merger Sub, the bylaws of NewStar will be amended, as set forth in Exhibit B of the merger agreement, and, as so amended, will be the bylaws of NewStar until amended in accordance with applicable law.

Directors and Officers

At the effective time, until successors are duly elected or appointed and qualified, (a) the directors of Merger Sub immediately prior to the effective time will be the directors of NewStar and (b) the officers of NewStar immediately prior to the effective time will be the officers of NewStar.

When the Merger Becomes Effective

Unless First Eagle and NewStar agree on another date, the closing of the merger will take place on the third business day after the satisfaction or waiver (to the extent permitted by applicable law) of the closing conditions (other than those conditions which by their terms are to be satisfied at the closing, but subject to the satisfaction of such conditions at the closing) set forth in the merger agreement.

At the closing, First Eagle and NewStar will file with the Delaware Secretary of State a certificate of merger and make all other filings or recordings required under the DGCL in connection with the merger. The merger will become effective upon the filing of the certificate of merger with the Delaware Secretary of State, or at such later time as First Eagle and NewStar may agree and as is set forth in the certificate of merger.

Effect of the Merger on NewStar’s Common Stock

At the effective time of the merger, each share of common stock outstanding immediately prior to the effective time of the merger (other than cancelled shares and dissenting shares, each as described below) will be converted automatically into the right to receive (i) the upfront per share consideration and (ii) one contingent value right.

All shares of common stock owned by NewStar (including treasury shares) or owned by First Eagle, FE Holdco or Merger Sub (other than shares in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity for the benefit of customers or clients), which we refer to as the “cancelled shares”, will be cancelled and retired and no consideration will be delivered in exchange therefor.

Shares of common stock that are issued and outstanding immediately prior to the effective time and which are held by holders who have not voted in favor of or consented to the merger and who are entitled to demand, and have properly demanded, their statutory rights of appraisal in respect of such shares of common stock in accordance with Section 262 of the DGCL, which we refer to as the “dissenting shares”, will not be cancelled or converted into the right to receive the merger consideration.

If any holder of dissenting shares loses such holder’s rights under Section 262 of the DGCL, such holder’s dissenting shares will be deemed to have been each cancelled and converted into the right to receive the merger consideration. At the effective time of the merger, any holder of dissenting shares will cease to have any rights, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. For more information regarding dissenters’ rights, see the section entitled “Rights of Appraisal” beginning on page [●] of this proxy statement.

Each share of common stock of Merger Sub outstanding immediately prior to the effective time of the merger, will be converted into and become one share of common stock of NewStar, as the surviving company in the merger, and will constitute the only outstanding shares of capital stock of NewStar.

Treatment of Employee Stock Options and Restricted Stock

At the effective time of the merger, each option granted by NewStar to purchase shares of NewStar common stock under its 2006 Incentive Plan, whether or not vested, which is outstanding and unexercised immediately prior to the effective time, will, without any action on the part of First Eagle, FE Holdco, Merger Sub, NewStar or the holder, be cancelled, and in consideration for such cancelled option, the holder thereof will be entitled to receive (less applicable withholding taxes) (i) a cash payment equal to the product of (x) the excess, if any, of (A) the upfront per share consideration over (B) the exercise price per share of common stock subject to such option multiplied by (y) the total number of shares of common stock subject to such option, which payment will be made by NewStar no later than the next regularly scheduled payroll date of NewStar following the effective time and (ii) one contingent value right for each share of common stock subject to such option.

At the effective time of the merger, each share of restricted stock will, without any action on the part of First Eagle, FE Holdco, Merger Sub, NewStar or the holder, be cancelled and the holder will be entitled to receive in consideration for each such cancelled share (less applicable withholding taxes): (i) a cash payment equal to the upfront per share consideration, no later than the next regularly scheduled payroll date of NewStar following the effective time and (ii) one contingent value right.

Treatment of Warrants

As of the effective time of the merger, each outstanding NewStar warrant to purchase shares of common stock will become exercisable solely for the merger consideration in accordance with the terms of such warrant and continue to have, and be subject to, the same terms and conditions as set forth in the applicable warrant in effect immediately prior to the merger.

Contingent Value Rights

Each holder of a contingent value right will have the right to receive the payments set forth below. The contingent value rights will not represent any equity or ownership interest in NewStar, First Eagle, FE Holdco, Merger Sub or any affiliate thereof, in any constituent company to the merger, or in any other person and will not be represented by any certificates or other instruments. The contingent value rights will not have any voting or dividend rights, and except as set forth below, no interest will accrue on any amounts payable on the contingent value rights to any holder thereof.

The contingent value rights may not be sold, assigned, transferred, pledged or encumbered in any manner, other than transfers by will or intestacy, by inter vivos or testamentary trust where the contingent value right is to be passed to the beneficiaries upon the death of the trustee, pursuant to a court order, by operation of law, or in connection with the dissolution, liquidation or termination of a corporation, limited liability company, partnership or other entity which is the holder thereof.

Prior to the effective time of the merger, First Eagle will designate an agent, which may be the same person as the paying agent (as described in the section below), that is reasonably acceptable to NewStar, to hold the net tax refunds in accordance with the terms of the merger agreement, which we refer to as the “CVR Agent”.

As a result of the closing of the transactions contemplated by the asset purchase agreement, NewStar anticipates that it will recognize a loss for U.S. federal and state income tax purposes, which we refer to as the “asset purchase loss”.

Following the closing of the merger, at the direction of the CVR Committee, First Eagle and NewStar will use reasonable best efforts to obtain U.S. federal and state income tax refunds for the two taxable years prior to, and interim period ending on, the closing date as a result of the asset purchase loss.

In addition, the CVR Committee will prepare the tax returns to claim such refund, which we refer to each as a “refund return”, subject to First Eagle’s approval. First Eagle will timely file any such refund return within ten business days after any such refund return has been so approved.

•	Prior to any such filing, the CVR Committee, First Eagle and NewStar will cooperate in good faith to resolve any disputes with respect to any such refund returns.

•	In the event they are unable to resolve any such objections within 15 days, an accounting firm will be engaged to resolve such objections within 15 days following its engagement, which resolution will be final and binding.

Following NewStar’s receipt of any U.S. federal and state income tax refunds described above, NewStar will promptly (within five business days) deposit with the CVR Agent the net tax refund amount. The CVR Agent will promptly deposit with the paying agent (and the paying agent will promptly disburse to the holders of contingent value rights) an amount equal to 30% of such net tax refund. At the time of such distribution, each contingent value right will entitle the holder to a payment equal to the quotient of:

•	the product of (i) 30% multiplied by (ii) the amount of the applicable net tax refund divided by

•	the number of contingent value rights then outstanding (which will be deemed to include such number of contingent value rights that would have been issued to stockholders who have properly demanded their statutory rights of appraisal under applicable Delaware law or who have not properly exchanged their shares for payment of the merger consideration).

The remainder of such net tax refund will be held by the CVR Agent in the tax holdback account. Any interest earned on the funds in the tax holdback account will be for the benefit of, and any losses will be for the account of, the holders of contingent value rights.

In the event any U.S. federal income tax refund described in this section is approved by the JCT prior to completion of the IRS audit, the CVR Agent will promptly deposit with the paying agent (and the paying agent will promptly disburse to the holders of contingent value rights) an amount equal to the applicable JCT approval payment. At the time of such distribution, each contingent value right will entitle the holder to a payment equal to the quotient of:

•	the amount of the applicable JCT approval payment divided by

•	the number of contingent value rights then outstanding (calculated in the manner as set forth above).

The first JCT approval payment will also include an amount equal to 60% of any net tax refund that is a “quick refund” of NewStar’s estimated payments of U.S. federal income taxes for the taxable year that ends on the closing date (plus any interest earned to date on such amount in the tax holdback account).

The remaining amount of any net tax refund (plus any interest earned to date on such amount) will be promptly deposited by the CVR Agent with the paying agent (and the paying agent will promptly disburse to the holders of contingent value rights) such remaining refund payment upon the earlier of:

•	the expiration of the statute of limitations applicable to the IRS’s review of the tax return for the taxable year to which such net tax refund relates; and

•	the time that the IRS closes its income tax audit of NewStar for the taxable year to which such net tax refund relates.

At the time of such distribution, each contingent value right will entitle the holder to a payment equal to the quotient of:

•	the amount of the remaining refund payment divided by

•	the number of contingent value rights then outstanding (calculated in the manner as set forth above).

In the event any net tax refund is reduced as a result of a “determination” (as described below), the CVR Agent will disburse to NewStar an amount equal to the cash tax owed as a result of such reduction, which disbursement will reduce the amount held in the tax holdback account (but not below zero) and may result in there being no further funds in the tax holdback account to be disbursed to the holders of contingent value rights.

•	A “determination” means the final resolution of liability for any tax for any taxable period as a result of:

•	a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed to a court other than the Supreme Court of the United States;

•	a final settlement with the IRS, a closing agreement or accepted offer in compromise under applicable provisions of federal tax law (or a comparable agreement under the laws of other jurisdictions, which resolves the liability for the taxes addressed in such agreement for any taxable period);

•	any allowance of a refund or credit in respect of an overpayment of tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the tax; or

•	any other final disposition, including by reason of the expiration of the applicable statute of limitations.

•	Holders of contingent value rights will have no obligation to return or otherwise forfeit any amounts previously paid to such holders in the event that, after any such payment, there is a determination that adversely affects any of the net tax refunds.

CVR Committee

Prior to the merger, NewStar will form the CVR Committee with authority to monitor compliance with the above provisions and enforce, on behalf of the holders of contingent value rights, the obligations of First Eagle and NewStar pursuant to the provisions described in this section.

•	The member of the CVR Committee will have the authority to appoint any successor member to the CVR Committee reasonably acceptable to First Eagle.

•	Prior to the closing, NewStar will designate an alternate individual reasonably acceptable to First Eagle to serve on the CVR Committee in the event of the death or disability of the member of the CVR Committee or the resignation of such member without designation of a successor.

The CVR Committee will have full authority on behalf of the holders of contingent value rights to enforce the provisions set forth above. Any decision, act or instruction of the CVR Committee with respect to the matters set forth in the provisions described in this section will be final, binding and conclusive on all holders of contingent value rights.

The reasonable and documented out-of-pocket costs and expenses of the CVR Committee, including reasonable and documented fees for counsel and accountants and reasonable compensation for service of the members of such committee will be paid by First Eagle, and First Eagle will indemnify each person who is or was a member of the CVR Committee.

First Eagle and NewStar will use reasonable best efforts to:

•	obtain the maximum amount of net tax refunds reasonably available and as reflected on the relevant refund return;

•	cooperate with audits, and challenge in good faith any determination by a taxing authority or court adversely affecting all or any portion of such refunds where, after consultation with First Eagle, the CVR Committee has determined that such challenge has a reasonable possibility of success; and

•	provide the CVR Committee and its counsel and accountants with reasonable access to the books and records of First Eagle and NewStar relevant to the net tax refunds.

First Eagle and NewStar will keep the CVR committee informed on a reasonably current basis of the status of the foregoing. The CVR Committee will have the opportunity to control any such audit, dispute or action, and none of First Eagle, NewStar or the CVR Committee, as applicable, will settle or agree to settle any such audit, dispute or action without the prior written consent of the other party, which consent will not be unreasonably withheld, conditioned or delayed.

Any decision of the CVR Committee with respect to the matters set forth above will be binding on all holders of the contingent value rights; provided, that the holders of at least 25% of the outstanding contingent value rights will be entitled to direct the CVR Committee to act on behalf of the holders of the contingent value rights to enforce: (A) the preparation of the refund tax returns by the CVR Committee; (B) the filing of such tax returns by First Eagle; and (C) the deposit by NewStar of the net tax refunds actually received with the CVR Agent. Furthermore, each holder of a contingent value right is entitled to enforce the right to receive the payments set forth above to which such holder is entitled.

CVR Agent

The cash deposited with the CVR Agent pursuant to the provisions described in this section will be invested by the CVR Agent as directed by the CVR Committee. If there are losses with respect to such investments that cause the tax holdback account to diminish below the level required to make cash payments to the holders of contingent value rights as contemplated by the provisions described in this section, First Eagle will have no obligation to replace or restore such portion of the funds in the tax holdback account. Nor will First Eagle have any obligation to replace or restore any interest or other income from any investment of the net tax refunds in the tax holdback account. Any interest and other income resulting from such investment will become a part of the tax holdback account.

The CVR Agent will keep a register, which we refer to as the “CVR register”, for the purpose of registering contingent value rights and any permitted transfers of contingent rights.

•	Subject to the transfer restrictions described above, every request made to transfer a contingent value rights must be in writing and accompanied by a written instrument of transfer, duly executed by the holder thereof (or his, her or its attorney duly authorized in writing, personal representative or survivor) and setting forth in reasonable detail the circumstances relating to the transfer.

•	Upon receipt of such written notice, the CVR Agent will register the transfer of the contingent value rights in the CVR register.

•	First Eagle and the CVR Agent may require payment of a sum sufficient to cover any stamp or other tax or governmental charge that is imposed in connection with any such registration of transfer.

The holder of a contingent value right may at any time at its option abandon all of its remaining rights in a contingent value right by written notice to the CVR Agent and First Eagle or by transfer of such contingent value right to First Eagle without consideration therefor. Nothing in the provisions described in this section is intended to prohibit First Eagle from offering to acquire a contingent value right for consideration in its sole discretion.

Payment of the Merger Consideration

Prior to the effective time of the merger, First Eagle will designate a paying agent that is reasonably acceptable to NewStar, which we refer to as the “paying agent”. At the closing, First Eagle will cause to be deposited (including by directing NewStar to deposit the proceeds paid to NewStar by the Asset Buyer in connection with the closing of the asset sale), with the Paying Agent cash in U.S. dollars sufficient to pay the aggregate upfront per share consideration with respect to all shares of common stock (other than restricted stock, cancelled shares and dissenting shares), which we refer to as the “upfront consideration payment fund”.

With respect to any dissenting shares, First Eagle will be required to deposit, or cause to be deposited, with the Paying Agent funds sufficient to pay the aggregate upfront per share consideration payable in respect of such dissenting shares promptly following the holder thereof failing to perfect or effectively withdrawing or losing its right to dissent under the DGCL.

The cash deposited with the Paying Agent will be invested by the Paying Agent as reasonably directed by First Eagle. To the extent that there are losses with respect to such investments, or the upfront consideration payment fund diminishes for other reasons below the level required to make prompt cash payment of the upfront per share consideration, First Eagle will promptly restore such lost funds so as to ensure that the upfront consideration payment fund is at all times maintained at a level sufficient to make such cash payments.

As soon as reasonably practicable after the effective time, the Paying Agent will mail or otherwise provide to each former holder of record of a certificate or certificates that immediately prior to the effective time represented shares of common stock, if any, which we refer to as a “certificate”, and each former holder of record of shares of common stock held in book-entry form, which we refer to as “book-entry shares”, in each case other than holders of restricted stock, cancelled shares and dissenting shares, transmittal materials, including a letter of transmittal and instructions for use in effecting the surrender of the certificates or book-entry shares, as applicable, in exchange for the merger consideration.

Upon proper surrender of a certificate or book-entry shares for exchange and cancellation to the Paying Agent in accordance with the terms of such transmittal materials and instructions, the holder of record of such certificate or book-entry shares (other than restricted stock, cancelled shares and dissenting shares) will be entitled to receive the merger consideration in exchange therefor, and the certificate or book-entry share so surrendered will immediately be cancelled.

Representations and Warranties; Material Adverse Effect

The merger agreement contains representations and warranties of NewStar, subject to certain exceptions in the merger agreement, in the confidential disclosure letter delivered in connection with the merger agreement and in certain of NewStar’s public filings, as to, among other things:

•	corporate organization;

•	capitalization;

•	corporate authority and the recommendation of NewStar board;

•	consents and approvals of governmental entities and other third parties relating to the execution, delivery or performance of the merger agreement;

•	NewStar’s SEC filings and financial statements;

•	the absence of undisclosed liabilities;

•	the absence of a material adverse effect and certain other changes or events;

•	legal proceedings;

•	compliance with applicable law;

•	permits and regulatory matters;

•	clients;

•	advertisements under the Investment Advisers Act of 1940;

•	tax matters;

•	employee and employee benefit plan matters;

•	material contracts;

•	excluded assets;

•	real property;

•	intellectual property;

•	labor matters;

•	environmental matters;

•	the accuracy and completeness of the information supplied for the purposes of this proxy statement;

•	anti-takeover statutes;

•	transactions with affiliates;

•	broker’s fees;

•	receipt by the board of opinions from NewStar’s financial advisors;

•	insurance matters; and

•	the accuracy of the representations and warranties of NewStar given under the asset purchase agreement.

The merger agreement also contains representations and warranties of First Eagle, FE Holdco and Merger Sub to NewStar, subject to certain exceptions in the merger agreement, as to, among other things:

•	corporate organization;

•	corporate authority;

•	governmental and third party consents and approvals relating to the execution, delivery and performance of the merger agreement;

•	ownership of common stock;

•	broker’s fees;

•	the accuracy and completeness of the information supplied for the purposes of this proxy statement;

•	arrangements with NewStar’s stockholders;

•	availability of funds to consummate the asset sale; and

•	the absence of a First Eagle material adverse effect.

Some of the representations and warranties in the merger agreement are qualified by materiality or knowledge qualifications or a “material adverse effect” qualification with respect to NewStar or a “First Eagle material adverse effect” with respect to First Eagle, as discussed below.

For purposes of the merger agreement, a “material adverse effect” means any event, development, change, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, effects or occurrences, has had or would reasonably be expected to have:

•	a material adverse effect on the business, results of operations or financial condition of NewStar and its subsidiaries taken as a whole (but excluding the purchased assets and the assumed liabilities under the asset purchase agreement); or

•	a material adverse effect on NewStar’s ability to consummate the transactions contemplated by the merger agreement on a timely basis.

In determining whether a “material adverse effect” has occurred under the first bullet in the immediately preceding sentence, there will be excluded any fact, event, development, change, effect or occurrence to the extent resulting from the following (except, in the case of the first, second, third, fourth and fifth bullets below, such events, changes, conditions, occurrences or effects will be taken into account to the extent they disproportionately adversely affect NewStar and its subsidiaries, taken as a whole (excluding the purchased assets and the assumed liabilities), compared to other similarly situated companies in the financial services industry):

•	any event, development, change, effect or occurrence in or affecting financial, economic, social or political conditions generally or the securities, credit or financial markets in general, including interest rates or currency exchange rates, or any changes therein, in the United States or elsewhere;

•	any change, event or development affecting the financial services industry generally;

•	the commencement, occurrence or escalation of any war, armed hostilities or acts of terrorism;

•	the occurrence of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters;

•	any adoption, implementation, proposal or change in any applicable law or GAAP or published interpretations of any of the foregoing;

•	the entry into or the announcement or performance of the merger agreement or the asset purchase agreement or the transactions contemplated thereby, including (a) the identity of First Eagle, the Asset Buyer and their respective affiliates or their announced plans with respect to the conduct of the business of NewStar and its subsidiaries following the closing of the transactions and (b) the impact thereof on any relationships of NewStar and its subsidiaries with business partners, present or prospective borrowers or employees;

•	any change in credit ratings or the ratings outlook for NewStar or any of its subsidiaries by any applicable rating agency (provided that the underlying facts giving rise or contributing to such change, if not otherwise excluded from the definition of “material adverse effect” may be taken into account in determining whether a material adverse effect has occurred);

•	any action taken or not taken to which First Eagle has consented in writing or any action expressly required to be taken by the merger agreement or taken at the written request of First Eagle;

•	any action expressly required to be taken by the asset purchase agreement as in effect as of the date hereof or as amended, modified or supplemented with the prior consent of First Eagle (or the failure to take any action that the asset purchase agreement as in effect as of the date hereof or as amended, modified or supplemented with the prior consent of First Eagle expressly restricts) which will include, without limitation, any reduction or cessation of loan originations, purchases or securitizations in order to comply with the covenant in the merger agreement restricting NewStar’s conduct prior to the asset sale closing or the funding requirements for the financing contemplated by the debt commitment letters;

•	the failure of NewStar or its subsidiaries to meet any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of the merger agreement; provided that the exception in this bullet will not be construed as implying that NewStar is making any representation or warranty with respect to any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any future period (provided that the underlying facts giving rise or contributing to such failure, if not otherwise excluded from the definition of “material adverse effect” may be taken into account in determining whether a material adverse effect has occurred);

•	changes in the market price or trading volumes of NewStar common stock or any suspension of trading on NASDAQ generally (provided that the underlying facts giving rise or contributing to such changes, if not otherwise excluded from the definition of “material adverse effect” may be taken into account in determining whether a material adverse effect has occurred).

For purposes of the merger agreement, a “First Eagle material adverse effect” means any event, development, change, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, effects or occurrences, has, or would reasonably be expected to prevent or materially delay First Eagle’s or Merger Sub’s ability to consummate the merger.

Conduct of Business Pending the Merger

The merger agreement provides that except as (i) expressly contemplated or permitted by the merger agreement or the asset purchase agreement, (ii) consented to in writing by First Eagle or (iii) required by applicable law or in connection with the performance by NewStar and its subsidiaries of their obligations under any applicable collateral management agreement, until the closing of the merger, (x) NewStar, its subsidiaries and NewStar funds will (i) conduct its business in all material respects in the ordinary course consistent with past practice and in accordance with applicable fund documentation and (ii) use its reasonable best efforts to maintain and preserve intact its business organization (including relationships with clients, regulators and other persons material to the business of NewStar and its subsidiaries) and keep available the services of its officers and employees and (y) subject to certain exceptions, NewStar and its subsidiaries will not, among other things:

•	adjust, split, combine, reclassify NewStar’s securities;

•	set any record or payment dates for the payment of any dividends or distributions or make any dividend, excluding a regular quarterly cash dividend payable in the fourth quarter of calendar year 2017 at a rate not in excess of $0.02 per share;

•	issue, sell, grant, redeem or otherwise acquire any of NewStar’s securities, except (i) pursuant to the exercise of equity awards or warrants or (ii) to cover tax withholding obligations under the NewStar stock plan pursuant to the exercise of options;

•	sell, transfer, encumber, license, abandon or otherwise dispose of any of its material assets or properties, except:

•	as expressly required by any specified contract in force as of October 16, 2017;

•	sales of certain loans held for sale; provided such sales are for cash (or equity securities in connection with any restructuring, waiver or workout) and at an aggregate price not less than the aggregate acquisition cost of such loans; or

•	sales of assets (other than certain specified assets) to be purchased by the Asset Buyer under the asset purchase agreement;

•	acquire another person or division thereof or otherwise make material purchases of any property or assets, except pursuant to foreclosures and similar transactions in the ordinary course of business consistent with past practice;

•	purchase, originate, otherwise acquire or enter into any new loan commitment, increase any loan commitment, or fund any loans, other than:

•	transfers of assets not being acquired by the Asset Buyer to NewStar or its subsidiaries;

•	funding commitments under loans and investments owned by NewStar as of October 16, 2017 (which would be purchased by the Asset Buyer to the extent still owned by NewStar at the closing) on the terms in effect as of October 16, 2017 subject to certain limitations as set forth in the merger agreement; and

•	prior to the specified date (as described below), purchasing, originating or entering into any new commitment with respect to loans that are to be purchased by the Asset Buyer or increasing commitments in respect thereof, provided that (x) the aggregate funding obligations for all such loans and commitments is less than (y) the aggregate proceeds received after October 16, 2017 as a result of the prepayment, sale or other disposition of loans that would have been purchased by the Asset Buyer if such prepayment, sale or other disposition had not occurred, with (x) and (y) only being measured as of a date that is ten business days before the date scheduled for the special meeting or such other date as may be agreed by the parties, which we refer to as the “specified date”;

•	enter into or renew, extend, amend or modify in any material respect or terminate or waive any material terms or conditions of, any material contract;

•	subject to certain exceptions, increase, or commit to increase, the compensation of any of its employees, officers, directors or independent contractors, except for annual increases in the base salary or wages of employees (other than the members of the management committee) in the ordinary course of business at a time (and in an amount) that is consistent with past practice;

•	grant or pay any severance, retention payment, annual incentive payment, bonus or welfare benefit or perquisite;

•	become a party to, amend, terminate, establish or enter into any material benefit plan;

•	hire or terminate (other than for cause) any employee other than to replace non-officer employees whose employment is terminated after October 16, 2017, on terms substantially similar to the arrangements of the employee being replaced;

•	communicate with any NewStar employee regarding the compensation, benefits or other treatment (as an employee) that he or she will receive, or that will be provided generally to NewStar employees or subsets thereof, in connection with the merger, unless such communications are consistent with prior directives or communications provided or approved by First Eagle;

•	make or incur any capital expenditures or expenditures with respect to certain owned real property unless the cost of such expenditures is borne by the Asset Buyer;

•	amend its certificate of incorporation, bylaws or similar governing documents;

•	incur, assume or issue instruments or securities evidencing any indebtedness or assume, guarantee or otherwise become responsible for the obligations of any person or agree to allow any lien (other than permitted liens) on any material properties or assets, or prohibit the imposition of any lien on any material properties or assets; except for:

•	indebtedness for borrowed money between NewStar and/or any of its wholly owned subsidiaries (other than any subsidiary that will be acquired by the Asset Buyer);

•	the rollover of repurchase facilities in effect as of October 16, 2017;

•	any indebtedness (and related liens) incurred in connection with the redemption of a specified CLO prior to the closing;

•	borrowings under NewStar’s warehouse lines to fund any delayed draw term loan, revolving loan facility, incremental facility, letter of credit facility or similar commitment in effect as of October 16, 2017 or made thereafter in accordance with the terms of the merger agreement;

•	before the specified date, borrowings under NewStar’s warehouse lines in an aggregate amount that does not exceed the aggregate amount of indebtedness retired in connection with any prepayment of, or any sale or other disposition of assets that would have been purchased by the Asset Buyer if they had not been prepaid or sold; provided that this bullet shall only be taken into account and measured as of the specified date; and

•	borrowings to fund ordinary course expenses of NewStar and its Subsidiaries, provided that any indebtedness incurred pursuant to this bullet and the previous five bullets is on terms in effect as of October 16, 2017;

•	cancel or forgive indebtedness or claims owed to or held by NewStar other than (A) indebtedness or claims that are assets to be purchased by the Asset Buyer (other than certain specified assets) or (B) for immaterial amounts in the ordinary course of business;

•	enter into any settlement agreement, or otherwise release, waive or compromise, any claims or actions (i) related to any transaction litigation or (ii) that is (or is threatened) against NewStar or any of its subsidiaries or any NewStar fund that (A) involves the payment by NewStar or any of its subsidiaries or any NewStar fund of an amount that exceeds $100,000 individually or $250,000 in the aggregate (excluding any amounts that will be paid under existing insurance policies of NewStar or any of its subsidiaries) or (B) materially restricts the ongoing business and operations of NewStar or any of its subsidiaries or any NewStar fund;

•	make any changes in its accounting principles, methods, practices or policies, except as may be required by reason of a change in applicable law or GAAP;

•	make or change any tax election or file any amendment to a tax return, enter into any closing agreement, settle any material tax claim, audit or assessment, surrender any right to claim a refund and certain other tax matters as set forth in the merger agreement;

•	enter into any new line of business;

•	change its lending, investment, risk and asset liability management policies in any material respect; lend on terms other than in accordance with such polices; or modify, settle, collect or enforce any debt held by NewStar, any of its subsidiaries or any NewStar fund other than in accordance with such policies;

•	fail to conduct its cash management consistent in all material respects with past practices or maintain its books and records other than in the ordinary course of business;

•	fail to maintain in full force and effect the existing insurance policies and bonds or to timely replace such insurance policies or bonds with comparable insurance policies;

•	fail to maintain any applications for or registrations of material intellectual property;

•	take or fail to take any action, the result of which is that NewStar or any of its subsidiaries or any of NewStar funds is or will be required to register as an investment company under the Investment Company Act;

•	take or fail to take any action, the result of which act or failure to act is intended or would reasonably be expected to result in any closing condition not being satisfied or that materially impair or delay consummation of the closing; and

•	agree to, or make any commitment to, take any of the foregoing actions.

Go-Shop; No Solicitation

During the period from October 16, 2017 and continuing until the no-shop period start date, NewStar, its subsidiaries and their respective representatives will have the right to:

•	initiate, solicit, facilitate and encourage any inquiry or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal (as described below);

•	provide information regarding, and afford access to the business, properties, assets, books, records and personnel of, NewStar, its subsidiaries and its affiliates to any persons (and their representatives, including potential financing sources) relating to a potential acquisition proposal; provided that (A) prior to receiving any non-public information or access any such person must be party to an acceptable confidentiality agreement and (B) NewStar will provide to First Eagle and the Asset Buyer any such non-public information that is provided to any such person that was not previously made available to First Eagle prior to or substantially concurrently with the time it is provided to such person;

•	engage in discussions or negotiations with any persons that are party to an acceptable confidentiality agreement (and their respective representatives, including potential financing sources) with respect to any acquisition proposals (or inquiries, proposals or offers or other efforts that constitute, or could reasonably be expected to lead to, an acquisition proposal); and

•	cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any acquisition proposals. We refer to these rights as the “go shop provisions”.

In addition, NewStar may grant a waiver or release under any pre-existing standstill or similar provision to the extent necessary to allow for a confidential acquisition proposal or amendment to a confidential acquisition proposal to be made to NewStar or the board.

No later than two business days after the no-shop period start date, NewStar will notify First Eagle and the Asset Buyer of the identity of each excluded party (as described below) from whom NewStar received a written acquisition proposal after the execution of the merger agreement and prior to the no-shop period start date which notice will include copies of drafts of proposed agreements, term sheets or letters of intent related thereto provided to NewStar or any of its representatives.

Except as permitted by the merger agreement, from October 16, 2017 until the effective time of the merger or, if earlier, the termination of the merger agreement in accordance with the applicable section of the merger agreement, NewStar and its subsidiaries will not, and NewStar will cause its (and its subsidiaries’) representatives not to:

•	initiate, solicit or knowingly facilitate or knowingly encourage any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, an acquisition proposal;

•	enter into, continue, or otherwise engage in any negotiations or discussions concerning any acquisition proposal or any such inquiry, proposal or offer;

•	provide access to its properties, books, records or personnel or any non-public information to, any person relating to an acquisition proposal or any such inquiry, proposal or offer; or

•	waive the applicability of any takeover statutes in respect of any person (other than the parties and their affiliates).

In addition, NewStar will not, and will cause its subsidiaries and its and their respective representatives not to:

•	reimburse or agree to reimburse any person any expenses in connection with any acquisition proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an acquisition proposal; or

•	enter into any agreement with respect to an acquisition proposal (other than an acceptable confidentiality agreement) or any agreement that requires NewStar to abandon or terminate or fail to consummate the merger or the transactions contemplated by the asset purchase agreement.

Beginning on the no-shop period start date, NewStar will promptly (and in any event within two calendar days) notify First Eagle and the Asset Buyer of:

•	the receipt of any acquisition proposal (or any inquiry, proposal or offer that could reasonably be expected to lead to an acquisition proposal) that is received on or after the no-shop period start date, which notice will include the identity of the person(s) making, and a summary of the material terms of, such acquisition proposal (or such inquiry, proposal or offer) and copies of drafts of proposed agreements, term sheets or letters of intent related thereto provided to NewStar or any of its representatives; and

•	any written change to the financial or other material terms and conditions of any such acquisition proposal (or such inquiry, proposal or offer) described above.

NewStar will keep First Eagle and the Asset Buyer reasonably informed on a prompt basis of the status of any acquisition proposal.

Beginning on the no-shop period start date and prior to obtaining stockholder approval of the merger proposal and the asset sale proposal, if NewStar or any of its representatives receives a bona fide written acquisition proposal that was not solicited in breach of the provisions described in this section, including from an excluded party (whether received from an excluded party prior to, on or after the no-shop period start date), and the board has determined in good faith (i) that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal (as summarized below) and (ii) that the failure to do so would be inconsistent with its fiduciary duties under applicable law, then NewStar and its representatives may, prior to receipt of the requisite stockholder approval:

•	engage in discussions or negotiations with such person who has made such acquisition proposal (and its representatives); and

•	provide information (including non-public information) regarding, and afford access to the business, properties, assets, books, records and personnel of, NewStar, its subsidiaries and its affiliates to such person who has made such acquisition proposal (and its representatives);

Prior to engaging in any discussions or negotiations or providing any non-public information or access NewStar must enter into an acceptable confidentiality agreement with such person. NewStar will provide to First Eagle and the Asset Buyer any non-public information that is provided to any such person that was not previously made available to First Eagle and the Asset Buyer prior to or substantially concurrently with the time it is provided to such person.

Except as expressly permitted by the provisions described below under the heading “—Change of Recommendation”, from October 16, 2017 until the effective time of the merger or, if earlier, the termination of the merger agreement in accordance with the terms therein, the board will not:

•	withhold, withdraw, amend, qualify or modify NewStar recommendation (or publicly propose to withhold, withdraw, amend, qualify or modify), in a manner adverse to First Eagle or the Asset Buyer;

•	adopt, authorize, approve, accept, endorse, declare advisable or recommend (or publicly propose to adopt, authorize, approve, accept, endorse, declare advisable or recommend) any acquisition proposal or submit to a vote of NewStar stockholders any acquisition proposal;

•	fail to reaffirm its recommendation of NewStar recommendation following the public announcement of an acquisition proposal within five (5) business days after First Eagle or the Asset Buyer so requests (or if the special meeting is to occur earlier than the end of such five (5) business day period, at least one (1) business day prior to the special meeting);

•	fail to recommend against any tender or exchange offer subject to Regulation 14D under the Exchange Act that constitutes an acquisition proposal within ten (10) business days of the commencement (as such term is defined in Rule 14d-2 of the Exchange Act) thereof (or if the special meeting is to occur earlier than the end of such ten (10) business day period, at least one (1) business day prior to the special meeting);

We refer to any of the foregoing actions as a “change in recommendation”.

For purposes of the merger agreement:

•	“acquisition proposal” means any inquiry, proposal or offer from any person (other than a joint offer from First Eagle, FE Holdco, Merger Sub and the Asset Buyer) with respect to (x) the acquisition of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the issued and outstanding shares of common stock (or of securities representing twenty percent (20%) or more of the total voting power of NewStar) or (y) the acquisition of twenty percent (20%) or more of the consolidated assets (including stock of NewStar’s subsidiaries) of NewStar and its subsidiaries.

•	“excluded party” means any person from whom NewStar or any of its representatives has received a written acquisition proposal after the execution of the merger agreement and prior to the no-shop period start date, which written acquisition proposal the board has determined in good faith prior to the start of the no-shop period start date is or would reasonably be expected to lead to a superior proposal. A person will cease to be an excluded party if:

•	such acquisition proposal is withdrawn (with any amendment, modification or replacement of such acquisition proposal not, in and of itself, be deemed a withdrawal of such acquisition proposal); or

•	such acquisition proposal, in the good faith determination of the board (after consultation with its outside counsel and its financial advisor), no longer is or would reasonably be expected to lead to a superior proposal.

•	“superior proposal” means a bona fide written acquisition proposal (except all references in the definition of acquisition proposal to “twenty percent (20%) or more” are replaced with references to “fifty percent (50%) or more”) which the board concludes in good faith is reasonably likely to be consummated and would result, if consummated, in a transaction that is more favorable to the stockholders of NewStar from a financial point of view than the transactions contemplated by the merger agreement (after taking into account any changes to the terms of the merger agreement irrevocably offered in writing by First Eagle and the Asset Buyer in response to such superior proposal).

The summary of the applicable provisions of the asset purchase agreement are included for convenience in this section.

Termination of Agreements to Enter into a Superior Proposal

Prior to obtaining stockholder approval for the merger proposal and the asset sale proposal, NewStar may terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal (and/or the board may make a change in recommendation with respect to a superior proposal) if and only if:

•	NewStar has received a bona fide written acquisition proposal (including an acquisition proposal from an excluded party) that was not solicited in breach of the provisions described above in “Go Shop; No Solicitation” that the board has determined in good faith constitutes a superior proposal and NewStar has materially complied with the other provisions described above in “Go Shop; No Solicitation” with respect to such acquisition proposal;

•	the board has determined in good faith that the failure to terminate the merger agreement and/or make such change in recommendation would be inconsistent with its fiduciary duties under applicable law;

•	NewStar delivers to First Eagle and the Asset Buyer a written notice advising First Eagle and the Asset Buyer that the board proposes to take such action, which notice contains a copy of the proposed agreement in respect of the superior proposal, including the identity of the party making such superior proposal;

•	until 5 p.m., New York time, on the fifth business day following the day on which NewStar delivered such notice, if requested by First Eagle and the Asset Buyer, NewStar will engage in good faith negotiations with First Eagle, the Asset Buyer and their respective representatives to make such adjustments in the terms and conditions of the merger agreement and the asset purchase agreement and related agreements so that such acquisition proposal would cease to constitute a superior proposal;

•	any revision or amendment to the financial terms or other material terms and conditions of such superior proposal will be deemed to constitute a new superior proposal and will require a new notice, except that the notice period with respect to such superior proposal will become three (3) business days instead of five (5) business days; and

•	following the end of the applicable notice period(s) described above, the board determines in good faith (a) taking into account any modifications to the merger agreement and the asset purchase agreement proposed by First Eagle and the Asset Buyer prior to such time, that such acquisition proposal continues to constitute a superior proposal and (b) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

The summary of the applicable provisions of the asset purchase agreement are included for convenience in this section.

Change of Recommendation

At any time prior to obtaining stockholder approval of the merger proposal and asset sale proposal, NewStar or its board may make a change in recommendation (other than in response to or in respect of an acquisition proposal or a superior proposal) if and only if:

•	the board determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law as a result of any event, fact, circumstance, development or occurrence relating to or affecting NewStar or its subsidiaries and which was not known by or reasonably foreseeable to the board as of the date of the merger agreement, which we refer to as an “intervening event”;

•	NewStar delivers to First Eagle and the Asset Buyer a written notice advising First Eagle and the Asset Buyer that the board proposes to take such action and specifying the reasons therefor, which notice will include a description of the applicable intervening event;

•	until 5:00 p.m., New York City time, on the fifth business day following the day on which NewStar delivered such notice, if requested by First Eagle and the Asset Buyer, NewStar will engage in good faith negotiations with First Eagle, the Asset Buyer and their respective representatives to make such adjustments in the terms and conditions of the merger agreement and the asset purchase agreement so that the need for making such change in recommendation would be obviated; and

•	following such time referred to in the immediately preceding bullet, the board determines in good faith (taking into account any modifications to the merger agreement and the asset purchase agreement proposed by First Eagle and the Asset Buyer prior to such time) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

The summary of the applicable provisions of the asset purchase agreement are included for convenience in this section.

Potential Transactions involving First Eagle and the Asset Buyer

NewStar will not, and will cause its subsidiaries and its and their respective representatives not to:

•	assist or facilitate the Asset Buyer or any of its affiliates to solicit or initiate discussions or engage in negotiations with, or provide information to, the Asset Buyer with respect to any potential sale of or transaction involving NewStar other than the transactions with First Eagle contemplated by the merger agreement and the asset purchase agreement; and

•	assist or facilitate First Eagle or any of its affiliates to solicit or initiate discussions or engage in negotiations with, or provide information to, First Eagle with respect to any potential sale of or transaction involving NewStar other than the transactions with the Asset Buyer contemplated by the merger agreement and the asset purchase agreement.

The summary of the applicable provisions of the asset purchase agreement are included for convenience in this section.

Regulatory Approvals

Subject to the terms and conditions of the merger agreement, NewStar, First Eagle and the Asset Buyer will use their respective commercially reasonable efforts to:

•	consummate the merger or asset sale, as applicable, and cause the closing conditions set forth in the merger agreement or asset purchase agreement, as applicable, to be satisfied as promptly as practicable (and in any event prior to the end date);

•	prepare as promptly as practicable all necessary applications, notices or filings required to be made to or filed with any governmental entities by such party in connection with the transactions contemplated by the merger agreement or asset purchase agreement, as applicable;

•	obtain or make as promptly as practicable all consents or approvals from any governmental entities or other persons which are required to be obtained in connection with the transactions contemplated by the merger agreement;

•	defend all lawsuits or other actions to which it or its subsidiaries is a party challenging or affecting the merger agreement or asset purchase agreement, as applicable, or the consummation of the transactions contemplated by such agreement, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other section;

•	have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated by the merger agreement, in each case until the issuance of a final, non-appealed order with respect to thereto; and

•	resolve any objection or assertion by any governmental entity challenging the merger agreement or the transactions contemplated thereby.

Subject to the other provisions of the merger agreement, each of NewStar, First Eagle and the Asset Buyer will:

•	to the extent permitted by applicable law, promptly inform the other party of any substantive communication received by such party from, or given by such party to, any governmental entity in connection with the transactions contemplated by the merger agreement or asset purchase agreement, as applicable;

•	consult with the other parties (subject to applicable law) in connection with any applications, notices, filings or requests made in connection with the transaction contemplated by the merger agreement or asset purchase agreement, as applicable;

•	use commercially reasonable efforts to furnish to the other party and any governmental entities such information and assistance as may be reasonably requested; and

•	not independently participate in any meeting with any governmental entity without giving the other party sufficient prior notice of the meeting and, to the extent permitted by such governmental entity, the opportunity to attend and/or participate in such meeting.

The summary of the applicable provisions of the asset purchase agreement are included for convenience in this section.

Special Meeting

NewStar will take all action necessary to promptly hold the special meeting for the purpose of obtaining stockholder approval of the merger proposal and the asset sale proposal as promptly as practicable (but no later than 40 days) following the date the SEC (or the staff of the SEC) confirms that it has no further comments on (or that it will not be reviewing) the preliminary proxy statement. Except to the extent there has been a permitted change in recommendation, NewStar will use its reasonable best efforts to obtain the requisite stockholder approval and keep First Eagle and the Asset Buyer reasonably informed on the status of such efforts.

The summary of the applicable provisions of the asset purchase agreement are included for convenience in this section.

Employee Matters

From the closing date through December 31, 2018, First Eagle will provide to continuing employees:

•	annual base salary and base wages, and cash incentive compensation opportunities, that are no less favorable, in the aggregate, to such annual base salary and base wages, and cash incentive compensation opportunities provided to such employees immediately prior to the effective time of the merger; and

•	the right to participate in any employee benefit plans or arrangements maintained by First Eagle as similarly situated employees of First Eagle.

In the event that a continuing employee’s employment is terminated other than for cause within the twelve (12) month period immediately following the closing date, such terminated employee will receive certain minimum severance benefits. This will not apply to any continuing employee who, in the event of such termination, is eligible for severance under any other then applicable agreement (including any employment, severance or change of control agreement).

Indemnification of Directors and Officers; Insurance

After the closing of the merger, First Eagle will indemnify, to the fullest extent provided in the certificate of incorporation and bylaws of NewStar as in effect on the date of the merger agreement and permitted by applicable law, each present and former director and officer of NewStar or any of its subsidiaries, against any costs or expenses (including reasonable attorneys’ fees), losses, claims, damages, liabilities or awards paid in settlement or incurred in connection with any actual or threatened action, arising out of, relating to or in connection with matters existing or occurring at or prior to the effective time of the merger.

For a period of six years following the closing of the merger, the provisions in NewStar’s certificate of incorporation and by-laws with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers will be no less favorable to such directors and officers than such provisions contained in NewStar’s certificate of incorporation and bylaws in effect as of the date of the merger agreement.

Prior to or at the closing of the merger, NewStar will purchase six year prepaid “tail policies” for directors’ and officers’ liability insurance and fiduciary liability insurance providing at least the same coverage and amounts and containing terms and conditions that are at least as advantageous to the insureds as the current policies maintained by NewStar with respect to claims arising from actual or alleged acts, errors or omissions that occurred at or before the effective time of the merger, including the transactions contemplated by the merger agreement. NewStar will not pay more than 250% of the most recent annual premium paid by NewStar prior to the effective time of the merger for such “tail policies”.

NewStar will also honor and perform under all specified indemnification agreements entered into by NewStar with any director or officer prior to the date of the merger agreement.

Stockholder Litigation

In the event that any claim or action is brought (or threatened to be brought) by any securityholders of NewStar relating to the merger agreement, the asset purchase agreement or any transactions contemplated by such agreements, NewStar will promptly notify First Eagle and the Asset Buyer of any such claim or action and will keep First Eagle and the Asset Buyer reasonably informed with respect to the status thereof. NewStar will give First Eagle and the Asset Buyer the opportunity to participate in the defense of any such claim or action. NewStar will not settle or agree to settle any such claim or action without First Eagle’s and the Asset Buyer’s prior written consent.

The summary of the applicable provisions of the asset purchase agreement are included for convenience in this section.

Other Covenants and Agreements

The merger agreement also contains additional covenants, including, among others, covenants relating to access to information, public announcements relating to the merger, notice of changes or events that would or would be reasonably likely to prevent the satisfaction of any closing condition, actions to minimize the effect of any anti-takeover laws, delisting from NASDAQ, consents of clients, compliance with the asset purchase agreement, fund matters including the redemption of outstanding notes issued by NewStar Commercial Loan Funding 2014-1 LLC and exemptions under Rule 16b-3 of the Exchange Act.

Conditions to Closing

Mutual Conditions

The obligations of NewStar and First Eagle to complete the merger are subject to the satisfaction of the following conditions:

•	NewStar’s stockholders have approved the merger proposal;

•	the asset sale has been completed;

•	the waiting period applicable to the merger under the HSR Act has expired or been terminated; and

•	no government order preventing the consummation of the merger is in effect and no law has been enacted prohibiting the merger.

Additional Conditions to the Obligations of First Eagle

The obligations of First Eagle to complete the merger are subject to the satisfaction (or waiver by First Eagle) of the following additional conditions:

•	the accuracy of the representations and warranties of NewStar to the extent required by the merger agreement as described below:

•	the representation regarding the capitalization of NewStar being true and correct in all respects, except for any de minimis inaccuracies;

•	the following representations, among others, being true and correct in all material respects: corporation organization, authority, non-contravention of organizational documents, clients and applicable asset under management and run rate revenue, excluded assets, anti-takeover statutes, broker’s fees, opinions of financial advisors and the absence of certain actions with respect to certain assets that would have required the prior written consent of First Eagle if such action had been taken after the date of the merger agreement;

•	the representations regarding no material adverse effect having occurred being true and correct in all respects;

•	the representations regarding the status of NewStar, its subsidiaries and all NewStar funds under the Investment Company Act of 1940 being true and correct in all respects; and

•	all of NewStar’s other representations and warranties being true and correct in all respects subject to a “material adverse effect” standard;

•	NewStar has complied in all material respects with its covenants;

•	since the date of the merger agreement, there not having occurred any fact, event, development, change, effect or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect;

•	First Eagle has received a certificate signed on behalf of NewStar, by an executive officer of NewStar, certifying that the conditions described in the three previous bullets have been satisfied; and

•	NewStar has (i) obtained client consents such that, as of the closing, the aggregate run rate revenue of such consenting clients (generally equal to assets under management multiplied by annualized management fees) is at least ninety percent (90%) of the run rate revenue of all clients as of October 12, 2017 and (ii) provided First Eagle with reasonable evidence of such client consents and a certificate of an appropriate officer of NewStar setting forth in reasonable detail NewStar’s calculation of the run rate revenue of such consenting clients.

Additional Conditions to the Obligations of NewStar

The obligations of NewStar to complete the merger are subject to the satisfaction (or waiver by NewStar) of the following additional conditions:

•	the representations and warranties of First Eagle being true and correct (except to the extent such representation or warranty expressly is made as of an earlier date, in which case as of such earlier date), subject to a First Eagle material adverse effect;

•	First Eagle has materially complied with its covenants; and

•	NewStar has received a certificate signed on behalf of First Eagle, by an executive officer of First Eagle, certifying that the conditions described in the two previous bullets have been satisfied.

Termination

The merger agreement may be terminated at any time prior to the effective time in the following circumstances:

•	by mutual consent of First Eagle and NewStar in a written instrument;

•	by either First Eagle or NewStar, if:

•	any court or other governmental entity of competent jurisdiction has issued a final nonappealable order or taken any other action permanently restraining or otherwise prohibiting the merger;

•	the merger has not occurred by the end date; provided that this termination right will not be available to a party if such party has caused of the failure of the merger to occur by such time;

•	the other party has breached any of the representations, warranties, covenants or agreements made by the other party in the merger agreement, and such breach (i) is not cured within twenty business days (or, if earlier, two business days prior to the end date), or which breach, by its nature, cannot be cured prior to the end date and (ii) would entitle the non-breaching party to not consummate the merger; provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement;

•	the stockholder approval of the merger proposal or the asset sale proposal has not been obtained at the special meeting (or at any adjournment or postponement thereof); or

•	the asset purchase agreement has been terminated.

•	by First Eagle, prior to stockholder approval of the merger proposal or the asset sale proposal having been obtained, if:

•	NewStar has materially breached the go-shop and the non-solicitation provisions; or

•	the board has made a change in recommendation; or

•	by NewStar, prior to stockholder approval of the merger proposal and asset sale proposal having been obtained, in order to enter into a definitive agreement to effect a superior proposal; provided that substantially concurrently with such termination NewStar enters into such agreement with respect to such superior proposal and concurrently prior to such termination, NewStar has paid the go shop termination fee or the termination fee (each as described below under the heading “—Termination Fees”), which we refer to as the “superior proposal merger termination right”.

Effect of Termination

In the event of termination of the merger agreement, the merger agreement will become null and void and have no effect, and there will be no liability of any nature whatsoever under the merger agreement or in connection with the transactions contemplated by the merger agreement on the part of First Eagle, FE Holdco, Merger Sub or NewStar (or any of their respective subsidiaries or representatives), provided that, among other things, the confidentiality agreement will survive any such termination and a party will not be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement or fraud.

Termination Fees

Go Shop Termination Fee

NewStar is required to pay a termination fee of $10 million in the aggregate (with First Eagle to be paid $3 million and the Asset Buyer to be paid $7 million) if the merger agreement and asset purchase agreement are terminated by NewStar in order to enter into a definitive agreement to effect a superior proposal with an excluded party; provided that the initial superior proposal notice with respect to such excluded party was delivered to First Eagle and the Asset Buyer no later than fourteen days after the no shop period start date.

The summary of the applicable provisions of the asset purchase agreement are included for convenience in this section.

Termination Fee

NewStar is required to pay a termination fee of $15 million in the aggregate (with First Eagle to be paid $4.5 million and the Asset Buyer to be paid $10.5 million) if the merger agreement and asset purchase agreement are terminated as follows:

•	if the merger agreement or asset purchase agreement is terminated by First Eagle or the Asset Buyer, as applicable, as a result of NewStar materially breaching the non-solicitation provisions of such agreements or a change of recommendation; or

•	if the merger agreement and asset purchase agreement are terminated by NewStar in order to enter into a definitive agreement to effect a superior proposal in a circumstance in which the go shop termination fee is not payable

•	if all of the following occur:

•	the merger agreement or asset purchase agreement is terminated as a result of (i) a material breach by NewStar of such agreement, (ii) as a result of the stockholder approval of the merger proposal or asset not proposal not being obtained, or (iii) the closing not occurring by the end date;

•	(x) an acquisition proposal was made to NewStar (but not publicly announced) and such acquisition proposal has not been unconditionally withdrawn prior to the termination of the merger agreement and asset purchase agreement or (y) an acquisition proposal was publicly announced at any time after October 16, 2017 and prior to the termination of merger agreement and asset purchase agreement; and

•	within twelve (12) months after such termination, NewStar or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, an acquisition proposal, NewStar shall pay First Eagle and the Asset Buyer the termination fee on or before the second business day after the date such acquisition proposal is consummated. For purposes of this bullet and the immediately preceding bullet, all references to “20% or more” in the definition of acquisition proposal shall instead refer to “50% or more”.

The summary of the applicable provisions of the asset purchase agreement are included for convenience in this section.

Expenses

Except as otherwise expressly set forth in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense whether or not the merger is consummated. First Eagle will bear any filing fees in connection with the HSR Act filing.

Amendment of Merger Agreement and Asset Purchase Agreement

NewStar shall not amend, modify or supplement the merger agreement or consent to any amendment or modification of or supplement to the merger agreement or waive any of its rights thereunder and not terminate the merger agreement under the provisions requiring mutual consent of NewStar and First Eagle. NewStar shall keep Asset Buyer informed on a reasonably current basis of the status of the transactions contemplated by the asset purchase agreement.. Similarly, NewStar shall not amend, modify or supplement the asset purchase agreement or consent to any amendment or modification of or supplement to the asset purchase agreement or waive any of its rights thereunder and not terminate the asset purchase agreement under provisions requiring mutual consent of NewStar and the Asset Buyer. NewStar shall keep First Eagle informed on a reasonably current basis of the status of the transactions contemplated by the asset purchase agreement.

Subject to compliance with applicable law and the above paragraph, the merger agreement and asset purchase agreement may be amended by the parties thereto; provided, however, that after stockholder approval of the merger proposal and asset sale proposal, no amendment may be made which by law requires the further approval of the stockholders of NewStar without the receipt of such further approval.

The summary of the applicable provisions of the asset purchase agreement are included for convenience in this section.

Governing Law

The merger agreement will be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of laws provisions.

Specific Performance

The parties to the merger agreement will be entitled to seek an injunction or injunctions to prevent breaches (or threatened breaches) of the merger agreement and seek to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which such party is entitled at law or in equity.

Asset Purchase Agreement

Structure of the Asset Sale

At the closing of the asset sale, NewStar will sell to the Asset Buyer (or certain designated subsidiaries thereof) a portfolio of its investment assets, including loans and other credit investments (and certain related properties, rights, contracts and claims), as further described below, and the Asset Buyer will assume certain liabilities and obligations of NewStar and its subsidiaries to the extent arising out of or relating to such purchased assets.

The purchased assets include:

•	certain specified loans, securities, warrants, equity investments and other investments and assets, which we refer to as the “signing date investments”, that remain outstanding as of the closing;

•	news loans, securities and other investments and assets acquired or funded by NewStar or certain subsidiaries after the signing of the asset purchase agreement that remain outstanding as of the closing date, which we refer to as the “new loans”, and all rights, warrants and equity interests in connection with any new loans, which, together with the new loans and the assets described in the previous bullet, we refer to as the “purchased investments”;

•	membership interests of certain entities, which we refer to as the “purchased entities”;

•	all rights under the definitive agreements relating to the purchased investments;

•	all accrued interest in respect of the purchased investments that is unpaid as of the closing, which we refer to as the “interest receivable”;

•	all accrued unused line fees in respect of the purchased investments that are unpaid as of the closing, which we refer to as “unused line fees”;

•	all rights in the collateral securing any purchased investment;

•	any property that has reverted to NewStar’s ownership or possession upon the default of a borrower under any of the purchased investments;

•	if certain real property owned by a subsidiary of NewStar, which we refer to as the “owned real property”, is sold prior to closing, an amount of cash equal to the sale price net of any out-of-pocket expenses incurred by NewStar in respect of such sale to the extent such sale price is in excess of ten million ($10,000,000) dollars;

•	copies of all books and records relating primarily to the purchased investments; and

•	the rights of action and claims to the extent related to the purchased assets and assumed liabilities.

At the closing the Asset Buyer will (or will cause the applicable designated buyer entity to) assume and pay, perform and discharge as they become due, all of the liabilities and obligations of NewStar and its subsidiaries to the extent arising out of or relating to the purchased assets (or to which any purchased asset is subject), which we refer to as the “assumed liabilities”. The assumed liabilities include:

•	all commitments and obligations to fund or advance additional amounts with respect to the purchased assets;

•	all obligations under documentation with respect to the purchased assets (including loan and credit agreements, securitization agreements, note purchase agreements, security agreements and all related modifications, waivers or consents);

•	all obligations arising out of or relating to the origination, acquisition, ownership, participation, warehousing, sale, assignment, conveyance, servicing or collection of the purchased assets.

All liabilities and obligations of NewStar or any of its subsidiaries that are not assumed liabilities will be retained by NewStar and its subsidiaries, which we refer to as the “retained liabilities”.

When the Asset Sale Is Consummated

The closing of the asset sale will take place on the date that is the third business day after the satisfaction or waiver (to the extent permitted by applicable law) of the closing conditions set forth in the asset purchase agreement (other than those conditions which by their terms are to be satisfied at the closing, but subject to the satisfaction of such conditions at the closing).

Payment of the Asset Sale Consideration

The purchase price to be paid by the Asset Buyer to NewStar is $2,370,700,000, which will be increased at the closing by the “Estimated Adjustment Amount” (as described below) if such amount is a positive number and decreased at the closing by the absolute value of the Estimated Adjustment Amount if such amount is a negative number.

The Estimated Adjustment Amount is calculated based on NewStar’s pre-closing estimates of:

•	the amount of accrued interest receivable; plus

•	the amount of accrued unused line fees; plus

•	the amount of distributions in respect of certain CLO interests to be included in the purchased investments (based on the number of days in the then-current payment period with respect to such CLO interest from the date such period commenced through the closing date divided by the total number of days in such payment period), which we refer to as the “Other Assets”; minus

•	the “Net Cash Amount” (which may be a positive or negative number), which is the difference between the “Starting Assets” (as described below) and the “Closing Adjusted Assets” (as described below).

•	“Starting Assets” is calculated by adding:

•	the aggregate outstanding balance, as of September 30, 2017, of specified loans and CLO notes owned by NewStar as of such date; plus

•	the aggregate book value, as of September 30, 2017, of specified rights, warrants and other equity investments owned by NewStar as of such date.

•	“Closing Adjusted Assets” is calculated by adding:

•	the aggregate outstanding balance of the loans and CLO notes to be acquired by the Asset Buyer at the closing; plus

•	the aggregate book value of NewStar’s other rights, warrants and other equity investments to be acquired by the Asset Buyer at the closing; plus

•	the aggregate amount of any charge offs resulting in a reduction of the principal balance of the related purchased investments made on or after September 30, 2017; plus

•	the amount of “Realized Losses”, if any, calculated as the positive difference between (x) the aggregate reserve price for all assets that have been sold after September 30, 2017 and prior to the closing and (y) the aggregate cash proceeds received by NewStar from such sales.

•	Notwithstanding the above calculation, in no event will the Net Cash Amount be less than (i) negative three hundred million dollars plus (ii) the aggregate unfunded amounts as of the closing in respect of any revolving loan commitments, delayed draw term loans and similar investments that are purchased investments.

Following the closing, no later than the fifth business day after all “payment dates” for the first quarter of 2018 have occurred with respect to certain CLO interests described in the third bullet of the calculation of Estimated Adjustment Amount as described above, NewStar will deliver to the Asset Buyer its calculation of the actual amounts of interest receivable, unused line fees, Other Assets and Net Cash Amount, in each case of the close of business on the closing date.

The Asset Buyer will have 10 business days to notify NewStar of any objections to such calculation. If the parties fail to resolve all objections within 10 days following delivery of such dispute notice, then the Asset Buyer and NewStar shall retain a third party national accounting firm to resolve such dispute. Such accounting firm is to complete its review within 20 days after being requested to conduct such review. The amounts of interest receivable, unused line fees, Other Assets and Net Cash Amount as agreed by the Asset Buyer and NewStar or as determined by the accounting firm shall be final and binding on the parties.

If the sum of the finally determined interest receivable, unused line fees and Other Assets minus the finally determined Net Cash Amount is greater than the Estimated Adjustment Amount, then the Asset Buyer shall pay NewStar the difference. If the Estimated Adjustment Amount is greater than the sum of the finally determined interest receivable, unused line fees and Other Assets minus the finally determined Net Cash Amount, then NewStar shall pay the Asset Buyer the difference.

At the same time as the purchase price is finally determined as described in the paragraph above, the Asset Buyer shall deliver to NewStar and the CVR Committee a schedule allocating such purchase price among the purchased assets, which schedule is to be prepared in accordance with Section 1060 of the Code and the applicable treasury regulations thereunder. Within fifteen days following receipt of such schedule the CVR Committee is to provide notice to the Asset Buyer and NewStar of any objections. In the event the CVR Committee, the Asset Buyer and NewStar are unable to resolve any such objections within fifteen days following receipt of such dispute notice, the Asset Buyer, Surviving Corporation and the CVR Committee shall engage a third party accounting firm to resolve such objections and use their reasonable best efforts to cause such accounting firm to resolve such objections within 15 days following its engagement. As noted above, once such purchase price allocation is determined, the refund return prepared by the CVR Committee can be finalized, and First Eagle can file such refund return in accordance with the procedures described above.

Representations and Warranties; Material Adverse Effect

In the asset purchase agreement, NewStar has made representations and warranties to the Asset Buyer with respect to, among other things:

•	corporate organization;

•	corporate authority and the recommendation of NewStar board;

•	consents and approvals of governmental entities and other third parties relating to the execution or performance of the asset purchase agreement;

•	legal proceedings and compliance with applicable law;

•	the signing date investments and the purchased investments;

•	the accuracy and completeness of the information supplied for the purposes of this proxy statement;

•	anti-takeover statutes;

•	broker’s fees;

•	tax matters;

•	purchased entities;

•	real property;

•	absence of a material adverse effect since September 30, 2017; and

•	the accuracy of the representations and warranties of NewStar given under the merger agreement.

The asset purchase agreement also contains representations and warranties of the Asset Buyer to NewStar, as to, among other things:

•	corporate organization;

•	corporate authority and no violation;

•	governmental and third party consents and approvals relating to the execution and performance of the asset purchase agreement;

•	ownership of common stock;

•	broker’s fees;

•	the accuracy and completeness of the information supplied for the purposes of this proxy statement;

•	investment status;

•	arrangements with NewStar’s stockholders;

•	financing;

•	limited guaranty; and

•	the absence of an Asset Buyer material adverse effect.

Some of the representations and warranties in the asset purchase agreement are qualified by materiality or knowledge qualifications or a “material adverse effect” qualification with respect to NewStar or a “Buyer material adverse effect” with respect to the Asset Buyer, as discussed below.

For purposes of the asset purchase agreement, we refer to a “material adverse effect” as any event, development, change, effect or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have:

•	a material adverse effect on the purchased assets and the assumed liabilities taken as a whole; or

•	a material adverse effect on NewStar’s ability to consummate the transactions contemplated hereby on a timely basis.

In determining whether a “material adverse effect” has occurred under the first bullet in the previous sentence, there will be excluded any fact, event, development, change, effect or occurrence to the extent resulting from the following (except, in the case of the first, second, third, fourth and fifth bullets below, to the extent they disproportionately adversely affect NewStar and its subsidiaries, taken as a whole, compared to other similarly situated companies in the financial services industry):

•	any event, development, change, effect or occurrence in or affecting financial, economic, social or political conditions generally or the securities, credit or financial markets in general, including interest rates or currency exchange rates, or any changes therein, in the United States or elsewhere;

•	any change, event or development affecting the financial services industry generally;

•	the commencement, occurrence or escalation of any war, armed hostilities or acts of terrorism;

•	the occurrence of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters;

•	any adoption, implementation, proposal or change in any applicable law or GAAP or published interpretations of any of the foregoing;

•	the entry into or the announcement or performance of the asset purchase agreement or the merger agreement or the transactions contemplated thereby, including (a) the identity of the Asset Buyer, First Eagle and their respective affiliates or their announced plans with respect to the purchased assets or assumed liabilities following the closing or (b) the impact on the purchased assets or assumed liabilities;

•	any change in credit ratings or the ratings outlook for NewStar by any applicable rating agency (provided that the underlying facts giving rise or contributing to such change, if not otherwise excluded from the definition of “material adverse effect” may be taken into account in determining whether a material adverse effect has occurred);

•	any action taken or not taken to which the Asset Buyer has consented in writing or any action expressly required to be taken by the asset purchase agreement or taken at the written request of the Asset Buyer;

•	the failure of NewStar or its subsidiaries to meet any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of the asset purchase agreement (provided that the underlying facts giving rise or contributing to such failure, if not otherwise excluded from the definition of “material adverse effect” may be taken into account in determining whether a material adverse effect has occurred); or

•	changes in the market price or trading volumes of NewStar common stock or any suspension of trading on NASDAQ generally (provided that the underlying facts giving rise or contributing to such change, if not otherwise excluded from the definition of “material adverse effect” may be taken into account in determining whether a material adverse effect has occurred).

For purposes of the asset purchase agreement, we refer to a “Buyer material adverse effect” as any fact, event, development, change, effect or occurrence that, individually or in the aggregate with all other facts, events, developments, changes, effects or occurrences, has, or would reasonably be expected to have a material adverse effect on the Asset Buyer’s ability to consummate the transactions contemplated by the asset purchase agreement on a timely basis.

Conduct of Business Pending the Asset Sale

The asset purchase agreement provides that except as (i) expressly contemplated or permitted by the asset purchase agreement or the merger agreement, (ii) consented to in writing by the Asset Buyer or (iii) required by applicable law or required by NewStar and its subsidiaries pursuant to the obligations under any applicable CLO management contract, NewStar will, and will cause each of its subsidiaries to: (w) conduct its business with respect to the purchased assets and assumed liabilities in the ordinary course consistent with past practice, (x) use reasonable best efforts to preserve and maintain intact the purchased assets, (y) hold the net proceeds (after repayment of indebtedness) from the sale of any purchased assets in cash or reinvest such proceeds only in certain types of loan assets, securities and other investments and (z) not, and not permit any of its subsidiaries to:

•	purchase or originate any loans included in the purchased assets unless such loan:

•	is purchased or originated or otherwise acquired in the ordinary course of business or in conformity with NewStar’s existing policies and guidelines (subject to waivers or modifications consistent with past practice);

•	Wells Fargo (as administrative agent under the credit facilities contemplated under the debt commitment letters) has:

•	agreed that the loan would be approved for the debt facility and is otherwise an eligible loan under the debt facility; and

•	agreed to an “assigned value” for such loan that is not less than the “minimum assigned value” (as defined in the asset purchase agreement) for such type of loan;

•	after giving effect to the purchase or origination of such loan, the aggregate principal balance of the funds that could be borrowed under the debt facility would not be less than $1,601,010,000;

•	has a purchase price between 98% and par (or, in the case of any new loan originated by NewStar, an original issue discount of not more than 2%); and

•	accrues interest at a floating current cash interest rate (i.e. not including any interest which may be paid-in-kind) of not less than LIBOR (or the equivalent thereof as defined in the applicable definitive agreement) plus 4.00% per annum;

•	make any changes in its policies and practices with respect to underwriting, originating, acquiring or servicing purchased assets, except as may be required by any governmental entity or the terms of any agreement;

•	impose or allow any lien on any of the purchased assets, other than permitted liens or liens that will be released at closing;

•	sell any asset that would otherwise be purchased by the Asset Buyer, except (i) in the ordinary course of business, (ii) as required by any contract, and (iii) for sales of loans that are designated as being “held for sale”;

•	make any tax election or otherwise take any action that would change the U.S. federal income tax classification of any purchased entity or issuer of CLO equity interests to be purchased by the Asset Buyer;

•	consent to certain specified matters in respect of any purchased investment unless NewStar has previously consulted with the Asset Buyer regarding such consent;

•	amend or modify any purchased investment if such amendment or other modification would result in a “value adjustment event” under the debt commitment letters, unless Wells Fargo confirms that it will not reduce the assigned value of such purchased investment as a result. The following actions, among others, would constitute Value Adjustment Events for a loan:

•	waiver of interest payments, or allowing any interest due in cash to be deferred or capitalized;

•	contractually or structurally subordinating such loan to other indebtedness;

•	reducing or forgiving any or all of the principal amount due;

•	delaying or extending the scheduled maturity date;

•	substituting or releasing collateral securing such loan, which materially and adversely affects the value of such loan; or

•	amending, waiving or otherwise modifying certain financial covenant tests and ratios;

•	amend or modify any purchased investment if such amendment or other modification would result in such purchased investment ceasing to be an eligible loan under the debt commitment letter;

•	release, compromise or waive any material claim or right that is part of the purchased assets, except in the ordinary course of business or as required by the terms of any servicing, management or advisory agreement with respect to the purchased assets;

•	purchase any loan or other investment that would be included in the purchased assets from any non-call period subsidiary or any other entity for which NewStar or any affiliate thereof acts as collateral manager or investment advisor (other than any purchased entity or NewStar Commercial Loan Funding 2012-2 LLC);

•	increase any delayed draw term loan commitment, incremental facility, revolving loan commitment or similar facility if such increase would result in the aggregate commitments thereunder, which we refer to as the “committed funding amount”, being in excess of $300,000,000;

•	purchase or originate any new loan commitment if doing so would result in the committed funding amount being in excess of $300,000,000;

•	sell any assets that would otherwise be sold to the Asset Buyer for an aggregate amount less than the aggregate reserve price for such assets;

•	purchase or acquire any collateralized loan obligation securities; or

•	purchase or acquire any other security or investment that would be included in the purchased assets unless it is purchased or otherwise acquired in the ordinary course of business or in conformity with NewStar’s existing policies and guidelines (subject to waivers or modifications thereto consistent with past practice).

Go-Shop; No Solicitation

The applicable provisions in the asset purchase agreement are described above the “Summary of the Merger Agreement”.

Termination of Agreements to Enter into a Superior Proposal

The applicable provisions in the asset purchase agreement are described above the “Summary of the Merger Agreement”.

Change of Recommendation

The applicable provisions in the asset purchase agreement are described above the “Summary of the Merger Agreement”.

Potential Transactions Involving First Eagle and the Asset Buyer

The applicable provisions in the asset purchase agreement are described above the “Summary of the Merger Agreement”.

Regulatory Approvals

The applicable provisions in the asset purchase agreement are described above the “Summary of the Merger Agreement”.

Special Meeting

The applicable provisions in the asset purchase agreement are described above the “Summary of the Merger Agreement”.

Stockholder Litigation

The applicable provisions in the asset purchase agreement are described above the “Summary of the Merger Agreement”.

Financing Assistance from NewStar

Prior to the closing NewStar will use reasonable best efforts to provide all cooperation reasonably requested by the Asset Buyer in connection with the arrangement of the debt financing so long as it does not unreasonably interfere with the business or ongoing operations of NewStar, including:

•	having the appropriate senior officers of NewStar available to participate in a reasonable number of meetings, due diligence sessions, drafting sessions, presentations, “road shows” and sessions with prospective rating agencies;

•	cooperating with the marketing efforts and due diligence efforts of the Asset Buyer and its financing sources;

•	providing the Asset Buyer and its financing sources with certain information required under the debt commitment letters;

•	taking such actions as are reasonably requested by the Asset Buyer to assist with collateral audits and due diligence examinations;

•	providing reasonable assistance with the preparation of the borrowing base certificate contemplated by the debt commitment letters and facilitating the granting of a security interest (and perfection thereof) in the collateral contemplated by the debt financing; and

•	at least three business days prior to the closing date, providing all documentation and other information about each of the applicable entities that the debt financing sources have reasonably determined is required to comply with applicable law.

Prior to the asset sale closing or in the event the asset purchase agreement is terminated, the Asset Buyer will, promptly upon the request of NewStar, reimburse NewStar for all reasonable and documented out-of-pocket costs and expenses incurred by NewStar and its subsidiaries in connection with such cooperation and will indemnify and hold harmless NewStar and its subsidiaries and their respective representatives from and against any and all losses and out-of-pocket costs or expenses incurred in connection with the financing and any information utilized in connection therewith (other than any information prepared or provided by NewStar or any of its subsidiaries or any of their respective representatives) except to the extent resulting from bad faith, gross negligence or willful misconduct of NewStar or any of its subsidiaries or any of their respective representatives.

Other Covenants and Agreements

The asset purchase agreement also contains additional covenants, including, among others, covenants relating to access to information and delivery of definitive agreements, public announcements relating to the merger, notice of changes or events that would or would be reasonably likely to prevent the satisfaction of any closing condition, compliance with the merger agreement, payoff and satisfaction of certain indebtedness including certain collateralized loan obligations and warehouse facilities, redemption of NewStar’s senior notes, the debt and equity financing, updated information regarding the purchased investments, certain tax matters, remitting certain cash collateral and depositing termination fees.

Conditions to Closing

Mutual Conditions

The respective obligations of NewStar and the Asset Buyer to effect the asset sale are subject to the satisfaction of the following conditions:

•	NewStar’s stockholders have approved the asset sale proposal;

•	all closing conditions for the merger have been satisfied, and First Eagle has committed to NewStar and the Asset Buyer (and NewStar has committed to the Asset Buyer) that the merger will occur immediately after the closing of the asset sale;

•	the waiting period under the HSR Act has expired or been terminated; and

•	no government order preventing the asset sale is in effect and no law has been enacted which prohibits the asset sale.

Additional Conditions to the Obligations of the Asset Buyer

The obligations of the Asset Buyer to effect the asset sale closing are subject to the satisfaction (or waiver by the Asset Buyer) of the following additional conditions:

•	the accuracy of the representations and warranties of NewStar to the extent required by the asset purchase agreement as described below:

•	the representations regarding the ownership of the purchased investments and certain specified information about the purchased investments being true and correct in all respects other than inaccuracies that, if taken into account as of September 30, 2017, would not result in the aggregate net book value and aggregate equity carrying value of all the signing date investments decreasing by $5 million or more in the aggregate;

•	the following representations, among others, being true and correct in all material respects: corporate organization, authority, certain information regarding the purchased investments and the enforceability of the documentation related thereto, broker’s fees, the purchased entities and title of the owned real property (unless the owned real property is sold);

•	the representation regarding the absence of a material adverse effect since September 30, 2017 being true and correct in all respects; and

•	the other representations and warranties being true and correct in all respects subject to a “material adverse effect” standard;

•	NewStar has complied in all material respects with its covenants;

•	all conditions precedent to the closing under the merger agreement have been satisfied and the Asset Buyer has received the irrevocable, unconditional commitment of NewStar, First Eagle and Merger Sub that the merger will occur immediately following the closing under the asset purchase agreement; and

•	the Asset Buyer has received a certificate signed on behalf of NewStar, by an executive officer of NewStar, certifying that the conditions set forth in the two previous bullets have been satisfied; and

•	NewStar and its subsidiaries have delivered to the Asset Buyer and the designated buyer entities the required transfer and assignment documents and instruments.

Additional Conditions to the Obligations of NewStar

The obligation of NewStar to effect the asset sale closing is subject to the satisfaction (or waiver by NewStar) of the following additional conditions:

•	the representations and warranties of the Asset Buyer being true and correct in all respects, subject to a Buyer material adverse effect;

•	the Asset Buyer has materially complied with its covenants; and

•	NewStar has received a certificate signed on behalf of the Asset Buyer, by an executive officer of the Asset Buyer, certifying that the conditions described in the two previous bullets have been satisfied.

Termination

The asset purchase agreement may be terminated at any time prior to the asset sale closing, in the following ways:

•	by mutual consent of the Asset Buyer and NewStar;

•	by either the Asset Buyer or NewStar, if:

•	any court or other governmental entity has issued a final nonappealable order or taken any other action prohibiting the closing;

•	the closing has not occurred by the end date; provided that this termination right will not be available to a party if such party’s actions have resulting in the closing not occurring by such date; provided further that the Asset Buyer’s failure to consummate the asset sale when required as a result of the financing not being available will not be considered a breach of the asset purchase agreement for purposes of this bullet;

•	the other party has breached any of its representations, warranties, covenants or agreements in the asset purchase agreement, and such breach (i) is not cured within twenty business days (or, if earlier, two business days prior to the end date), or which breach, by its nature, cannot be cured prior to the end date and (ii) would entitle the non-breaching party not to close the transactions; provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the asset purchase agreement;

•	the stockholder approval of the merger proposal or the asset sale proposal has not been obtained at the special meeting (or at any adjournment or postponement thereof); or

•	the merger agreement has been terminated.

•	by the Asset Buyer, prior to the stockholder approval of the merger proposal or asset sale proposal having been obtained, if:

•	NewStar has materially breached the go-shop and the non-solicitation provisions; or

•	the board has made a change in recommendation; or

•	by NewStar:

•	prior to the stockholder approval of the merger proposal and asset sale proposal having been obtained, in order for NewStar to enter into a definitive agreement with respect to a superior proposal; provided that concurrently or prior to such termination, NewStar pays the go shop termination fee or the termination fee, as applicable (each as described above under the heading “The Merger Agreement —Termination Fees”);

•

(i) all of the Asset Buyer’s closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the asset sale closing; provided, that such conditions are capable of being satisfied if the asset sale closing were to occur), (ii) on the date the closing should have occurred, NewStar notified the Asset Buyer that NewStar is ready, willing and able to consummate the asset sale closing and the merger and (iii) the Asset Buyer failed to close by the third business day after the date the closing should have occurred, and NewStar stood ready, willing and able to close throughout such period, which we refer to as the “closing failure termination right”; or

•	if the depositary bank has not received the buyer termination fee plus $5 million, which we refer to as the “termination fee deposit”, by the close of business thirty days after the date of the asset purchase agreement or if the Asset Buyer or the GSO Fund removes all or any portion of the termination fee deposit from the deposit account in breach of the asset purchase agreement, which we refer to as the “deposit failure termination right”.

Effect of Termination

In the event of termination of the asset purchase agreement, there will be no liability of any nature whatsoever under the asset purchase agreement (or in connection with the transactions contemplated by the asset purchase agreement) on the part of the Asset Buyer or NewStar (or any of their respective subsidiaries or representatives), provided that the confidentiality agreement will survive any termination of the asset purchase agreement and a party will not be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of the asset purchase agreement (provided that in no event will the Asset Buyer be liable for damages in excess of an amount equal to the buyer termination fee).

Termination Fees

Buyer Termination Fee

The Asset Buyer is required to pay NewStar the buyer termination fee if the asset purchase agreement is terminated:

•	by NewStar under its closing failure termination right, deposit failure termination right or material breach termination right; or

•	by the Asset Buyer because the closing as not occurred by the end date in a circumstance where NewStar could have terminated the asset purchase agreement pursuant to one or more of the rights listed in the bullet immediately above.

In the event the asset purchase agreement is terminated in circumstances in which the Buyer termination fee is not payable but the Asset Buyer has willfully and materially breach the asset purchase agreement, NewStar shall be entitled to seek damages in an amount no greater than the Buyer termination fee.

Go Shop Termination Fee

The applicable provisions in the asset purchase agreement are described above the “Summary of the Merger Agreement”.

Termination Fee

The applicable provisions in the asset purchase agreement are described above the “Summary of the Merger Agreement”.

Expenses

Except as otherwise expressly set forth in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense whether or not the merger is consummated. The Asset Buyer will bear any filing fees in connection with the HSR Act filing.

Amendment

The applicable provisions in the asset purchase agreement are described above the “Summary of the Merger Agreement”.

Governing Law

The asset purchase agreement will be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of laws provisions.

Specific Performance

The parties to the asset purchase agreement are entitled to seek an injunction or injunctions to prevent breaches (or threatened breaches) of the asset purchase agreement and seek to enforce specifically the terms and provisions of the asset purchase agreement, in addition to any other remedy to which such party is entitled at law or in equity.

Notwithstanding the foregoing, NewStar will be entitled to seek specific performance to enforce the Asset Buyer’s obligation to effect the closing and cause the GSO Fund to fund under the equity commitment letter if and only if:

•	all conditions to the Asset Buyer’s obligation to close have been satisfied (other than those conditions that, by their nature, are to be satisfied at the closing (but subject to the satisfaction of such conditions at the closing) at the time when the closing is required to occur pursuant to the asset purchase agreement;

•	the debt financing has been funded or will be funded at the closing on the terms set forth in the debt commitment letters; and

•	NewStar has confirmed that if specific performance is granted, then NewStar is ready, willing and able to consummate the closing on a timely basis and will take such actions required of it to effect the closing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of [●], 2017 with respect to:

•	NewStar’s named executive officers

•	NewStar’s directors

•	NewStar’s directors and executive officers as a group, and

•	each person or entity that we know (based on filings of Schedules 13D and 13G with the SEC) to be the beneficial owner of more than 5% of any class of our voting securities.

Unless otherwise indicated below, the address of these parties is 500 Boylston Street, Suite 1250, Boston, Massachusetts 02116.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

As of November 6, 2017, there were 41,590,754 (including 35,000 shares reserved for issuance upon the exercise of options) shares of common stock outstanding. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock and restricted stock units, options, warrants and convertible securities that will vest or are currently exercisable or convertible within 60 days of November 6, 2017 into shares of common stock are deemed to be outstanding and to be beneficially owned by the person holding the restricted stock units, options, warrants or convertible securities for the purpose of computing the percentage ownership of the person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Named Executive Officers, Directors and Nominees
Charles N. Bralver	168,068	*
Timothy J. Conway	1,629,494	3.92%
Bradley E. Cooper (1)	32,637	*
Brian L.P. Fallon (2)	109,892	*
Frank R. Noonan (3)	99,697	*
Maureen P. O’Hara (4)	136,455	*
Richard E. Thornburgh (5)	154,293	*
John K. Bray (6)	620,404	1.49%
Patrick F. McAuliffe	175,298	*
Daniel D. McCready	99,037	*
Mark du Four	137,778	*
All directors, nominees and executive officers of NewStar as a group (11 Persons) (7)	3,363,053

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Other Security Holders with More Than 5% Ownership
Corsair II, L.P. (8)(9)
Corsair III Financial Services Capital Partners, L.P. Corsair III Financial Services Offshore 892 Partners, L.P. 717 Fifth Avenue New York, NY 10022	4,263,075	10.25%
Capital Z Partners Management, LLC (10)(11)
Capital Z Partners III, L.P. 142 West 57th St, 3rd Floor New York, NY 10019	4,045,244	9.73%
Timothy E. Moriarty (12)
c/o McGrath, Doyle & Phair 150 Broadway-Suite 1915 New York, NY 10038	3,637,234	8.75%
Swiss Reinsurance Company (13)
Mythenquai 50/60 CH-8022 Zurich, Switzerland	3,000,000	7.21%
Dimensional Fund Advisors LP (14)
Building One 6300 Bee Cave Road Austin, TX 78746	2,428,268	5.84%
Oaktop Capital Management II, L.P. (15)
One Main Street Suite 202 Chatham, NJ 07928	2,257,204	5.43%

(1)	Mr. Cooper’s beneficial ownership shown in the table excludes (i) the 40,244 shares and 5,000 options held by Capital Z Partners Management, LLC (“CZPM”) and (ii) the 4,000,000 shares held by Capital Z Partners III, L.P. (“Capital Z III”). Mr. Cooper is a stockholder of Capital Z GP and CZPM and an officer and co-owner of CZPM. Mr. Cooper may be deemed to be part of a group along with CZPM, Capital Z Partners III GP, Ltd. (“Capital Z III GP”), Capital Z Partners III GP, L.P. (“Capital Z III LP”), and Capital Z III, and may be deemed to be the beneficial owner of the securities held by such entities, although Mr. Cooper disclaims beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein (within the meaning of Rule 16a-1 of the Securities Exchange Act) in an indeterminate portion of the securities beneficially owned by such entities.
(2)	Includes 10,000 shares issuable upon the exercise of options.
(3)	Includes 10,000 shares issuable upon the exercise of options.
(4)	Includes 10,000 shares issuable upon the exercise of options.
(5)	Mr. Thornburgh’s beneficial ownership shown in the table excludes the 4,263,075 shares directly owned by Corsair II, L.P., Corsair III Financial Services Capital Partners, L.P. (“Corsair III”) and Corsair III Financial Services Offshore 892 Partners, L.P. (“Corsair III Offshore”). Mr. Thornburgh is an indirect participant in, and an officer of Corsair II, L.L.C. and Corsair Capital LLC (“Corsair”), which have investment authority over such shares, but he disclaims beneficial ownership of such shares.
(6)	Includes 3,770 shares held by Mr. Bray’s spouse.
(7)	Includes 35,000 shares issuable upon the exercise of options.

(8)	Corsair is the general partner of Corsair III Management, L.P. (“Corsair Management”), which is the general partner of Corsair III and Corsair III Offshore. Corsair is also the manager of Corsair PTJB, LLC (“PTJB”), which is the sole member of Corsair II, L.L.C., which is the general partner of Corsair II, L.P. As reported in a Schedule 13D/A filed November 9, 2016, Corsair and Corsair Management may be deemed to be the beneficial owners of the 3,812,268 shares directly owned by Corsair III and the 187,732 shares directly owned by Corsair III Offshore. Additionally, Corsair may be deemed to the beneficial owner of the 263,075 shares directly owned by Corsair II, L.P. Corsair and Corsair Management share voting and investment power over all such shares.
(9)	Richard E. Thornburgh is an officer of Corsair and a member of PTJB, and is also a director of the Company (See Footnote 5 above).
(10)	Capital Z III GP is the general partner of Capital Z III LP and the ultimate general partner of Capital Z III. CZPM performs investment and management services for Capital Z III. As reported in a Schedule 13D/A filed November 9, 2016, Capital Z III LP and Capital Z III GP may be deemed to be the beneficial owners of the 4,000,000 shares directly owned by Capital Z III. Capital Z III GP and Capital Z III LP share voting and investment power over all such shares. Additionally, CZPM directly owns 40,244 shares and 5,000 shares issuable upon the exercise of options, and may also be deemed to be the beneficial owner of the 4,000,000 shares directly owned by Capital Z III. CZPM has sole voting and investment power over the shares it holds directly and shares voting and investment power over the shares held directly by Capital Z III.
(11)	Bradley E. Cooper is an officer and Director of Capital Z III GP and also a director of the Company (See Footnote 9 below). Robert A. Spass and Bradley E. Cooper are the natural persons who exercise sole or shared voting and/or dispositive powers over the Company’s securities held by Capital Z III GP. The address of each of these individuals is c/o Capital Z Partners Management, LLC, 142 West 57th Street, 3rd floor, New York, NY 10019.
(12)	As reported in a Schedule 13D/A filed with the SEC on October 6, 2010.
(13)	As reported in a Schedule 13G filed with the SEC on January 23, 2015. Voting and dispositive power of the 3,000,000 shares shown as beneficially owned by Swiss Reinsurance Company is shared with Swiss Re Ltd, Swiss Reinsurance Company Ltd, Swiss Re Principal Investments Company Ltd, and Swiss Re Direct Investments Company Ltd.
(14)	As reported in a Schedule 13G/A filed with the SEC on February 9, 2017. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled fund, group trusts and separate accounts (such as investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser and/or manager, neither Dimensional Fund Advisors LP nor its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all shares reported above are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(15)	As reported in a Schedule 13G filed with the SEC on February 14, 2017.

RIGHTS OF APPRAISAL

The following discussion summarizes appraisal rights under the DGCL. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by the full text of Section 262 of the DGCL, which we refer to as “Section 262”, which is attached to this proxy statement as Annex E. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262, holders of shares of common stock who do not vote in favor of the adoption of the merger agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262, where a merger agreement is to be submitted for adoption and approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute such notice, and the full text of Section 262 is attached to this proxy statement as Annex E.

ANY HOLDER OF COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE SUCH HOLDER’S RIGHT TO DO SO, SHOULD CAREFULLY REVIEW THE FOLLOWING DISCUSSION AND ANNEX E BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF SHARES OF COMMON STOCK, NEWSTAR BELIEVES THAT, IF A STOCKHOLDER CONSIDERS EXERCISING SUCH RIGHTS, SUCH STOCKHOLDER SHOULD SEEK THE ADVICE OF LEGAL COUNSEL.

Filing Written Demand

Any holder of common stock wishing to exercise appraisal rights must, before the stockholder vote on the adoption of the merger agreement at the special meeting is taken, deliver to NewStar a written demand for the appraisal of the stockholder’s shares, and not vote in favor of the adoption of the merger agreement. A holder of common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger. The holder must not vote in favor of the adoption of the merger agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will effectively constitute a waiver of the stockholder’s right of appraisal and will effectively nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement, nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy, vote or abstention on the adoption of the merger agreement. The demand must reasonably inform NewStar of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock should be executed by or on behalf of the holder of record. The demand should set forth the registered holder’s name as it appears on the holder’s stock certificates. A demand for appraisal will be sufficient if it reasonably informs NewStar of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy-in-common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of common stock held in the name of the record owner. If a stockholder holds shares of common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers or other nominees to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to NewStar at:

NewStar Financial, Inc.

500 Boylston Street, Suite 1250

Boston, Massachusetts 02116

Attention: Secretary

At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to NewStar, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of NewStar. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If NewStar does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

Notice by NewStar

Within ten days after the effective date of the merger, NewStar, as the surviving corporation in the merger, must notify each holder of common stock who has complied with Section 262, and who has not voted in favor of the adoption of the merger agreement, of the date on which the merger became effective.

Filing a Petition for Appraisal

Within 120 days after the effective date of the merger, but not thereafter, NewStar, or any holder of common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served upon NewStar in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all such holders. NewStar is under no obligation to and has no present intention to file a petition and holders should not assume that NewStar will file a petition. Accordingly, any holders of common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of common stock within the time prescribed in Section 262. Within 120 days after the effective date of the merger, any holder of common stock who has complied with the requirements of Section 262 will be entitled, upon written request, to receive from NewStar a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by NewStar or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. The foregoing notwithstanding, a person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from NewStar the statement described in this paragraph. If a petition for appraisal is not timely filed, then the right to appraisal will cease.

If a petition for an appraisal is timely filed by a holder of shares of common stock and a copy thereof is served upon NewStar, NewStar will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders, the Delaware Court of Chancery will conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

Notwithstanding a stockholder’s compliance with the foregoing requirements for demanding appraisal and timely commencement of an appraisal proceeding, the Court of Chancery shall dismiss the proceedings as to all stockholders otherwise entitled to appraisal unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares eligible for appraisal or (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million.

Determination of Fair Value

After the Delaware Court of Chancery’s determination of the stockholders entitled to appraisal of their shares of common stock, an appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Delaware Court of Chancery will determine the fair value of the shares of common stock as of the effective time of the merger exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such fair value, with interest, if any, by NewStar to the stockholders entitled thereto. At any time before the entry of judgment in the proceedings, NewStar may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided in Section 262 of the DGCL only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. Upon application by NewStar or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by NewStar pursuant to Section 262 of the DGCL and who has submitted such stockholder’s stock certificates to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262 of the DGCL.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” An opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. You should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the merger consideration that you would otherwise be entitled to receive under the terms of the merger agreement. NewStar does not anticipate offering greater than the merger consideration to any stockholder who exercises appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the fair value of the Common Stock shares is less than the merger consideration.

Costs of the appraisal proceeding may be imposed upon NewStar and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who has demanded appraisal rights will not, after the effective date of the merger, be entitled to vote such shares for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than dividends or other distributions payable to stockholders of record at a date prior to the effective date of the merger; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms of the merger, either within 60 days after the effective date of the merger or thereafter with the written approval of the corporation, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration, without interest, for shares of his, her or its common stock pursuant to the merger agreement.

In view of the complexity of Section 262 of the DGCL, our stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisor. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, the DGCL shall govern.

MARKET PRICE OF COMMON STOCK AND DIVIDENDS

The common stock is traded on the NASDAQ under the symbol “NEWS”.

The following table sets forth during the periods indicated the high and low sales prices of common stock:

	Market Price
	High	Low	Dividend
2017
First Quarter	$11.06	$8.80	$0.02
Second Quarter	$11.17	$8.54	$0.02
Third Quarter	$11.93	$9.43	$0.02
Fourth Quarter (through November 7, 2017)	$12.59	$11.55	$0.02	(1)
2016
First Quarter	$9.43	$4.25	—
Second Quarter	$10.75	$6.53	—
Third Quarter	$11.37	$7.41	—
Fourth Quarter	$11.10	$8.03	—
2015
First Quarter	$12.88	$9.43	—
Second Quarter	$12.86	$9.38	—
Third Quarter	$12.55	$8.12	—
Fourth Quarter	$10.99	$7.85	—

(1)	On November 1, 2017, NewStar’s board declared a dividend of $0.02 per share, to be paid on December 15, 2017 to stockholders of record on November 29, 2017.

The closing sale price of our common stock on October 16, 2017, which was the last trading day before the merger was publicly announced, was $12.13 per share. On [●], 2017, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock was $[●] per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

As of [●], 2017, there were [●] shares of common stock outstanding, held by approximately [●] holders of record.

NewStar currently pays a quarterly dividend on the common stock, and last paid a quarterly dividend on September 15, 2017, of $0.02 per share. Under the terms of the merger agreement, during the period before completion of the merger, NewStar will not, and will not permit any subsidiary of NewStar, to declare, set aside or pay any dividend on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (1) NewStar’s regular quarterly cash dividend in respect of shares of NewStar’s common stock payable in the fourth quarter of calendar year 2017 at a rate not in excess of $0.02 per share and (2) dividends and distributions by a direct or indirect wholly owned subsidiary of NewStar to NewStar.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless NewStar has received contrary instructions from one or more of the stockholders. NewStar will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to NewStar Financial, Inc., Attn: Corporate Secretary, 1901 Campus Place, Louisville, Kentucky 40299 or by contacting the Corporate Secretary at (502) 627-7000. In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting NewStar at the address and phone number set forth in the prior sentence.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is completed, we will not hold an annual meeting of stockholders in 2018. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders, and we will hold a 2018 annual meeting of stockholders, in which case we will provide notice of or otherwise publicly disclose the date on which such 2018 annual meeting will be held. If the 2018 annual meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2018 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and our bylaws.

Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2018 annual meeting of stockholders (if one is held) may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in such proxy materials, stockholder proposals must be received by the Secretary of NewStar at our principal executive offices no later than January 21, 2018. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act and under our by-laws, such proposals must have been received by the Secretary of NewStar at our principal executive offices by January 21, 2018.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

NewStar files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. NewStar’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

NewStar will make available a copy of its public reports, without charge, upon written request to NewStar Financial, Inc., Attn: Corporate Secretary, 500 Boylston Street, Suite 1250, Boston, MA 02116. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made promptly to NewStar and in no event later than five business days prior to the date of the special meeting, or no later than [●], 2017. A copy of any exhibit may be obtained upon written request by a stockholder (for a fee limited to NewStar’s reasonable expenses in furnishing such exhibit) to NewStar Financial, Inc., Attn: Corporate Secretary, 500 Boylston Street, Suite 1250, Boston, MA 02116.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed shall not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and prior to the date of the special meeting:

•	Annual Report on Form 10-K for the Fiscal Year ended December 31, 2016, filed with the SEC on March 2, 2017;

•	Quarterly Reports on Form 10-Q, filed with the SEC on May 4, 2017, August 7, 2017 and November 3, 2017;

•	Definitive Proxy Statement for NewStar’s 2017 Annual Meeting, filed with the SEC on April 21, 2017; and

•	Current Reports on Form 8-K (only to the extent “filed” and not “furnished”), filed with the SEC on February 14, 2017, March 21, 2017, March 23, 2017, May 17, 2017, July 7, 2017, October 17, 2017, October 20, 2017 and November 1, 2017.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [●], 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

FIRST EAGLE HOLDINGS, INC.,

FE HOLDCO, LLC,

FE MERGER SUB, INC.

and

NEWSTAR FINANCIAL, INC.

Dated as of October 16, 2017

3.23	Takeover Statutes	37
3.24	Affiliated Transactions	37
3.25	Broker’s Fees	37
3.26	Opinions of Financial Advisors	37
3.27	Insurance	38
3.28	Asset Purchase Agreement	38
3.29	No Other Representations or Warranties	38

Article IV. Representations and Warranties of Parent, Buyer and Merger Sub		39
4.1	Corporate Organization	39
4.2	Authority	39
4.3	Consents and Approvals	40
4.4	Ownership of Shares	40
4.5	Broker’s Fees	40
4.6	Information in Proxy Statement	41
4.7	Certain Arrangements	41
4.8	Availability of Funds	41
4.9	No Other Representations	41

Article V. Covenants		42
5.1	Conduct of Business Prior to the Effective Time	42
5.2	Regulatory Matters	46
5.3	Access to Information	47
5.4	Stockholders Meeting	48
5.5	Go Shop and Non-Solicitation	50
5.6	Employees; Employee Benefit Plans	56
5.7	Indemnification; Directors’ and Officers’ and Other Insurance	58
5.8	Advice of Changes	59
5.9	Section 16 Matters	59
5.10	Publicity	60
5.11	Transaction Litigation	60
5.12	Stock Exchange Delisting; Deregistration	60
5.13	Takeover Statutes	60
5.14	Obligations of Merger Sub	61
5.15	Client Consents	61
5.16	Asset Purchase Agreement	61
5.17	Fund Matters	62

Article VI. Conditions Precedent		62
6.1	Conditions to Each Party’s Obligation to Effect the Merger	62
6.2	Conditions to Obligations of the Buyer Entities	63
6.3	Conditions to Obligations of the Company	64

Article VII. Termination and Amendment		64
7.1	Termination	64
7.2	Effect of Termination	65

Article VIII. General Provisions		67
8.1	Nonsurvival of Representations, Warranties and Agreements	67
8.2	Amendment	67
8.3	Extension; Waiver	68
8.4	Expenses	68
8.5	Notices	68
8.6	Interpretation	69
8.7	Counterparts	69
8.8	Entire Agreement	69
8.9	Governing Law; Jurisdiction	69
8.10	Severability	70
8.11	Assignment	70
8.12	Third Party Beneficiaries	70
8.13	Specific Performance	71
8.14	Definitions	71

Exhibit A	Amended and Restated Certificate of Incorporation of the Surviving Corporation

Exhibit B	Amended and Restated Bylaws of the Surviving Corporation

INDEX OF DEFINED TERMS

2017 Bonus	5.6(c)
2018 Bonus	5.6(d)
Accounting Firm	2.6(c)
Acquisition Proposal	5.5(k)(i)
Advertisement	3.12
Agreement	Preamble
Asset Buyer	Recital
Asset Purchase Agreement	Recital
Asset Purchase Loss	2.6(c)
Assets Under Management	3.11(a)(i)
Base Date	3.11(a)
Base Date Run Rate Revenue	3.11(a)
Book-Entry Shares	2.5(c)
Business Employees	3.14(h)
Buyer	Preamble
Buyer Entities	Article IV
Cancelled Shares	2.1(a)
Capitalization Date	3.2(a)
Certificate	2.5(c)
Certificate of Merger	1.2
Change in Company Recommendation	5.5(f)
CLO Interests	3.17(c)
Closing	1.4
Closing Date	1.4
Code	2.7
Company	Preamble
Company Common Stock	2.1(a)
Company Contract	3.15(a)
Company Disclosure Letter	Article III
Company Equity Award	2.3(b)
Company Funds	3.8(a)
Company Option	2.3(a)
Company Preferred Stock	3.2(a)
Company Recommendation	3.3(b)
Company Restricted Stock	2.3(b)
Company SEC Reports	3.5(a)
Company Securities	3.2(b)
Company Stock Plan	2.3(a)
Company Stockholders Meeting	5.4(a)

Company Warrant	2.4
Confidentiality Agreement	5.3(b)
Contingent Value Right	2.1(b)
Contingent Workers	3.14(h)
Continuing Employees	5.6(a)
Credit Suisse	3.25
CVR Agent	2.6(b)
CVR Committee	2.6(i)
CVR Register	2.6(m)
Delaware Secretary of State	1.2
Derivatives Contract	3.16
DGCL	1.1
Dissenting Shares	2.2(a)
DTC	2.6(m)
Effective Time	1.2
End Date	7.1(c)
Enforceability Exceptions	3.3(c)
Environmental Laws	3.21
ERISA	3.11(e)
ERISA Affiliate	3.14(g)
Exchange Act	3.5(a)
Excluded Party	5.5(k)(ii)
FCPA	3.9(h)
Fund Reports	3.11(l)
Go Shop Termination Fee	7.2(b)
Houlihan Lokey	3.25
HSR Act	3.4(b)
Indemnified Parties	5.7(a)
Intellectual Property	3.19
Interest Expense	7.2(e)
Intervening Event	5.5(h)(i)
Intervening Event Notice	5.5(h)(ii)
Investment Adviser Entity	3.10(c)
JCT Approval Payment	2.6(e)
Merger	Recitals
Merger Consideration	2.1(b)
Merger Sub	Preamble
Net Tax Refund	2.6(d)
No-Shop Period Start Date	5.5(a)

v

Notice Period	5.5(g)(iv)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Plans	5.6(a)
Paying Agent	2.5(a)
Performance Composite	3.12
Plans	3.14(a)
Proxy Statement	3.4(b)
Records	3.12
Records Requirements	3.12
Refund Return	2.6(c)
Remaining Refund Payment	2.6(g)
Representatives	5.5(a)
Requisite Company Stockholder Approval	3.3(a)

Run Rate Revenue	3.11(a)(ii)
Securities Act	3.5(a)
Specified Date	5.1(f)
Superior Proposal	5.5(k)(iii)
Superior Proposal Notice	5.5(g)(iii)
Surviving Corporation	1.1
Takeover Statute	3.23
Tax Holdback Account	2.6(d)
Termination Fee	7.2(c)
Trustee Reports	3.11(l)
Upfront Consideration Payment Fund	2.5(a)
Upfront Per Share Consideration	2.1(b)
willful and material breach	7.2(a)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 16, 2017 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among First Eagle Holdings, Inc., a Delaware corporation (“Parent”), FE Holdco, LLC, a Delaware limited liability company and a wholly-owned, direct Subsidiary of Parent (“Buyer”), FE Merger Sub, Inc., a Delaware corporation and a wholly-owned, direct Subsidiary of Buyer (“Merger Sub”), and NewStar Financial, Inc., a Delaware corporation (the “Company”).

Recitals

WHEREAS, the parties intend to effect a merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with GSO Diamond Portfolio Holdco LLC, a Delaware limited liability company (the “Asset Buyer”), pursuant to which, among other things, immediately prior to the consummation of the Merger, the Asset Buyer or Subsidiaries of the Asset Buyer will acquire the Purchased Assets and assume the Assumed Liabilities of the Company and its Subsidiaries on the terms and subject to the conditions set forth in the Asset Purchase Agreement; and

WHEREAS, the Board of Directors of the Company has (a) determined that the Merger and the transactions contemplated by the Asset Purchase Agreement are fair to and in the best interests of the Company and its stockholders, (b) adopted resolutions approving this Agreement, the Asset Purchase Agreement and the transactions contemplated hereby and thereby and declaring the advisability of this Agreement, the Asset Purchase Agreement and the transactions contemplated hereby and thereby and (c) resolved to recommend that the stockholders of the Company adopt this Agreement on the terms and subject to the conditions set forth in this Agreement and approve the transactions contemplated by the Asset Purchase Agreement on the terms and subject to the conditions set forth in the Asset Purchase Agreement.

Therefore, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I.

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into the Company and the Company shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2 Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Certificate of Merger”), in such form as required by, and executed by the parties in accordance with, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger. The term “Effective Time” shall mean the time when the Merger becomes effective, which shall be upon the filing of the Certificate of Merger or at such other subsequent time on the Closing Date as the parties may agree and as is set forth in the Certificate of Merger; but which in any event shall be after the consummation of the transactions contemplated by the Asset Purchase Agreement.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises (but, for the avoidance of doubt, not any of the Purchased Assets) of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties (but, for the avoidance of doubt, not any of the Assumed Liabilities) of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Closing of the Merger. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place, unless another time, date or place is agreed to in writing by the parties, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, at 9:00 a.m. Eastern time on the date that is the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions (other than those conditions which by their terms are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) set forth in Article VI. The date on which the Closing occurs is the “Closing Date”.

1.5 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended so as to read in its entirety as set forth on Exhibit A hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with applicable Law.

1.6 Bylaws. At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended so as to read in their entirety as set forth on Exhibit B hereto and, as so amended, shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with applicable Law.

1.7 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and

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bylaws of the Surviving Corporation, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, until their respective successors are duly appointed, or their earlier death, resignation or removal.

ARTICLE II.

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

2.1 Conversion of Capital Stock. At the Effective Time, without any action on the part of Parent, Buyer, Merger Sub, the Company or the holder of any of the shares of capital stock of the Company or Merger Sub, the Merger shall be effected in accordance with the following terms:

(a) All shares of common stock, $0.01 par value, of the Company (the “Company Common Stock”) owned by the Company (including treasury shares) or owned by Parent, Buyer or Merger Sub (other than shares in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity for the benefit of customers or clients) shall be cancelled and retired and no consideration shall be delivered in exchange therefor (such shares, the “Cancelled Shares”).

(b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) shall be converted automatically into and become thereafter the right to receive (i) $11.44 in cash, without interest (the “Upfront Per Share Consideration”) and (ii) one contractual contingent value right (a “Contingent Value Right” and, together with the Upfront Per Share Consideration, the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall be cancelled and extinguished automatically, shall no longer be outstanding and shall cease to exist, and each former holder of such shares will cease to have any rights with respect to such shares, except for the right to receive the Merger Consideration to be paid in consideration therefor in accordance with and subject to this Article II.

(c) Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

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2.2 Dissenting Shares.

(a) Shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have not voted in favor of or consented to the Merger and who are entitled to demand, and have properly demanded, their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be cancelled or converted into the right to receive the Merger Consideration and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL, such holder’s Dissenting Shares shall thereupon be deemed to have been each cancelled and converted, at the Effective Time, into the right to receive the Merger Consideration. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence.

(b) The Company shall give Parent (i) prompt notice (and in any event within one (1) Business Day) of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to Section 262 of the DGCL or other applicable Law that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to lead all negotiations and proceedings with respect to any such demands for payment under the DGCL. The Company shall not, except with the prior written consent of Parent, and prior to the Effective Time Parent shall not, except with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal, settle or compromise (or offer to settle or compromise) any such demands, approve any withdrawal of any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree to do any of the foregoing.

2.3 Treatment of Options and Other Stock-Based Awards.

(a) At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (each a “Company Option”) under the 2006 Incentive Plan (as the same may be amended to the date hereof, the “Company Stock Plan”) whether or not vested, which is outstanding and unexercised immediately prior thereto shall, without any action on the part of Parent, Buyer, Merger Sub, the Company or the holder thereof, be cancelled, and in consideration for such cancelled Company Option, the holder thereof shall be entitled to receive (less applicable withholding Taxes) (i) a cash payment (without any interest) equal to the product of (x) the excess, if any, of (A) the Upfront Per Share Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Option multiplied by (y) the total number of shares of Company Common Stock subject to such Company Option, which payment shall be made by the Surviving Corporation no later than the next regularly scheduled payroll date of the Surviving Corporation following the Effective Time and (ii) one Contingent Value Right for each share of Company Common Stock subject to such Company Option. As of the Effective Time, each holder of a Company Option shall cease to have any rights with respect thereto, except for the right to receive the consideration therefor, if any, in accordance with and subject to this Section 2.3(a). Any Company Options with an exercise price equal to or greater than the Merger Consideration shall be cancelled as of immediately prior to the Effective Time in exchange for no consideration.

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(b) At the Effective Time, each share of Company Common Stock that is subject to vesting (whether time-based, performance-based, or otherwise) (“Company Restricted Stock” and together with the Company Options the “Company Equity Awards”) shall, without any action on the part of Parent, Buyer, Merger Sub, the Company or the holder thereof, be cancelled and the holder thereof shall be entitled upon proper surrender of the Certificate therefor to receive in consideration for each such cancelled share (less applicable withholding Taxes): (i) a cash payment (without any interest) equal to the Upfront Per Share Consideration, payable by the Surviving Corporation no later than the next regularly scheduled payroll date of the Surviving Corporation following the Effective Time and (ii) one Contingent Value Right. As of the Effective Time, each holder of Company Restricted Stock shall cease to have any rights with respect thereto, except for the right to receive the consideration therefor in accordance with and subject to this Section 2.3(b). In no event shall this Section 2.3(b) and Section 2.1(b) result in a duplication of benefits in respect to any Company Restricted Stock.

(c) At or prior to the Effective Time, the Company, the Board of Directors of the Company or a committee thereof, as applicable, shall adopt any resolutions and take any actions that are necessary (i) to effectuate the provisions of this Section 2.3, and (ii) to ensure that, as of the Effective Time, (A) the Company Stock Plan shall terminate and (B) no holder of a Company Equity Award shall have any rights with respect thereto, including any rights to acquire any capital stock of the Company or the Surviving Corporation, except the right to receive the payment contemplated by this Section 2.3 in cancellation thereof. At the Effective Time, Parent shall deposit, or shall cause to be deposited, funds with the Surviving Corporation to the extent necessary for the Surviving Corporation to make the payments contemplated by Section 2.3(a)(i) and Section 2.3(b)(i).

2.4 Treatment of the Company Warrants. Effective as of the Effective Time, each warrant to purchase shares of Company Common Stock that is then outstanding (each, a “Company Warrant”) shall become exercisable solely for the Merger Consideration in accordance with the terms thereof and continue to have, and be subject to, the same terms and conditions as set forth in the applicable Company Warrant in effect immediately prior to the Effective Time. Prior to the Effective Time, the Company shall timely deliver all notices as described in Section 2.4 of the Company Disclosure Letter to each holder of a Company Warrant, and take any other actions to the extent necessary pursuant to the terms of the Company Warrants to effectuate the provisions of this Section 2.4.

2.5 Paying Agent.

(a) Prior to the Effective Time, Parent shall designate a paying agent that is reasonably acceptable to the Company (the “Paying Agent”). At the Closing, Parent shall deposit, or shall cause to be deposited (including by directing the Company to deposit the proceeds paid to the Company by the Asset Buyer in connection with the closing of the transactions contemplated by the Asset Purchase Agreement), with the Paying Agent, for the benefit of the holders of shares of Company Common Stock, cash in U.S. dollars sufficient to pay the aggregate Upfront Per Share Consideration with respect to all shares of Company Common Stock (other than Company Restricted Stock, Cancelled Shares and Dissenting Shares) (the “Upfront Consideration Payment Fund”).

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With respect to any Dissenting Shares, Parent shall be required to deposit, or cause to be deposited, with the Paying Agent funds sufficient to pay the aggregate Upfront Per Share Consideration payable in respect of such Dissenting Shares promptly following the holder thereof failing to perfect or effectively withdrawing or losing its right to dissent under the DGCL.

(b) The cash deposited with the Paying Agent pursuant to this Section 2.5 shall be invested by the Paying Agent as reasonably directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in time or demand deposits, certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. To the extent that there are losses with respect to such investments, or the Upfront Consideration Payment Fund diminishes for other reasons below the level required to make prompt cash payment of the Upfront Per Share Consideration with respect to shares of Company Common Stock as contemplated hereby, Parent shall promptly replace or restore, or cause to be replaced or restored, the portion of the Upfront Consideration Payment Fund lost through such investments or other events so as to ensure that the Upfront Consideration Payment Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Upfront Consideration Payment Fund, and any amount in excess of the amount sufficient to pay the aggregate Upfront Per Share Consideration with respect to all shares of Company Common Stock (other than Company Restricted Stock, Cancelled Shares and Dissenting Shares) shall be promptly returned to Parent, Buyer or the Surviving Corporation, as requested by Parent. The funds deposited with the Paying Agent pursuant to this Section 2.5 shall not be used for any purpose other than as contemplated by this Section 2.5.

(c) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail or otherwise provide to each former holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock, if any (each a “Certificate”) and each former holder of record of shares of Company Common Stock held in book-entry form (“Book-Entry Shares”) (other than holders of Company Restricted Stock, Cancelled Shares and Dissenting Shares), transmittal materials, including a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Paying Agent and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares, as applicable, in exchange for the Merger Consideration).

(d) Upon proper surrender of a Certificate or Book-Entry Shares for exchange and cancellation to the Paying Agent in accordance with the terms of such transmittal materials and instructions, the holder of record of such Certificate or Book-Entry Shares (other than Company Restricted Stock, Cancelled Shares and Dissenting Shares) shall be entitled to receive the Merger Consideration in exchange therefor, and the Certificate or Book-Entry Share so

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surrendered shall immediately be cancelled. Promptly after such surrender, the Paying Agent shall pay to the holder thereof an amount equal to the aggregate Upfront Per Share Consideration for the shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares.

(e) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares representing such shares are presented for transfer to the Paying Agent, upon the provision of reasonable documents by the holder of such Certificates or Book-Entry Shares required to evidence and effect such transfer and to evidence that any applicable transfer or similar Taxes have been paid or are not applicable, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(f) Any portion of the Upfront Consideration Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for six (6) months after the Effective Time shall be delivered, at the request of Parent, to Parent, Buyer or the Surviving Corporation, and any payments with respect to any Contingent Value Rights that any former stockholder is entitled to receive, but has not properly surrendered the applicable Certificate or Book-Entry Shares in exchange for such Contingent Value Rights by the time of the final distribution of any Remaining Refund Payment, shall be returned to Buyer or the Surviving Corporation by the CVR Agent at Parent’s request upon the final distribution of any Remaining Refund Payment under Section 2.6(g). Any holders of Certificate or Book-Entry Shares (other than Company Restricted Stock, Cancelled Shares and Dissenting Shares) who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Upfront Per Share Consideration or such payment with respect to the Contingent Value Rights, as applicable.

(g) Notwithstanding anything to the contrary contained herein, none of Parent, Buyer, the Company, the Surviving Corporation, the Paying Agent, the CVR Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims of interest of any Person previously entitled thereto.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, such Person shall be entitled to receive the aggregate Merger Consideration with respect to all shares of Company Common Stock represented by such lost, stolen or destroyed Certificate.

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2.6 Contingent Value Rights.

(a) Each holder of a Contingent Value Right shall have the right to receive the payments set forth in this Section 2.6. The Contingent Value Rights will not represent any equity or ownership interest in the Company, Parent, Buyer or any Affiliate thereof, in any constituent company to the Merger, or in any other Person and will not be represented by any certificates or other instruments. The Contingent Value Rights will not have any voting or dividend rights, and except as set forth in Section 2.6(k), no interest shall accrue on any amounts payable on the Contingent Value Rights to any holder thereof.

(b) Prior to the Effective Time, Parent or Buyer shall designate an agent, which may be the same Person as the Paying Agent, that is reasonably acceptable to the Company, to hold the Net Tax Refunds in accordance with the terms of this Section 2.6 (the “CVR Agent”).

(c) As a result of the closing of the transactions contemplated by the Asset Purchase Agreement, the Company anticipates that it will recognize a loss for U.S. federal and state income tax purposes (the “Asset Purchase Loss”). Following the Closing, at the direction of the CVR Committee, Parent and Buyer shall, and shall cause the Surviving Corporation to, use its reasonable best efforts to obtain U.S. federal and state income tax refunds for the two (2) taxable years ending immediately before the taxable year that ends on and includes the Closing Date and the taxable period that ends on and includes the Closing Date solely as a result of the Asset Purchase Loss (determined on a with and without basis), including filing IRS Forms 4466 and 1139, as appropriate (and analogous state tax forms, as applicable) and any necessary amended returns, responding promptly to questions from taxing authorities and information requests; provided that each of Parent, Buyer, the Surviving Corporation and the CVR Committee shall provide, or shall cause to be provided, any information or assistance to the others as is reasonably necessary for Parent, Buyer, the Surviving Corporation and the CVR Committee to comply with their respective obligations under this Section 2.6. In addition, the CVR Committee shall prepare, or cause to be prepared, any Tax Return on which a claim for a refund is made (a “Refund Return”), including any IRS Form 4466 or 1139, and any such Refund Return shall be submitted to Parent for its approval, which approval shall not be unreasonably withheld, conditioned or delayed, and Parent shall timely file any such Refund Return but in no event later than ten (10) Business Days after any such Refund Return has been so approved. Prior to any such filing, the CVR Committee, Parent and the Surviving Corporation shall cooperate in good faith to resolve any disputes with respect to any such Refund Returns; provided that in the event the CVR Committee, Parent and the Surviving Corporation are unable to resolve any such objections within fifteen (15) days after such Refund Return is submitted to Parent, the CVR Committee, Parent and the Surviving Corporation shall, within one Business Day following the end of such fifteen (15) day period, engage Deloitte & Touche LLP, or if Deloitte & Touche is unable to serve, another nationally recognized accounting firm (the “Accounting Firm”) to resolve such objections, and Parent, the Surviving Corporation and the CVR Committee shall use their reasonable best efforts to cause the Accounting Firm to resolve such objections within fifteen (15) days following its engagement, which resolution shall be final and binding on Parent, the Surviving Corporation and the CVR Committee (and, for the avoidance of doubt, the holders of the Contingent Value Rights).

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(d) Following the Surviving Corporation’s (or any of its Affiliate’s) receipt of any U.S. federal and state income tax refunds described in Section 2.6(c), the Surviving Corporation shall promptly, and in any event within five (5) Business Days following such receipt, deposit (or cause to be deposited) by wire transfer of immediately available funds the entire amount of such refund, reduced by any increase in U.S. federal income tax liability resulting from the Surviving Corporation’s receipt of any state income tax refund (as reasonably determined by the Surviving Corporation on a with and without basis) (any such refund, as so reduced, a “Net Tax Refund”) with the CVR Agent and shall give written notice of such receipt of deposit to the CVR Committee. For the avoidance of doubt, in no event shall Parent, Buyer or the Surviving Corporation be required to deposit or distribute any amounts under this Section 2.6 unless and until the Surviving Corporation (or any of its Affiliates) actually receives the related Net Tax Refund from the applicable Governmental Entity. Following receipt of any such Net Tax Refund by the CVR Agent, Parent or Buyer shall direct the CVR Agent to promptly (and in any event within five (5) Business Days) deposit with the Paying Agent an amount equal to 30% of such Net Tax Refund, and Parent or Buyer shall direct the Paying Agent to promptly disburse such funds to the holders of Contingent Value Rights, with each Contingent Value Right entitling the holder thereof to a payment equal to the quotient of (A) the product of (i) 30% multiplied by (ii) the amount of the applicable Net Tax Refund divided by (B) the number of Contingent Value Rights then outstanding. As used in this Agreement, the “number of Contingent Value Rights then outstanding” shall be deemed to include, as of such payment date, (i) such number of Contingent Value Rights that former holders of Company Common Stock who have not properly surrendered their Certificate or Book-Entry Shares for exchange and cancellation to the Paying Agent in accordance with the terms of this Agreement would be entitled to receive upon such surrender and (ii) such number of Contingent Value Rights that would have been issued to holders of Dissenting Shares in the event that such holders’ shares of Company Common Stock had been converted into the right to receive the Merger Consideration pursuant to Section 2.1(b), and the Paying Agent shall disburse to Parent such amount which would otherwise have been paid in respect of the Contingent Value Rights associated with such Dissenting Shares whenever any amounts are disbursed hereunder to the holders of Contingent Value Rights. The remainder of such Net Tax Refund shall be held by the CVR Agent in an interest bearing account (the “Tax Holdback Account”) pursuant to Section 2.6(k) and disbursed in accordance with the terms of this Section 2.6. Any interest earned on the amount in the Tax Holdback Account shall be for the benefit of the holders of Contingent Value Rights, and Parent or Buyer shall direct the CVR Agent to transfer the interest then-accrued to date on any funds to be disbursed by the CVR Agent from the Tax Holdback Account to the Paying Agent for payment to the holders of Contingent Value Rights.

(e) In the event any U.S. federal income tax refund described in Section 2.6(c) is approved by the Joint Committee on Taxation, Parent or Buyer shall promptly (and in any event within five (5) Business Days after receipt of written notice of such approval) notify the CVR Agent and the CVR Committee, and Parent or Buyer shall direct the CVR Agent to promptly (and in any event within five (5) Business Days after receipt from Parent or Buyer of written notice of such approval) deposit with the Paying Agent an amount equal to (i) 60% of the applicable Net Tax Refund plus (ii) any interest accrued to date on the amount of such Net Tax Refund held in the Tax Holdback Account (clauses (i) and (ii), as may be increased pursuant to Section 2.6(f), the “JCT Approval Payment”), and

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Parent or Buyer shall direct the Paying Agent to promptly disburse such funds to the holders of Contingent Value Rights, with each Contingent Value Right entitling the holder thereof to a payment equal to the quotient of (A) the amount of the JCT Approval Payment divided by (B) the number of Contingent Value Rights then outstanding. In the event any Net Tax Refund is reduced as a result of a Determination, the amount set forth in clause (i) above shall be instead the greater of (x) zero and (y) the amount of such Net Tax Refund (as so reduced) less the amount previously paid with respect to such Net Tax Refund pursuant to Section 2.6(d).

(f) The first JCT Approval Payment shall be increased by an amount equal to (x) 60% of the Net Tax Refund attributable to any tax refund previously received that is a “quick refund” of the Company’s estimated payments of U.S. federal income taxes for the taxable year that includes and ends on the Closing Date plus (y) any interest accrued to date on the amount of such Net Tax Refund held in the Tax Holdback Account. In the event any such Net Tax Refund is reduced as a result of a Determination, the amount set forth in clause (x) above shall be instead the greater of (1) zero and (2) the amount of such Net Tax Refund (as so reduced) less the amount previously paid with respect to such Net Tax Refund pursuant to Section 2.6(d).

(g) Parent or Buyer shall direct the CVR Agent to promptly deposit with the Paying Agent, and give written notice of such deposit to the CVR Committee, an amount equal to (i) the remaining amount of any Net Tax Refund plus (ii) any interest accrued to date on the amount of such Net Tax Refund held in the Tax Holdback Account (clauses (i) and (ii), as may be reduced pursuant to the proviso below, the “Remaining Refund Payment”) upon the earlier of: (x) the expiration of the statute of limitations (without taking into account any extensions or waivers thereof that were initiated by the Company unilaterally and without consultation with the CVR Committee, and without application of special statutes of limitations for substantial understatement, substantial omission, fraud or similar circumstances) applicable to the IRS’s review of the Tax Return for the taxable year to which such Net Tax Refund relates and (y) the time that the IRS closes its income tax audit of the Surviving Corporation for the taxable year to which such Net Tax Refund relates (in which case all remaining funds in the Tax Holdback Account related to such Net Tax Refund shall be deposited with the Paying Agent). Parent or Buyer shall direct the Paying Agent to promptly disburse the Remaining Refund Payment to the holders of Contingent Value Rights, with each Contingent Value Right entitling the holder thereof to a payment equal to the quotient of (A) the amount of the Remaining Refund Payment divided by (B) the number of Contingent Value Rights then outstanding.

(h) In the event any Net Tax Refund is reduced as a result of a Determination, Parent or Buyer shall direct the CVR Agent to disburse to the Surviving Corporation an amount equal to the cash tax owed (computed on a with and without basis) as a result of such reduction, which disbursement shall reduce the amount held in the Tax Holdback Account. For the avoidance of doubt, in the event of a Determination that does not reduce the amount of such Net Tax Refund, no funds shall be disbursed to the Surviving Corporation from the Tax Holdback Account. Furthermore, holders of Contingent Value Rights shall have no obligation to return or forfeit any amounts paid pursuant to this Section 2.6 in the event that, after any such payment, there is a Determination that adversely affects any of the Net Tax Refunds.

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(i) Prior to the Closing, the Company will form a committee (comprised of one individual reasonably acceptable to Parent) (the “CVR Committee”) with authority to monitor compliance with the foregoing and enforce, on behalf of the holders of Contingent Value Rights, the obligations of Parent, Buyer and the Company pursuant to this Section 2.6. The member of the CVR Committee shall have the authority to determine and appoint any successor member to the CVR Committee reasonably acceptable to Parent; provided that, prior to the Closing, the Company will designate an alternate individual reasonably acceptable to Parent to serve on the CVR Committee in the event of the death or disability of the member of the CVR Committee or the resignation of such member without designation of a successor. The CVR Committee shall be an express third party beneficiary of the provisions of this Section 2.6 with full authority on behalf of the holders of Contingent Value Rights to enforce the provisions hereof and to settle, negotiate or compromise any claims hereunder. Any decision, act or instruction of the CVR Committee with respect to the matters set forth in this Section 2.6 shall be final, binding and conclusive on all holders of Contingent Value Rights. The reasonable and documented out-of-pocket costs and expenses of the CVR Committee, including reasonable and documented fees for counsel and accountants and reasonable compensation for service of the members of such committee as set forth on Section 2.6(i) of the Company Disclosure Letter shall be paid by Parent, and Parent shall indemnify each person who is or was a member of the CVR Committee on the terms set forth in Section 2.6(i) of the Company Disclosure Letter.

(j) Parent, Buyer and the Surviving Corporation shall use reasonable best efforts to (i) obtain the maximum amount of Net Tax Refunds reasonably available and as reflected on the relevant Refund Return, (ii) cooperate with audits, and challenge in good faith through appropriate administrative or court proceedings any determination by a taxing authority or court adversely affecting all or any portion of such refunds where, after consultation with Parent, the CVR Committee has determined (after consultation with its accounting advisors and outside counsel) that such challenge has a reasonable possibility of success and (iii) provide the CVR Committee and its counsel and accountants with reasonable access to the books and records of the Surviving Corporation, Buyer and Parent relevant to the Net Tax Refunds, including submissions to and reports or correspondence from the IRS. Parent, Buyer and the Surviving Corporation shall keep the CVR Committee informed on a reasonably current basis of the status of the foregoing, including by promptly informing the CVR Committee of all proceedings, material correspondence and substantive meetings and discussions with the IRS; provided that, for the avoidance of doubt, Parent shall not provide copies of any of its or its Affiliates’ Tax Returns to the CVR Committee (other than the Refund Returns or Tax Returns related solely to the Refund Returns). Parent, Buyer and the Surviving Corporation shall give the CVR Committee the opportunity to control any such audit, dispute or Action, and Parent, Buyer and the Surviving Corporation or the CVR Committee, as applicable, shall not settle or agree to settle any such audit, dispute or Action without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

(k) The cash deposited with the CVR Agent pursuant to this Section 2.6 shall be invested by the CVR Agent as set forth on Section 2.6(k) of the Company Disclosure Letter. To the extent that there are losses with respect to such investments that cause the Tax Holdback Account to diminish below the level required to make cash payments to the holders of Contingent Value Rights as contemplated by this Section 2.6, Parent or Buyer shall have no

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obligation to replace or restore, or cause to be replaced or restored, such portion of the funds in the Tax Holdback Account (or any obligation to replace or restore any interest or other income from any investment of the Net Tax Refunds in the Tax Holdback Account). Any interest and other income resulting from such investment shall become a part of the Tax Holdback Account. The funds deposited with the Paying Agent pursuant to this Section 2.6 shall not be used for any purpose other than as contemplated by this Section 2.6.

(l) The Contingent Value Rights may not be sold, assigned, transferred, pledged or encumbered in any manner, other than transfers by will or intestacy, by inter vivos or testamentary trust where the Contingent Value Right is to be passed to the beneficiaries upon the death of the trustee, pursuant to a court order, by operation of law, or in connection with the dissolution, liquidation or termination of a corporation, limited liability company, partnership or other entity which is the holder thereof.

(m) The CVR Agent shall keep a register (the “CVR Register”) for the purpose of registering Contingent Value Rights and transfers of Contingent Value Rights as herein provided. The CVR Register shall show one position for Cede & Co representing all the shares of Company Common Stock held by the Depositary Trust Company (“DTC”) on behalf of the street name holders of the shares of Company Common Stock held by such holders as of immediately prior to the Effective Time, and any payments to be made under this Section 2.6 to any street holders of shares of Company Common Stock shall be accomplished by the Paying Agent sending one lump payment to DTC. Neither Parent, Buyer, the Company, the Surviving Corporation, the Paying Agent or the CVR Agent or any of their respective Affiliates shall have any responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. In the case of any other former holder of record of Certificates or Book-Entry Shares, Company Restricted Stock or Company Options, the Contingent Value Rights shall be registered in the name and address of such former holder of record of Certificates or Book-Entry Shares, Company Restricted Stock or Company Options as such names and addresses are provided to Parent by or on behalf of the Company prior to the Closing.

(n) A holder of a Contingent Value Right may make a written request to the CVR Agent to change such holder’s address of record in the CVR Register. The written request must be duly executed by the holder. Subject to any reasonable procedures imposed by the CVR Agent, the CVR Agent shall promptly record the change of address in the CVR Register upon receipt of such written notice.

(o) Subject to the restrictions on transferability set forth in Section 2.6(l), every request made to transfer a Contingent Value Right must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to Parent or Buyer, the CVR Committee and the CVR Agent, duly executed by the holder thereof, his, her or its attorney duly authorized in writing, personal representative or survivor and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the CVR Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the Contingent Value Rights in the CVR Register. Parent, Buyer and the CVR Agent may require payment of a sum sufficient to cover any stamp or other tax or governmental charge that is imposed in connection with any such registration of transfer. No transfer of a Contingent Value Right shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio.

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(p) Notwithstanding anything to the contrary contained herein, the holder of a Contingent Value Right may at any time at its option abandon all of its remaining rights in a Contingent Value Right by written notice to the CVR Agent and Buyer or by transfer of such Contingent Value Right to Buyer without consideration therefor. Nothing in this Section 2.6 is intended to prohibit Parent or Buyer from offering to acquire Contingent Value Rights for consideration in its sole discretion.

2.7 Withholding. Each of Parent, Buyer, the Surviving Corporation, the Company, the CVR Agent and the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of U.S. federal, state, local or non-U.S. tax Law. To the extent that such amounts are properly withheld by Parent, Buyer, the Surviving Corporation or the Paying Agent and paid over to the applicable Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person, in respect of whom such deduction and withholding were made by Parent, Buyer, the Surviving Corporation or the Paying Agent.

2.8 Adjustments. Notwithstanding anything to the contrary herein, in the event that the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding after the date hereof and prior to the Effective Time shall have been changed into a different number of shares of Company Common Stock or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), combination, stock dividend or distribution, recapitalization, subdivision, merger, issuer tender or exchange offer, or other similar transaction, then the Merger Consideration shall be equitably adjusted to provide to Parent and the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.8 shall be construed to permit the Company, any Subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as otherwise specified in the corresponding sections of a disclosure letter delivered by the Company to Parent prior to or concurrently herewith (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure) or (ii) as disclosed in the Company SEC Reports filed after January 1, 2016 and at least three (3) Business Days prior to the date hereof (but excluding disclosures contained in the “Risk Factors” and “Forward Looking Statements” sections thereof or that are otherwise cautionary, predictive or forward-looking in

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nature and, with respect to Section 3.15, excluding any exhibits or schedules included or incorporated by reference in such Company SEC Reports) (it being acknowledged and agreed that nothing disclosed in the Company SEC Reports shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3 or Section 3.4), the Company hereby represents and warrants to Parent, Buyer and Merger Sub as follows:

3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary. The copies of the certificate of incorporation and bylaws of the Company which have previously been made available to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(b) Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the operating or conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted, except, in the case of clause (ii), where any failure thereof has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each Subsidiary of the Company, each as amended to date.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 145,000,000 shares of Company Common Stock and 5,000,000 shares of the Company Preferred Stock. As of the close of business on October 13, 2017 ( the “Capitalization Date”), there were (i) 41,480,754 shares of Company Common Stock issued and outstanding (including 789,967 shares of Company Restricted Stock), (ii) no shares of preferred stock, $0.01 par value, of the Company (the “Company Preferred Stock”) issued and outstanding, (iii) 110,000 shares of Company Common Stock reserved for issuance upon the exercise of the Company Options and 4,001,067 shares of Company Common Stock reserved for future issuance under the Company Stock Plan, (iv) 16,182,143 shares of Company Common Stock held by the Company as treasury shares and (v) 12,000,000 shares of Company Common Stock reserved for issuance pursuant to the Company Warrants. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and not subject to or issued in

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violation of any preemptive rights. From the close of business on the Capitalization Date through the date of this Agreement, there have been no issuances of shares of capital stock or equity securities of the Company or any other securities of the Company other than issuances of shares of Company Common Stock pursuant to the exercise of Company Options outstanding as of the Capitalization Date. All of the issued and outstanding shares of Company Common Stock, the Company Warrants and the Company Options were issued in compliance in all material respects with applicable securities Laws.

(b) Except (i) as set forth in Section 3.2(a), or (ii) as set forth on Section 3.2(b) of the Company Disclosure Letter: (x) there are not any outstanding (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of the Company or any of its Subsidiaries, (C) subscriptions, options, warrants, calls, convertible securities, redemption rights or other Contracts that require the purchase or issuance of, or give any Person a right to purchase or otherwise acquire, any shares of Company Common Stock or Company Preferred Stock or any other capital stock or other voting security of the Company or its Subsidiaries or (D) restricted stock, calls, restricted stock units, stock appreciation rights, performance stock, contingent value rights, “phantom” stock or similar securities or rights that provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or its Subsidiaries (the items in clauses (A), (B), (C) and (D), collectively, “Company Securities”) and (y) there are no Contracts to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (1) issue, grant, transfer, sell or encumber any Company Securities, (2) redeem, repurchase or otherwise acquire any Company Securities or (3) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, the Company or any of its Subsidiaries.

(c) Except as set forth on Section 3.2(c) of the Company Disclosure Letter: (i) Exhibit 21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 sets forth (x) a correct and complete list of all the Company’s Subsidiaries and (y) the jurisdiction of organization of each such Subsidiary, (ii) the Company owns, directly or indirectly, all of the issued and outstanding Company Securities of each of the Company’s Subsidiaries, free and clear of any Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and not subject to or issued in violation of preemptive rights and (iii) except for the CLO Interests that are equity securities, neither the Company nor any of its Subsidiaries owns any equity securities of any other Person, other than the Company or its Subsidiaries.

(d) No bonds, debentures, notes or other Indebtedness having the right to vote (or that are convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of the Company may vote are outstanding.

(e) Section 3.2(e) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a list of all holders of the Company Options and the Company Restricted Stock, and, with respect to each, the type of award, the date of grant, the number of shares of Company Common Stock subject to such award and, with respect to each Company Option, the exercise price thereof. The Company Stock Plan is the only equity plan maintained by the Company and its Subsidiaries, and all of the Company Options and Company Restricted Stock set forth in Section 3.2(e) of the Company Disclosure Letter were issued thereunder.

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(f) Section 3.2(f) of the Company Disclosure Letter sets forth, as of the date hereof, a list of all Company Warrants, and, with respect to each, the holder thereof, the date of issuance, the number of shares of Company Common Stock subject thereto, the number of shares of Company Common Stock for which each Company Warrant is currently exercisable, the expiration date and the exercise price (including any prior adjustments thereto). The Company has made available to Parent true, correct and complete copies of the Company Warrants, including any amendments thereto.

(g) Except as set forth on Section 3.2(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any Contract that restricts the transfer of, that relates to (or that provides a proxy for) the voting of, or that provides registration rights in respect of the shares of Company Common Stock.

3.3 Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and the Asset Purchase Agreement, to perform its obligations hereunder and thereunder and to consummate the Merger, the other transactions contemplated by this Agreement and the transactions contemplated by the Asset Purchase Agreement, subject to the adoption of this Agreement and the approval of the transactions contemplated by the Asset Purchase Agreement, in each case by the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Stockholder Approval”).

(b) The Board of Directors of the Company at a duly held meeting has, by a unanimous vote of all the directors voting, (i) determined that this Agreement and the Asset Purchase Agreement and the transactions contemplated hereby and thereby are advisable and in the best interests of the Company and its stockholders, (ii) adopted resolutions approving this Agreement, the Asset Purchase Agreement and the transactions contemplated hereby and thereby and declaring the advisability of this Agreement, the Asset Purchase Agreement and the transactions contemplated hereby and thereby and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement on the terms and subject to the conditions set forth in this Agreement and approve the transactions contemplated by the Asset Purchase Agreement on the terms and subject to the conditions set forth in the Asset Purchase Agreement (this clause (iii), the “Company Recommendation”) and directed that such matters be submitted to the Company’s stockholders at the Company Stockholders Meeting for their approval.

(c) Except for the Requisite Company Stockholder Approval, no other corporate proceedings or actions on the part of the Company are necessary to approve this Agreement or the Asset Purchase Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement and the Asset Purchase Agreement have been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent, Buyer and Merger Sub, if applicable) constitute legal, valid and binding

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obligations of the Company, enforceable against the Company in accordance with their respective terms and conditions, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally (the “Enforceability Exceptions”).

3.4 Consents and Approvals.

(a) Subject to the receipt of the Requisite Company Stockholder Approval, the execution and delivery of this Agreement and the Asset Purchase Agreement by the Company, the consummation by the Company of the transactions contemplated hereby and thereby, and compliance by the Company with the terms and provisions hereof or thereof, do not and will not (i) violate any provision of the certificate of incorporation or bylaws of the Company or any similar governing documents of any of its Subsidiaries or (ii) assuming that the Consents, notifications, filings and registrations referred to in Section 3.4(b) and Section 3.11(a) are duly obtained or made, (x) violate any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of or default under (with or without notice or lapse of time, or both), result in the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets is bound, except, in the case of the foregoing clause (ii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) No Consents of, notifications to or filings or registrations with, any Governmental Entities are required to be obtained or made by or on behalf of the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement and the Asset Purchase Agreement and the consummation by the Company of the transactions contemplated hereby and thereby except for (i) any notices required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the expiration or termination of any applicable waiting periods thereunder, (ii) compliance with the applicable requirements of NASDAQ and the Exchange Act, including the filing with the SEC of a proxy statement in preliminary and definitive form relating to the Company Stockholders Meeting (including any amendments or supplements thereto, the “Proxy Statement”), (iii) the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL and (iv) any such Consent, notification, filing or registration the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.5 SEC Filings; Financial Statements.

(a) The Company has filed or furnished, as applicable, on a timely basis all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or furnished by it with the SEC since January 1, 2014 (all such forms, reports, statements, certificates and other documents filed or

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furnished since January 1, 2014, collectively, the “Company SEC Reports”). None of the Company’s Subsidiaries is required to file or furnish periodic or other reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended (including all rules and regulations promulgated thereunder, the “Exchange Act”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing made prior to the date hereof), each of the Company SEC Reports, as amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (including all rules and regulations promulgated thereunder, the “Securities Act”) and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder and other applicable Law, each as in effect on the date of any such filing.

(b) None of the Company SEC Reports contained, when filed (or, if amended or superseded by a subsequent filing, as of the date of such subsequent filing), any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports and, to the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review. The Company has made available to Parent correct and complete copies of all comment letters received by the Company from the SEC relating to the Company SEC Reports, together with all written responses of the Company thereto, as well as correct and complete copies of all other material correspondence between the SEC, on the one hand, and the Company, on the other hand, occurring since January 1, 2014. Since January 1, 2014, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(c) Each of the financial statements included in the Company SEC Reports (including the related notes, where applicable) fairly presented the consolidated financial position of the Company and its Subsidiaries and the results of the consolidated statements of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of the unaudited financial statements, to normal recurring adjustments which were not or are not expected to be material in nature or amount). Each of such financial statements (including the related notes, where applicable), complied at the applicable time of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing) in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except in the case of the unaudited financial statements for the absence of footnotes and normal adjustments as permitted by the rules and regulations of the SEC. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

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(d) Since January 1, 2014, each of the chief executive officer of the Company and the chief financial officer of the Company (or each former chief executive officer of the Company and each former chief financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Section 302 and Section 906 of SOX with respect to the Company SEC Reports.

(e) The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, (ii) has implemented and maintains internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent any such written disclosures described in clause (iii) above that have been made by management to the Company’s auditors and audit committee since January 1, 2014.

3.6 Undisclosed Liabilities. Except (i) for those liabilities that are reflected or reserved for in the financial statements of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017 (or in the notes thereto), (ii) for liabilities incurred in the ordinary course of business since June 30, 2017 or incurred in connection with the transactions contemplated by this Agreement and the Asset Purchase Agreement, (iii) for obligations or liabilities arising under the Contracts disclosed in the Company Disclosure Letter pursuant to this Agreement or entered into in accordance with the terms of this Agreement (none of which relate to a breach of or default under such Contract by the Company or any of its Subsidiaries) or (iv) for liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to or has incurred any liability or obligations of any nature whatsoever (whether absolute, accrued or contingent or otherwise, whether due or to become due).

3.7 Absence of Certain Changes or Events. Since December 31, 2016 through the date of this Agreement (a) except for the transactions contemplated by this Agreement and the Asset Purchase Agreement, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practices, (b) neither the Company nor any of its Subsidiaries has taken any action that would have required the prior written consent of Parent under clauses (e), (n), (o), (p), (q) and (r) of Section 5.1 if such action had been taken after the date of this Agreement and (c) no event, development, change or effect has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since September 30, 2017 through

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the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action with respect to the Loans Held for Sale, the Dartmouth Assets or the CLO Interests that would have required the prior written consent of Parent under clauses (d), (e) or (f) of Section 5.1 if such action had been taken after the date of this Agreement.

3.8 Legal Proceedings.

(a) (i) Since January 1, 2014 there have been no Actions pending, or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries or any of their respective assets, rights or properties or their respective present or former officers, directors or employees (in their capacity as such) (other than routine examinations in the ordinary course of the business of the Company or its Subsidiaries), and (ii) since January 1, 2014 (or the date the Company acquired the Investment Adviser Entity that is adviser to such Company Fund, if such date is after January 1, 2014), to the Company’s knowledge, there have been no Actions pending or threatened against any of the Funds that are Clients (“Company Funds”) (other than routine examinations in the ordinary course of the business of the Company or its Subsidiaries that, in the case of examinations commenced prior to the date of this Agreement, have been completed and as to which there are no unresolved issues). To the knowledge of the Company, no investigation or examination by any Governmental Entity with respect to the Company or its Subsidiaries or any Company Funds is pending or threatened.

(b) None of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Company Funds, or any of their respective assets, rights or properties or their respective present or former officers, directors or employees (in their capacity as such), are subject to or bound by, or since January 1, 2014 have been subject to or bound by, any Order.

3.9 Compliance with Law.

(a) Since January 1, 2014 (or, with respect to any Subsidiary of the Company acquired after January 1, 2014 (or Company Fund advised by any such Subsidiary), the date the Company acquired such Subsidiary), each of the Company, its Subsidiaries and, to the knowledge of the Company, the Company Funds has been in material compliance with all applicable Laws and Orders and, in the case of each of the Company Funds, all of its Fund Documentation, and has timely filed all material reports, registrations and statements required to be filed with any Governmental Entity, and has paid all material fees and assessments due and payable in connection therewith.

(b) Since January 1, 2014 (or, with respect to any Subsidiary of the Company acquired after January 1, 2014 (or any Company Fund advised by any such Subsidiary), the date the Company acquired such Subsidiary), none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any Company Fund has received any written notice from any Governmental Entity alleging that the Company or any of its Subsidiaries or any Company Fund is in violation of any applicable Law, Order or Permit.

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(c) Neither the Company nor any of its Subsidiaries nor any of their respective officers, directors or employees or, to the knowledge of the Company, any other person “associated” (as defined in the Advisers Act) with any of them is or has since January 1, 2014 (or, with respect to any Subsidiary of the Company acquired after January 1, 2014, the date the Company acquired such Subsidiary) engaged in any conduct that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act or is otherwise ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as a “person associated with” an investment adviser, nor is there any Action pending or, to the knowledge of the Company, threatened, by any Governmental Entity, which would reasonably be expected to become the basis for any such disqualification, denial, suspension or revocation.

(d) Neither the Company nor any of its Subsidiaries nor any of their respective officers, directors or employees or, to the knowledge of the Company, any other “affiliated person” (as defined in the Investment Company Act) of any of them is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser to a registered investment company, nor is there any Action pending or, to the knowledge of the Company, threatened, by any Governmental Entity, that would result in the ineligibility of the Company, any of its Subsidiaries or any such “affiliated person” to serve as an investment adviser to a registered investment company pursuant to Section 9(a) or 9(b) of the Investment Company Act.

(e) No exemptive orders, “no-action” letters or similar exemptions or regulatory relief by or from any Governmental Entity have been obtained and are currently in effect, nor are any requests pending therefor, by or with respect to the Company or any of its Subsidiaries or, to the knowledge of the Company, any Company Fund in connection with their businesses.

(f) To the knowledge of the Company, there have been no material violations by any officers, directors or employees of the Company or its Subsidiaries since January 1, 2014 (or, with respect to any Subsidiary of the Company acquired after January 1, 2014, the date the Company acquired such Subsidiary) of the code of ethics, insider trading policies, personal trading policies or other policies required by applicable Law of the Company and its Subsidiaries.

(g) Since January 1, 2014 (or, with respect to any Subsidiary of the Company acquired after January 1, 2014, the date the Company acquired such Subsidiary), the Company and its Subsidiaries have complied with all applicable Laws regarding privacy of Clients and other Persons in all material respects.

(h) The Company and its Subsidiaries have not, and to the knowledge of the Company, none of their respective officers, directors, agents, employees or other persons acting on their behalf have, directly or indirectly, taken any action that would cause the Company or its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and the rules and regulations thereunder, the UK Bribery Act 2010, as amended, any other similar anti-bribery or anti-corruption Law, or any rule or regulation promulgated under any of the foregoing, or Rule 206(4)-5 under the Advisers Act.

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(i) None of the Company, any of its Subsidiaries or any Company Fund is a financial institution required by the Bank Secrecy Act, as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, to establish or maintain an anti-money laundering program or a customer identification program.

3.10 Permits.

(a) The Company, its Subsidiaries and, to the knowledge of the Company, the Company Funds hold and are in compliance with, and since January 1, 2014 (or, with respect to any Subsidiary of the Company acquired after January 1, 2014 (or any Company Fund advised by any such Subsidiary), the date the Company acquired such Subsidiary) have held and have been in compliance with, in all material respects, all Permits necessary for the lawful conduct of their business and the ownership and use of their properties and assets, and each of such Permits is valid and in full force and effect, except where the failure to so hold or be in compliance with such Permits, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries. No such Permits are (with respect to the Company Funds, to the knowledge of the Company) subject to any suspension, cancellation, modification or revocation or any Action related thereto, and, to the knowledge of the Company, no such suspension, cancellation, modification or revocation or Action is threatened. The consummation of each of the Merger and the Asset Purchase, in and of itself and assuming that the Consents, notifications, filings and registrations referred to in Section 3.4(b) and Section 3.11(a) are duly obtained or made, would not cause the revocation, modification or cancellation of, or violation under, any such Permit. Each such Permit is listed in Section 3.10(a) of the Company Disclosure Letter.

(b) Each employee of the Company and its Subsidiaries who is required to be registered or licensed as a registered representative, investment adviser representative, sales person or an equivalent person with any Governmental Entity with respect to the operation of the Company and its Subsidiaries is duly registered or licensed as such and such registration or license is in full force and effect and there are no Actions pending, or, to the knowledge of the Company, threatened to terminate, suspend, limit or adversely modify any such registration or license.

(c) Section 3.10(c) of the Company Disclosure Letter lists the Company and each Subsidiary of the Company that is registered, licensed or qualified, or required to be registered, licensed or qualified, as an investment adviser under applicable Law as of the date hereof, as well as the Governmental Entity with which the Company and each such Subsidiary is (or is required to be) so registered, licensed or qualified (each such registered entity, an “Investment Adviser Entity”). Each Investment Adviser Entity is registered as an investment adviser under the Advisers Act and has been so registered at all times since January 1, 2011 to the extent required by the Advisers Act.

(d) Since January 1, 2014 (or the date the Company acquired such Investment Adviser Entity, if such date is after January 1, 2014): (i) each Investment Adviser Entity has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable Law, with any applicable Governmental Entity, including all required Form PFs and Form ADVs and amendments to Form PF and Form ADV (including any amendment required under applicable

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Law to be filed to make the disclosure set out therein not incomplete or inaccurate), and (ii) each Form ADV or amendment to Form ADV of each Investment Adviser Entity, as of the date of filing with the SEC (and with respect to Form ADV Part 2B or its equivalent, its date) did not, as of such respective date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in the case of (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to be material to the applicable entity. True, correct and complete copies of each Investment Adviser Entity’s Form ADV (Parts 1 and 2) filed since January 1, 2016, reflecting all amendments thereto, have been made available to Parent.

(e) None of the Company or its Subsidiaries is or has been since January 1, 2011 required under any applicable Law to be registered, licensed or qualified as a bank, trust company, broker-dealer, commodity broker-dealer, commodity pool operator, commodity trading advisor, government securities broker, government securities dealer, real estate broker, insurance company, insurance broker, municipal advisor, municipal securities dealer or transfer agent. The Company has not received since January 1, 2014 any notice of any Action concerning any failure to obtain any such registration, license or qualification.

3.11 Clients.

(a) Section 3.11(a) of the Company Disclosure Letter lists all of the Clients, including all Company Funds and, with respect to each Client, (i) the Investment Advisory Agreement and all other Contracts pursuant to which the Company and its Subsidiaries provide investment advisory, investment sub-advisory, collateral management or similar services to the Client, (ii) the Client Consent required in connection with the transactions contemplated by this Agreement (including the parties from whom such Client Consent must be obtained and the manner in which such Client Consent may be obtained in accordance with applicable Law and applicable Fund Documentation or Contracts) and (iii) the Assets Under Management and Run Rate Revenue for such Client as of the close of business on the second Business Day immediately preceding the date of this Agreement (or the last practicable date prior to such date for which Assets Under Management for any such Client is available as indicated therein) (such date, the “Base Date”; and such Run Rate Revenue, which shall exclude any Client that Section 3.11(a) of the Company Disclosure Letter indicates is to be excluded, the “Base Date Run Rate Revenue”). Other than the Persons listed on Section 3.11(a) of the Company Disclosure Letter or acting as managing member of a Subsidiary that is a limited liability company, neither the Company nor any of its Subsidiaries acts as investment adviser, investment sub-adviser, collateral manager, general partner, managing member, manager or administrator to, or receives fees from, any other Person.

For purposes of this Agreement:

(i) “Assets Under Management” means, with respect to any Client, as of a specified date, the dollar amount of assets under management in respect of which the Company and its Subsidiaries are entitled to investment advisory and investment management fees from such Client as of such date; provided, however, that the calculation of Assets Under Management shall exclude any increase or decrease in Assets Under Management resulting from market appreciation or depreciation or currency fluctuations from and after the Base Date.

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(ii) “Run Rate Revenue” means, with respect to any Client, as of a specified date, the aggregate annualized investment advisory and investment management fees payable to the Company and its Subsidiaries, determined by multiplying the Assets Under Management for such Client as of such specified date (or the last practicable date prior to such specified date for which Assets Under Management for any such Client is available) by the applicable annual base fee rate for such Client under the applicable Investment Advisory Agreement at such specified date (not including any performance-based, incentive or similar fees), after taking into account any fee rebates or fee sharing arrangements. Run Rate Revenue shall be calculated to exclude any Client indicated on Section 3.11(a) of the Company Disclosure Letter to be excluded from such calculation.

(b) The Company has made available to Parent true, correct and complete copies of the material Fund Documentation of each Company Fund.

(c) Each Company Fund has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority to own and operate its properties and to carry on its business as now conducted. Each Company Fund is duly qualified, licensed or registered to do business and in good standing in each jurisdiction where it is required to do so under applicable Law except for such failures to be so qualified, licensed or registered that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) All shares or other ownership interests in each of the Company Funds were sold in accordance with, in all material respects, applicable securities Law and their respective Fund Documentation and have been duly authorized and are validly issued and (if applicable) fully-paid and non-assessable.

(e) To the knowledge of the Company, based on the representations from each Person that is, or that holds an interest in, a Client no portion of the assets of any such Client constitutes the assets of a “benefit plan investor” within the meaning of the U.S. Department of Labor Regulation 29 C.F.R. Section 2510.3-101(f) (as modified by Section 3(42) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”). No “bad actor” disqualifying event described in Rule 506(d)(i)-(viii) under the Securities Act is applicable to any officer of the Company or any of its Subsidiaries.

(f) To the knowledge of the Company, no Fund Documentation or other offering materials or disclosure documents issued or used by a Company Fund, or the Company or any of its Subsidiaries with respect to a Company Fund, contained at the time it was issued or used any untrue statement of a material fact, or any omission to state a material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

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(g) Since January 1, 2014, to the knowledge of the Company, there have been no claims made in writing or threatened in writing by any Client or investor in any Company Fund alleging breach of fiduciary duty, breach of investment guidelines or restrictions, or violation of any applicable Law.

(h) None of the Company, its Subsidiaries or any Company Fund is, or at any time was, required to register as an investment company under the Investment Company Act. Each of the Company Funds that rely on Rule 3a-7 under the Investment Company Act has been operated in a manner that permits it to satisfy the exemption to registration contained in Rule 3a-7 under the Investment Company Act and each of the Company and its Subsidiaries have been operated in a manner that permits them to satisfy the exemption from the definition of investment company in Section 3(a)(1)(C) of the Investment Company Act.

(i) Except as set forth on Section 3.11(i) of the Company Disclosure Letter, neither the Company or any of its Subsidiaries nor any Company Fund is party to any Contract under which it pays or receives any rebate or commission payable to a broker, solicitor, or placement agent, or other financial inducement to direct business.

(j) Each existing Investment Advisory Agreement is in writing and is in compliance with the Advisers Act (to the extent applicable) and applicable Law, and since January 1, 2014 (or the date of such Investment Advisory Agreement or the date the Company acquired the Investment Adviser Entity party to such Investment Advisory Arrangement, in each case if such date is after January 1, 2014), has been performed by the applicable Investment Adviser Entity in accordance with its terms and applicable Law, in each case, in all material respects. Since January 1, 2014 (or the date the Company acquired the applicable Investment Adviser Entity, if such date is after January 1, 2014), each Client account has been managed and advised (and the fees and expenses payable thereunder have been calculated and charged) in compliance with the terms of the applicable Investment Advisory Agreement, its investment guidelines and restrictions, any Fund Documentation, the Advisers Act and applicable Law, in each case, in all material respects.

(k) Except as set forth on Section 3.11(k) of the Company Disclosure Letter, there is no Contract in effect pursuant to which the Company or any of its Subsidiaries have undertaken or agreed to cap, discount, waive or reimburse any or all fees or charges payable by any of the Clients.

(l) Since January 1, 2014 (or the date the Company acquired the Investment Adviser Entity that is adviser to such Company Fund, if such date is after January 1, 2014), with respect to each Company Fund, to the knowledge of the Company, there have been no material errors or omissions in any financial report delivered or made available by the Company or any of its Subsidiaries to the investors therein (the “Fund Reports”) pursuant to the applicable Fund Documentation. To the knowledge of the Company, there are no material errors or omissions in the most recent monthly reports of the Company Funds delivered by the applicable trustees (the “Trustee Reports”) released on or before the date of this Agreement pursuant to the applicable Fund Documentation.

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(m) Since January 1, 2014 (or the date the Company acquired the Investment Adviser Entity that is adviser to such Company Fund, if such date is after January 1, 2014) through the date of this Agreement, with respect to each Company Fund, no event of default, termination event, coverage test failure, funding test failure, over-collateralization trigger, interest coverage trigger or early amortization event (in each case whether now cured or uncured) has occurred.

(n) The Company and its Subsidiaries have not granted any waiver under any Contract or released any Company Fund, in whole or in part, from any of its obligations under the applicable Investment Advisory Agreement. No material breach and no default or event of default has occurred or is continuing under any Investment Advisory Agreement or related Fund Documentation, no event or condition exists that would constitute cause to remove the Company or any of its Subsidiaries as collateral manager or in any other capacity, and no holder of the Company Funds’ outstanding securities is soliciting votes or requests for direction, or has threatened in writing to remove the Company or any of its Subsidiaries as collateral manager or in any other capacity. The Company and its Subsidiaries have not made any prior assignment of rights or obligations under any of their Investment Advisory Agreements or applicable Fund Documentation.

(o) Except as set forth on Section 3.11(o) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries or any Company Fund is party to any ISDA Master Agreement or other agreement pursuant to which any asset, investment, credit extension or commitment of the Company or any of its Subsidiaries or any Company Fund is hedged, or any insurance “wrapper” or similar contract.

(p) Since January 1, 2014, no collateral management fees have been waived, reduced, postponed, assigned or the subject of any claim asserted by any Person against the Company or any of its Subsidiaries pursuant to any right of set-off, counterclaim or deduction.

(q) The Company and its Subsidiaries are in compliance in all material respects with their obligations under any commitment made by them pursuant to Rule 17g-5 under the Exchange Act.

(r) Set forth in Section 3.11(r) of the Company Disclosure Letter is a list of all material amendments or waivers that have been requested and are pending as of the date of this Agreement, and all restructurings or workouts that are in process as of the date of this Agreement, in each case with respect to the Loans Held for Sale.

3.12 Advertisements. No advertisement, as that term is defined in Rule 206(4)-1 promulgated under the Advisers Act, published, circulated, or distributed by or on behalf of the Company or any of its Subsidiaries (each, an “Advertisement”) is fraudulent, deceptive, or misleading as such terms are used in Rule 206(4)-1 promulgated under the Advisers Act. The Company maintains the following records (the “Records”): all documentation necessary to form the basis for, demonstrate, or recreate the calculation of the performance or rate of return of all accounts managed by the Company and included by the Company in each performance composite presently maintained by the Company (each, a “Performance Composite”), and any other

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accounts with the same or similar strategy to those in the Performance Composites, as required by the Advisers Act and rules and regulations thereunder (collectively, the “Records Requirements”). The Records are accurate and complete, and include all documents or records that form the basis for, demonstrate, or recreate the calculation of the performance rate of return of all accounts in each Performance Composite and any other accounts with the same or similar strategy to those in the Performance Composites, including records with respect to performance that was produced by any employee or officer of the Company at a prior firm, as required by the Records Requirements.

3.13 Taxes.

(a) (i) Each of the Company and its Subsidiaries has (x) duly and timely filed (including pursuant to applicable extensions granted without penalty) all income and other material Tax Returns required to be filed by it and all such Tax Returns are true, correct, and complete in all material respects, (y) paid in full all material Taxes due and payable (whether or not shown on such Tax Returns), or made adequate provision in the financial statements of the Company (in accordance with GAAP) for any such Taxes not yet due and payable; (ii) no material deficiencies for any Taxes have been proposed, asserted or assessed against or with respect to any Taxes due by or Tax Returns of the Company or any of its Subsidiaries which deficiencies have not since been resolved; (iii) there are no Liens for Taxes upon the assets of either the Company or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided; (iv) each of the Company and its Subsidiaries has properly withheld, collected, and timely remitted to the appropriate taxing authorities all Taxes required to have been withheld, collected and remitted with respect to their respective employees, agents, contractors, non-residents, security holders and other Persons under all applicable laws and has complied with all applicable material legal requirements relating to the payment, reporting and withholding of Taxes; and (v) none of the Company or its Subsidiaries has received any claim in writing, by any taxing authority that the Company or any Subsidiary is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns.

(b) None of the Company or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(c) No audit, examination, investigation or other proceeding with respect to any material Tax Return or material Taxes of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any such audit, examination, investigation or other proceeding. There are no currently effective waivers of any statute of limitations with respect to Taxes or extensions of time with respect to a Tax assessment or deficiency, and no written request for any such waiver or extension is currently pending.

(d) Neither the Company nor any of its Subsidiaries (i) is or has been a member of an affiliated group filing a consolidated federal income tax return (other than the group the common parent of which was the Company); (ii) is a party to or is bound by or has any obligation under any Tax sharing, allocation or indemnification agreement or arrangement (other

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than (A) such an agreement or arrangement exclusively between or among the Company and its wholly-owned Subsidiaries; or (B) any commercial agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes); or (iii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax Law) as transferee, successor or otherwise.

(e) Neither the Company nor any of its Subsidiaries has been a party to or participated in a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state, local or foreign Law).

(f) Neither the Company nor any of its Subsidiaries will be required to include in any taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any material deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of (i) the installment method of accounting, the completed contract method of accounting, a change in method of accounting (or use of an improper method of accounting) for a taxable period ending on or prior to the Closing Date, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code or Section 108(i) of the Code, an installment sale or open transaction disposition made on or prior to the Closing Date, or comparable provisions of state, local or foreign Tax Law; (ii) any closing or similar agreement with any Governmental Authority executed on or prior to the Closing Date; (iii) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) resulting from any intercompany transaction occurring on or before the Closing; or (iv) any prepaid amount received on or prior to the Closing Date other than in the ordinary course of business.

(g) Each Subsidiary of the Company and, to the knowledge of the Company, each Company Fund is, and has been at all times since its formation, treated as a partnership or a disregarded entity for U.S. federal and applicable State and local income tax purposes.

(h) To the knowledge of the Company, each Company Fund has (i) duly and timely filed (including pursuant to applicable extensions granted without penalty) all income and other material Tax Returns required to be filed by it and all such Tax Returns are true, correct and complete in all material respects, (ii) paid in full all Taxes due and payable (whether or not shown on such Tax Returns), and (iii) properly withheld, collected, and timely remitted to the appropriate taxing authorities all Taxes required to have been withheld, collected and remitted with respect to their respective employees, agents, contractors, non-residents, security holders and other Persons under all applicable laws and has complied with all applicable material legal requirements relating to the payment, reporting and withholding of Taxes, including under Sections 1471 through 1474 of the Code and any current or future regulations or any Treasury Regulations or other administrative guidance promulgated thereunder or other official interpretations thereof and any intergovernmental or foreign financial institution agreement implementing the foregoing.

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(i) To the knowledge of the Company, no material deficiencies for any Taxes have been proposed, asserted or assessed against or with respect to any Taxes due by or Tax Returns of any Company Fund which deficiencies have not since been resolved. To the knowledge of the Company, no Company Fund has been a party to or participated in a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state, local or foreign Law).

3.14 Employees; Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth a true and complete list or description of each material employee benefit plan, arrangement, policy, program or agreement and any amendments or modifications thereof (including, without limitation, all stock purchase, stock option, stock incentive, severance, retirement, employment, change-in-control, health/welfare plans, fringe benefit, bonus, incentive, deferred compensation, pension and other agreements, programs, policies and arrangements, whether or not subject to ERISA) that is sponsored by, or maintained or contributed to as of the date of this Agreement by the Company or any of its Subsidiaries (collectively, the “Plans”).

(b) The Company has previously provided or made available to Parent and Merger Sub true and complete copies of each of the Plans and each of the following: (i) audited financial statements and the actuarial valuation reports for each such Plan (if applicable) for the last three (3) years, (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for each such Plan, (iii) any summary plan description by the Company or its Subsidiaries to the Company Employees concerning the extent of the benefits provided under such Plan, and (iv) for the most recently completed year, the Form 5500 and attached schedules (if applicable).

(c) Each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service, or has applied to the Internal Revenue Service for such a letter within the applicable remedial amendment period or such period has not expired, and to the knowledge of the Company, nothing has occurred that would reasonably be expected to result in any such letter being revoked or not being issued or reissued. (i) Each of the Plans has been operated in material compliance and administered in all material respects and was established in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code; (ii) there are no pending, or, to the knowledge of the Company, threatened or anticipated material Actions (other than routine claims for benefits) by, on behalf of, or against any of the Plans or any trusts related thereto and no facts or circumstances exist that could give rise to any such Actions; and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other governmental agencies are pending, in progress or to the knowledge of the Company, threatened.

(d) None of the Plans provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law).

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(e) Each Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(f) Except as provided in Section 2.3 of this Agreement or as set forth on Section 3.14(f) of the Company Disclosure Letter, no Plan exists that, as a result of the execution of this Agreement or the Asset Purchase Agreement, shareholder approval of this Agreement or the Asset Purchase Agreement, or the consummation of the transactions contemplated by this Agreement or the Asset Purchase Agreement (in each case, whether alone or in connection with any subsequent event(s)), in respect of any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, provides for or could (i) result in severance pay becoming due or any increase in the amount of compensation, benefits or severance pay upon any termination of employment on or after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Plans, (iii) increase any benefits otherwise payable under any Plan, (iv) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered), or (v) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or any of its Subsidiaries.

(g) Neither the Company nor any of its ERISA Affiliates maintains, sponsors, contributes to, or has any liability with respect of, or within the preceding six (6) years has maintained, sponsored or contributed to, or could reasonably be expected to have, any liability with respect to (x) any employee benefit plan that is (or was) subject to Section 412 of the Code, Title IV of ERISA or Section 302 of ERISA, (y) any “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, or (z) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. For purposes of this Agreement, an “ERISA Affiliate” includes any entity that would have ever been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.

(h) Section 3.14(h) of the Company Disclosure Letter sets forth a true and complete list of all the employees of the Company and its Subsidiaries as of the date of this Agreement (the “Business Employees”), describing or identifying for each: the entity by which he/she is employed, his/her position, title, date of hire, whether classified as exempt or non-exempt for wage and hour purposes, business location, annual base salary or other wage rate, bonus potential and eligibility (including annual bonus in respect of 2016 and target or anticipated bonus for 2017), and status (i.e., active or inactive and if inactive, the type of leave and estimated return date). Section 3.14(h) of the Company Disclosure Letter sets forth a complete and accurate list of all independent contractors, consultants, temporary employees, and leased employees employed or used with respect to the business of the Company or any of its Subsidiaries and who are compensated and classified as other than employees (“Contingent Workers”). The Company or applicable Subsidiary has properly classified and treated any independent contractors, consultants and all other Contingent Workers in accordance with all applicable Laws and for purposes of all Plans.

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(i) Except as set forth on Section 3.14(i) of the Company Disclosure Letter, (i) each of the Company and its Subsidiaries is and has been in compliance in all material respects with all applicable Laws respecting labor and employment (including respecting fair employment practices, work place safety and health, terms and conditions of employment, wages and hours, classification of workers as either employees or independent contractors, classification of employees as either exempt or non-exempt for wage and hour purposes, whistleblowing and anti-retaliation, child labor, prevailing wages, plant closings and mass layoffs, affirmative action, and immigration); (ii) neither the Company nor any of its Subsidiaries is delinquent in any payments to any Business Employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees, incentive payments or grants, or other direct compensation due with respect to any employment, engagement or services performed to the date hereof or amounts required to be reimbursed to such Business Employees or Contingent Workers; (iii) there are no, and since January 1, 2014 there have been no Actions with respect to employment or labor matters (including involving allegations of employment discrimination, harassment, retaliation, misclassification of workers or employees, wage and hour violations, or unfair labor practices) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries in any judicial, regulatory, administrative or arbitral forum, under any private dispute resolution procedure, or internally; (iv) none of the employment policies or practices of the Company or any of its Subsidiaries is currently being audited by any Governmental Entity or, to the knowledge of the Company, investigated or subject to imminent or threatened audit or investigation by any Governmental Entity; and (v) neither the Company nor any of its Subsidiaries is, and since January 1, 2014 neither the Company nor any of its Subsidiaries has been, subject to any Order by any Governmental Entity or private settlement contract in respect of any labor or employment matters.

(j) Neither the Company nor any of its Subsidiaries has effectuated or experienced a “plant closing” or “mass layoff” as defined in the federal WARN Act or any similar state, local or foreign Law affecting any site of employment of the Company or any of its Subsidiaries or one or more facilities, or otherwise effectuated or experienced any event or terminations requiring advance written notice under the federal WARN Act or any such similar state, local or foreign Law.

3.15 Certain Contracts.

(a) As of the date hereof, except as set forth on Section 3.15 of the Company Disclosure Letter or pursuant to any Plan listed on Section 3.14(a) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries or any Company Fund is a party to or is bound by any Contract, whether written or oral (other than this Agreement, the Asset Purchase Agreement, or any Contract solely between or among the Company and/or its wholly-owned Subsidiaries other than any Subsidiary that is a Purchased Entity):

(i) which is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the Securities Act) that has not been filed as an exhibit to one of the Company SEC Reports;

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(ii) pursuant to which the Company or any of its Subsidiaries provides services to any Client;

(iii) which (A) limits (or purports to limit) the ability of the Company or any of its Subsidiaries to compete in any line of business, investment strategy or geographic region, or with any Person, including any Contract that requires the Company or its Subsidiaries to work exclusively with any Person in any area or geographic region, or which by its terms would so limit the freedom of Parent or any of its Subsidiaries after the Effective Time, (B) requires the Company or any of its Subsidiaries (or any of their present or future affiliates) to make referrals of business or requires the Company or any of its Subsidiaries (or any of their present or future affiliates) to make available investment opportunities or provide products or services to any Person on a priority or exclusive basis, (C) provides for “most favored nation” rights with respect to pricing or other terms to another Person, (D) limits (or purports to limit) the ability of the Company or any of its Subsidiaries to use, pursue registration of, or otherwise exploit any material Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, including any Contract that grants any exclusive right in Intellectual Property to any third party, or (E) limits the ability of the Company or any of its Subsidiaries to solicit or hire any Person as a client, investor or service provider (other than obligations with respect to non-solicitation of employees of another Person pursuant to confidentiality agreements entered into by the Company or its Subsidiaries);

(iv) which relates to a joint venture, partnership or other similar agreement or arrangement entered into by the Company or one of its Subsidiaries for its own account;

(v) which (A) is (i) a repurchase or reverse repurchase agreement or (ii) an indenture, credit agreement, loan agreement, note purchase agreement, security agreement, guarantee, reimbursement agreement, note, mortgage or other Contract providing for or securing Indebtedness (or guaranteeing or having the effect of guaranteeing the Indebtedness of another Person) (other than any such Indebtedness between or among the Company and/or its wholly-owned Subsidiaries other than any Subsidiary that is a Purchased Entity) and, with respect to each Contract described in this clause (A), the total funded Indebtedness of the Company and its Subsidiaries as of the close of business on September 30, 2017 is set forth next to such Contract on Section 3.15(a)(v)(A) of the Company Disclosure Letter (and such amount has not increased, in any material respect, from September 30, 2017 through the date of this Agreement other than as a result of any interest accrued through such date or as otherwise set forth on Section 3.15(a)(v)(A) of the Company Disclosure Letter), (B) grants a Lien (other than a Permitted Lien) or restricts the granting of Liens on any property or asset that is material to the Company and its Subsidiaries, or (C) restricts payment of dividends or any distributions in respect of the equity interests of the Company or any of its Subsidiaries;

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(vi) which relates to the acquisition or disposition of any business by the Company or its Subsidiaries (whether by merger, sale of stock, sale of assets or otherwise) and which contains representations, covenants or other obligations (including earn-out, deferred, or other contingent payment obligations or indemnification obligations) that remain outstanding (excluding any Contract for which all such rights and obligations have been satisfied or under which there remain only immaterial obligations);

(vii) under which the Company or any Subsidiary is granted any license or similar right relating to Intellectual Property of a third party which involves the payment of $100,000 or more on an annual basis (but excluding licenses for commercially available, off-the-shelf software);

(viii) (A) which requires payments in excess of $100,000 individually (or $250,000 in the aggregate) to be made by the Company or any of its Subsidiaries upon a change in control thereof or (B) provides for a right of termination upon a change in control and involves the payment by or to the Company or its Subsidiaries of more than $100,000 per annum individually (or $250,000 in the aggregate);

(ix) which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries;

(x) which is a consulting agreement involving the payment of more than $100,000 per annum (other than any such contract that is terminable with less than sixty (60) days’ notice without any required payment or other conditions (other than the condition of notice));

(xi) which is a swap, forward or other derivatives Contract, including any such Contract relating to any credit default swap, total return swap, currency, interest rate, or other hedging activity;

(xii) which is an insurance wrapper or other credit support or similar agreement with or with respect to any Company Fund;

(xiii) which is an agreement between the Company or any of its Subsidiaries, on the one hand, and any director, officer, or Affiliate of the Company or any of its Subsidiaries, on the other hand;

(xiv) providing for indemnification of any officer, director, employee or agent;

(xv) which is a collective bargaining or other Contract with any labor union, works council or other labor organization; or

(xvi) which required aggregate payments to or from the Company or its Subsidiaries during the 12 month period ending August 31, 2017 in excess of $100,000 (other than any Investment Advisory Agreement, any Contract relating to the Purchased Assets or the Assumed Liabilities or any other Contract under which the Company and the counterparties thereto have no continuing obligations).

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Each Contract of the type described in this Section 3.15(a) is referred to herein as a “Company Contract”. True, correct and complete copies of each Company Contract, including all amendments thereto, have been made available to Parent.

(b) Each Company Contract is valid and binding on the Company or its applicable Subsidiary and/or the applicable Company Fund and is in full force and effect and enforceable in accordance with its terms (other than as a result of the expiration of the term of such Company Contract or other termination of such Company Contract in accordance with the terms of this Agreement) subject to the Enforceability Exceptions, and, to the knowledge of the Company, is valid and binding on the other parties thereto. The Company and each of its Subsidiaries and the Company Funds and, to the knowledge of the Company, each of the other parties thereto, are not in breach of, default or violation under any Company Contract and no event or condition has occurred or exists which constitutes or, after notice or lapse of time or both, would constitute a breach, default or violation on the part of the Company, any of its Subsidiaries or any Company Fund, or to the knowledge of the Company, of any other party thereto, under any such Company Contract, in each case except for any such breach, default or violation that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

3.16 Derivative Contracts. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements (“Derivative Contracts”) entered into by the Company or its Subsidiaries or any of the Company Funds were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any applicable Governmental Entity, in each case in all material respects, and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries or Company Funds enforceable in accordance with their terms (subject to the Enforceability Exceptions). Neither the Company nor its Subsidiaries nor any of the Company Funds, nor to the Company’s knowledge any other party thereto, is in material breach of any of its obligations under any Derivative Contracts and the financial position of the Company and its Subsidiaries and, if applicable, the Company Funds (on a consolidated basis thereunder, where applicable) has been reflected in the books and records of the Company and such Subsidiaries and/or the Company Funds in accordance with GAAP consistently applied.

3.17 Excluded Assets.

(a) As of the close of business on September 30, 2017, other than the Loans Held for Sale and the Purchased Assets, the Company and its Subsidiaries did not hold any loans or loan assets (other than loans or loan assets that have been charged off) and had not made any commitments to provide financing to any Person.

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(b) Section 3.17(b) of the Company Disclosure Letter sets forth a complete and accurate list (i) as of the close of business on September 30, 2017 of the Loans Held For Sale, including with respect to each loan the issuer name; asset name; commitment; outstanding principal balance; unfunded commitment; unamortized fees/OID; accrued interest; accrued unused fees; amortized cost; net book value; destination portfolio; and lien position and (ii) the Company Fund for which the loan is being held.

(c) Section 3.17(c) of the Company Disclosure Letter sets forth a complete and accurate list as of the close of business on September 30, 2017 of all of the interests in Company Funds owned by the Company or its Subsidiaries (the “CLO Interests”), including the entity owning the interest; name of issuer; outstanding principal balance, accrued interest and book value as of September 30, 2017; and whether such CLO Interest is to be sold to Asset Buyer under the Asset Purchase Agreement. All the CLO Interests have been duly authorized and validly issued and are free and clear of all Liens (other than restrictions imposed by the applicable Fund Documentation).

(d) All of the Excluded Assets are owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens and, with respect to the Loans Held for Sale, Liens under warehouse facilities that are listed in Section 3.15(a)(v) of the Company Disclosure Letter.

(e) The aggregate unfunded amounts of the Committed Funding Amount (as defined in the Asset Purchase Agreement) as of the date of this Agreement is less than $300,000,000.

3.18 Properties and Leases. Section 3.18 of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all real property owned, leased, subleased or licensed by the Company or its Subsidiaries. The Company and its Subsidiaries (i) have good, valid and, in the case of real property, marketable title to, or valid leasehold or sublease interests, as applicable, or other comparable Contract rights in or relating to, all of the real property and other tangible assets used in, in any material respect, or necessary for the conduct of their businesses as currently conducted (after taking into account the transactions contemplated by the Asset Purchase Agreement), free and clear of all Liens except for Permitted Liens, and (ii) are collectively the lessee of all material property which is purported to be leased by the Company and its Subsidiaries and are in possession of such properties. Each lease for such property described in clause (i) and (ii) of the preceding sentence is valid and in full force and effect without material default thereunder by the lessee or, to the knowledge of the Company, the lessor, and no event or condition has occurred or exists which constitutes or, after notice or lapse of time or both, would constitute a material default or violation on the part of the Company or any of its Subsidiaries, or to the knowledge of the Company, of any other party thereto. True, correct and complete copies of each such lease, including all amendments thereto, have been made available to Parent.

3.19 Intellectual Property. The Company and its Subsidiaries own or have a valid license to use all (a) trademarks, service marks, trade names, slogans, logos and other identifiers of source, and all goodwill related thereto, (b) copyrights, (c) patents and industrial designs (including the inventions therein), (d) computer programs (whether in source code or object code), databases, data compilations, technology and all documentation related thereto, and (e) trade secrets, including know-how, algorithms, models, methodologies, processes, and other

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confidential information (including any registrations or applications for registration of any of the foregoing) (collectively, the “Intellectual Property”) necessary to carry on their business substantially as currently conducted. Section 3.19 of the Company Disclosure Letter sets forth a true and complete list of all issued patents and patent applications, trademark registrations and applications, copyright registrations and Internet domain names owned by the Company or any Subsidiary. All Intellectual Property owned by the Company and its Subsidiaries is in full force and effect, and the Company or a Subsidiary is the sole owner of all such Intellectual Property free and clear of any Liens. Neither the Company nor any such Subsidiary has received any notice of infringement or misappropriation of or conflict with, and there are no infringements or misappropriation of or conflicts with, the rights of others with respect to the use of any Intellectual Property. To the Company’s knowledge, no activity by the Company or its Subsidiaries infringes or violates (or in the past infringed or violated) any other party’s Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any other party’s Intellectual Property. To the Company’s knowledge, no other party is infringing or misappropriating any Intellectual Property owned by the Company or a Subsidiary. The Company and its Subsidiaries have taken commercially reasonable measures to prosecute, maintain and protect their owned Intellectual Property, including the confidentiality of trade secrets. There have been no material security breaches in the information technology systems of the Company or its Subsidiaries. During the two (2) year period prior to the date of this Agreement, there has been no failure with respect to the information technology systems of the Company or its Subsidiaries that has had a material effect on the operations of the Company or its Subsidiaries.

3.20 Labor Matters. Neither the Company nor any of its Subsidiaries (a) is a party to or is bound by any collective bargaining agreement or other Contract with a labor union or labor organization, (b) has any duty to recognize or bargain with any union or labor organization or other person purporting to act as the exclusive bargaining representative of any Business Employees or Contingent Workers and no union or other labor organization claims or demands to represent any Business Employees or Contingent Workers, or (c) has committed or engaged in any unfair labor practice. There is no strike or other material labor dispute pending or, to the Company’s knowledge, threatened, nor is the Company aware of any activity involving its or any of its Subsidiaries’ Business Employees or Contingent Workers seeking to certify a collective bargaining unit or engaging in other similar organizational activity.

3.21 Environmental Matters. The Company and its Subsidiaries are and have been in compliance with applicable Law relating to the protection of human health or safety, the environment, natural resources, hazardous or toxic substances, materials or wastes, pollutants, contaminants, petroleum or its byproducts, or asbestos-containing materials (collectively, “Environmental Laws”). Neither the Company nor any of its Subsidiaries is subject to any pending, or to knowledge of the Company, threatened Action, Order or any written notice alleging material noncompliance with, or liability under, any Environmental Law. Neither the Company nor any of its Subsidiaries has released, generated, stored, treated, transported, disposed of, or arranged for the disposal of hazardous or toxic substances, materials or wastes, pollutants, contaminants, petroleum or its byproducts, or asbestos-containing materials at any location except as would not reasonably be expected to give rise to material liability under Environmental Law. The Company has made available to Parent copies of all material environmental reports, studies and assessments in its possession or reasonable control relating to the owned and leased real property, facilities or operations of the Company or any of its Subsidiaries.

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3.22 Information in Proxy Statement. The Proxy Statement will not, at the time of the filing and mailing of the Proxy Statement and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein that are supplied by Parent, Merger Sub or the Asset Buyer (or their respective Affiliates) for inclusion therein.

3.23 Takeover Statutes. The Company has taken all action necessary to exempt and/or exclude this Agreement, the Asset Purchase Agreement, and the transactions and agreements contemplated by this Agreement and the Asset Purchase Agreement, including the Merger, from: (i) the restrictions on business combinations set forth in § 203 of the DGCL; and (ii) any and all other similar antitakeover Law (each Law referred to in clauses (i) and (ii), a “Takeover Statute”). Accordingly, no Takeover Statute applies to this Agreement, the Asset Purchase Agreement, or the transactions and agreements contemplated by this Agreement and the Asset Purchase Agreement, including the Merger.

3.24 Affiliated Transactions. Since January 1, 2014, there have been no transactions or Contracts between the Company or any of its Subsidiaries on the one hand, and the affiliates of the Company on the other hand (other than the Company’s Subsidiaries), that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Reports.

3.25 Broker’s Fees. Except for Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), neither the Company nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker, investment banker, financial advisor or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement or the Asset Purchase Agreement. The fee payable by the Company to each of Credit Suisse and Houlihan Lokey in connection with the transactions contemplated hereby and by the Asset Purchase Agreement is described, with respect to Credit Suisse, in an engagement letter between the Company and Credit Suisse and, with respect to Houlihan Lokey, in an engagement letter between the Company and Houlihan Lokey. The Company has provided to Parent complete and correct copies of such engagement letters with Credit Suisse and Houlihan Lokey.

3.26 Opinions of Financial Advisors. The Board of Directors of the Company has received the separate opinions of Credit Suisse and Houlihan Lokey, each to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications and other matters set forth therein, the Merger Consideration to be received by holders of Company Common Stock (other than excluded holders as set forth in such opinions and their respective affiliates) is fair from a financial point of view to such holders. A signed copy of each such opinion will be made available to Parent on a non-reliance basis for informational purposes only promptly following receipt thereof by the Board of Directors of the Company.

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3.27 Insurance. Section 3.27 of the Company Disclosure Letter contains a true, correct and complete list of all material insurance policies and bonds insuring each of the Company and its Subsidiaries and their personnel, assets, properties and operations. The Company has made available to Parent true, correct and complete copies of all such policies and bonds. All such policies and bonds provide coverage in such amounts and against such risks as is sufficient to comply with applicable Law or any Company Contract outstanding as of the date hereof, are outstanding and in full force and effect, and no insurer has refused, denied or disputed coverage of any claim made thereunder. All premiums and other payments due under any such policy or bond have been paid, and all claims thereunder have been filed in due and timely fashion. None of the Company or its Subsidiaries is in material default under any provisions of any such insurance nor has any of the Company or its Subsidiaries received notice of cancellation of or cancelled any such insurance, nor has any insurer threatened cancellation or non-renewal of any such insurance. For all claims made under such policies and bonds, the Company and its Subsidiaries have timely complied with any applicable notice provisions.

3.28 Asset Purchase Agreement. The Company has provided Parent with a true, correct and complete copy of the Asset Purchase Agreement (including all schedules, exhibits and annexes thereto). The representations and warranties of the Company in the Asset Purchase Agreement are true and correct as of the date hereof.

3.29 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or in any certificate delivered by the Company at the Closing pursuant to Section 6.2(d) or Section 6.2(e), neither the Company nor any Representative of the Company (or other Person) has made any express or implied representation or warranty of any kind or nature with respect to (x) the Company or the condition, value or quality of the Company or the Company’s business or operations, (y) any opinion, information, projection, forecast or advice regarding future results, prospects or activities of the Company or the Company’s business or operations or (z) any materials, presentations, statements or information made, communicated, or furnished (orally or in writing) to Parent, Merger Sub or their affiliates or representatives (including any due diligence information, data room materials or any opinion, information, projection, forecast or advice that may have been or may be provided to Parent or Merger Sub). Neither the Company nor any Representative of the Company shall have, or be subject to, any liability resulting from any materials, presentations, statements or information made, communicated, or furnished (orally or in writing) to Parent, Merger Sub or their affiliates or representatives (including due diligence information, data room materials or any opinion, information, projection, forecast or advice that may have been or may be provided to Parent or Merger Sub) and Parent or Merger Sub may not rely on any express or implied representation or warranty of any kind or nature (and may not rely on any opinions, information, projections, forecasts, advice, materials, presentations, statements or information of any kind or nature), other than, in each case, the representations and warranties of the Company expressly contained in Article III of this Agreement or in any certificate delivered by the Company at the Closing pursuant to Section 6.2(d) or Section 6.2(e), and all other representations and warranties are specifically disclaimed.

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ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT, BUYER AND MERGER SUB

Except as otherwise specified in the corresponding sections of a disclosure letter delivered by Parent to the Company prior to or concurrently herewith (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Parent Disclosure Letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Parent, Buyer and Merger Sub (collectively, the “Buyer Entities”) hereby represent and warrant to the Company as follows:

4.1 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each Buyer Entity has the corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary. Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no other business activities.

4.2 Authority.

(a) Each Buyer Entity has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The Board of Directors of Parent at a duly held meeting has approved this Agreement, the execution and delivery of this Agreement and the transactions contemplated hereby, and the Board of Directors of Merger Sub has (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its stockholders and declared this Agreement and the Merger to be advisable in accordance with the DGCL and (ii) approved the Merger, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Except as described in Section 4.2(b), no other corporate proceedings or actions on the part of any Buyer Entity is necessary to approve this Agreement or to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by each Buyer Entity and (assuming due authorization, execution and delivery by the Company) constitutes a legal, valid and binding obligation of each Buyer Entity, as applicable, enforceable against such Buyer Entity, as applicable, in accordance with its terms and conditions, except as enforcement may be limited by the Enforceability Exceptions. Except as obtained as of the date hereof, no vote or consent of the holders of any class or series of capital stock or other securities of Parent or Buyer is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The adoption of this Agreement by Buyer as the sole stockholder of Merger Sub (which shall have occurred immediately following the execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.

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4.3 Consents and Approvals.

(a) The execution and delivery of this Agreement by the Buyer Entities, the consummation by the Buyer Entities of the transactions contemplated hereby, and the compliance by the Buyer Entities with any of the terms or provisions hereof, do not and will not (i) violate any provision of the limited liability company agreement or certificate of formation of Buyer or the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the Consents, notifications, filings and registrations referred to in Section 4.3(b) are duly obtained or made, (x) violate any Law or Order applicable to the Buyer Entities or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of or default under (with or without notice or lapse of time, or both), result in the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Buyer Entities under, any Contract to which any Buyer Entity is a party, or by which they or any of their respective properties or assets is bound, except, in the case of the foregoing clause (ii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) No Consents of, notifications to or filings or registrations with, any Governmental Entities are required to be obtained or made by or on behalf of Parent or any of its Subsidiaries in connection with the execution, delivery or performance by the Buyer Entities of this Agreement and the consummation by the Buyer Entities of the transactions contemplated hereby, except for (i) any notices required to be filed under the HSR Act and the expiration or termination of any applicable waiting periods thereunder, (ii) compliance with any applicable requirements of the Exchange Act, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL and (iv) any such Consent, notification, filing or registration the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.4 Ownership of Shares. As of the date of this Agreement, none of the Buyer Entities or any of their controlled affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any shares of Company Common Stock or any securities that are convertible into or exchangeable or exercisable for shares of Company Common Stock, or holds any rights to acquire (other than pursuant to this Agreement) or vote any shares of Company Common Stock. As of the date of this Agreement, to the knowledge of Parent, none of the Buyer Entities or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

4.5 Broker’s Fees. Except for Wells Fargo Securities, LLC, none of the Buyer Entities or any other Subsidiary of Parent or any of their respective officers or directors has employed any broker, investment banker, financial advisor or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

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4.6 Information in Proxy Statement. The information provided by Parent or any of its Affiliates for inclusion in the Proxy Statement will not, at the time of the filing and mailing of the Proxy Statement and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

4.7 Certain Arrangements. As of the date hereof, there are no Contracts, whether written or oral, between Parent, Buyer or any of their respective Subsidiaries or controlled Affiliates, on the one hand, and any beneficial owner of more than five percent (5%) of the outstanding shares of Company Common Stock, any member of the Company’s management or any member of the Company’s board of directors, on the other hand, relating to the Company or the transactions contemplated by this Agreement or to the operations or business of the Company following the Closing.

4.8 Availability of Funds. At the Closing, Parent and Buyer will have available cash funds that, together with the net proceeds to the Company from the transactions contemplated by the Asset Purchase Agreement, will be sufficient for Parent, Buyer and the Surviving Corporation to make (or cause to be made) the payments contemplated by Article II (other than any payments with respect to the Contingent Value Rights) and to pay all fees and expenses of Parent, Buyer and the Surviving Corporation in connection with the transactions contemplated by this Agreement and the Asset Purchase Agreement.

4.9 No Other Representations.

(a) Except for the representations and warranties contained in this Article IV or in any certificate delivered by Parent, Buyer and Merger Sub at the Closing pursuant to Section 6.3(c), none of Parent, Buyer or Merger Sub or any of their respective Representatives has made any express or implied representation or warranty of any kind or nature, and all other representations and warranties are specifically disclaimed.

(b) Parent, Buyer and Merger Sub each acknowledges and agrees that it (i) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (ii) has had reasonable access to (x) the books and records of the Company and its Subsidiaries and (y) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (iii) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (iv) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby.

(c) Parent, Buyer and Merger Sub each acknowledges and agrees that, except for the representations and warranties of the Company contained in Article III or in any certificate delivered by the Company at the Closing pursuant to Section 6.2(d) or Section 6.2(e): (i) neither the Company nor any Representative of the Company has made any express or

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implied representation or warranty of any kind or nature with respect to (x) the Company or the condition, value or quality of the Company or the Company’s business or operations, (y) any opinion, information, projection, forecast or advice regarding future results, prospects or activities of the Company or the Company’s business or operations or (z) any materials, presentations, statements or information made, communicated, or furnished (orally or in writing) to Parent, Buyer, Merger Sub or their affiliates or representatives (including any due diligence information, data room materials or any opinion, information, projection, forecast or advice that may have been or may be provided to Parent, Buyer or Merger Sub), (ii) neither the Company nor any Representative of the Company shall have, or be subject to, any liability resulting from any materials, presentations, statements or information made, communicated, or furnished (orally or in writing) to Parent, Buyer, Merger Sub or their affiliates or representatives (including due diligence information, data room materials or any opinion, information, projection, forecast or advice that may have been or may be provided to Parent, Buyer, or Merger Sub) and (iii) Parent, Buyer, or Merger Sub have not relied on any express or implied representation or warranty of any kind or nature, other than the representations and warranties of the Company expressly contained in Article III of this Agreement, in any certificate delivered by the Company at the Closing pursuant to Section 6.2(d) or Section 6.2(e) and that all other representations and warranties are specifically disclaimed.

ARTICLE V.

COVENANTS

5.1 Conduct of Business Prior to the Effective Time. Except as (i) expressly contemplated or permitted by this Agreement or the Asset Purchase Agreement, (ii) consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (iii) required by applicable Law or in connection with the performance by the Company and its Subsidiaries of their obligations under any applicable Collateral Management Agreement: during the period from the date of this Agreement to the Effective Time, (x) the Company shall, and shall cause each of its Subsidiaries and the Company Funds to, (i) conduct its business in all material respects in the ordinary course consistent with past practice and in accordance with applicable Fund Documentation and (ii) use its reasonable best efforts to maintain and preserve intact its business organization (including relationships with clients, regulators and other persons material to the business of the Company and its Subsidiaries) and to keep available the services of its officers and employees and (y) the Company shall not, and shall not permit any of its Subsidiaries to, do the following:

(a) adjust, split, combine, reclassify or effect any similar transaction with respect to the Company Securities;

(b) set any record or payment dates for the payment of any dividends or distributions on the Company Securities or make, declare, set aside or pay any dividend or make any other distribution on the Company Securities, except (i) for dividends paid before the Closing by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company or (ii) a regular quarterly cash dividend on the Company Common Stock payable in the fourth quarter of calendar year 2017 at a rate not in excess of $0.02 per share;

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(c) issue, sell, dispose, authorize, grant, redeem, purchase or otherwise acquire, any Company Securities, except (i) pursuant to the exercise of the Company Equity Awards or the Company Warrants, or (ii) pursuant to the surrender of shares of Company Common Stock to the Company or the withholding of shares of Company Common Stock by the Company to cover tax withholding obligations under the Company Stock Plan pursuant to the exercise of the Company Options;

(d) sell, transfer, mortgage, grant a Lien on, encumber, license, abandon, permit to lapse or otherwise dispose of any of its material assets or properties to any Person, by merger, consolidation, asset sale, other business combination (including formation of a joint venture) or otherwise, except (i) as expressly required by the terms of any Contract in force at the date of this Agreement and expressly referenced in Section 5.1(d) of the Company Disclosure Letter, (ii) sales by the Company or its Subsidiaries of Loans Held for Sale in accordance with Section 5.17; provided that any sales pursuant to the foregoing clause (ii) are for cash (or equity securities in connection with any restructuring, waiver or workout) and at an aggregate price not less than the aggregate acquisition cost of such Loans Held for Sale or (iii) sales by the Company or its Subsidiaries of Purchased Assets other than (A) the sale of any Dartmouth Assets or (B) the sale of the Owned Real Property (as defined in the Asset Purchase Agreement) or the equity of NWP NEWS LLC for proceeds (net of all expenses of the Company and its Subsidiaries relating thereto) of less than $10,000,000 or involving any ongoing obligations of the Company or any of its Subsidiaries;

(e) make any acquisition of another Person or division thereof or otherwise make material purchases of any property or assets from any Person, by purchase or other acquisition of stock or other equity interests (other than in a fiduciary or agent capacity) by merger, consolidation, asset purchase, other business combination or otherwise, except (i) pursuant to foreclosures and other similar transactions in the ordinary course of business consistent with past practice;

(f) purchase, originate, otherwise acquire or enter into any new loan commitment, increase any loan commitment, or fund any loans, other than (i) transfers in accordance with Section 5.17(e); (ii) funding commitments under Signing Date Investments (as defined in the Asset Purchase Agreement) on the terms in effect as of the date of this Agreement, provided that the aggregate amount funded under this clause (ii) does not exceed the aggregate unfunded amounts of the Committed Funding Amount (as defined in the Asset Purchase Agreement) as of the date of this Agreement; and (iii) prior to the Specified Date, purchasing, originating, otherwise acquiring or entering into any new commitment with respect to loans that are Purchased Assets (or would be Purchased Assets if the closing of the transactions contemplated by the Asset Purchase Agreement were to have occurred immediately following such funding or acquisition) or increasing commitments in respect thereof, provided that (x) the aggregate funding obligations (including future commitments) of the Company and its Subsidiaries under such purchases, originations, acquisitions and commitments for all such loans and commitments is less than (y) the aggregate proceeds received by the Company and its Subsidiaries after the date of this Agreement as a result of the prepayment, sale or other disposition of loans that would have been Purchased Assets if such prepayment, sale or other disposition had not occurred, with this proviso only being taken into account, and (x) and (y) being measured, as of a date that is ten Business Days before the date scheduled for the Company Stockholders Meeting or such other date as may be agreed by the parties (the “Specified Date”);

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(g) enter into or renew, extend, amend or modify in any material respect or terminate or waive any material terms or conditions of, any Company Contract or Contract that would have been a Company Contract if entered into prior to the date of this Agreement;

(h) except (i) as required by Law or (ii) as required by any Contract outstanding as of the date hereof (including any Plan) and listed in the Company Disclosure Letter: (A) increase, or commit to increase, the compensation (including base salary, wages and annual or long-term incentive opportunities or payments or benefits) of any of its employees, officers, directors or independent contractors, except for annual increases in the base salary or wages of employees (other than the members of the management committee) in the ordinary course of business at a time (and in an amount) that is consistent with past practice and subject to Section 5.1(h) of the Company Disclosure Letter, (B) grant or pay any severance, retention payment, annual incentive payment, bonus, or benefit in the form of a welfare benefit or perquisite, or (C) become a party to, amend, terminate, establish or enter into any Plan or any other arrangement that would have been a Plan had it been in effect on the date hereof;

(i) hire or terminate (other than for cause) any employee other than to replace non-officer employees who terminate during the period from the date of this Agreement to the Effective Time, on terms substantially similar to the arrangements of the employee being replaced;

(j) communicate with or to any Company employee regarding the compensation, benefits or other treatment (in his or her capacity as an employee) that he or she will receive, or that will be provided generally to Company employees or subsets thereof, in connection with the Merger, unless such communications are consistent with prior directives or communications provided or approved by Parent;

(k) make or incur any capital expenditures or expenditures with respect to the Owned Real Property (as defined in the Asset Purchase Agreement) unless the cost of such expenditures is borne by the Asset Buyer;

(l) amend its certificate of incorporation, bylaws or similar governing documents;

(m) incur, assume or issue instruments or securities evidencing any Indebtedness, or assume, guarantee or otherwise become responsible for the obligations of any Person or agree to permit, permit or suffer any Lien (other than Permitted Liens) on any properties or assets that are material to the Company or any of its Subsidiaries, or agree or covenant to restrict or prohibit the imposition of any Lien on any properties or assets that are material to the Company or any of its Subsidiaries (other than any such “negative pledge” that is a Permitted Lien) except for (i) Indebtedness for borrowed money of the Company or any of its wholly-owned Subsidiaries to the Company or any of its other wholly-owned Subsidiaries (other than any Subsidiary that is a Purchased Entity, (ii) the rollover of repurchase facilities in effect as of the date of this Agreement, (iii) any Indebtedness (and related Liens) incurred in connection

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with the redemption of the 2012-2 CLO Transaction prior to the Closing; (iv) borrowings under the Company’s warehouse lines to fund any delayed draw term loan, revolving loan facility, incremental facility, letter of credit facility or similar commitment in effect as of the date of this Agreement or made or entered into in after the date of this Agreement in accordance with the terms of this Agreement; (v) between the date of this Agreement and the Specified Date, borrowings under the Company’s warehouse lines in an aggregate amount that does not exceed the aggregate amount of Indebtedness retired in connection with any prepayment of, or any sale or other disposition by the Company and its Subsidiaries of, any Purchased Assets between the date of this Agreement and the Specified Date; provided that this clause (v) shall only be taken into account and measured as of the Specified Date; and (vi) borrowings to fund ordinary course expenses of the Company and its Subsidiaries, provided that any Indebtedness incurred pursuant to the foregoing clauses (i)-(vi) is on terms in effect as of the date of this Agreement;

(n) cancel or forgive any Indebtedness or claims owed to or held by the Company other than (A) Indebtedness or claims that are Purchased Assets (other than Dartmouth Assets) or (B) for immaterial amounts in the ordinary course of business;

(o) enter into any settlement agreement, or otherwise release, waive or compromise, any claims or Actions (i) related to any Transaction Litigation, except in accordance with Section 5.11 or (ii) that is (or is threatened) against the Company or any of its Subsidiaries or any Company Fund, that (A) involves the payment by the Company or any of its Subsidiaries or any Company Fund of an amount that exceeds $100,000 individually or $250,000 in the aggregate (excluding any amounts that will be paid under existing insurance policies of the Company or any of its Subsidiaries) or (B) materially restricts the ongoing business and operations of the Company or any of its Subsidiaries or any Company Fund;

(p) make any changes in its accounting principles, methods, practices or policies, except as may be required by reason of a change in applicable Law or GAAP, in each case as concurred in by the Company’s independent public accountants;

(q) (A) make or change any Tax election or file any amendment to a Tax Return, (B) enter into any closing agreement, settle any material Tax claim, audit or assessment, surrender any right to claim a refund of a material amount of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim, audit or assessment relating to the Company or any of its Subsidiaries, (C) take any position on any Tax Return that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods or (D) change any method of Tax accounting;

(r) enter into any new line of business outside the business being conducted by the Company and its Subsidiaries as of the date of this Agreement;

(s) change its lending, investment, risk and asset liability management policies in any material respect; lend (including purchasing or otherwise investing in any loans or debt securities) on terms other than in accordance with its lending, investment, risk and asset liability management polices as in effect as of the date of this Agreement; modify, settle, collect or enforce (including the exercise of any remedies) any debt held by the Company, any of its Subsidiaries or any Company Fund other than in accordance with its lending, investment, risk and asset liability management policies as in effect on the date of this Agreement;

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(t) fail to conduct its cash management consistent in all material respects with past practices, including with respect to the timing of collection of receivables and payment of payables and other liabilities, or maintain its books and records other than in the ordinary course of business;

(u) fail to maintain in full force and effect the existing insurance policies and bonds of the Company and its Subsidiaries or to timely replace such insurance policies or bonds with comparable insurance policies covering the Company, its Subsidiaries, the Company Funds and their respective properties, assets and businesses;

(v) fail to maintain any applications for or registrations of Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole (but excluding, for this purpose, the Purchased Assets and the Assumed Liabilities);

(w) take or fail to take any action, the result of which is that the Company or any of its Subsidiaries or any of the Company Funds is or will be required to register as an investment company under the Investment Company Act;

(x) take or fail to take any action, the result of which act or failure to act is intended or would reasonably be expected to result (alone or with any other actions or failures to act) in any condition set forth in Article VI not being satisfied or that would (alone or with any other actions or failures to act) materially impair or delay consummation of the Closing; and

(y) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.1.

5.2 Regulatory Matters.

(a) The Company and Parent agree to make (or cause to be made, and if necessary cause their respective Affiliates to make) an appropriate filing of a Notification and Report Form pursuant to the HSR Act within ten (10) Business Days following the date hereof.

(b) Subject to the terms and conditions of this Agreement, each of Parent, Buyer, Merger Sub and the Company shall use their commercially reasonable efforts to (i) consummate the transactions contemplated hereby and to cause the conditions set forth in Article VI to be satisfied as promptly as practicable (and in any event prior to the End Date); (ii) prepare as promptly as practicable all necessary applications, notices, filings, requests and other documents that are required to be made to or filed with any Governmental Entities by such party (and cooperate with the other party with respect to any applications, notices, filings, requests and other documents that are required to be made or filed with any Governmental Entities by the other party) in connection with the transactions contemplated by this Agreement; (iii) obtain (or make, as applicable) as promptly as practicable all Consents from, notifications to or filings or registrations with, any Governmental Entities or other Persons which are required to be obtained in connection with the transactions contemplated by this Agreement; (iv) defend all lawsuits or other Actions to which it or its Subsidiaries is a party challenging or affecting this Agreement or

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the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other Action; (v) have lifted or rescinded any injunction or restraining Order which may adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable Order with respect thereto; and (vi) resolve any objection or assertion by any Governmental Entity challenging this Agreement or the transactions contemplated hereby.

(c) Subject to the other provisions of this Agreement, each of the Company, on the one hand, and the Buyer Entities, on the other hand, shall (i) to the extent permitted by applicable Law, promptly inform the other party in writing of any substantive communication (oral and written) received by such party from, or given by such party to, any Governmental Entity in connection with the transaction contemplated by this Agreement; (ii) consult with the other parties (subject to applicable Law relating to the exchange of information) in connection with any applications, notices, filings or requests made (or any consents, approvals or clearances sought to be obtained) in connection with the transaction contemplated by this Agreement (including providing the other parties with copies of any such applications, notices, filings or requests to be made in advance of the filing or provision thereof and providing such other party with a reasonable period to review and comment on any such applications, notices, filings or requests); (iv) use commercially reasonable efforts to furnish to the other party and, upon request, to any Governmental Entities such information and assistance as may be reasonably requested in connection with the foregoing, including by responding promptly to and using reasonable best efforts to comply fully with any request for additional information or documents under any applicable Law; and (v) not independently participate in any meeting (including telephonic meetings) with any Governmental Entity in connection with the foregoing without giving the other party sufficient prior notice of the meeting (including telephonic meetings) and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate in such meeting (including telephonic meetings).

(d) Notwithstanding anything in this Section 5.2 to the contrary, materials provided by or on behalf of Parent to the Company or its counsel or the Company to Parent or its counsel may be redacted to the extent necessary (1) to remove references concerning Parent’s or the Company’s valuation analyses with respect to the Company, (2) as necessary to comply with Contracts in effect on the date hereof, (3) to address reasonable concerns regarding attorney-client privilege or (4) to remove personal, proprietary and other confidential business information.

5.3 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours to its properties, books, and records, and to its Representatives, and shall make available to Parent and its Representatives, all other data, information, agreements and documents concerning its business, properties and personnel as Parent or its Representatives may reasonably request in connection with the consummation of the transactions contemplated by this Agreement, in each case in a manner not unreasonably disruptive to the operation of the business of the Company and its

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Subsidiaries. Without limiting the foregoing, the Company will provide to Parent copies of the updated Purchased Investment Tape (as defined under the Asset Purchase Agreement) on a weekly basis as and when provided to Asset Buyer pursuant to Section 5.14 of the Asset Purchase Agreement. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information to the extent that, in the Company’s reasonable and good faith judgment based on the advice of counsel, such access or disclosure (i) would violate any confidentiality agreements with a third party in effect on the date hereof, (ii) is with respect to information that is subject to attorney-client privilege or (iii) would violate any Law applicable to the Company, its Subsidiaries or any Company Funds; provided that, in each of clauses (i), (ii) and (iii), the parties shall collaborate in good faith to make alternative arrangements to allow for such access or disclosure in a manner that does not result in the events set out in clauses (i), (ii) or (iii) above.

(b) All information and materials furnished pursuant to this Agreement in confidence shall be subject to the provisions of the Confidentiality Agreement, dated August 8, 2017, among First Eagle Investment Management, LLC, GSO Capital Partners LP and the Company (the “Confidentiality Agreement”).

5.4 Stockholders Meeting.

(a) The Company, acting through its Board of Directors (or a committee thereof), shall take all action required under the DGCL, the certificate of incorporation and bylaws of the Company and the applicable requirements of NASDAQ, and otherwise by applicable Law, necessary to promptly and duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable (but no later than 40 days) following the Proxy Clearance Date, for the purpose of approving and adopting this Agreement and approving the transactions contemplated by the Asset Purchase Agreement (including any adjournment or postponement thereof, the “Company Stockholders Meeting”). The Company shall not submit to the vote of its stockholders any Acquisition Proposal prior to the termination of this Agreement in accordance with Article VII.

(b) The Company shall not change the date of, postpone or adjourn the Company Stockholders Meeting without the prior written consent of Parent. Notwithstanding the immediately preceding sentence or Section 5.4(a), (i) the Company may postpone or adjourn the Company Stockholders Meeting to the extent required by Law or the SEC, including to the extent that such postponement or adjournment is necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholders Meeting as required by applicable Law or the SEC and (ii) the Company may postpone or adjourn the Company Stockholders Meeting (and the Company shall postpone or adjourn the Company Stockholders Meeting (but in no event for more than 30 days in the aggregate) if requested by Parent): (x) to allow additional time to solicit additional proxies to the extent the Company (or Parent, as the case may be) reasonably believes necessary in order to obtain the Requisite Company Stockholder Approval or (y) to allow additional time to solicit additional proxies if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock present (either in person or by proxy) at the meeting to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting;

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provided, in the case of the foregoing clause (ii), the Company shall, and shall cause its proxy solicitor to, use reasonable best efforts to solicit such additional proxies (or presence in person of the Company’s stockholders) as expeditiously as reasonably possible, it being understood that time shall be of the essence; provided, further, that, in the case of each of the foregoing clauses (i) and (ii), the Company shall consult with Parent prior to making such adjournment or postponement and shall make such adjournment or postponement for the minimum amount of time that may be reasonably required, as determined by the Company in good faith after consultation with Parent.

(c) Except to the extent there has been a Change in Company Recommendation in accordance with Section 5.5, the Company, acting through its Board of Directors (or a committee thereof), shall include the Company Recommendation in the Proxy Statement and use its reasonable best efforts to obtain the Requisite Company Stockholder Approval and to keep Parent reasonably informed on the status of such efforts. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Stockholders Meeting if this Agreement is terminated prior thereto.

(d) In connection with the Company Stockholders Meeting, (i) the Company shall as promptly as reasonably practicable following execution of this Agreement and in any event within thirty (30) days of the date of this Agreement, prepare and file with the SEC the preliminary Proxy Statement, (ii) the Company shall mail the definitive Proxy Statement to the stockholders of the Company as promptly as reasonably practicable after the Proxy Clearance Date, and (iii) the Company shall as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to the Proxy Statement that the Company has reasonably determined, after consultation with outside counsel, is required by applicable Law. The Company, Parent and their respective Affiliates shall make any other filings with the SEC as may be required to consummate the transactions contemplated by this Agreement. The Company and Parent shall each use its respective reasonable best efforts to (A) respond as promptly as reasonably practicable to any comments received from the SEC with respect to the foregoing and will provide copies of such comments to the other party promptly and in any event within 24 hours following receipt thereof, and (B) as promptly as reasonably practicable prepare and file any response, amendments or supplements necessary to be filed in response to any SEC comments or as required by Law; provided that each party shall provide the other party a reasonable opportunity to review and comment on any such response, amendment or supplement, which comments shall be considered in good faith. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall cooperate with the other in connection with the foregoing, including the preparation of the filings described above and responding to the SEC with respect to all comments received in connection therewith from the SEC, including furnishing the other party, as promptly as reasonably practicable, with all information concerning themselves, their Subsidiaries and Affiliates and its and their respective directors, officers and stockholders and such other matters as may be required to be included in the Proxy Statement or other filings with the SEC as described above. Each of the Company and Parent further agrees that, if it becomes aware prior to the Effective Time of any information relating to it, its Subsidiaries or affiliates or its and their respective officers, directors or stockholders, that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof

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and to take the necessary steps to correct the Proxy Statement, including, if applicable, promptly filing with the SEC an appropriate amendment or supplement describing such information, and, to the extent required by applicable Law, disseminating such amendment or supplement to the stockholders of the Company.

5.5 Go Shop and Non-Solicitation.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (New York time) on the thirty-first (31st) day after the date of this Agreement (the “No-Shop Period Start Date”), the Company, its Subsidiaries and their respective affiliates, directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to (i) initiate, solicit, facilitate and encourage any inquiry or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) provide information (including non-public information) regarding, and afford access to the business, properties, assets, books, records and personnel of, the Company, its Subsidiaries and its affiliates to any Persons (and their Representatives, including potential financing sources) relating to a potential Acquisition Proposal; provided that (x) prior to receiving any non-public information or access any such Person must be party to an Acceptable Confidentiality Agreement and (y) the Company shall provide to Parent any such non-public information that is provided to any such Person that was not previously made available to Parent prior to or substantially concurrently with the time it is provided to such Person and (iii) engage in, enter into or otherwise participate in any discussions or negotiations with any Persons that are party to an Acceptable Confidentiality Agreement (and their respective Representatives, including potential financing sources) with respect to any Acquisition Proposals (or inquiries, proposals or offers or other efforts that constitute, or could reasonably be expected to lead to, an Acquisition Proposal) and cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals. The Company may grant a waiver, amendment or release under any pre-existing standstill or similar provision to the extent necessary to allow for a confidential Acquisition Proposal or amendment to a confidential Acquisition Proposal to be made to the Company or the Board of Directors of the Company.

(b) No later than two (2) Business Days after the No-Shop Period Start Date, the Company shall notify Parent in writing of the identity of each Excluded Party from whom the Company received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, which notice shall include copies of drafts of proposed agreements, term sheets or letters of intent related thereto provided to the Company or any of its Representatives (and, in the case of any Excluded Party, a summary of all Acquisition Proposals by such Excluded Party that were not made in writing). On the No-Shop Period Start Date, the Company shall terminate all access of any Person (other than the parties to this Agreement and the Asset Purchase Agreement and their respective Representatives and the Excluded Parties and their respective Representatives) to any electronic data room maintained by, or on behalf of, the Company with respect to the transactions contemplated by this Agreement and request each Person (other than the parties to this Agreement and the Asset Purchase Agreement and their respective Representatives and the Excluded Parties and their respective Representatives) that

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has executed a confidentiality agreement with the Company after the date of this Agreement in connection with such Person’s consideration of acquiring the Company to promptly return or destroy all non-public information furnished to such Person by or on behalf of the Company.

(c) Except as expressly permitted by Section 5.5(a), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 7.1, the Company and its Subsidiaries shall not, and the Company shall cause its (and its Subsidiaries’) Representatives not to: (i) initiate, solicit or knowingly facilitate or knowingly encourage any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, continue, or otherwise have or engage in any negotiations or discussions concerning any Acquisition Proposal or any such inquiry, proposal or offer, (iii) provide access to its properties, books, records or personnel or any non-public information to, any Person relating to an Acquisition Proposal or any such inquiry, proposal or offer, or (iv) waive the applicability of any Takeover Statutes in respect of any Person (other than the parties and their Affiliates). In addition, the Company shall not, and shall cause it Subsidiaries and its and their respective Representatives not to, (A) reimburse or agree to reimburse any Person making any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal for any of their expenses in connection with such Acquisition Proposal, inquiry or offer or (B) execute or enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other similar definitive agreement with respect to an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement as provided in this Section 5.5) or any agreement that requires the Company to abandon or terminate or fail to consummate the Merger or the transactions contemplated by the Asset Purchase Agreement.

(d) Beginning on the No-Shop Period Start Date, the Company shall promptly (and in any event within two (2) calendar days) notify Parent (i) of the receipt of any Acquisition Proposal (or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal) that is received on or after the No-Shop Period Start Date, which notice shall include the identity of the Person(s) making, and a summary of the material terms of, such Acquisition Proposal (or such inquiry, proposal or offer) and copies of drafts of proposed agreements, term sheets or letters of intent related thereto provided to the Company or any of its Representatives and (ii) of any written change to the financial or other material terms and conditions of any such Acquisition Proposal (or such inquiry, proposal or offer) described in clause (i) above (including, for the avoidance of doubt, any Acquisition Proposal involving an Excluded Party), including revised copies of drafts of proposed agreements, term sheets or letters of intent related thereto provided to the Company or any of its Representatives. The Company shall keep Parent reasonably informed on a prompt basis of the status of any Acquisition Proposal.

(e) Notwithstanding anything to the contrary in this Section 5.5, beginning on the No-Shop Period Start Date and prior to obtaining the Requisite Company Stockholder Approval, if the Company or any of its Representatives receives a bona fide written Acquisition Proposal that was not solicited in breach of this Section 5.5, including from an Excluded Party (whether received from such Excluded Party prior to, on or after the No-Shop Period Start Date), and the Board of Directors shall have determined in good faith (i) after consultation with its

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outside counsel and financial advisor that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (ii) after consultation with its outside counsel that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, then the Company and its Representatives may, prior to receipt of the Requisite Company Stockholder Approval, (A) engage in, enter into or otherwise participate in any discussions or negotiations with such Person who has made such Acquisition Proposal (and its Representatives) and (B) provide information (including non-public information) regarding, and afford access to the business, properties, assets, books, records and personnel of, the Company, its Subsidiaries and its affiliates to such Person who has made such Acquisition Proposal (and its Representatives); provided that (y) prior to engaging in any discussions or negotiations or providing any non-public information or access the Company must enter into an Acceptable Confidentiality Agreement with such Person and (z) the Company shall provide to Parent any such non-public information that is provided to any such Person that was not previously made available to Parent prior to or substantially concurrently with the time it is provided to such Person.

(f) Except as expressly permitted by the other provisions of this Section 5.5, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 7.1, the Board of Directors of the Company shall not (i) withhold, withdraw, amend, qualify or modify (or publicly propose to withhold, withdraw, amend, qualify or modify), in a manner adverse to Parent, the Company Recommendation, (ii) adopt, authorize, approve, accept, endorse, declare advisable or recommend (or publicly propose to adopt, authorize, approve, accept, endorse, declare advisable or recommend) any Acquisition Proposal or submit to a vote of the Company stockholders any Acquisition Proposal, (iii) fail to reaffirm its recommendation of the Company Recommendation following the public announcement of an Acquisition Proposal within five (5) Business Days after Parent so requests (or if the Company Stockholders Meeting is to occur earlier than the end of such five (5) Business Day period, at least one (1) Business Day prior to the Company Stockholders Meeting); provided that Parent may only make two (2) such requests with respect to any Acquisition Proposal, (iv) fail to recommend against any tender or exchange offer subject to Regulation 14D under the Exchange Act that constitutes an Acquisition Proposal within ten (10) Business Days of the commencement (as such term is defined in Rule 14d-2 of the Exchange Act) thereof (or if the Company Stockholders Meeting is to occur earlier than the end of such ten (10) Business Day period, at least one (1) Business Day prior to the Company Stockholders Meeting) or (v) fail to include the Company Recommendation in the Proxy Statement (any of the foregoing in clauses (i), (ii), (iii), (iv) or (v) a “Change in Company Recommendation”).

(g) Notwithstanding anything in this Section 5.5 to the contrary, at any time prior to obtaining the Requisite Company Stockholder Approval, the Company may terminate this Agreement in accordance with Section 7.1(g) to enter into a definitive agreement with respect to a Superior Proposal (and/or the Board of Directors of the Company may make a Change in Company Recommendation with respect to a Superior Proposal) if and only if:

(i) the Company has received a bona fide written Acquisition Proposal (including an Acquisition Proposal from an Excluded Party) that was not solicited in breach of this Section 5.5 that the Company’s Board of Directors has determined in good faith (after consultation with its financial advisor and outside counsel) constitutes a Superior Proposal and the Company has materially complied with the other provisions of this Section 5.5 with respect to such Acquisition Proposal;

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(ii) the Company’s Board of Directors has determined in good faith that the failure to terminate this Agreement in accordance with Section 7.1(g) and/or make such Change in Company Recommendation would be inconsistent with its fiduciary duties under applicable Law;

(iii) the Company delivers to Parent and the Asset Buyer a written notice (a “Superior Proposal Notice”) advising Parent and the Asset Buyer that the Company’s Board of Directors proposes to take such action and containing a copy of the proposed agreement in respect of the Superior Proposal that is the basis of the proposed action of the Board of Directors of the Company, including the identity of the party making such Superior Proposal;

(iv) until 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which the Company delivered the Superior Proposal Notice (the “Notice Period”), if requested by Parent and the Asset Buyer, the Company will, and will cause its Representatives to, engage in good faith negotiations with Parent, Asset Buyer and their respective Representatives to make such adjustments in the terms and conditions of this Agreement and the Asset Purchase Agreement and related agreements so that such Acquisition Proposal would cease to constitute a Superior Proposal (it being understood that any revision or amendment to the financial terms or other material terms and conditions of such Superior Proposal shall be deemed to constitute a new Superior Proposal and shall require a new Superior Proposal Notice, except that the Notice Period with respect to such Superior Proposal will become three (3) Business Days instead of five (5) Business Days); and

(v) following the end of the Notice Period(s) referred to above, the Board of Directors of the Company determines in good faith (a) after consultation with its outside counsel and financial advisor, and taking into account any modifications to this Agreement and the Asset Purchase Agreement proposed by Parent and the Asset Buyer prior to such time, that such Acquisition Proposal continues to constitute a Superior Proposal and (b) after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

(h) Notwithstanding anything in this Section 5.5 to the contrary, at any time prior to obtaining the Requisite Company Stockholder Approval, the Company or its Board of Directors may make a Change in Company Recommendation other than in response to or in respect of an Acquisition Proposal or a Superior Proposal if and only if:

(i) the Company’s Board of Directors determines in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law as a result of any event, fact, circumstance, development or occurrence relating to or affecting the Company or its

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Subsidiaries, including the business, operations, assets or liabilities of the Company or its Subsidiaries, and which was not known by or reasonably foreseeable to the Company’s Board of Directors (or a committee thereof) as of the date of this Agreement (an “Intervening Event”); provided, however, that in no event shall any action taken by the Company in order to comply with the covenants set forth in this Agreement or the Asset Purchase Agreement, and the consequences of any such action, constitute an Intervening Event;

(ii) the Company delivers to Parent and the Asset Buyer a written notice (an “Intervening Event Notice”) advising Parent and the Asset Buyer that the Company’s Board of Directors proposes to take such action and specifying the reasons therefor, which notice shall include a description of the applicable Intervening Event;

(iii) until 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which the Company delivered the Intervening Event Notice, if requested by Parent and the Asset Buyer, the Company will, and will cause its Representatives to, engage in good faith negotiations with Parent, the Asset Buyer and their respective Representatives to make such adjustments in the terms and conditions of this Agreement and the Asset Purchase Agreement so that the need for making such Change in Company Recommendation would be obviated; and

(iv) following such time referred to in clause (iii) above, the Board of Directors of the Company determines in good faith (after consultation with its outside counsel, and taking into account any modifications to this Agreement and the Asset Purchase Agreement proposed by Parent and the Asset Buyer prior to such time) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

In the event that the Company delivers Parent a Superior Proposal Notice or an Intervening Event Notice, the Company shall have been deemed to have automatically waived any standstill to which Parent or any of its Affiliates is a party solely for the limited purpose of permitting Parent, Buyer and Merger Sub to negotiate with the Company in accordance with the terms of clause (g) or (h) above, as applicable.

(i) Nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), (ii) making a customary “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company) or (iii) making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal; provided, that in each case of (i), (ii) and (iii), the Company expressly publicly reaffirms the Company Recommendation in such disclosure and does not include any statement that itself would be a Change in Company Recommendation.

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(j) From the date of this Agreement until the Closing, or until this Agreement is terminated in accordance with its terms, the Company shall not, and shall cause its Subsidiaries and its and their respective Representatives not to, and shall not assist or facilitate Asset Buyer or any of its Affiliates to, directly or indirectly, solicit or initiate discussions or engage in negotiations with, or provide information to, the Asset Buyer with respect to any potential sale of or transaction involving the Company other than the transactions with Parent contemplated by this Agreement and the Asset Purchase Agreement.

(k) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than a joint offer from Parent, Buyer, Merger Sub and the Asset Buyer) with respect to (x) the acquisition in any manner, directly or indirectly (including by way of tender offer or exchange offer, merger, consolidation, sale of equity interests, share exchange, business combination or otherwise) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the issued and outstanding shares of Company Common Stock (or of securities representing twenty percent (20%) or more of the total voting power of the Company) or (y) the acquisition (directly or indirectly and whether by transfer, merger, consolidation, equity investment or otherwise) of twenty percent (20%) or more of the consolidated assets (including stock of the Company’s Subsidiaries) of the Company and its Subsidiaries.

(ii) “Excluded Party” means any Person from whom the Company or any of its Representatives has received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, which written Acquisition Proposal the Board of Directors of the Company has determined in good faith prior to the start of the No-Shop Period Start Date (after consultation with its outside counsel and its financial advisor) is or would reasonably be expected to lead to a Superior Proposal; provided, however, that a Person shall immediately cease to be an Excluded Party if (A) such Acquisition Proposal made by such Person prior to the start of the No-Shop Period Start Date is withdrawn (it being understood that any amendment, modification or replacement of such Acquisition Proposal shall not, in and of itself, be deemed a withdrawal of such Acquisition Proposal) or (B) such Acquisition Proposal, in the good faith determination of the Board of Directors of the Company (after consultation with its outside counsel and its financial advisor), no longer is or would reasonably be expected to lead to a Superior Proposal.

(iii) “Superior Proposal” means a bona fide written Acquisition Proposal (except that, for the purpose of this definition of Superior Proposal, all references in the definition of Acquisition Proposal to “twenty percent (20%) or more” will be deemed to be references to “fifty percent (50%) or more”) which the Board of Directors of the Company concludes in good faith, after consultation with its financial advisor and outside counsel, is reasonably likely to be consummated and would result, if consummated, in a transaction that is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (after taking into account any changes to the terms of this Agreement irrevocably offered in writing by Parent and the Asset Buyer in response to such Superior Proposal pursuant to, and in accordance with, Section 5.5(g)).

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5.6 Employees; Employee Benefit Plans.

(a) From the Closing Date through December 31, 2018, Parent shall provide, or shall cause to be provided, to those employees who are, as of the Effective Time, employed by the Company and its Subsidiaries and remain so employed (the “Continuing Employees”) annual base salary and base wages, and cash incentive compensation opportunities, that are no less favorable, in the aggregate, to such annual base salary and base wages, and cash incentive compensation opportunities provided to the Company Employees immediately prior to the Effective Time and shall entitle Continuing Employees to participate in any employee benefit plans or arrangements maintained by Parent, Buyer, the Surviving Corporation or any other direct or indirect Subsidiary of Parent (collectively, the “Parent Plans”) as similarly situated employees of Parent and its Subsidiaries. For the avoidance of doubt, in determining cash incentive compensation opportunities for the calendar year ending December 31, 2018 to be provided to Continuing Employees, such amounts will be no less favorable, in the aggregate, than those earned by the Company Employees prior to the Effective Time for the calendar year ending December 31, 2017, regardless of when any such amounts are paid.

(b) Parent shall, or shall cause the Surviving Corporation and its subsidiaries to, (i) give Continuing Employees full credit for purposes of eligibility, vesting and benefit accruals under the Parent Plans, for such Continuing Employees’ service with the Company or any Subsidiary of the Company (or any predecessor entity) to the same extent recognized by the Company and its Subsidiaries under similar Plans, (ii) use commercially reasonable efforts to waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent Plan that is a welfare benefit plan that such employees may be eligible to participate in after the Effective Time, and (iii) use commercially reasonable efforts to provide credit under any such welfare plan for any co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs; provided, however, that no such service shall be recognized to the extent such recognition would result in the duplication of benefits.

(c) Notwithstanding anything in this Agreement to the contrary, with respect to the cash incentive awards applicable to any Continuing Employee for calendar year 2017 (as to each Continuing Employee, a “2017 Bonus”), if the Closing occurs (x) during the 2017 calendar year, the Company shall pay at Closing (fully in cash) to each Continuing Employee, the 2017 Bonus set forth on Section 3.14(h) of the Company Disclosure Letter, in each case prorated (except as set forth on Section 3.14(h) of the Company Disclosure Letter) to reflect the portion of the year elapsed between January 1, 2017 and the Closing Date and (y) during the 2018 calendar year, but prior to the payment of the 2017 Bonus to the Continuing Employees, the Company shall pay at Closing (fully in cash) to each Continuing Employee, an amount equal to such Continuing Employee’s 2017 Bonus set forth on Section 3.14(h) of the Company Disclosure Letter.

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(d) Notwithstanding anything in this Agreement to the contrary, if the Closing does not occur during the 2017 calendar year, the Company shall be permitted to establish the terms and conditions of the cash incentive awards applicable to Continuing Employees for calendar year 2018 (the “2018 Bonus”) in consultation with Parent and subject to Parent’s written consent (such consent not to be unreasonably withheld, conditioned or delayed) prior to any approval, implementation, communication or disclosure with respect to the 2018 Bonus.

(e) Without limiting the provisions of Section 5.6(a) and Section 5.6(b) above, in the event that a Continuing Employee’s employment with the Surviving Corporation (or such other controlled Affiliate of Parent following the Closing that such Continuing Employee is employed by) is terminated by the Surviving Corporation (or such other controlled Affiliate of Parent following the Closing that such Continuing Employee is employed by) other than for cause (as reasonably determined by the Surviving Corporation or applicable controlled Affiliate of Parent) within the twelve (12) month period immediately following the Closing Date, such terminated Continuing Employee shall receive severance benefits no less favorable than those set forth on Section 5.6(e) of the Company Disclosure Letter. Any such severance shall be subject to the terminated Continuing Employee’s signing a separation agreement containing a general release of claims in a form and manner satisfactory to the Surviving Corporation or applicable controlled Affiliate of Parent. The provisions of this Section 5.6(e) shall not apply to any Continuing Employee who, in the event of such termination, is eligible for severance under any other then applicable agreement (including any employment, severance or change of control agreement). In no event shall this Section 5.6(e) result in a duplication of severance pay or benefits for any Continuing Employee.

(f) The Company shall take all actions necessary to provide for the termination of the Company’s 2016 Co-Investment Plan, such that all awards issued thereunder shall be terminated and cashed out in accordance with their terms, at or before the Effective Time. As of the Effective Time, each holder of an award under the Company’s 2016 Co-Investment Plan shall cease to have any rights with respect thereto, except for the right to receive payment therefor, if any.

(g) If directed by Parent in writing at least ten (10) Business Days prior to the Effective Time, the Company shall terminate any and all Plans intended to qualify under Section 401(k) of the Code, effective not later than the Business Day immediately preceding the Effective Time. In the event that Parent requests that such 401(k) plans(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolutions of the Board of Directors of the Company (the form and substance of which shall be subject to review and reasonable approval by Parent, such approval not to be unreasonably withheld, conditioned or delayed).

(h) The provisions of this Section 5.6 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any Continuing Employees, present or former employees or directors, consultants or independent contractors of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the parties and

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their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.6) under or by reason of any provision of this Agreement. Nothing contained in this Section 5.6 or elsewhere in the Agreement shall be construed to prevent, from and after the Effective Time, the termination of employment of any individual Continuing Employee or, subject to the provisions of Section 5.6(a), any change in the employee benefits available to any Continuing Employee or the amendment or termination of any particular Plan in accordance with its terms.

5.7 Indemnification; Directors’ and Officers’ and Other Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless, as and to the fullest extent provided in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement and permitted by applicable Law, each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement or incurred in connection with any actual or threatened Action, arising out of, relating to or in connection with matters existing or occurring at or prior to the Effective Time (including the fact that such Person is or was a director, officer, employee or agent of the Company or any of its Subsidiaries or any acts or omissions occurring or alleged to occur at or prior to the Effective Time), whether asserted or claimed prior to, at or after the Effective Time, and shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Action, including any expenses incurred in enforcing such Person’s rights under this Section 5.7; provided that the Person to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification pursuant to this Section 5.7.

(b) The provisions in the Surviving Corporation’s certificate of incorporation and bylaws with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers shall be no less favorable to such directors and officers than such provisions contained in the Company’s certificate of incorporation and bylaws in effect as of the date hereof, which provisions shall not, except to the extent required by applicable Law, be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c) Prior to or at the Effective Time, the Company shall purchase from insurance carriers, following reasonable consultation with Parent, six (6) year prepaid “tail policies” for directors’ and officers’ liability insurance and fiduciary liability insurance providing at least the same coverage and amounts and containing terms and conditions that are at least as advantageous to the insureds as the current policies maintained by the Company and its Subsidiaries with respect to claims arising from actual or alleged acts, errors or omissions that occurred at or before the Effective Time, including the transactions contemplated hereby. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail policies” in full force and effect and continue to honor their respective obligations thereunder. Notwithstanding the foregoing, the Company shall not pay more than 250% of the most recent annual premium paid by the Company prior to the Effective Time in respect of each

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such policy described in the first sentence of this Section 5.7(d), but in case such coverage is not available for such amount, the Company shall purchase as much coverage as reasonably practicable for such amount. In addition, if requested by and with the consultation and consent of Parent, prior to or at the Effective Time, the Company shall purchase prepaid “tail policies” with respect to claims arising from actual or alleged acts, errors or omissions that occurred at or before the Effective Time for (i) employment practices liability insurance; (ii) “cyber” and data security liability insurance; and/or (iii) professional/errors and omissions liability insurance, including any “claims-made” fidelity bond, surety bond or similar coverage.

(d) Parent agrees to cause the Surviving Corporation to honor and perform under all indemnification agreements entered into by the Company with any director or officer prior to the date hereof and that are set forth on Section 5.7(d) of the Company Disclosure Letter.

(e) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 5.7.

(f) The provisions of this Section 5.7 shall survive the Merger and, following the Effective Time, are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and representatives.

(g) The rights of the Indemnified Parties under this Section 5.7 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws of the Company or the comparable governing instruments of any of its Subsidiaries. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood that the indemnification provided for in this Section 5.7 is not prior to, or in substitution for, any such claims under any such policies.

5.8 Advice of Changes. Parent and the Company shall promptly advise the other party of any change or event of which it becomes aware which it believes would or would be reasonably likely to prevent the satisfaction of any condition to closing set forth in Article VI hereof; provided, however, that any noncompliance with this Section 5.8 shall not be taken into account in determining whether the condition set forth in Section 6.2(b) or Section 6.3(b) has been satisfied or give rise to any right of termination under Article VII.

5.9 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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5.10 Publicity. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement (other than in the case of the Company, a Change in Company Recommendation and related public statements or any other statements contemplated by Section 5.5(i)) without the prior consent of the other party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may, upon the advice of outside counsel, be required by Law or the rules and regulations of any applicable securities exchange. Parent and the Company agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Asset Purchase Agreement shall be a joint press release in the form agreed to by the Company, Parent and Asset Buyer.

5.11 Transaction Litigation. In the event that any Transaction Litigation is brought, or threatened to be brought, against the Company or any members of its Board of Directors after the date of this Agreement and prior to the Effective Time, the Company shall promptly notify Parent in writing of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof, including by promptly informing Parent of all proceedings and correspondence relating to such Transaction Litigation. The Company shall give Parent the opportunity to participate in the defense of any Transaction Litigation, including the right to review and comment on all material filings or responses to be made by the Company in connection therewith and the right to provide advice with respect to the Transaction Litigation as to which the Company shall give due consideration. The Company shall not settle or agree to settle any Transaction Litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.12 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from NASDAQ as promptly as practicable after (and only after) the Effective Time and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

5.13 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement or the Asset Purchase Agreement, each of the Company and Parent and the members of their respective boards of directors shall grant such approvals and take all actions as are necessary so that such transactions contemplated by this Agreement and the Asset Purchase Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Asset Purchase Agreement and otherwise act to eliminate or minimize the effects of any such Takeover Statute on such transactions. The Company shall not, and shall cause its Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Statute to become applicable to this Agreement or any of the transactions contemplated hereby or under the Asset Purchase Agreement.

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5.14 Obligations of Merger Sub. Parent shall take all action necessary to cause Buyer, Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

5.15 Client Consents.

(a) The Company shall use commercially reasonable efforts to obtain the Client Consents; provided that neither the Company nor any of its Subsidiaries shall be required to offer or grant any material accommodation or material alteration of terms (financial or otherwise) to obtain such required Consents.

(b) The Company shall keep Parent reasonably informed of the status of obtaining the Client Consents and shall, prior to the Closing, make available to Parent copies of all such executed Client Consents and, upon reasonable prior notice from Parent, make available for Parent’s inspection the originals of such Client Consents and any related materials and other records relating to such consent process. Without limiting the foregoing, in connection with obtaining the Client Consents, the Company shall obtain Parent’s approval (which approval shall not be unreasonably withheld, conditioned, or delayed) of the form and substance of any notice or other materials to be distributed to the Client or other Persons in order to obtain the necessary Client Consent.

(c) The Company shall promptly notify Parent after the receipt by the Company or any of its Subsidiaries of any written notice that any Client (i) has ceased or will cease to use any services of the Company or any of its Subsidiaries, (ii) has substantially reduced, or will substantially reduce, the use of services of the Company or any of its Subsidiaries or (iii) has sought, or is seeking, to reduce any fees it will pay for any services of the Company or any of its Subsidiaries.

5.16 Asset Purchase Agreement. The Company shall (i) use its reasonable best efforts to comply with the terms of the Asset Purchase Agreement, (ii) not amend, modify or supplement the Asset Purchase Agreement or consent to any amendment or modification of or supplement to the Asset Purchase Agreement or waive any of its rights thereunder and (iii) not terminate the Asset Purchase Agreement under provisions requiring mutual consent of the Company and the Asset Buyer. The Company shall keep Parent informed on a reasonably current basis of the status of the transactions contemplated by the Asset Purchase Agreement, including by (A) providing Parent a copy of all notices received by the Company from the Asset Buyer or provided by the Company to the Asset Buyer under the Asset Purchase Agreement and (B) notifying the Company as promptly as practicable (and in any event within one Business Day) upon becoming aware of any event that has given rise to, or that would reasonably be expected to give rise to, a right of termination by either party under the Asset Purchase Agreement. For the avoidance of doubt, none of Parent, Buyer or Merger Sub shall be responsible for any actions or inactions of Asset Buyer. Notwithstanding any term of the Asset Purchase Agreement, (a) if the Company or any of its Subsidiaries is permitted to take an action under the Asset Purchase Agreement but is prohibited from taking (or otherwise restricted in taking) such action under this Agreement, the Company shall not take such action (or shall otherwise comply with the restrictions in respect of such action) and (b) if the Company or any of its Subsidiaries is permitted not to take an action under the Asset Purchase Agreement but it is required to take such action under this Agreement, the Company shall (or shall cause its Subsidiary to) take such action.

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5.17 Fund Matters.

(a) The Company shall notify Parent promptly of the occurrence of any event described in Section 3.11(m) or (n) and shall make available to Parent any Trustee’s or other report from a Company Fund or a service provider to a Company Fund that is provided to the Company or any of its Subsidiaries or to investors in any Company Fund after the date of this Agreement.

(b) Before the Closing, the Company shall take all necessary actions to indefeasibly deposit with the trustee under the indenture of NewStar Commercial Loan Funding 2014-1 LLC the redemption price for all outstanding notes, and all other amounts required to be funded in connection with an optional redemption of the outstanding notes, under such indenture.

(c) The Company shall use its reasonable best efforts to sell or cause to be sold before the Closing all of the Loans Held for Sale to the Company Funds, in each case to the “target portfolio” indicated in Section 5.17(c) of the Company Disclosure Letter. Each sale of Loans Held for Sale shall be effected on arms’ length terms (including pursuant to the terms of any Collateral Management Agreement or other applicable Contract then in effect), for cash and otherwise in a manner consistent with past practice. From and after the date of this Agreement, the Company will provide to Parent on a weekly basis a written report showing all sales of Loans Held for Sale since the date of this Agreement and since the date of any prior report, and identifying in each case the buyer of the loan and the sale price.

(d) Upon Parent’s reasonable request, the Company shall use its reasonable best efforts to cooperate with Parent in connection with Parent’s efforts to arrange for financing of the Dartmouth Assets.

(e) The Company will and will cause its Subsidiaries to take all necessary action so that before the Effective Time all Excluded Assets are owned solely by the Company and its Subsidiaries (other than the Purchased Entities) free and clear of all Liens other than Permitted Liens.

ARTICLE VI.

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation to Effect the Merger . The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) The transactions contemplated by the Asset Purchase Agreement shall have been consummated in accordance with the terms thereof.

(b) This Agreement shall have been adopted by the Requisite Company Stockholder Approval.

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(c) The waiting period applicable to the Merger under the HSR Act shall have expired or been earlier terminated.

(d) No Order issued by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger shall be in effect and no Law shall have been enacted by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

6.2 Conditions to Obligations of the Buyer Entities. The obligations of Parent, Buyer and Merger Sub to effect the Merger are also subject to the satisfaction (or waiver by Parent) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of the Company set forth in (i) Sections 3.2 shall be true and correct in all respects, except for any de minimis inaccuracies, both when made and as of the Effective Time as if made as of the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case as of such earlier date), (ii) Sections 3.1, 3.3, 3.4(a)(i), 3.11(a), 3.15(a)(v), 3.17, 3.23, 3.25 and 3.26 and the last sentence of Section 3.7 shall be true and correct in all material respects (without giving effect to any “materiality”, “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) both when made and as of the Effective Time as if made as of the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case as of such earlier date), (iii) Section 3.7(c) and 3.11(h) shall be true and correct in all respects both when made and as of the Effective Time as if made as of the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case as of such earlier date) and (iv) the other sections in Article III not referenced in clauses (i), (ii) or (iii) above shall be true and correct in all respects (without giving effect to any “materiality”, “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) both when made and as of the Effective Time as though made on and as of the Effective Time (except to the extent that any such representation or warranty is expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failures of any such representations and warranties to be so true and correct, in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company shall have complied in all material respects with the covenants required to be complied with by the Company under this Agreement at or prior to the Closing Date.

(c) Since the date of this Agreement, there shall not have occurred any fact, event, development, change, effect or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d) Parent shall have received a certificate signed on behalf of the Company, by an executive officer of the Company, certifying that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

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(e) The Company (i) shall have obtained Client Consents such that, as of the Closing, the aggregate Consenting Client Run Rate Revenue is at least ninety percent (90%) of Base Date Run Rate Revenue and (ii) shall have provided Parent with reasonable evidence of such Client Consents and a certificate of an appropriate officer of the Company setting forth in reasonable detail the Company’s calculation of the Consenting Client Run Rate Revenue.

6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent, Buyer and Merger Sub set forth in Article IV shall be true and correct in all respects as of the Effective Time as if made as of the Effective Time (except to the extent such representation or warranty expressly is made as of an earlier date, in which case as of such earlier date), except where the failures of any such representations and warranties to be true and correct, in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent, Buyer and Merger Sub shall have complied in all material respects with the covenants required to be complied with by Parent, Buyer and Merger Sub under this Agreement at or prior to the Closing Date.

(c) The Company shall have received a certificate signed on behalf of Parent, by an executive officer of Parent, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII.

TERMINATION AND AMENDMENT

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual consent of Parent and the Company in a written instrument;

(b) by either Parent or the Company, by written notice to the other party, if any court or other Governmental Entity of competent jurisdiction shall have issued a final non-appealable Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(c) by either Parent or the Company, by written notice to the other party, if the Effective Time shall not have occurred on or before April 16, 2018 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of the failure of the Effective Time to occur on or before the End Date;

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(d) by either Parent or the Company, by written notice to the other party, (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement of such party contained herein) if the other party shall have breached any of the representations, warranties, covenants or agreements made by such other party herein, and such breach (i) is not cured within twenty (20) Business Days (or, if earlier, two (2) Business Days prior to the End Date) following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the End Date and (ii) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VI;

(e) by either Parent or the Company, by written notice to the other party, if the Requisite Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the adoption of this Agreement was taken;

(f) by Parent, by written notice to the Company, prior to the Requisite Company Stockholder Approval having been obtained: (i) if the Company shall have materially breached Section 5.5 or (ii) if the Board of Directors of the Company shall have made a Change in Company Recommendation;

(g) by the Company, by written notice to Parent, prior to the Requisite Company Stockholder Approval having been obtained and subject to compliance with Section 5.5(g) in order to enter into a definitive agreement to effect a Superior Proposal; provided that (x) substantially concurrently with such termination the Company enters into such agreement with respect to such Superior Proposal and (y) concurrently or prior to such termination, the Company shall have paid the Go Shop Termination Fee or the Termination Fee in accordance with Section 7.2(b) or (c), as applicable; or

(h) by either Parent or the Company, by written notice to the other party, if the Asset Purchase Agreement shall have been terminated.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 7.1, this Agreement shall forthwith become null and void and have no effect, and there shall be no liability of any nature whatsoever hereunder (or in connection with the transactions contemplated by this Agreement) on the part of the Buyer Entities or the Company (or any of their respective Subsidiaries or Representatives), except that (i) the Confidentiality Agreement shall survive any termination of this Agreement, (ii) this Section 7.2 and Article VIII shall survive any termination of this Agreement and (iii) notwithstanding anything to the contrary contained in this Agreement, a party shall not be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement or fraud. For purposes of this Section 7.2, a “willful and material breach” shall mean a material breach that is a consequence of an act or failure to act undertaken by the breaching party with the knowledge that the taking of such act or failure to act would, or would be reasonably expected to, cause a breach of this Agreement.

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(b) The Company shall pay Parent (or its designee), by wire transfer of immediately available funds, an amount equal to $3 million (the “Go Shop Termination Fee”) if (i) this Agreement is terminated by the Company pursuant to Section 7.1(g) to enter into a definitive agreement to effect a Superior Proposal with an Excluded Party; provided that the initial Superior Proposal Notice with respect to such Excluded Party has been validly delivered to Parent and Asset Buyer no later than the date that is fourteen (14) days after the No-Shop Period Start Date or (ii) this Agreement is terminated under Section 7.1(h) after the Asset Purchase Agreement has been terminated under Section 7.1(g) of the Asset Purchase Agreement in a circumstance in which a Go Shop Termination Fee (as defined in the Asset Purchase Agreement) was payable to the Asset Buyer under Section 7.2(c) therein; provided further that in the case of clauses (i) and (ii), the payment of the Go Shop Termination Fee shall be made concurrently with or prior to such termination of this Agreement.

(c) The Company shall pay Parent (or its designee), by wire transfer of immediately available funds, an amount equal to $4.5 million (the “Termination Fee”) if (i) this Agreement is terminated by Parent pursuant to Section 7.1(f), which payment shall be made within two (2) Business Days of the date of such termination, (ii) this Agreement is terminated by the Company pursuant to Section 7.1(g) in a circumstance in which the Go Shop Termination Fee is not payable or (iii) this Agreement is terminated under Section 7.1(h) after the Asset Purchase Agreement has been terminated under Section 7.1(f) or Section 7.1(g) of the Asset Purchase Agreement in a circumstance in which the Termination Fee (as defined in the Asset Purchase Agreement) was payable to Asset Buyer under Section 7.2(d) therein; provided that in the case of clauses (ii) and (iii), the payment of the Termination Fee shall be made concurrently with or prior to such termination of this Agreement.

(d) If (1) this Agreement is terminated by (A) either Parent or the Company pursuant to Section 7.1(e), (B) by either Parent or the Company pursuant to Section 7.1(c), (C) by either Parent or the Company pursuant to Section 7.1(h) if and only if the Asset Purchase Agreement was terminated (x) by the Company or the Asset Buyer pursuant to Section 7.1(c) or Section 7.1(e) therein or (y) by the Asset Buyer pursuant to Section 7.1(d) therein, or (D) by Parent pursuant to Section 7.1(d), and (2) (x) an Acquisition Proposal shall have been made to the Company (but not publicly announced) and such Acquisition Proposal has not been unconditionally withdrawn prior to the termination of this Agreement or (y) an Acquisition Proposal shall have been publicly announced at any time after the date of this Agreement and prior to the termination of this Agreement and (3) within twelve (12) months after such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, the Company shall pay Parent (or its designee), by wire transfer of immediately available funds, the Termination Fee on or before the second Business Day after the date such Acquisition Proposal is consummated. For purposes of this Section 7.2(d), all references to “20% or more” in the definition of Acquisition Proposal shall instead refer to “50% or more”.

(e) The parties acknowledge and agree that in no event shall the Company be required to pay both the Go Shop Termination Fee and the Termination Fee, it being understood and agreed that only one payment of either the Go Shop Termination Fee or the Termination Fee shall ever be payable hereunder. The Company, Parent, Buyer and Merger Sub agree that the agreements contained in Section 7.2 are integral parts of the transactions contemplated by this

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Agreement and that neither the Go Shop Termination Fee nor the Termination Fee shall constitute a penalty but are liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. If, in order to obtain such payment of the Go Shop Termination Fee or the Termination Fee, Parent commences a suit against the Company that results in a judgment for the payment of the Go Shop Termination Fee or Termination Fee, as applicable, the Company shall also be required to pay to Parent interest on the termination fee that was so payable at the annual rate equal to the prime rate, as published in The Wall Street Journal in effect on the date such payment was required to be made, through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law (“Interest Expense”).

(f) Parent, Buyer and Merger Sub agree that, upon any termination of this Agreement under circumstances where the Go Shop Termination Fee or Termination Fee, as applicable, is payable by the Company pursuant to this Section 7.2, Parent, Buyer and Merger Sub shall be precluded from any remedy against the Company, at law or in equity or otherwise other than payment by the Company to Parent of such Go Shop Termination Fee or Termination Fee if and when payable hereunder (and Interest Expense, if applicable), and none of Parent, Buyer or Merger Sub shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of its Subsidiaries or any of their respective directors, officers, employees, other Representatives in connection with this Agreement or the transactions contemplated hereby (or the Asset Purchase Agreement or the transactions contemplated thereby).

ARTICLE VIII.

GENERAL PROVISIONS

8.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument or certificate delivered pursuant to this Agreement shall survive the Effective Time, except for (i) those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time and (ii) this Article VIII.

8.2 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company’s stockholders, no amendment may be made which by Law requires the further approval of the stockholders of the Company without the receipt of such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

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8.3 Extension; Waiver. At any time prior to the Effective Time, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.4 Expenses. Except as otherwise expressly set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense whether or not the Merger is consummated. Parent shall bear any filing fees in connection with the HSR Act filing.

8.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery (but if such day is not a Business Day, the first Business Day following such day) if delivered personally or by electronic transmission of a PDF document (in each case, with confirmation), on the first Business Day following the date of dispatch if delivered by an overnight courier (with confirmation) or on the third Business Day following the date of mailing if delivered by registered or certified mail (return receipt requested) to the parties at the following addresses, facsimile numbers or email addresses (or at such other address, facsimile number or email address for a party as shall be specified by like notice):

(a)	if to the Company, to:

NewStar Financial, Inc.

500 Boylston Street, Suite 1250

Boston, MA 02116

Attention:         Robert K. Brown

Email:               rbrown@newstarfin.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:         Lee Meyerson

Email:               lmeyerson@stblaw.com

(b)	if to Parent, Buyer, Merger Sub or the Surviving Corporation, to:

First Eagle Holdings, Inc.

1345 Avenue of the Americas, 48th Floor

New York, NY 10105

Attention:         Lynn Perkins

                           David O’Connor

Email:               lynn.perkins@feim.com

                           david.oconnor@feim.com

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with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:         Thomas J. LaFond

                           Lisa R. Haddad

Email:               tlafond@goodwinlaw.com

                           lhaddad@goodwinlaw.com

8.6 Interpretation. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Sections and Exhibits are to Sections and Exhibits of this Agreement unless otherwise specified. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Unless the context otherwise requires, “neither”, “nor”, “any”, “either” and “or” are not exclusive. When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars. References to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa. A reference to a “Subsidiary” of any Person means a direct or indirect Subsidiary of such Person. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or interpretation against the party drafting or causing any instrument to be drafted. All Exhibits and Annexes accompanying this Agreement and all information specifically referenced in any such Exhibit or Annex form an integral part of this Agreement, and references to this Agreement include reference to them. Any capitalized term used in any Exhibit, Annex or the Company Disclosure Letter or the Parent Disclosure Letter but not otherwise defined therein shall have the meaning set forth in this Agreement.

8.7 Counterparts. This Agreement may be executed in counterparts (including via facsimile or pdf), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.8 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

8.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of laws provisions.

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(b) Each of the parties (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware, (iv) waives any objection that it may now or hereafter have to the venue of any such Action in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware or that such Action was brought in an inconvenient court and agrees not to plead or claim the same and (v) consents to service being made through the notice procedures set forth in Section 8.5. Each of Parent, Merger Sub and the Company hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.5 shall be effective service of process for any Action in connection with this Agreement or the transactions contemplated hereby. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.10 Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a valid and enforceable substitute provision to effect the original intent of the parties.

8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party.

8.12 Third Party Beneficiaries.

(a) Except for: (i) Article II following the Effective Time, with respect to the rights of former holders of Company Common Stock to receive the Merger Consideration, the former holders of the Company Equity Awards to receive the consideration under Section 2.3(a) with respect to Company Options or the consideration under Section 2.3(b) with respect to Company Restricted Stock, as applicable, and the holders of Contingent Value Rights to receive the payments set forth in Section 2.6, which shall be for the benefit of any Person entitled to such payment thereunder, (ii) Section 2.6, which shall be for the benefit of the CVR Committee following the Effective Time (it being understood that such rights may only be enforced by the

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CVR Committee on behalf of the holders of Contingent Value Rights; provided that the holders of at least twenty-five (25%) of the outstanding Contingent Value Rights as set forth in the CVR Register shall be entitled to direct the CVR Committee to act on behalf of the holders of Contingent Value Rights to enforce: (A) the preparation of the Tax Returns by the CVR Committee in accordance with Section 2.6; (B) the filing of such Tax Returns by Parent in accordance with Section 2.6; and (C) the deposit by the Surviving Corporation of the Net Tax Refunds actually received with the CVR Agent in accordance with Section 2.6) and (iii) Section 5.7, which shall be for the benefit of each Indemnified Party, his or her heirs, executors or administrators and his or her representatives following the Effective Time, this Agreement is not intended to confer upon any Person other than the parties any rights or remedies hereunder.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 8.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.13 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement and seek to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties further agrees not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties hereby waives any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate. Each of the parties hereby waive any requirement for the other party to post any bond or other security as a condition to institute any proceeding for specific performance, an injunction or other equitable relief hereunder.

8.14 Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 8.14:

“2012-2 CLO Transaction” means the transactions contemplated by the Indenture, dated as of December 18, 2012, between NewStar Commercial Loan Funding 2012-2 LLC and U.S. Bank National Association, as Trustee, and the other “Transaction Documents” (as defined in such Indenture).

“Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and any third party containing terms no less favorable to the Company than those contained in the Confidentiality Agreement as determined by the Company in good faith (except that such confidentiality agreement need not have a standstill); provided, however, that such Confidentiality Agreement may contain provisions that permit the Company to comply with Section 5.5.

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“Action” means any legal, administrative, arbitral or other suit, proceeding, claim or action, whether civil, criminal or administrative.

“Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such first Person. As used in this definition, the term “control” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, neither Asset Buyer nor the Fund (as defined in the Asset Purchase Agreement) is, nor shall they be deemed or considered to be, an Affiliate of Parent, Buyer or Merger Sub.

“Assumed Liabilities” has the meaning set forth in the Asset Purchase Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Client” means any Person to which the Company or any of its Subsidiaries provides investment management or investment advisory services, including any sub-advisory services, relating to loans, securities or other financial instruments, commodities, real estate or any other type of asset, pursuant to an Investment Advisory Agreement; provided that a Client shall not include any Person that is provided such investment management or investment advisory services in connection with any fund that is contemplated to be redeemed or liquidated (or acquired by the Asset Buyer) in connection with the transactions contemplated by the Asset Purchase Agreement. For the avoidance of doubt, “Clients” shall not include the Company or any of its Subsidiaries.

“Client Consent” means, with respect to any Client, any Consent required in respect of such client pursuant to any Investment Advisory Agreement, any Fund Documentation or under the Advisers Act, in each case in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby and in each case in form and substance reasonably satisfactory to Parent.

“Collateral Management Agreement” means each of the Contracts listed on Section 8.14(a) of the Company Disclosure Letter.

“Consent” means, as the context requires, any consent, approval, notice, authorization, waiver, permit, license, grant, agreement, exemption or order of, or registration, declaration or filing with, any third-party Person, including any Governmental Entity, noteholder, swap counterparty, insurer, rating agency or trustee.

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“Consenting Client” means a Client set forth on Section 3.11(a) of the Company Disclosure Letter for which the applicable Client Consent has been obtained (and remains in effect) as of the Closing Date and which, as of the Closing Date, has not terminated, or provided written notice of its intent to terminate, its client relationship with, the Company or any of its Subsidiaries.

“Consenting Client Run Rate Revenue” means aggregate Run Rate Revenue for all Consenting Clients, determined using the date that is one (1) Business Day prior to the anticipated Closing Date as the measurement date; provided that Consenting Client Run Rate Revenue shall be determined excluding any changes in Run Rate Revenue of a Consenting Client resulting from any increases or decreases in assets under management or asset values due to market appreciation or depreciation or currency fluctuations, in each case occurring after the Base Date.

“Contract” means any written or oral contract, agreement, lease, sublease, note, bond, mortgage, indenture, guarantee, option, license, instrument, or other binding obligation or agreement of any kind.

“Dartmouth Assets” means the loans and loan assets listed on Section 5.17(d) of the Company Disclosure Letter, which Section includes the same types of information with respect to the listed loans and loan assets as is set forth in Section 3.17(b) of the Company Disclosure Letter with respect to the Loans Held for Sale.

“Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of: (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed to a court other than the Supreme Court of the United States; (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the liability for the Taxes addressed in such agreement for any taxable period; (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax; or (d) any other final disposition, including by reason of the expiration of the applicable statute of limitations

“Entity” means a Person that is not a natural person.

“Excluded Assets” has the meaning set forth in the Asset Purchase Agreement.

“Fund” means any collateralized loan obligation issuer, investment fund or credit fund or other pooled investment vehicle or credit vehicle that is a distinct Entity (including any corporation, limited liability company, limited or general partnership, joint venture or trust, and including each separate portfolio or series of any of the foregoing and whether or not dedicated to a single investor).

“Fund Documentation” means, with respect to each Company Fund, all certificates of incorporation, bylaws, certificates of formation, operating agreements, partnership agreements and other similar organizational and governing documents, indentures and any notes, collateral administration, collateral management, and servicing agreements, services agreements, offering memoranda and subscription agreements, in each case, as in effect in respect of such Company Fund.

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“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any governmental, legislative, judicial, taxing, administrative, quasi-governmental or self-regulatory organization, authority, agency, stock exchange, court, organization, tribunal, arbitrator, division, commission, minister or instrumentality, or other governmental body, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish, municipality, locality, jurisdiction or other political subdivision thereof.

“Indebtedness” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums, and any other fees, expenses, indemnities and other amounts, in each case payable as a result of any change of control, prepayment or discharge) of such Person: (i) for borrowed money (including obligations in respect of drawings under overdraft facilities and obligations under repurchase agreements and reverse repurchase agreements); (ii) evidenced by notes, bonds, debentures or similar instruments; (iii) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business consistent with past practice); (iv) under capital leases (in accordance with GAAP); (v) in respect of letters of credit, standby commitments and bankers’ acceptances, in each case to the extent drawn; (vi) pursuant to any swap, collar or other hedging agreement or any credit default swap, total return swap or other derivative instrument; (vii) required by GAAP to be reflected as indebtedness on a consolidated balance sheet of such Person as of the relevant date prepared in accordance with GAAP; and (viii) any guarantee of any of the foregoing obligations.

“Investment Advisory Agreement” means a Contract under which the Company or any of its Subsidiaries acts as an investment manager, investment adviser, collateral manager or sub-advisor to, or manages any investment or trading account for, any Person.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

“knowledge” means (i) with respect to the Company, the actual knowledge, after due inquiry (including inquiry to applicable compliance and legal advisors), of any of the individuals listed in Section 8.14(b) of the Company Disclosure Letter and (ii) with respect to Parent, the actual knowledge, after due inquiry, of any of its officers listed in Section 8.14(b) of the Parent Disclosure Letter.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, decree, order, directive, judgment, rule (including risk retention rules), regulation, ruling, stock exchange listing requirement or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liens” means liens, mortgages, pledges, charges, hypothecations, encumbrances, adverse rights or claims, security interests or similar adverse claims.

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“Loans Held for Sale” means the loans and loan assets listed on Section 5.17(c) of the Company Disclosure Letter.

“made available” means, except with respect to Section 5.5, that such information, document or material was (a) publicly available on the SEC EDGAR database as of 11:59 p.m. Eastern time on October 13, 2017; or (b) made available for review by Parent or Parent’s Representatives in the virtual data room maintained by the Company with Intralinks in connection with the transactions contemplated by this Agreement as of 3:00 p.m. Eastern time on October 16, 2017.

“Material Adverse Effect” means any event, development, change, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, effects or occurrences, has had or would reasonably be expected to have: (i) a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole (but excluding, for this purpose, the Purchased Assets and the Assumed Liabilities), or (ii) a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect (solely as contemplated by clause (i) above) has occurred, there shall be excluded any fact, event, development, change, effect or occurrence to the extent resulting from (a) any event, development, change, effect or occurrence in or affecting financial, economic, social or political conditions generally or the securities, credit or financial markets in general, including interest rates or currency exchange rates, or any changes therein, in the United States or elsewhere, (b) any change, event or development affecting the financial services industry generally, (c) the commencement, occurrence or escalation of any war, armed hostilities or acts of terrorism, (d) the occurrence of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, (e) any adoption, implementation, proposal or change in any applicable Law or GAAP or published interpretations of any of the foregoing, (f) the entry into or the announcement or performance of this Agreement or the Asset Purchase Agreement (as in effect as of the date hereof or as amended, modified or supplemented with the prior consent of Parent) or the transactions contemplated hereby or thereby, including (x) the identity of Parent, Asset Buyer and their respective Affiliates or their announced plans with respect to the conduct of the business of the Company and its Subsidiaries following the Closing and (y) the impact thereof on any relationships of the Company and its Subsidiaries with business partners, present or prospective borrowers or employees (it being understood that this clause (f) shall not apply to the term “Material Adverse Effect” as used in any representation or warranty that expressly addresses the consequences resulting from the entry into or announcement or performance of this Agreement or any action taken by the Company or any of its Subsidiaries pursuant to clause (x) of the first paragraph of Section 5.1 or any comparable provision under the Asset Purchase Agreement), (g) any change in credit ratings or the ratings outlook for the Company or any of its Subsidiaries by any applicable rating agency, (h) any action taken or not taken to which Parent has consented in writing or any action expressly required to be taken by this Agreement or taken at the written request of Parent (it being understood that, with respect to any action expressly required to be taken by this Agreement, this clause (h) shall not apply to the term “Material Adverse Effect” as used in any representation or warranty that expressly addresses the consequences resulting from any action expressly required to be taken by this Agreement), (i) any action expressly required to be taken by the Asset Purchase Agreement as in effect as of the date hereof or as amended, modified or

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supplemented with the prior consent of Parent (or the failure to take any action that the Asset Purchase Agreement as in effect as of the date hereof or as amended, modified or supplemented with the prior consent of Parent expressly restricts) which shall include, without limitation, any reduction or cessation of loan originations, purchases or securitizations in order to comply with Section 5.1 of the Asset Purchase Agreement or the funding requirements for the financing contemplated by the Debt Commitment Letter (as defined in the Asset Purchase Agreement), (j) the failure of the Company or its Subsidiaries to meet any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of this Agreement; provided that this clause (j) shall not be construed as implying that the Company is making any representation or warranty with respect to any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any future period or (k) changes in the market price or trading volumes of the Company Common Stock or any suspension of trading on NASDAQ generally; provided, however, that the exception in clauses (g), (j) and (k) shall not prevent the underlying facts giving rise or contributing to such change or failure, if not otherwise excluded from the definition of Material Adverse Effect, from being taken into account in determining whether a Material Adverse Effect has occurred; provided further that with respect to clauses (a), (b), (c), (d) and (e), such events, changes, conditions, occurrences or effects shall be taken into account to the extent they disproportionately adversely affect the Company and its Subsidiaries, taken as a whole (but excluding, for this purpose, the Purchased Assets and the Assumed Liabilities), compared to other similarly situated companies in the financial services industry.

“NASDAQ” means the NASDAQ Global Select Market.

“Order” means an injunction, order, writ, directive, judgment, decree, award or regulatory restriction of any Governmental Entity.

“Parent Material Adverse Effect” means, any event, development, change, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, effects or occurrences, has, or would reasonably be expected to prevent or materially delay Parent’s or Merger Sub’s ability to consummate the Merger.

“Permit” means any governmental license, registration, permit, certificate, approval or authorization.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been established, (ii) Liens for assessments or other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, workers’ or similar Liens incurred in the ordinary course of business consistent with past practice or to secure the performance of tenders, statutory obligations, surety and appeals bonds, bids, leases, Contracts, performance and return of money bonds, and similar obligations, (iii) Liens under applicable securities Laws and (iv) Liens incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in a material way with the use or affect the value of the property or assets encumbered thereby pursuant to activities not prohibited under Section 5.4.

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“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, firm, Governmental Entity, or any other entity or organization or any group (as defined in Section 13(d)(3) of the Exchange Act comprised of two or more of the foregoing).

“Proxy Clearance Date” means the date the SEC (or the staff of the SEC) confirms that it has no further comments on (or that it will not be reviewing) the preliminary Proxy Statement.

“Purchased Assets” has the meaning set forth in the Asset Purchase Agreement.

“Purchased Entity” has the meaning set forth in the Asset Purchase Agreement.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any other Person (i) of which at least a majority of the outstanding voting securities or other voting equity interests, or at least a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the first Person or its Subsidiary, (ii) with respect to which such first Person or its Subsidiary has the power to elect at least a majority of the board of directors or persons performing similar functions or (iii) with respect to which such first Person or its Subsidiary is a general partner or managing member; provided that no Company Fund shall be considered a Subsidiary of the Company.

“Tax Return” means any return, report, declaration, information return or other document (including any related or supporting information) filed or required to be filed with respect to Taxes, including without limitation all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

“Taxes” means (i) all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including any income, gross receipts, production, escheat, stamp, occupation, premium, excise, property, sales, transfer, franchise, payroll, alternative or add-on minimum, withholding, social security or other taxes; (ii) any interest, penalty, fine, assessment, or additions to the amounts set forth in clause (i); and (iii) any liability in respect of any items described in clauses (i) and (ii) payable by reason of successor, transferee, or other liability, operation of law, Treasury Regulation Section 1.1502-6 or otherwise.

“Transaction Litigation” means any claim or Action (including any class action or derivative litigation) asserted or commenced by any securityholders of the Company, on behalf of or in the name of, against or otherwise involving the Company, the Board of Directors of the Company, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Asset Purchase Agreement or any transactions contemplated hereby or thereby.

[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, Parent, Buyer, Merger Sub and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

NewStar Financial, Inc.

By:	/s/ Timothy J. Conway
Name: Timothy J. Conway
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Buyer, Merger Sub and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

First Eagle Holdings, Inc.

By:	/s/ Mehdi A. Mahmud
Name: Mehdi A. Mahmud
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Buyer, Merger Sub and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

FE Holdco, LLC

By:	/s/ Mehdi A. Mahmud
Name: Mehdi A. Mahmud
Title: Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Buyer, Merger Sub and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

FE Merger Sub, Inc.

By:	/s/ Mehdi A. Mahmud
Name: Mehdi A. Mahmud
Title: Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEWSTAR FINANCIAL, INC.

NewStar Financial, Inc., a corporation organized and existing under the laws of the State of Delaware since its original incorporation date of May 27, 2004 (the “Corporation”) under the name “Novus Capital, Inc.,” pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST:	The name of the Corporation is NewStar Financial, Inc.

SECOND:	The Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801, and the name of its registered agent at such address is: The Corporation Trust Company.

THIRD:	The purpose of the Corporation is to carry on any and all business and to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH:	The total number of shares of stock which this Corporation is authorized to issue is:

One Hundred (100) shares of Common Stock, par value $0.0001 per share.

FIFTH:	In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation (the “By-laws”).

SIXTH:	Elections of directors need not be by written ballot unless the By-laws shall so provide.

SEVENTH:

A.	Limitations on Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after the effective date of this Certificate of Incorporation to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the DGCL. No amendment, modification or repeal of this Article SEVENTH shall adversely affect the rights and protection afforded to a director of the Corporation under this Article SEVENTH for acts or omissions occurring prior to such amendment, modification or repeal.

B.	Indemnification of Directors and Officers. Each person who is or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation or, while serving as such director or officer, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred by such person in connection therewith if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, and such indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such person’s heirs, executors and administrators; provided, however, that, except as provided in the second paragraph of this Part B, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this section shall be a contract right and shall include the right to be paid by the Corporation for any expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

If a claim under the first paragraph of this Part B is not paid in full by the Corporation within twenty (20) days after such claim has been received in writing by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Part B shall not be exclusive of, and the Corporation is authorized to honor or provide, any other right that any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise, which other right may provide indemnification and advancement in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.

C.	Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

D.	Repeal and Modification. Any repeal or modification of the foregoing provisions of this Article SEVENTH shall not adversely affect any right or protection of any director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.

EIGHTH:	The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article EIGHTH.

The remainder of this page is intentionally left blank

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been subscribed this      day of     ,          by the undersigned who affirms that the statements made herein are true and correct.

NewStar Financial, Inc.

By:
Name:
Title:

[Signature Page to Amended and Restated Certificate of Incorporation]

EXHIBIT B

AMENDED AND RESTATED BY-LAWS

of

NEWSTAR FINANCIAL, INC.

(the “Corporation”)

1. Stockholders

(a) Annual Meeting. The annual meeting of stockholders shall be held for the election of directors each year at such place, date and time as shall be designated by the Board of Directors. Any other proper business may be transacted at the annual meeting. If no date for the annual meeting is established or said meeting is not held on the date established as provided above, a special meeting in lieu thereof may be held or there may be action by written consent of the stockholders on matters to be voted on at the annual meeting, and such special meeting or written consent shall have for the purposes of these By-laws or otherwise all the force and effect of an annual meeting.

(b) Special Meetings. Special meetings of stockholders may be called by the Chief Executive Officer, if one is elected, or, if there is no Chief Executive Officer, a President, or by the Board of Directors, but such special meetings may not be called by any other person or persons. The call for the meeting shall state the place, date, hour and purposes of the meeting. Only the purposes specified in the notice of special meeting shall be considered or dealt with at such special meeting.

(c) Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present and vote at such meeting, and, in the case of a special meeting, the purpose or purposes of the meeting, shall be given by the Secretary (or other person authorized by these By-laws or by law) not less than ten (10) nor more than sixty (60) days before the meeting to each stockholder entitled to vote thereat and to each stockholder who, under the Certificate of Incorporation or under these By-laws is entitled to such notice. If mailed, notice is given when deposited in the mail, postage prepaid, directed to such stockholder at such stockholder’s address as it appears in the records of the Corporation. Without limiting the manner by which notice otherwise may be effectively given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law (the “DGCL”).

If a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken, except that if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

(d) Quorum. The holders of a majority in interest of all stock issued, outstanding and entitled to vote at a meeting, present in person or represented by proxy, shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present. The stockholders present at a duly constituted meeting may continue to transact business until adjournment notwithstanding the withdrawal of enough stockholders to reduce the voting shares below a quorum.

(e) Voting and Proxies. Except as otherwise provided by the Certificate of Incorporation or by law, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by either written proxy or by a transmission permitted by Section 212(c) of the DGCL, but no proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period or is irrevocable and coupled with an interest. Proxies shall be filed with the Secretary of the meeting, or of any adjournment thereof. Except as otherwise limited therein, proxies shall entitle the persons authorized thereby to vote at any adjournment of such meeting.

(f) Action at Meeting. When a quorum is present, any matter before the meeting shall be decided by vote of the holders of a majority of the shares of stock voting on such matter except where a larger vote is required by law, by the Certificate of Incorporation or by these By-laws. Any election of directors by stockholders shall be determined by a plurality of the votes cast, except where a larger vote is required by law, by the Certificate of Incorporation or by these By-laws. The Corporation shall not directly or indirectly vote any share of its own stock; provided, however, that the Corporation may vote shares which it holds in a fiduciary capacity to the extent permitted by law.

(g) Presiding Officer. Meetings of stockholders shall be presided over by the Chairman of the Board, if one is elected, or in his or her absence, the Vice Chairman of the Board, if one is elected, or if neither is elected or in their absence, a President. The Board of Directors shall have the authority to appoint a temporary presiding officer to serve at any meeting of the stockholders if the Chairman of the Board, the Vice Chairman of the Board or a President is unable to do so for any reason.

(h) Conduct of Meetings. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the presiding officer of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding officer of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the presiding officer of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(i) Action without a Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required or permitted by law to be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office, by hand or by certified mail, return receipt requested, or to the Corporation’s principal place of business or to the officer of the Corporation having custody of the minute book. Every written consent shall bear the date of signature and no written consent shall be effective unless, within sixty (60) days of the earliest dated consent delivered pursuant to these By-laws, written consents signed by a sufficient number of stockholders entitled to take action are delivered to the Corporation in the manner set forth in these By-laws. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

(j) Stockholder Lists. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 1(j) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting in the manner provided by law. The list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law.

2. Directors

(a) Powers. The business of the Corporation shall be managed by or under the direction of a Board of Directors who may exercise all the powers of the Corporation except as otherwise provided by law, by the Certificate of Incorporation or by these By-laws. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled.

(b) Number and Qualification. Unless otherwise provided in the Certificate of Incorporation or in these By-laws, the number of directors which shall constitute the whole board shall be determined from time to time by resolution of the Board of Directors. Directors need not be stockholders.

(c) Vacancies; Reduction of Board. A majority of the directors then in office, although less than a quorum, or a sole remaining Director, may fill vacancies in the Board of Directors occurring for any reason and newly created directorships resulting from any increase in the authorized number of directors. In lieu of filling any vacancy, the Board of Directors may reduce the number of directors.

(d) Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these By-laws, directors shall hold office until their successors are elected and qualified or until their earlier resignation or removal. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

(e) Removal. To the extent permitted by law, a director may be removed from office with or without cause by vote of the holders of a majority of the shares of stock entitled to vote in the election of directors.

(f) Meetings. Regular meetings of the Board of Directors may be held without notice at such time, date and place as the Board of Directors may from time to time determine. Special meetings of the Board of Directors may be called, orally or in writing, by the Chief Executive Officer, if one is elected, or, if there is no Chief Executive Officer, the President, or by two or more Directors, designating the time, date and place thereof. Directors may participate in meetings of the Board of Directors by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting.

(g) Notice of Meetings. Notice of the time, date and place of all special meetings of the Board of Directors shall be given to each director by the Secretary, or Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the officer or one of the directors calling the meeting. Notice shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communications, sent to such director’s business or home address at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to such director’s business or home address at least forty-eight (48) hours in advance of the meeting.

(h) Quorum. At any meeting of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business. Less than a quorum may adjourn any meeting from time to time and the meeting may be held as adjourned without further notice.

(i) Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, unless otherwise provided in the following sentence, a majority of the directors present may take any action on behalf of the Board of Directors, unless a larger number is required by law, by the Certificate of Incorporation or by these By-laws. So long as there are two (2) or fewer Directors, any action to be taken by the Board of Directors shall require the approval of all Directors.

(j) Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the records of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

(k) Committees. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, establish one or more committees, each committee to consist of one or more directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval or (ii) adopting, amending or repealing any provision of these By-laws.

Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but in the absence of such rules its business shall be conducted so far as possible in the same manner as is provided in these By-laws for the Board of Directors. All members of such committees shall hold their committee offices at the pleasure of the Board of Directors, and the Board may abolish any committee at any time.

3. Officers

(a) Enumeration. The officers of the Corporation shall consist of one or more Presidents (who, if there is more than one, shall be referred to as Co-Presidents), a Treasurer, a Secretary, and such other officers, including, without limitation, a Chief Executive Officer and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine. The Board of Directors may elect from among its members a Chairman of the Board and a Vice Chairman of the Board. The Board of Directors may appoint, or empower the Chief Executive Officer or a President to appoint, such other officers and agents as the business of the Corporation may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these By-laws or as the Board of Directors may from time to time determine.

(b) Appointment. The officers of the Corporation, except such officers as may be appointed in accordance with the last sentence of Section 3(a), shall be appointed by the Board of Directors, subject to the rights, if any, of an officer under any contract of employment.

(c) Qualification. No officer need be a stockholder or Director. Any two (2) or more offices may be held by the same person.

(d) Tenure. Each of the officers of the Corporation shall hold office at the pleasure of the Board of Directors and until such officer’s successor is elected and qualified or until such officer’s earlier resignation or removal. Any officer may resign by delivering his or her written resignation to the Corporation, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

(e) Removal. The Board of Directors may remove any officer with or without cause by a vote of a majority of the directors then in office.

(f) Chairman of the Board and Vice Chairman. Unless otherwise provided by the Board of Directors, the Chairman of the Board of Directors, if one is elected, shall preside, when present, at all meetings of the stockholders and the Board of Directors. The Chairman of the Board shall have such other powers and shall perform such duties as the Board of Directors may from time to time designate.

Unless otherwise provided by the Board of Directors, in the absence of the Chairman of the Board, the Vice Chairman of the Board, if one is elected, shall preside, when present, at all meetings of the stockholders and the Board of Directors. The Vice Chairman of the Board shall have such other powers and shall perform such duties as the Board of Directors may from time to time designate.

(g) Chief Executive Officer. The Chief Executive Officer, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

(h) Presidents. The Presidents shall, subject to the direction of the Board of Directors, each have general supervision and control of the Corporation’s business and any action that would typically be taken by a President may be taken by any Co-President. If there is no Chairman of the Board or Vice Chairman of the Board, a President shall preside, when present, at all meetings of stockholders and the Board of Directors. The Presidents shall have such other powers and shall perform such duties as the Board of Directors may from time to time designate.

(i) Vice Presidents and Assistant Vice Presidents. Any Vice President (including any Executive Vice President or Senior Vice President) and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

(j) Treasurer and Assistant Treasurers. The Treasurer shall, subject to the direction of the Board of Directors, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities, and valuable documents of the Corporation, except as the Board of Directors may otherwise provide. The Treasurer shall have such other powers and shall perform such duties as the Board of Directors may from time to time designate.

Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors may from time to time designate.

(k) Secretary and Assistant Secretaries. The Secretary shall record the proceedings of all meetings of the stockholders and the Board of Directors (including committees of the Board) in books kept for that purpose. In the absence of the Secretary from any such meeting an Assistant Secretary, or if such person is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation) and shall have such other duties and powers as may be designated from time to time by the Board of Directors.

Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors may from time to time designate.

(l) Other Powers and Duties. Subject to these By-laws, each officer of the Corporation shall have in addition to the duties and powers specifically set forth in these By-laws, such duties and powers as are customarily incident to such officer’s office, and such duties and powers as may be designated from time to time by the Board of Directors.

4. Capital Stock

(a) Certificates of Stock. To the extent certificated, each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by a President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary. Such signatures may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. The Corporation shall be permitted to issue fractional shares. The Board of Directors may, in its sole description, determine that all or any class or series of capital stock shall not be in certificated form.

(b) Transfers. Subject to any restrictions on transfer, shares of stock may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate therefor (to the extent certificated) properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require.

(c) Record Holders. Except as may otherwise be required by law, by the Certificate of Incorporation or by these By-laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-laws.

It shall be the duty of each stockholder to notify the Corporation of such stockholder’s post office address.

(d) Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not precede the date on which it is established, and which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, more than ten (10) days after the date on which the record date for stockholder consent without a meeting is established, nor more than sixty (60) days prior to any other action. In such case only stockholders of record on such record date shall be so entitled notwithstanding any transfer of stock on the books of the Corporation after the record date.

If no record date is fixed, (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, (ii) the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in this state, to its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded, and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(e) Lost Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

5. Indemnification

(a) The Corporation shall have power to indemnify its directors, executive officers, other officers, employees and other agents as set forth in the Certificate of Incorporation and the DGCL.

6. Miscellaneous Provisions

(a) Fiscal Year. Except as otherwise determined by the Board of Directors, the fiscal year of the Corporation shall end on December 31 of each year.

(b) Seal. The Board of Directors shall have power to adopt and alter the seal of the Corporation.

(c) Execution of Instruments. Subject to any limitations which may be set forth in a resolution of the Board of Directors, all deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without director action may be executed on behalf of the Corporation by, a President, or by any other officer, employee or agent of the Corporation as the Board of Directors may authorize.

(d) Voting of Securities. Unless the Board of Directors otherwise provides, a President, any Vice President or the Treasurer or the Secretary may waive notice of and act on behalf of this Corporation, or appoint another person or persons to act as proxy or attorney in fact for this Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by this Corporation.

(e) Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.

(f) Corporate Records. The original or attested copies of the Certificate of Incorporation, By-laws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock and transfer records, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, shall be kept at the principal office of the Corporation, at the office of its counsel, or at an office of its transfer agent.

(g) Certificate of Incorporation. All references in these By-laws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and in effect from time to time.

(h) Amendments. The By-laws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the Corporation may, in its Certificate of Incorporation, confer the power to adopt, amend or repeal the By-laws upon the directors. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal By-laws.

(i) Waiver of Notice. Whenever notice is required to be given under any provision of these By-laws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting needs to be specified in any written waiver or any waiver by electronic transmission.

(j) Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, or (d) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 6(j).

Annex B

Execution Version

ASSET PURCHASE AGREEMENT

by and between

GSO DIAMOND PORTFOLIO HOLDCO LLC

and

NEWSTAR FINANCIAL, INC.

Dated as of October 16, 2017

ii

5.4	Stockholders Meeting	25
5.5	Go Shop and Non-Solicitation	26
5.6	Advice of Changes	32
5.7	Publicity	32
5.8	Transaction Litigation	32
5.9	Merger Agreement	32
5.10	Collateralized Loan Obligations and Warehouse Facilities	33
5.11	Redemption of Notes	33
5.12	Debt and Equity Financing	34
5.13	Financing Assistance from the Company	36
5.14	Notifications and Consultation	38
5.15	Certain Tax Matters	38
5.16	Cash Collateral	39
5.17	Termination Fee Deposit	39

Article VI. Conditions Precedent		39
6.1	Conditions to Each Party’s Obligation to Effect the Closing	39
6.2	Conditions to Obligations of the Buyer	40
6.3	Conditions to Obligations of the Company	41

Article VII. Termination and Amendment		41
7.1	Termination	41
7.2	Effect of Termination	42

Article VIII. General Provisions		45
8.1	Nonsurvival of Representations, Warranties and Agreements	45
8.2	Amendment	46
8.3	Extension; Waiver	46
8.4	Expenses	46
8.5	Notices	46
8.6	Interpretation	47
8.7	Counterparts	47
8.8	Entire Agreement	48
8.9	Governing Law; Jurisdiction	48
8.10	Severability	48
8.11	Assignment	49
8.12	Third Party Beneficiaries	49
8.13	Further Assurances	49
8.14	Specific Performance	49
8.15	Limited Recourse	50
8.16	Definitions	51

Exhibit A	Purchased Entities

Exhibit B	Form of Loan Assignment Agreement

Exhibit C	Form of Master Participation Agreement

Exhibit D	Form of Assignment and Assumption Agreement

Exhibit E	Form of Control Agreement

iii

INDEX OF DEFINED TERMS

2012-2 Payoff Letter	5.10(b)
2014-1 Payoff Letter	5.10(c)
2015-1 and 2015-2 Payoff Letters	5.10(a)
Accountants	2.2(c)
Accounting Firm	2.4
Accounting Principles	2.2(b)
Acquisition Proposal	5.5(j)(i)
Aggregate 9/30 Equity Carrying Value	3.5(d)(i)
Aggregate 9/30 Net Book Value	3.5(d)(i)
Agreement	Preamble
Allocation Schedule	2.4
Alternative Financing	5.12(b)
Assignment and Assumption Agreement	2.3(a)(vii)
Assumed Liabilities	1.3
Buyer	Preamble
Buyer Disclosure Letter	Article IV
Buyer Termination Fee	7.2(b)
Change in Company Recommendation	5.5(f)
CLO Securities Transfer Documents	2.3(a)(v)
Closing	2.1
Closing Date	2.1
Closing Purchase Price	2.2(a)
Closing Purchased Investments Tape	5.14(b)
Commitment Letters	4.9(a)
Company	Preamble
Company Disclosure Letter	Article III
Company Recommendation	3.2(b)
Company Stockholders Meeting	5.4(a)
Confidentiality Agreement	5.3(b)
Control Agreement	5.17
Credit Suisse	3.8
Debt Commitment Letters	4.9(a)
Debt Financing	4.9(a)
Debt Financing Source Related Parties	5.12(d)
Debt Financing Sources	5.12(b)
Deposit Account	5.17
Depositary Bank	5.17
DFS Action	8.9(c)
DFS Provisions	8.12(a)
Dispute Notice	2.2(c)
Draw-Down Rights Assignment Agreement	4.9(a)
End Date	7.1(c)
Enforceability Exceptions	3.2(c)

Entity Assignment Agreements	2.3(a)(iv)
Equity Commitment Letters	4.9(a)
Equity Financing	4.9(a)
Equity Interest Assignment Agreements	2.3(a)(ii)
Equity Investors	4.9(a)
Estimated Adjustment Amount	2.2(b)
Excluded Assets	1.2
Excluded Party	5.5(j)(ii)
Existing Purchased Investments	1.1(a)
Final Interest Receivable	2.2(c)
Final Net Cash Amount	2.2(c)
Final Other Assets	2.2(c)
Final Unused Fees	2.2(c)
Financing	4.9(a)
Fund	4.9(a)
Fund Commitment Letter	4.9(a)
Fund Equity Financing	4.9(a)
Go Shop Termination Fee	7.2(c)
Guarantor	Preamble
Houlihan Lokey	3.8
HSR Act	3.3(b)
Interest Expense	7.2(g)
Interest Receivable	1.1(e)
Intervening Event	5.5(h)(i)
Intervening Event Notice	5.5(h)(ii)
Lenders	4.9(a)
Limited Guaranty	4.10
Loan Assignment Agreements	2.3(a)(i)
Loan Owner	3.5(a)
Merger	Preamble
Merger Agreement	Preamble
Merger Buyer	Preamble
Merger Sub	Preamble
New Loans	1.1(b)
Non-Assigned Purchased Investment	1.4
No-Shop Period Start Date	5.5(a)
Notice Period	5.5(g)(iv)
Owned Real Property	3.11
Parent	Preamble
Participation Agreements	2.3(a)(iii)
Payoff Letters	5.10(d)
Preliminary Adjustment Statement	2.2(c)
Preliminary Allocation Schedule	2.4
Proxy Statement	3.3(b)
Purchase Price	2.2(a)
Purchased Assets	1.1
Purchased Entities	1.1(c)

iv

Purchased Investments	1.1(b)
Related Party	8.15
Representatives	5.5(a)
Repurchase Facility Release Letter	5.10(d)
Required Amount	4.9(d)
Requisite Company Stockholder Approval	3.2(a)
Retained Liabilities	1.3
Securities Act	4.7
Senior Notes Redemption Notice	5.11(a)
Subordinated Notes Redemption Notice	5.11(b)

Subscription Agreements	4.9(a)
Superior Proposal	5.5(j)(iii)
Superior Proposal Notice	5.5(g)(iii)
Takeover Statute	3.7
Termination Fee	7.2(d)
Termination Fee Deposit	5.17
Transaction Documents	8.15
Unused Fees	1.1(f)
Warehouse Payoff Letters	5.10(a)
willful and material breach	7.2(a)

v

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of October 16, 2017 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and between GSO Diamond Portfolio Holdco LLC, a Delaware limited liability company (the “Buyer”) and NewStar Financial, Inc., a Delaware corporation (the “Company”).

Recitals

WHEREAS, the Buyer wishes to acquire certain assets (including the membership interests in certain Entities) from the Company and its Subsidiaries, in exchange for the payment of the Purchase Price and the assumption by the Buyer of certain liabilities of the Company and its Subsidiaries, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into an Agreement and Plan of Merger (the “Merger Agreement”) with First Eagle Holdings, Inc., a Delaware corporation (“Parent”), FE Holdco, LLC, a Delaware limited liability company (“Merger Buyer”) and FE Merger Sub, Inc., a Delaware corporation (“Merger Sub”), pursuant to which, among other things, immediately following the consummation of the transactions contemplated by this Agreement, Parent, Merger Buyer, Merger Sub and the Company will effect a merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, GSO Diamond Portfolio Fund LP (the “Guarantor”) entered into a Limited Guaranty pursuant to which the Guarantor has guaranteed certain obligations of the Buyer under this Agreement on the terms and conditions set forth in such Limited Guaranty.

Therefore, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I.

PURCHASE AND SALE

1.1 Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing the Company shall sell, assign and transfer (or cause to be sold, assigned and transferred) to the Buyer or the applicable Designated Buyer Entity, and the Buyer will (or will cause the applicable Designated Buyer Entity to) purchase, acquire and accept from the Company and/or the applicable Subsidiaries of the Company the following assets, properties, rights, contracts and claims of the Company and its Subsidiaries, wherever located, whether tangible or intangible, and all right, title and interest thereto and thereunder free and clear of all Liens, other than Permitted Liens (collectively, the “Purchased Assets”):

(a) the Signing Date Investments that remain outstanding as of the Closing Date (including such loan assets, securities, warrants, equity investments and other investments owned by the Applicable Entities that remain outstanding as of the Closing Date (as defined below) but excluding any Excluded Assets) and all rights (including all amounts due and payable thereon and including, in the case of any such assets that have unfunded revolving loan commitments and/or delayed draw term loan commitments, any amounts funded before the Closing in respect of such commitments) with respect thereto (the “Existing Purchased Investments”);

(b) the loan assets, securities and other investments and assets (including the loan assets, securities and other investments owned by the Applicable Entities but excluding any Excluded Assets) of the type set forth on Schedule A of the Company Disclosure Letter acquired or funded by the Company or any Subsidiary thereof (other than any Non-Call Period Subsidiary) after the execution of this Agreement that remain outstanding as of the Closing Date and all rights (including all amounts due and payable thereon and including, in the case of any such assets that have unfunded revolving loan commitments and/or delayed draw term loan commitments, any amounts funded before the Closing in respect of such commitments) with respect thereto (collectively, the “New Loans”) and all rights, warrants and equity interests acquired by the Company or any of its Subsidiaries after the execution of this Agreement in connection with any New Loans (such rights, warrants and equity interests, together with the New Loans and the Existing Purchased Investments, the “Purchased Investments”);

(c) the membership interests of the Entities set forth on Exhibit A (the “Purchased Entities”);

(d) all rights of the Company and its Subsidiaries under the Definitive Agreements to the extent related to the Purchased Investments;

(e) all accrued interest in respect of the Purchased Investments, that is unpaid as of the Closing (the “Interest Receivable”);

(f) all accrued unused line fees in respect of the Purchased Investments that are unpaid as of the Closing, including as set forth on Schedule A of the Company Disclosure Letter to the extent remaining as of the Closing (“Unused Fees”);

(g) all right, title and interest of the Company and its Subsidiaries in the collateral securing any Purchased Investment;

(h) any property of obligors held by the Company or its Subsidiaries that is subject to any of the Purchased Investments, or that has reverted to the Company’s (or its Subsidiaries’) ownership, possession or control upon the default of a borrower under any of the Purchased Investments or previously outstanding loans in the exercise by the Company (or its Subsidiaries) of any remedies thereunder;

(i) if either the Owned Real Property or the equity of NWP NEWS LLC is sold or otherwise disposed of prior to the Closing, the amount of cash equal to the sale price of the Owned Real Property or the equity of NWP NEWS LLC, net of any out-of-pocket expenses incurred by the Company in respect of such sale or disposition if such sale price is in excess of ten million ($10,000,000) dollars (and then such out-of-pocket expenses shall only be netted against the sale price to the extent the aggregate amount of cash in respect of this Section 1.1(j) is greater than ten million ($10,000,000) dollars);

(j) copies of all books and records relating primarily to the Purchased Investments; provided, however, that the Company shall have the right to retain copies of all such books and records; all transaction files, documents, instruments, notices, papers, books and records (whether in paper, digital or other tangible or intangible form) that relate to any Purchased Investment, New Loan or Purchased Entity, including all credit memos and other credit files related to the obligors thereof; and

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(k) the benefits, rights, rights of action and claims (express or implied) to the extent related to the Purchased Assets and Assumed Liabilities acquired and assumed by the Buyer pursuant to the terms of this Agreement.

Notwithstanding the foregoing, the Purchased Assets and Assumed Liabilities shall not include any rights or obligations, respectively, of the Company or any of its Subsidiaries in its capacity as administrative agent, collateral agent or similar loan agent in respect of any of the Purchased Investments.

Prior to the Closing, the Company shall use its commercially reasonable efforts to transfer the ownership of the Purchased Assets to a Purchased Entity at or before the Closing (other than (i) any Purchased Investments held by NewStar Commercial Loan Funding 2014-1 LLC or (ii) any Purchased Assets that are CLO securities).

1.2 Excluded Assets. Notwithstanding any provision to the contrary set forth in this Agreement, the Company and its Subsidiaries will retain and will not transfer to the Buyer any assets and properties of the Company and its Subsidiaries other than the Purchased Assets, including those assets and properties set forth on Schedule 1.2 (the “Excluded Assets”).

1.3 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing the Buyer shall (or shall cause the applicable Designated Buyer Entity to) assume, and following the Closing the Buyer shall pay, perform and discharge as they become due, all of the liabilities and obligations of the Company and its Subsidiaries to the extent arising out of or relating to the Purchased Assets (or to which any Purchased Asset is subject), including (a) all commitments and obligations to fund or advance additional amounts with respect to such Purchased Assets, (b) all duties, liabilities, commitments and obligations arising under or relating to any documentation included in or evidencing the Purchased Assets (including any Definitive Agreements and any other loan and credit agreements, securitization agreements, note purchase agreements, security agreements and all modifications, waivers and consents relating to any of the foregoing) and (c) all duties, liabilities and obligations arising out of or relating to the origination, acquisition, ownership, participation, warehousing, sale, assignment, conveyance, servicing or collection (including the exercise or failure to exercise any remedies at law, in equity, under contract or otherwise) of the Purchased Assets by the Company or its Subsidiaries (or their respective predecessors), in each case of this Section 1.3, whether arising before or after the Closing and whether known or unknown, asserted or unasserted, at the time of the Closing other than those arising in the Company’s or any applicable Subsidiary’s role as the administrative agent, collateral agent or similar loan agent in respect thereof (which are not required to be assumed) (such assumed liabilities, collectively, the “Assumed Liabilities”). Except as otherwise agreed by the Buyer and Parent, all liabilities and obligations of the Company or any of its Subsidiaries that are not Assumed Liabilities shall be retained by the Company and its applicable Subsidiaries (the “Retained Liabilities”). The “Retained Liabilities” shall include all liabilities and obligations of the Company and its Subsidiaries arising out of, relating to or incurred in connection with (i) any (A) current indebtedness for borrowed money of the Company or any Subsidiary (including any Purchased Entity and including NewStar Commercial Loan Funding 2014-1 LLC’s indebtedness under the 2014-1 CLO Transaction) or any current obligations evidenced by bonds, notes, debentures or letters of credit of the Company or any Subsidiary (it being understood that the Non-Call Period Subsidiaries will continue to owe the Non-Call Period Subsidiary Existing Debt after giving effect to the Closing) and (B) obligations relating to any former indebtedness of the Company or any of its Subsidiaries or obligations relating to any former bonds, notes, debentures or letters of credit of the Company of any of its Subsidiaries, (ii) any securities issued by the Company or any of its Subsidiaries

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(other than any securities included in the Purchased Assets pursuant to Section 1.1), (iii) any claims, rights or benefits of any current or former employees, contractors, or vendors of the Company or any of its Subsidiaries and any other Employee-Related Liabilities, (iv) Taxes of the Company or any of its Subsidiaries, (v) any violation or breach (or alleged violation or breach) by the Company or any of its Subsidiaries of any applicable Law (other than arising from the origination, acquisition, ownership, participation, warehousing, sale, assignment, conveyance, servicing or collection of the Purchased Assets), (vi) any violation or breach (or alleged violation or breach) by the Company or any of its Subsidiaries of any Contract (other than the Contracts included in the Purchased Assets) and (vii) any of the assets of the Company or any of its Subsidiaries other than the Purchased Assets.

1.4 Non-Assignable Purchased Investments. If at the Closing an attempted assignment or transfer (whether by operation of law or otherwise) of any Purchased Investment, or any claim or right or any benefit arising thereunder or resulting therefrom, that, without the consent of a third party (including any Governmental Entity) that has not been obtained, would be ineffective, would constitute a breach or other contravention thereof or a violation of Law, or would put any of the Company or any Subsidiary in default of any Contracts (each a “Non-Assignable Purchased Investment”), then the Closing shall occur with respect to the Purchased Investments as to which the assignment or transfer can be made without consent and, with respect to each of the Non-Assignable Purchased Investments, the Company, the Company’s Subsidiaries, the Buyer and the Buyer’s Subsidiaries shall enter into a Participation Agreement under which Buyer (or the applicable Designated Buyer Entity) would, in compliance with Law, obtain the benefits and assume the obligations and bear the economic burdens associated with such Non-Assignable Purchased Investment in accordance with this Agreement, including, to the extent permitted, with respect to any Definitive Agreement related to such Non-Assignable Purchased Investment (and subject to the limitations, if any, contained in such Definitive Agreement), by transferring at the Closing a participation interest or sub-participation interest in the financing arrangement contemplated by such Definitive Agreement, and otherwise on terms reasonably satisfactory to Buyer and Company. For the avoidance of doubt, any asset, claim, right or benefit subject to a Participation Agreement shall be a Purchased Asset for all purposes under this Agreement. For each Non-Assignable Purchased Investment, Company will, and will cause each of its Subsidiaries to, use its commercially reasonable efforts during the one hundred and twenty (120) day period immediately following the Closing Date to arrange for the transfer or assignment of such Non-Assignable Purchased Investment to Buyer or the applicable Designated Buyer Entity. If any party discovers, within one hundred and twenty (120) days following the Closing Date, that there were assets of the Company and/or its Subsidiaries that constitute Purchased Assets in accordance with the terms of this Agreement, but that were not so transferred, the Company or its Subsidiaries, as applicable, shall promptly assign and transfer to the Buyer or the applicable Designated Buyer Entity all of their right, title and interest in and to such assets at the sole cost and expense of Buyer. If any party discovers, within one hundred and twenty (120) days following the Closing Date, that there were assets of the Company and/or its Subsidiaries that do not constitute Purchased Assets in accordance with the terms of this Agreement, but that were so transferred, the Buyer or the applicable Subsidiary shall promptly assign and transfer to the Company or its applicable Subsidiary all of their right, title and interest in and to such assets at the sole cost and expense of the Company. In furtherance of the foregoing, not less than sixty (60) days following the Closing Date, the Company shall prepare and deliver to the Buyer (i) an updated Purchased Investments Tape as of the close of business on the Closing Date, (ii) a report of any loans or actions with respect to the assets and liabilities reflected on such Purchased Investments Tape that did not comply with Section 5.1 and (iii) a reconciliation of all loans and other investments set forth on such Purchased Investments Tape to the Signing Date Investments, including reasonably detailed information regarding the sources and uses of any Signing Date Investments that were liquidated or reinvested prior to the Closing Date.

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1.5 Designated Buyer Entities. Buyer shall have the right to designate that all or any portion of the Purchased Assets will be purchased by one or more Designated Buyer Entities and that all or a portion of the Assumed Liabilities will be assumed by one or more Designated Buyer Entities by making such designations in writing to the Company at any time prior to the third (3rd) Business Day prior to Closing (in each case so long the jurisdiction (or type) of such Designated Buyer Entity would not reasonably be expected to prevent or delay the transfer of such portion of the Purchased Assets to such Designated Buyer Entity at the Closing, including as a result of an inability to obtained required opinion letters related to Tax matters with respect to such transfer as contemplated by Section 2.3(a)(ix)). The Company agrees that it will comply with any such designations received by Buyer pursuant to this Section 1.5. No transfer of property by Buyer is being made and no obligation by Buyer is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of any of Buyer and its Subsidiaries, including the Company and its Subsidiaries. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

ARTICLE II.

CLOSING AND PURCHASE PRICE

2.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place, unless another time, date or place is agreed to in writing by the parties, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, at 8:00 a.m. Eastern time on the date that is the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions (other than those conditions which by their terms are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) set forth in Article VI. The date on which the Closing occurs is the “Closing Date”.

2.2 Purchase Price.

(a) At the Closing, as consideration for the Purchased Assets, the Buyer shall pay to the Company, by wire transfer of immediately available funds, $2,370,700,000, (i) plus, if the Estimated Adjustment Amount is a positive number, the Estimated Adjustment Amount or (ii) minus, if the Estimated Adjustment Amount is a negative number, the absolute value of the Estimated Adjustment Amount (collectively, the “Closing Purchase Price” and as adjusted pursuant to Section 2.2(c), the “Purchase Price”) and Buyer or the Designated Buyer Entities shall assume the Assumed Liabilities. For the avoidance of doubt, at Closing Buyer may direct that any of the funds remaining in the Deposit Account be transferred to the Company in partial satisfaction of the Purchase Price, and the amount of any funds so transferred to the Company will reduce the wire transfer the Buyer is required to make to the Company pursuant to this Section 2.2(a).

(b) Not less than ten (10) Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver to the Buyer a written statement, together with reasonable supporting documentation, setting forth a good faith estimate of (i) the amount of the Interest Receivable as of the close of business on the anticipated Closing Date, (ii) the amount of the Unused Fees as of the close of business on the anticipated Closing Date, (iii) the amount of the Other Assets as of the close of business on the anticipated Closing Date and (iv) the Net Cash Amount (the sum of (i) through (iii), minus (iv), the “Estimated Adjustment Amount”), in each case prepared in a manner consistent with the principles (the “Accounting Principles”) used in the preparation of the Signing Interest Receivable and Signing Unused Fees set forth on Schedule A of the Company Disclosure Letter and, in the case of the Net Cash Amount, in a manner consistent with the principles used in the preparation of Schedule A of the Company Disclosure Letter. The Buyer shall have the right to review the Company’s statement of the Estimated

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Adjustment Amount, and the Company shall give Buyer reasonable access to the Company’s books and records and personnel in connection with such review and shall consider in good faith any proposed changes of Buyer thereto. To the extent the Company and Buyer agree to any changes to the Company’s original written statement of the Estimated Adjustment Amount, such modifications shall be incorporated by the Company and the Estimated Adjustment Amount shall be revised accordingly; provided that if the Company and Buyer are not able to reach mutual agreement prior to the Closing Date, the Estimated Adjustment Amount provided by the Company to Buyer, as modified to include any changes agreed to by the Company and Buyer, shall be the Estimated Adjustment Amount for purposes of this Section 2.2 and otherwise in this Agreement. For the avoidance of doubt, the Estimated Adjustment Amount may be a negative number.

(c) No later than the fifth (5th) Business Day after all “Payment Dates” for the first quarter of 2018 have occurred with respect to the Other Assets, the Company shall deliver to Buyer a written statement (the “Preliminary Adjustment Statement”) setting forth in reasonable detail the Company’s calculation of the amount of Interest Receivable, Unused Fees, Other Assets and Net Cash Amount, in each case as of the close of business on the Closing Date in accordance with the Accounting Principles. Following the Closing and prior to the delivery of the Preliminary Adjustment Statement the Company shall, from time to time, provide Buyer with a reasonable opportunity to review drafts of the Preliminary Adjustment Statement and the Company’s calculations with respect thereto, and the Company and the Buyer will cooperate in good faith in connection with the preparation of the Preliminary Adjustment Statement. Following receipt of the Preliminary Adjustment Statement, if Buyer has any objections to such document as prepared by the Company, Buyer shall deliver written notice to the Company of such dispute within ten (10) Business Days after the date of such receipt thereof (the “Dispute Notice”) setting forth in reasonable detail the item or amount in the Preliminary Adjustment Statement disputed by Buyer and the basis for such dispute, including Buyer’s calculation of any relevant amounts. Buyer shall only be entitled to dispute amounts set forth in the Preliminary Adjustment Statement to the extent that such amounts (i) were not prepared in accordance with the Accounting Principles or (ii) contain a mathematical or other clerical error. In the event that Buyer does not deliver a Dispute Notice within such ten (10) Business Day period, the applicable amount of the Interest Receivable, Unused Fees, Other Assets and Net Cash Amount set forth in the Preliminary Adjustment Statement shall be final and binding as the “Final Interest Receivable,” “Final Unused Fees,” “Final Other Assets” and “Final Net Cash Amount for purposes of this Agreement. In the event such Dispute Notice is delivered, any item or amount to which no dispute is raised in the Dispute Notice shall be final and binding on the parties and the Company and Buyer shall negotiate in good faith to resolve Buyer’s objections. Any objections so resolved by the Company and the Buyer shall be final and binding on the parties. If the Buyer and the Company, notwithstanding such good faith efforts, fail to resolve all such objections within ten (10) Business Days after delivery of the Dispute Notice, then the Buyer and the Company shall jointly engage an independent third-party national accounting firm (the “Accountants”) to conduct a special review of Buyer’s objections to the Interest Receivable, Unused Fees, Other Assets or Net Cash Amount, as applicable, set forth in the Preliminary Adjustment Statement, as promptly as reasonably practicable (such review to be completed no later than twenty (20) days after the Accountants are requested to conduct such special review). The Accountants shall review only those items identified by the parties as being in dispute. Upon completion of such review, the Accountants shall deliver written notice to the Company and Buyer setting forth the Accountants’ resolution of such objections and the resulting adjustments shall be deemed finally determined for purposes of this Section 2.2; provided, however, that each resolution of a disputed item by the Accountants must be within the range of differences between the Buyer’s and the Company’s positions with respect to such disputed item. The Accountants’ role in completing such review shall be limited to resolving such objections and determining the correct calculations to be used with respect to

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only the disputed portions of the Preliminary Adjustment Statement. In resolving such objections, the Accountants shall apply the provisions of this Agreement concerning determination of the amounts set forth in the Preliminary Adjustment Statement, and the decision of the Accountants shall be solely based on (i) whether such item objected to was prepared in accordance with the Accounting Principles or (ii) whether the item objected to contains a mathematical or other clerical error. Any dispute as to the interpretation or construction of this Agreement shall not be resolved by the Accountants and instead shall be resolved pursuant to the general dispute resolution provisions contained in this Agreement. In resolving any objections, the Accountants shall act as accounting experts only and not as arbitrators. The amount of the Interest Receivable, Unused Fees and Other Assets as agreed by the Buyer and the Company or as determined by the Accountants, as the case may be, shall be final and binding as the “Final Interest Receivable,” “Final Unused Fees,” “Final Other Assets” and “Final Net Cash Amount” for purposes of this Agreement. The parties hereto shall make available to the Accountants (if applicable), such books, records and other information (including work papers) that the Accountants may reasonably request in order to review the Preliminary Adjustment Statement and the Dispute Notice. The fees and expenses of the Accountants hereunder shall be paid by the Buyer, on the one hand, and the Company, on the other hand, based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by or on behalf of such party. For the avoidance of doubt, under no circumstances will the Final Net Cash Amount be less than the Lower Limit Amount.

(d) Promptly (but not later than two (2) Business Days) after the determination of the Final Interest Receivable, Final Unused Fees, Final Other Assets and Final Net Cash Amount:

(i) if (A) the sum of the Final Interest Receivable, Final Unused Fees and Final Other Assets, minus (B) the Final Net Cash Amount is greater than the Estimated Adjustment Amount, Buyer shall pay to the Company, by wire transfer of immediately available funds, the amount of such difference;

(ii) if the Estimated Adjustment Amount is greater than (A) the sum of the Final Interest Receivable, Final Unused Fees and Final Other Assets, minus (B) the Final Net Cash Amount, the Company shall pay to Buyer, by wire transfer of immediately available funds, the amount of such difference; and

(iii) if the Estimated Adjustment Amount is equal to (A) the sum of the Final Interest Receivable, Final Unused Fees and Final Other Assets, minus (B) the Final Net Cash Amount, no payments shall be made by the parties pursuant to this Section 2.2(d).

2.3 Closing Deliverables. At the Closing:

(a) the Company shall and shall cause its Subsidiaries to deliver to Buyer (or the applicable Designated Buyer Entities), as applicable:

(i) other than for (A) any Purchased Investments that are loans owned by any Purchased Entity, (B) any Purchased Investments that are loans subject to the Participation Agreements and (C) any Purchased Investments that are securities (other than loans), warrants or other equity interests, (1) assignment agreements, substantially in the form (or forms) of assignment agreement and/or transferor certifications attached to the Definitive Agreements for any such particular Purchased Investment or, if there is no form for any such particular Purchased Investment, to the extent acceptable to the relevant loan agent, the form attached hereto as Exhibit B or such other form acceptable to the relevant loan agent (collectively, the “Loan Assignment Agreements”), duly executed by the Company or one of its Subsidiaries, the relevant borrower or borrowers, the relevant agent, and any other required consent parties under the applicable Definitive Agreements pursuant to which such Purchased Investments listed in such Loan Assignment Agreements are assigned to the Buyer or the applicable Designated Buyer Entity;

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(ii) transfer documents and assignment agreements, in form and substance reasonably satisfactory to the Buyer and the Company, providing for the transfer of securities (other than loans), warrants and other equity interests held by the Company and its Subsidiaries that constitute Purchased Investments in accordance with the respective organizational documents of the applicable issuer thereof (“Equity Interest Assignment Agreements”), duly executed by the Company its applicable Subsidiary, pursuant to which such securities, warrants and other equity interests are assigned to Buyer or the applicable Designated Buyer Entity (it being understood and agreed that such Equity Interest Assignment Agreements shall not include any representations or warranties of the parties thereto except to the extent required by the organizational documents of the issuer of such securities, warrants or other equity interests);

(iii) master participation agreements, substantially in the form attached hereto as Exhibit C (the “Participation Agreements”), duly executed by the Company and/or its Subsidiaries pursuant to which participations or sub-participations in Purchased Investments are assigned to the Buyer or the applicable Designated Buyer Entity; provided that the Purchased Investments shall only be subject to a Participation Agreement to the extent that (x) such Purchased Investments are not owned by a Purchased Entity and (y) such Purchased Investments are not transferred pursuant to a Loan Assignment Agreement;

(iv) transfer documents and certificates required under the related organizational documents of the Purchased Entities to transfer the membership interests of the Purchased Entities to the Buyer or the applicable Designated Buyer Entity, in form and substance reasonably satisfactory to the Buyer and the Company (the “Entity Assignment Agreements”), duly executed by the Company or one of its Subsidiaries (it being understood and agreed that such Entity Assignment Agreements shall not include any representations or warranties of the parties thereto except to the extent required by the organizational documents of the applicable Purchased Entity);

(v) transfer documents and certificates required under the related CLO transaction documents and related organizational documents of the CLO issuer to transfer the CLO notes and/or membership interests, as applicable, that are Purchased Investments, substantially in the form required under the related indenture and/or limited liability company agreement of the related CLO issuer, as applicable (the “CLO Securities Transfer Documents”), duly executed by the Company or one of its Subsidiaries and by the Buyer and/or one of its Subsidiaries, as applicable, pursuant to which such notes and/or membership are sold and assigned to the Buyer or the applicable Designated Buyer Entity;

(vi) the Payoff Letters and evidence reasonably satisfactory to Buyer that immediately following the Closing, the Senior Notes and the Subordinated Notes shall be redeemed in compliance with Section 5.11;

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(vii) an assignment and assumption agreement, substantially in the form attached hereto as Exhibit D (the “Assignment and Assumption Agreement”), duly executed by the Company and any applicable Subsidiaries pursuant to which Buyer and/or its Subsidiaries assumes, accepts and agrees to perform all other Assumed Liabilities, and acquires and accepts all other Purchased Assets not otherwise subject to documents described in this Section 2.3, so that Buyer and/or its Subsidiaries assumes, accepts and agrees to perform all Assumed Liabilities, and acquires and accepts all Purchased Assets;

(viii) originals, together with endorsements executed in blank (which shall be medallion guaranteed to the extent required by the related Definitive Agreement), of any definitive notes or certificates representing any of the Purchased Investments (or, if any such original notes or certificates exist but are not available, lost note and indemnity letters reasonably acceptable to Buyer);

(ix) to the extent required under the Definitive Agreements for any of the Purchased Investments issued by any Non-Call Period Subsidiary in connection with the transfer thereof, any opinion letters related to Tax matters as contemplated by such Definitive Agreements; and

(x) a properly executed FIRPTA certificate in respect of the Company and its Subsidiaries that are not foreign persons (within the meaning of Section 1445 of the Code), executed in accordance with the requirements of Treasury Regulations Section 1.1445-2(b)(2).

(b) the Buyer shall deliver to the Company the following:

(i) the Loan Assignment Agreements duly executed by the Buyer or the applicable Designated Buyer Entities;

(ii) the Participation Agreements duly executed by the Buyer or the applicable Designated Buyer Entities;

(iii) the Entity Assignment Agreements duly executed by the Buyer or the applicable Designated Buyer Entities; and

(iv) the Assignment and Assumption Agreement duly executed by the Buyer or the applicable Designated Buyer Entities.

2.4 Purchase Price Allocation. At the same time as the Buyer delivers to the Company the Preliminary Adjustment Statement, the Buyer shall deliver to the Company and the CVR Committee a schedule (the “Preliminary Allocation Schedule”) allocating (i) the Purchase Price as set forth on the Preliminary Adjustment Statement (including, for purposes of this Section 2.4, any other consideration properly taken into account in determining purchase price for U.S. federal income tax purposes, including the Assumed Liabilities) among the Purchased Assets and (ii) further allocating any amounts allocated pursuant to clause (i) to the membership interests of each Applicable Entity that is a flow-through entity for U.S. federal income tax purposes among the assets of such Applicable Entity. The Buyer shall consider in good faith any comments from the Company and the CVR Committee with respect to such Preliminary Allocation Schedule, and at the same time as the Purchase Price is finally determined pursuant to Section 2.2, the Buyer shall deliver to the Company and the CVR Committee an updated schedule (the “Allocation Schedule”) allocating the Purchase Price as finally determined in accordance with clauses (i) and (ii) above. The Allocation Schedule (and the Preliminary Allocation Schedule) shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations

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thereunder. Within fifteen (15) days following receipt of the Allocation Schedule, the CVR Committee shall provide written notice to the Buyer and the Company of any objections to the Allocation Schedule. The Buyer, the Company and the CVR Committee shall negotiate in good faith to resolve any such objections. In the event that the CVR Committee, the Buyer and the Company are unable to resolve any such objections within fifteen (15) days following receipt of the CVR Committee’s notice of objections, the Buyer, the Company and the CVR Committee shall, within one Business Day following the end of such fifteen (15) day period, engage PricewaterhouseCoopers LLP (the “Accounting Firm”) to resolve such objections, and Buyer, the Company and the CVR Committee shall use their reasonable best efforts to cause the Accounting Firm to resolve such objections within fifteen (15) days following its engagement, which resolution shall be final and binding on the Buyer, the Company and the CVR Committee. Any fees charged by the Accounting Firm shall be borne one-half by the Buyer and one-half by the Company. Each of the Buyer and the Company agrees to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule, as finally determined in accordance with the foregoing provisions of this Section 2.4. Each of the Buyer and the Company agrees to provide the other promptly with any other information required to complete Form 8594. The CVR Committee shall be an express third party beneficiary of this Section 2.4 and of Section 2.2 for the purposes of enforcing the obligations of the Company to timely deliver a Preliminary Adjustment Statement and for the Company and Buyer to timely resolve any disputes and/or cause the Accounting Firm to timely render a decision as required therein.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise specified in the corresponding sections of a disclosure letter delivered by the Company to the Buyer prior to or concurrently herewith (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to the Buyer as follows:

3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own the Purchased Assets and carry on its business with respect to the Purchased Assets as presently conducted, is duly licensed or qualified to do business and, to the extent legally applicable, is in good standing in each jurisdiction in which the Company’s ownership or the nature of the Purchased Assets or the Assumed Liabilities makes such licensing or qualification necessary, in each case except where any failure thereof has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each Subsidiary of the Company that owns Purchased Assets (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where such Subsidiary’s ownership or the nature of the Purchased Assets requires it to be so licensed or qualified and (iii) has all requisite corporate (or the equivalent) power and authority to own the Purchased Assets and carry on its business with respect to the Purchased Assets as presently conducted, except in the case of clauses (ii) and (iii), where any failure thereof has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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3.2 Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and the Merger Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to the adoption of the Merger Agreement and the approval of the transactions contemplated by this Agreement, in each case by the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Stockholder Approval”). To the extent applicable, each Subsidiary has full corporate (or the equivalent) power and authority to perform its obligations under the Agreement and the Merger Agreement, subject to the Requisite Company Stockholder Approval, in each case in accordance with such Subsidiaries’ organizational documents.

(b) The Board of Directors of the Company at a duly held meeting has, by a unanimous vote of all the directors voting, (i) determined that the Merger Agreement and this Agreement and the transactions thereby and hereby are advisable and in the best interests of the Company and its stockholders, (ii) adopted resolutions approving this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby and declaring the advisability of this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby and (iii) resolved to recommend that the stockholders of the Company adopt the Merger Agreement on the terms and subject to the conditions set forth therein and approve the transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement (this clause (iii), the “Company Recommendation”) and directed that such matters be submitted to the Company’s stockholders at the Company Stockholders Meeting for their approval.

(c) Except for the Requisite Company Stockholder Approval, no other corporate proceedings or actions on the part of the Company or any Subsidiary of the Company are necessary to approve this Agreement or the Merger Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement and the Merger Agreement have been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub, if applicable) constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms and conditions, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally (the “Enforceability Exceptions”). Each of the Closing deliveries of the Company set forth in Section 2.3(a), upon execution and delivery of the Company (assuming due authorization, execution and delivery by Buyer, if applicable) will represent a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms and conditions, except as enforcement may be limited by the Enforceability Exceptions.

3.3 Consents and Approvals.

(a) Subject to the receipt of the Requisite Company Stockholder Approval, the execution and delivery of this Agreement and the Merger Agreement by the Company, the consummation by the Company and its Subsidiaries of the transactions contemplated hereby and thereby, and compliance by the Company and its Subsidiaries with the terms or provisions hereof and thereof, do not and will not (i) violate any provision of the certificate of incorporation or bylaws of the Company or any similar governing documents of any of its Subsidiaries or (ii) assuming that the Consents, notifications, filings and registrations referred to in Section 3.3(b) are duly obtained or made, (x) violate any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of or default under (with or without notice or lapse of time, or both), result in the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under any Contract to

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which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets is bound, except, in the case of the foregoing clause (ii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) No Consents of, notifications to or filings or registrations with, any Governmental Entities are required to be obtained or made by or on behalf of the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement and the Merger Agreement and the consummation by the Company of the transactions contemplated hereby and thereby except for (i) any notices required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the expiration or termination of any applicable waiting periods thereunder, (ii) compliance with the applicable requirements of NASDAQ and the Exchange Act, including the filing with the SEC of a proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting (the “Proxy Statement”), (iii) the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL and (iv) any such Consent, notification, filing or registration the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.4 Legal Proceedings; Compliance with Law.

(a) There are no Actions pending, or to the Company’s knowledge, threatened, against the Company or any of its Subsidiaries in any way relating to the Purchased Assets or the Assumed Liabilities, that would reasonably be expected to adversely affect the Purchased Assets or the Assumed Liabilities in any material respect. To the knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or its Subsidiaries is pending or threatened that in any way relates to the Purchased Assets or Assumed Liabilities and that would reasonably be expected to adversely affect the Purchased Assets or the Assumed Liabilities in any material respect.

(b) None of the Purchased Assets or the Company or any of its Subsidiaries, in each case with respect to the Purchased Assets, are subject to or bound by, or since January 1, 2014 have been subject to or bound by, any Order, that would reasonably be expected to adversely affect the Purchased Assets or the Assumed Liabilities in any material respect.

(c) Since January 1, 2014, each of the Company and its Subsidiaries has been in material compliance with all applicable Laws and Orders with respect to the Purchased Assets and Assumed Liabilities, has timely filed all material reports, registrations and statements relating to the Purchased Assets required to be filed with any Governmental Entity, and has paid all fees and assessments due and payable in connection therewith, except as would not reasonably be expected to adversely affect the Purchased Assets or the Assumed Liabilities in any material respect.

3.5 Purchased Investments.

(a) The Company or a Subsidiary of the Company is (or, with respect to Purchased Investments acquired after the date hereof, will be immediately prior to Closing) the sole legal and beneficial owner of, and has (or will have) good title, free and clear of any Lien (other than Permitted Liens) to each of the Purchased Investments (which Purchased Investments are (or will be) owned directly), with the specific owner (both as of the date of this Agreement and immediately prior to the Closing) set forth on Section 3.5(a) of the Company Disclosure Letter (with respect to the Existing Purchased Investments) or the Closing Purchased Investments Tape (the “Loan Owner”). No Loan Owner has sold, assigned or granted a participation or other interest in

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(or, other than with respect to this Agreement, is subject to a Contract to sell or assign a participation or other interest in) any of the Purchased Investments to be acquired by the Buyer at the Closing other than pursuant to this Agreement. The Company or a Subsidiary of the Company is (or, with respect to Purchased Assets acquired after the date hereof, will be immediately prior to the Closing) the sole legal and beneficial owner of, and has (or will have) good title, free and clear of any Lien (other than Permitted Liens) to each of the Purchased Assets. The delivery by the Company to the Buyer (or the applicable Designated Buyer Entity) of the instruments of transfer of ownership contemplated by this Agreement will vest in the Buyer (or the applicable Designated Buyer Entity) good and valid title, free and clear of any Lien to each of the Purchased Assets and immediately following Closing Buyer (or the applicable Designated Buyer Entity) will be the sole legal and beneficial owner of, and have good and valid title to, the Purchased Assets, free and clear of any Liens (other than Permitted Liens).

(b) As of the date hereof, none of the Company, any Subsidiary of the Company or any Loan Owner has executed any written release, satisfaction or cancellation that would operate to release any Obligor under a Purchased Investment from any material Liability with respect thereto. To the knowledge of the Company, as of the date hereof, no other lender, agent or servicer has executed any written satisfaction, cancellation or release that would operate to release any Obligor from any material Liability with respect any Purchased Asset.

(c) As of the date that is two Business Days prior to the date of this Agreement, and except as set forth in Section 3.5(c) of the Company Disclosure Letter, (i) no Purchased Investment is more than thirty (30) days delinquent in the payment of interest or principal therein, and (ii) to the knowledge of the Company, no Obligor thereof is subject to (x) any bankruptcy or insolvency proceeding or (y) any continuing “Event of Default” under the applicable Definitive Agreements that has not been waived or is subject to forbearance.

(d)

(i) Schedule A sets forth (A) a true, correct and complete list of (1) the outstanding principal balance of all the loans included in the Signing Date Investments at September 30, 2017, (2) all charge-offs recorded by the Company on its books in respect thereof as of such date and (B) accounting reserves for impaired loans and non-performing assets included in the Signing Date Investments, in the case of this clause (B) as recorded by the Company on its books through that date (the sum of the amounts set forth in clause (A)(1) less the amounts set forth in clause (A)(2), less the amounts set forth in clause (B), the “Aggregate 9/30 Net Book Value”) and (C) the historic cost basis of all warrants and other equity investments included in the Signing Date Investments at September 30, 2017, or such lower amount recorded by the Company on its books as of such date to reflect marked-to-market adjustments, except in each case as noted on Schedule A (the sum of the amounts set forth in this clause (B), “Aggregate 9/30 Equity Carrying Value”). None of the accounting reserves on the books of the Company for any of the loans on Schedule A has changed from September 30, 2017 to the time of the execution of this Agreement.

(ii) In addition to the information described in clause (d)(i), all other information on Schedule A of the Company Disclosure Letter was true, correct and complete, in all material respects, as of September 30, 2017, including the Signing Interest Receivable, the Signing Unused Fees and with respect to each Signing Date Investment: (A) the issuer, (B) the title of the asset and asset type, (C) in the case of an Existing Loan: (1) the type and priority of security of the Company in respect of such New Loan, (2) the outstanding commitment of the Company or its applicable Subsidiary as well as any undrawn commitment of the Company

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or its applicable Subsidiary and any other payments or advances the Company or any of its Subsidiaries is required to make thereunder or in connection with such asset, (3) the accrued and unpaid interest thereon owed to the Company or its applicable Subsidiary and (4) the unamortized fee thereon allocable to the Company or its applicable Subsidiary, and (D) in the case of any equity interest: (1) the type of security or interest, (2) the issuer thereof and (3) any capital contribution or other similar funding obligations of the Company or any of its subsidiaries in connection therewith. Since September 30, 2017, to the execution and delivery of this Agreement, the Company and its Subsidiaries have not sold any of the assets on Schedule A or modified any of the material terms of any Definitive Agreement related to the assets set forth thereon or otherwise taken (or failed to take) any action with respect thereto that would violate Section 5.1 of this Agreement if such action was taken (or failed to be taken) after the date of this Agreement. As of the date of this Agreement, there are no revolving commitments, delayed draw term loan commitments and/or other funding commitments under committed purchase agreements and/or commitment letters in respect of the Signing Date Investments except as set forth on Schedule A of the Company Disclosure Letter.

(e) Each material Definitive Agreement (i) is valid, binding and enforceable by the Company or the Subsidiary that is a party thereto against the Obligor thereunder in accordance with its written terms, except as may be limited by the Enforceability Exceptions and (ii) is not on the date hereof the subject of any Action involving the Company or any Subsidiary, including any counterclaims or disputes alleging that such Definitive Agreement is not valid, binding or enforceable by the Company or the applicable Subsidiary thereof against the Obligor thereunder in accordance with its written terms.

(f) On or before the date of this Agreement, except as set forth in Section 3.5(f) of the Company Disclosure Letter, the Company has made available to the Buyer true and complete copies of all material Definitive Agreements in effect as of the date of this Agreement, together with all material waivers, extensions, cancellations and releases thereunder to the date hereof. On or before the Closing Date, the Company shall have made available to the Buyer true and complete copies of all Definitive Agreements in effect as of the date of this Agreement, together with all material waivers, extensions, cancellations and releases thereunder to the date hereof.

(g) As of the date of this Agreement, neither the Company nor any Subsidiary thereof is in material breach of or material default under any Definitive Agreement or has received, in the twelve (12) month period preceding the date of this Agreement, written notice of any alleged material breach or material default by the Company or any Subsidiary thereof under any Definitive Agreement, and no other event has occurred that, with notice or lapse of time, would constitute a material default under any Definitive Agreement by the Company or any Subsidiary thereof.

(h) Section 3.5(h) of the Company Disclosure Letter sets forth the (i) authorized, issued and outstanding membership interests of each Applicable Entity and (ii) name of each Person that is the direct record owner of any membership or other equity interests for each Applicable Entity.

(i) Each Applicable Entity (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the operation or conduct of its business requires it to be so licensed or qualified and (iii) has all requisite power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted, except in the case of clauses (ii) and (iii) where any failure thereof has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Buyer true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each Applicable Entity, each as amended.

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3.6 Information in Proxy Statement. The Proxy Statement will not, at the time of the filing and mailing of the Proxy Statement and at the time of the Company Stockholders Meeting, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by the Buyer, Parent or Merger Sub to the Company for inclusion therein.

3.7 Takeover Statutes. Assuming the accuracy of the representations and warranties of Buyer in Section 4.4, the Company has taken all action necessary to exempt or exclude this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, including the Merger, from: (i) the restrictions on business combinations set forth in § 203 of the DGCL; and (ii) any and all other similar antitakeover Law (each Law referred to in clause (i) or (ii), a “Takeover Statute”). Accordingly, no Takeover Statute applies with respect to the Company to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, including the Merger.

3.8 Broker’s Fees. Except for Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), neither the Company nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker, investment banker, financial advisor or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement or the Asset Purchase Agreement. The fee payable by the Company to each of Credit Suisse and Houlihan Lokey in connection with the transactions contemplated hereby and by the Asset Purchase Agreement is described, with respect to Credit Suisse, in an engagement letter between the Company and Credit Suisse and, with respect to Houlihan Lokey, in an engagement letter between the Company and Houlihan Lokey. The Company has provided to Buyer copies of such engagement letters.

3.9 Taxes. (i) The Company has timely filed (or caused to be timely filed) all income and other material Tax Returns required to be filed with respect to the Purchased Assets or the Assumed Liabilities (including any Tax Returns required to be filed by the Applicable Entities) and has paid (or caused to be paid) all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable; (ii) all such Tax Returns are complete and accurate in all material respects and disclose all material Taxes required to be paid with respect to the Purchased Assets or the Assumed Liabilities (including any Taxes payable by any Applicable Entity); (iii) all monies required to be withheld in respect of the Purchased Assets or the Assumed Liabilities (including any Taxes required to be withheld by any Applicable Entity) have been collected or withheld and timely paid to the relevant taxing authorities; (iv) for U.S. federal income tax purposes, (A) each of the Applicable Entities is, and at all times since its formation has been, properly treated as a partnership or disregarded as an Entity separate from the Company and (B) the membership interests described in Section 1.1(c) have been properly treated as equity in such Applicable Entities; (v) there are no Liens for Taxes on any of the Purchased Assets (or on any assets of the Applicable Entities) other than Liens relating to current Taxes not yet due and payable; (vi) none of the Applicable Entities is liable for Taxes of any other Person pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law); and (vii) the Buyer shall not become liable for Taxes of the Company or any other Person (other than the Purchased Entities) as a result of acquiring the Purchased Assets; and (viii) any indebtedness included in the Purchased Investments or held by any of the Purchased Entities that provides for payments of interest from “sources within the United States” (within the meaning of Sections 871(h)(1) and 881(c)(1) of the

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Code) (A) is or will be held in “registered form” (within the meaning of Sections 871(h)(2)(B)(i) and 881(c)(2)(B)(i) of the Code) and (B) does not or will not provide for the payment of interest excluded from the definition of “portfolio interest” pursuant to Section 871(h)(4) of the Code.

3.10 Purchased Entities. As of the Closing: (i) the Purchased Entities will have no Liabilities or obligations under any Contract other than obligations for which no claim has been made under provisions of terminated agreements which expressly survive termination thereof, and (ii) the assets of the Purchased Entities are subject to no Liens other than Permitted Liens or Liens imposed by actions taken by Buyer (excluding, for the avoidance of doubt, the Closing of the transactions contemplated by this Agreement in accordance with its terms).

3.11 Real Estate.

(a) Section 3.11(a) of the Company Disclosure Letter lists the common street address for the real property owned by NWP NEWS LLC, a Subsidiary of the Company (the “Owned Real Property”). NWP NEWS LLC has good and valid fee simple title to the Owned Real Property, in each case free and clear of all Liens except for Permitted Liens.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, as of the date hereof, none of the Company or any of its Subsidiaries has received any written notice to the effect that any condemnation or rezoning proceedings are pending or threatened, with respect to the Owned Real Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, NWP NEWS LLC has good and marketable title to, or a valid and enforceable leasehold interest in, all material personal property held or used by it at the Owned Real Property, free and clear of all Liens other than Permitted Liens.

3.12 Absence of Certain Changes or Events. Since September 30, 2017, no event, development, change or effect has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.13 Merger Agreement. The Company has provided Buyer with a true, correct and complete copy of the Merger Agreement (including all schedules, exhibits and annexes thereto). The representations and warranties of the Company in the Merger Agreement are true and correct as of the date hereof.

3.14 No Other Representations or Warranties. Neither the Company nor any Representative of the Company (or other Person) has made any express or implied representation or warranty of any kind or nature with respect to (i) the Purchased Assets, Assumed Liabilities or the condition, value or quality of Purchased Assets except for the representations and warranties contained in this Article III or in any certificate delivered by the Company at the Closing pursuant to Section 6.2(d) or any agreement or document delivered pursuant to Article II, (ii) any opinion, information, projection, forecast or advice regarding future performance, collectability or value of the Purchased Assets or Assumed Liabilities or (iii) any materials, presentations, statements or information made, communicated, or furnished (orally or in writing) to the Buyer or its Affiliates or representatives (including any due diligence information, data room materials or any opinion, information, projection, forecast or advice that may have been or may be provided to the Buyer or its Affiliates). Neither the Company nor any Representative of the Company shall have, or be subject to, any liability resulting from any materials, presentations, statements or information made, communicated, or furnished (orally or in writing) to the Buyer or its Affiliates or representatives (including due diligence information, data room materials or any opinion, information, projection, forecast or advice that may have been or may be provided to the Buyer or its Affiliates) and

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the Buyer may not rely on any express or implied representation or warranty of any kind or nature (and may not rely on any opinions, information, projections, forecasts, advice, materials, presentations, statements or information of any kind or nature), other than the representations and warranties of the Company expressly contained in Article III of this Agreement or in any certificate delivered Company at the Closing pursuant to Section 6.2(d) or any agreement or document delivered pursuant to Article II and all other representations and warranties are specifically disclaimed.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as otherwise specified in the corresponding sections of a disclosure letter delivered by Buyer to the Company prior to or concurrently herewith (the “Buyer Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Buyer Disclosure Letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Buyer hereby represent and warrant to the Company as follows:

4.1 Corporate Organization. The Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case except where any failure thereof has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. The Buyer was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no other business activities.

4.2 Authority; No Violation.

(a) The Buyer has full limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The managing member of the Buyer has approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No other limited liability company proceedings or actions on the part of the Buyer, its managing member or its direct or indirect owners are necessary to approve this Agreement or to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by the Buyer and (assuming due authorization, execution and delivery by the Company) constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms and conditions, except as enforcement may be limited by the Enforceability Exceptions. No vote or consent of the holders of any class or series of equity interests of the Buyer is necessary to approve this Agreement or the transactions contemplated hereby. Each of the Closing deliveries of the Buyer set forth in Section 2.3(b), upon execution and delivery of Buyer (assuming due authorization, execution and delivery by the Company, if applicable) will represent a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms and conditions, except as enforcement may be limited by the Enforceability Exceptions.

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4.3 Consents and Approvals.

(a) Neither the execution and delivery of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby, nor compliance by the Buyer with any of the terms or provisions hereof, will (i) violate any provision of the operating agreement or certificate of formation of the Buyer or similar organizational documents of any of the Subsidiaries of the Buyer or (ii) assuming that the Consents, notifications, filings and registrations referred to in Section 4.3(b) are duly obtained or made, (x) violate any Law or Order applicable to the Buyer or any of the Subsidiaries of the Buyer or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of or default under (with or without notice or lapse of time, or both), result in the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Buyer or any of the Subsidiaries of the Buyer under, any Contract to which the Buyer or any of the Subsidiaries of the Buyer is a party, or by which they or any of their respective properties or assets is bound, except, in the case of the foregoing clause (ii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) No Consents of, notifications to or filings or registrations with, any Governmental Entities are required to be obtained or made by or on behalf of the Buyer or any of its Subsidiaries in connection with the execution, delivery or performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby, except for (i) any notices required to be filed under the HSR Act and the expiration or termination of any applicable waiting periods thereunder and (ii) any such Consent, notification, filing or registration the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.4 Ownership of Shares. As of the date of this Agreement, neither the Buyer nor any of its controlled Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any shares of Company Common Stock or any securities that are convertible into or exchangeable or exercisable for shares of Company Common Stock, or holds any rights to acquire (other than pursuant to this Agreement) or vote any shares of Company Common Stock. As of the date of this Agreement, none of the Buyer or any of its “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

4.5 Broker’s Fees. Except for Wells Fargo Securities, LLC, none of the Buyer or any Subsidiary of the Buyer or any of their respective officers or directors has employed any broker, investment banker, financial advisor or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

4.6 Buyer Information. The information relating to the Buyer and any Subsidiaries of the Buyer provided to the Company by the Buyer for inclusion in the Proxy Statement will not, at the time of the filing and mailing of the Proxy Statement and at the time of the Company Stockholders Meeting, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading.

4.7 Investment Status. As of the Closing, Buyer shall be a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Buyer is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act. The Buyer is acquiring the Purchased Assets for its own account and not for the account of any other Person.

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4.8 Certain Arrangements. There are no Contracts, whether written or oral, between the Buyer or any of its Subsidiaries or controlled Affiliates, on the one hand, and any beneficial owner of more than five percent (5%) of the outstanding shares of Company Common Stock, any member of the Company’s management or any member of the Company’s board of directors, on the other hand, relating to the Company, the transactions contemplated by this Agreement or the Purchased Assets, Assumed Liabilities or operations or business of the Company following the Closing.

4.9 Financing.

(a) The Buyer has delivered or made available to the Company true, complete and correct copies of (i) executed debt commitment letters from each of Wells Fargo Bank, N.A. and CDPQ Fixed Income V Inc. (the “Lenders”), including all exhibits, schedules, annexes and amendments thereto, and each fee letter associated therewith (each of which fee letters may be redacted with respect to any fees and other economics and otherwise customarily redacted provided that no provisions that, or that would reasonably be expected to, adversely affect the availability of or impose additional conditions on, the availability of the Debt Financing may be redacted) (as each may be amended, modified, supplemented, replaced or extended from time to time in accordance with Section 5.12, collectively, the “Debt Commitment Letters”) providing the terms and conditions on which the Lenders have committed to provide to the Buyer debt financing in the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement (the “Debt Financing”), (ii) an executed equity commitment letter (the “Fund Commitment Letter”) from GSO Diamond Portfolio Fund LP (the “Fund”), pursuant to which the Fund has committed to provide to the Buyer, in the form of equity financing, the cash amount set forth in the Fund Commitment Letter, subject to only the terms and conditions therein (the “Fund Equity Financing”), (iii) executed subscription agreements, and all exhibits, schedules and annexes thereto (the “Subscription Agreements”) from each of the limited partners of the Fund, and in the case of feeder funds, the limited partners therein (the “Equity Investors”) pursuant to which each Equity Investor has committed to provide to the Fund (or feeder fund, as applicable), in the form of equity financing, the cash amount set forth in its Subscription Agreement, subject to only the terms and conditions therein (together with Fund Equity Financing, the “Equity Financing” and together with the Debt Financing, the “Financing”), and (iv) an assignment from the general partner of the Fund (and any feeder fund thereof) to the Company of the right to cause each Equity Investor to provide to the Fund (or any feeder fund thereof), in the form of equity financing, the cash amount contemplated by such assignment, subject to only the terms and conditions therein (the “Draw-Down Rights Assignment Agreement” and, together with the Fund Commitment Letter and the Subscription Agreements, as each may be amended, modified, supplemented, replaced or extended from time to time in accordance with Section 5.12, the “Equity Commitment Letters” and together with the Debt Commitment Letters, the “Commitment Letters”). As of the date hereof, except for the Commitment Letters and as expressly set forth in the Commitment Letters, there are no side letters or Contracts, understandings or arrangements to which the Buyer or the Fund (or any feeder fund thereof), on the one hand, and the Equity Investors or any of their respective Affiliates, on the other hand, is party relating to the Financing that would adversely affect the availability of all or any portion of the Financing.

(b) (i) As of the date hereof, the Commitment Letters are in full force and effect and are the legal, valid, binding and enforceable obligations of the Buyer and the Fund, as applicable, and, to the knowledge of the Buyer, each of the Lenders and Equity Investors party thereto, in each case, subject to the Enforceability Exceptions; (ii) as of the date hereof, the Commitment Letters have not been amended or modified in any respect and no such amendment or modification is contemplated or pending by Buyer (or, to the knowledge of Buyer, the other parties thereto) as of the date hereof (other than

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amendments or modifications to the Debt Commitment Letters solely to add additional lenders, lead arrangers, bookrunners, syndication agents and similar entities); and (iii) as of the date hereof, the commitments contained in the Commitment Letters have not been withdrawn, terminated, reduced or rescinded in any respect. The Buyer or the Fund has paid in full any and all fees (including commitment fees and other fees) required to be paid under the Commitment Letters on or prior to the date hereof.

(c) There are no conditions precedent or other contingencies (including pursuant to any “flex” provisions in the Debt Commitment Letters or otherwise) related to the funding of the full amount (or any portion) of the Debt Financing and the Equity Financing, except as expressly set forth in the Debt Commitment Letters and the Equity Commitment Letters, respectively. As of the date of this Agreement, no event has occurred or circumstance exists which (with or without notice, lapse of time or both) would reasonably be expected to (i) constitute a breach or default on the part of Buyer or the Fund (or, to the knowledge of Buyer, any Lender, Equity Investor or other party to a Commitment Letter) under any of the Commitment Letters, (ii) constitute a failure to satisfy a condition precedent by Buyer or the Fund under any of the Commitment Letters or (iii) result in all or any portion of the Debt Financing or the Equity Financing not being available by the Closing, in each case assuming the accuracy of the representations and warranties in Article III, compliance by the Company with its covenants in this Agreement and the satisfaction of the conditions set forth in Section 6.1 and Section 6.2.

(d) Assuming (i) the Financing is funded in accordance with the Commitment Letters, (ii) the accuracy of the representations and warranties set forth in Article III and (iii) the compliance and performance by the Company of its covenants and agreements set forth in this Agreement, the aggregate net proceeds of the Debt Financing and the Equity Financing will be sufficient to enable the Buyer to pay in full the Purchase Price and pay all fees and expenses required to be paid by Buyer pursuant to this Agreement (the amount so required to make such payments, the “Required Amount”).

(e) In no event shall the receipt or availability of any funds or financing (including the Equity Financing or the Debt Financing) by or to the Buyer or the Fund or any other financing transaction be a condition to the obligations of the Buyer hereunder to consummate the Closing.

4.10 Limited Guaranty. Concurrently with the execution of this Agreement, the Company and the Guarantor have entered into a limited guarantee (the “Limited Guaranty”) in favor of the Company pursuant to which the Guarantor guarantees certain payment obligations of the Buyer under this Agreement, including its obligations with respect to the Buyer Termination Fee and all reimbursement and indemnification payments owed under Section 5.13(b). As of the date hereof, the Limited Guaranty is in full force and effect and is a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms (subject to the Enforceability Exceptions). As of the date hereof, there has been no default under the Limited Guaranty by the Guarantor, and no event has occurred that, with or without notice, lapse of time or both, would constitute a default thereunder by the Guarantor.

4.11 Absence of Buyer Material Adverse Effect. Since the date of this Agreement, no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.12 No Other Representations.

(a) The Buyer acknowledges and agrees that it (i) has had an opportunity to discuss the Purchased Assets and Assumed Liabilities with the management of the Company, (ii) has had reasonable access to (x) the books and records of the Company and its Subsidiaries relating to the

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Purchased Assets and Assumed Liabilities and (y) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (iii) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (iv) has conducted its own independent investigation of the Purchased Assets and Assumed Liabilities and the transactions contemplated hereby.

(b) The Buyer acknowledges and agrees that: (i) except for the representations and warranties of the Company contained in Article III or in any certificate delivered by the Company at the Closing pursuant to Section 6.2(d) or any agreement or document delivered pursuant to Article II, neither the Company nor any Representative of the Company has made any express or implied representation or warranty of any kind or nature with respect to (x) Purchased Assets, Assumed Liabilities or the condition, value or quality of the Purchased Assets, (y) any opinion, information, projection, forecast or advice regarding future performance, collectability or value of the Purchased Assets or Assumed Liabilities or (z) any materials, presentations, statements or information made, communicated, or furnished (orally or in writing) to the Buyer or its Affiliates or representatives (including any due diligence information, data room materials or any opinion, information, projection, forecast or advice that may have been or may be provided to the Buyer or its Affiliates), (ii) neither the Company nor any Representative of the Company shall have, or be subject to, any liability resulting from any materials, presentations, statements or information made, communicated, or furnished (orally or in writing) to the Buyer or its controlled Affiliates or representatives (including due diligence information, data room materials or any opinion, information, projection, forecast or advice that may have been or may be provided to the Buyer or its affiliates) and (iii) Buyer has not relied on any express or implied representation or warranty of any kind or nature, other than the representations and warranties of the Company expressly contained in Article III of this Agreement, in any certificate delivered Company at the Closing pursuant to Section 6.2(d) or any agreement or document delivered pursuant to Article II, and that all other representations and warranties are specifically disclaimed.

ARTICLE V.

COVENANTS

5.1 Conduct of Business Prior to the Closing. Except as (i) expressly contemplated or permitted by this Agreement or the Merger Agreement, (ii) consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or (iii) required by applicable Law or required by the Company and its Subsidiaries pursuant to their obligations under any applicable CLO Management Contract, during the period from the date of this Agreement to the Closing, the Company shall, and shall cause each of its Subsidiaries to, (w) conduct its business with respect to the Purchased Assets and Assumed Liabilities in the ordinary course consistent with past practice, (x) use reasonable best efforts to preserve and maintain intact the Purchased Assets, (y) hold the net proceeds (after repayment of indebtedness) from the sale of any Purchased Assets in cash or reinvest such proceeds only in loan assets, securities and other investments of the type set forth on Schedule A of the Company Disclosure Letter and (z) not, and not permit any of its Subsidiaries to:

(a) purchase, originate or otherwise acquire any loans that would be included in the Purchased Assets unless such loan (i) is purchased, originated or otherwise acquired in the ordinary course of business or in conformity with the Company’s existing policies and guidelines (subject to waivers or modifications thereto consistent with past practice), (ii) would constitute an “Eligible Loan” as defined in the Debt Commitment Letters and Wells Fargo Bank, N.A. (as administrative agent under the “Facility” contemplated under the Debt Commitment Letter) has (A) agreed that the loan would be approved for the Facility and is otherwise an “Eligible Loan” and (B) agreed to assign an “Assigned Value” to such loan of not less than the related Minimum Assigned Value for such loan; (iii) after giving effect to the purchase, origination or other acquisition thereof, the aggregate principal balance of the Class

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A Loans and Class B Loans that could be drawn under the Facility (as defined in the Debt Commitment Letter) without resulting in a Class A Borrowing Base Deficiency or a Class B Borrowing Base Deficiency (as defined in the Commitment Letter) would not be less than $1,601,010,000, in any case, as determined by the Buyer in its commercially reasonable discretion following good faith consultation with the Company (taking into account any cash constituting Purchased Assets that would be deposited into the “Principal Collection Account” for the Facility at Closing); (iv) has a purchase price between ninety-eight percent (98%) and par (or, in the case of any New Loans, originated by the Company or any Subsidiary thereof, original issue discount of not more than two percent (2%)); and (v) accrues interest at a floating current cash interest rate (i.e. not including any interest which may be paid-in-kind) of not less than LIBOR (or the equivalent thereof as defined in the applicable Definitive Agreement) plus 4.00% per annum

(b) make any changes in its policies and practices with respect to underwriting, originating, acquiring or servicing, or buying or selling rights to service, Purchased Assets, except as may be required by any Governmental Entity or the terms of any servicing, management or advisory agreement with respect to the Purchased Assets;

(c) impose or allow to be imposed any Lien on any of the Purchased Assets, other than Permitted Liens or Liens that will be released at Closing;

(d) sell any Purchased Asset to any Person that is not the Company or any Subsidiary of the Company (other than any Non-Call Period Subsidiary), except (i) in the ordinary course of business, (ii) as required by any Contract, and (iii) sales of Purchased Assets “held for sale”;

(e) make any Tax election or otherwise take any action that would change the U.S. federal income tax classification of any Applicable Entity;

(f) consent or otherwise agree to any Specified Matter in respect of any Purchased Asset unless such consent or agreement is made following the Company consulting with Buyer regarding such consent or agreement;

(g) amend or otherwise modify any Purchased Investment if such amendment or other modification would result in a “Value Adjustment Event” (as defined in the term sheet attached to the Debt Commitment Letter) unless the “Administrative Agent” confirms in writing to the Buyer that such Value Adjustment Event will not result in the Assigned Value (if any) of such Purchased Investment being reduced on the Business Day following the Closing Date;

(h) amend or otherwise modify any Purchased Investment if such amendment or other modification would result in such Purchased Investment ceasing to be an “Eligible Loan” (as defined the Debt Commitment Letter) unless the “Administrative Agent” confirms in writing to the Buyer that such amendment or other modification will not cause such Purchased Investment to cease to be an Eligible Loan;

(i) otherwise release, compromise or waive any material claim or right that is part of the Purchased Assets, except in the ordinary course of business or as required by the terms of any servicing, management or advisory agreement with respect to the Purchased Assets;

(j) purchase any loan or other investment that would be included in the Purchased Asset from any Specified Managed Vehicle;

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(k) increase any delayed draw term loan commitment, incremental facility, any revolving loan commitment, any letter of credit subfacility, any swing-line subfacility and/or any other “fronting” subfacility in which the Company or any Subsidiary is a risk-participating lender in connection with any asset that would be a Purchased Investment if such increase would result in the Committed Funding Amount being in excess of $300,000,000;

(l) purchase, originate, otherwise acquire or enter into any new loan commitment (including any delayed draw term loan commitment), commitment under any incremental facility, any revolving loan commitment, any letter of credit subfacility, any swing-line subfacility and/or any other “fronting” subfacility in which the Company or any Subsidiary is a risk-participating lender if doing so would result in the Committed Funding Amount being in excess of $300,000,000;

(m) sell, transfer or otherwise dispose of (i) any assets that would be included in the Purchased Investments if the Closing were deemed to occur at the time of such sale, transfer or other disposition to any Person (other than to the Company or any Subsidiary of the Company that is not a Non-Call Period Subsidiary) for an aggregate amount less than the aggregate Reserve Price for such assets or (ii) directly or indirectly, the Owned Real Property for less than $10,000,000 of net proceeds or with any ongoing obligations or liabilities of the Company;

(n) purchase or otherwise acquire any collateralized loan obligation securities;

(o) purchase or otherwise acquire any other security or investment that would be included in the Purchased Assets unless it is purchased or otherwise acquired in the ordinary course of business or in conformity with the Company’s existing policies and guidelines (subject to waivers or modifications thereto consistent with past practice); or

(p) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.1.

Nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.2 Regulatory Matters.

(a) The Company and the Buyer agree to make (or cause to be made, and if necessary cause their respective Affiliates to make) an appropriate filing of a Notification and Report Form pursuant to the HSR Act within ten (10) Business Days following the date hereof.

(b) Subject to the terms and conditions of this Agreement, each of the Buyer and the Company shall use their commercially reasonable efforts to (i) consummate the transactions contemplated hereby and to cause the conditions set forth in Article VI to be satisfied as promptly as practicable (and in any event prior to the End Date); (ii) prepare as promptly as practicable all necessary applications, notices, filings, requests and other documents that are required to be made to or filed with any Governmental Entities by such party (and cooperate with the other party with respect to any applications, notices, filings, requests and other documents that are required to be made or filed with any Governmental Entities by the other party) in connection with the transactions contemplated by this Agreement; (iii) obtain (or make, as applicable) as promptly as practicable all Consents from, notifications to or filings or registrations with, any Governmental Entities or other Persons which are required to be obtained in connection with the transactions contemplated by this Agreement or the failure to obtain would result in a

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breach or violation of the term of the applicable Contract; (iv) defend all lawsuits or other Actions to which it or its Subsidiaries is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable Order with respect to each such lawsuit or other Action; (v) have lifted or rescinded any injunction or restraining Order which may adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable Order with respect thereto and (vi) resolve any objection or assertion by any Governmental Entity challenging this Agreement or the transactions contemplated hereby.

(c) Subject to the other provisions of this Agreement, each of the Company, on the one hand, and the Buyer, on the other hand, shall (i) to the extent permitted by applicable Law, promptly inform the other party in writing of any substantive communication (oral and written) received by such party from, or given by such party to, any Governmental Entity in connection with the transactions contemplated by this Agreement; (ii) consult with the other parties (subject to applicable Law relating to the exchange of information) in connection with any applications, notices, filings or requests made (or any consents, approvals or clearances sought to be obtained) in connection with the transactions contemplated by this Agreement (including providing the other parties with copies of any such applications, notices, filings or requests to be made in advance of the filing or provision thereof and providing such other party with a reasonable period to review and comment on any such applications, notices, filings or requests); (iii) use commercially reasonable efforts to furnish to the other party and, upon request, to any Governmental Entities such information and assistance as may be reasonably requested in connection with the foregoing, including by responding promptly to and using reasonable best efforts to comply fully with any request for additional information or documents under any applicable Law; and (iv) not independently participate in any meeting (including telephonic meetings) with any Governmental Entity in connection with the foregoing without giving the other party sufficient prior notice of the meeting (including telephonic meetings) and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate in such meeting (including telephonic meetings).

(d) Notwithstanding anything in this Section 5.2 to the contrary, materials provided by or on behalf of the Buyer to the Company or its counsel or the Company to the Buyer or its counsel may be redacted to the extent necessary (i) to remove references concerning the Buyer’s or the Company’s valuation analyses with respect to the Company, the Purchased Assets or the Assumed Liabilities, (ii) as necessary to comply with Contracts in effect on the date hereof, (iii) to address reasonable concerns regarding attorney-client privilege or (iv) to remove personal, proprietary and other confidential business information.

5.3 Access to Information; Delivery of Definitive Agreements.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the Buyer and its Representatives reasonable access during normal business hours to its properties, books, and records, and to its Representatives, and shall make available to the Buyer and its Representatives, all other data, information, agreements and documents concerning the Purchased Assets and Assumed Liabilities as the Buyer or its Representatives may reasonably request in connection with the consummation of the transactions contemplated by this Agreement, in each case in a manner not unreasonably disruptive to the operation of the business of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information to the extent that, in the Company’s reasonable and good faith judgment based on the advice of counsel, such access or disclosure (i) would violate any confidentiality agreements with a third party in effect on the date hereof, (ii) is with respect to information that is subject to attorney-client privilege or (iii) would violate any Law applicable

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to the Company or its Subsidiaries; provided that, in each of clauses (i), (ii) and (iii), the parties shall collaborate in good faith to make alternative arrangements to allow for such access or disclosure in a manner that does not result in the events set out in clauses (i), (ii) or (iii) above.

(b) All information and materials furnished pursuant to this Agreement in confidence shall be subject to the provisions of the Confidentiality Agreement, dated August 8, 2017, between the Parent, GSO Capital Partners LP and the Company (the “Confidentiality Agreement”).

(c) Prior to Closing the Company shall use its reasonable best efforts to deliver to Buyer true, accurate and complete copies of all of the Definitive Agreements.

5.4 Stockholders Meeting.

(a) The Company, acting through its Board of Directors (or a committee thereof), shall take all action required under the DGCL, the certificate of incorporation and bylaws of the Company and the applicable requirements of NASDAQ, and otherwise by applicable Law, necessary to promptly and duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable (but no later than 40 days) following the Proxy Clearance Date, for the purpose of approving and adopting the Merger Agreement and approving the transactions contemplated by this Agreement (including any adjournment or postponement thereof, the “Company Stockholders Meeting”). The Company shall not submit to the vote of its stockholders any Acquisition Proposal prior to the termination of this Agreement in accordance with Article VII.

(b) The Company shall not change the date of, postpone or adjourn the Company Stockholders Meeting without the prior written consent of Buyer. Notwithstanding the immediately preceding sentence or Section 5.4(a), (i) the Company may postpone or adjourn the Company Stockholders Meeting to the extent required by Law or the SEC, including to the extent that such postponement or adjournment is necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholders Meeting as required by applicable Law or the SEC and (ii) the Company may postpone or adjourn the Company Stockholders Meeting (and the Company shall postpone or adjourn the Company Stockholders Meeting (but in no event for more than thirty (30) days in the aggregate) if requested by Buyer): (x) to allow additional time to solicit additional proxies to the extent the Company (or Buyer, as the case may be) reasonably believes necessary in order to obtain the Requisite Company Stockholder Approval or (y) to allow additional time to solicit additional proxies if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock present (either in person or by proxy) at the meeting to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting; provided, in the case of the foregoing clause (ii), the Company shall, and shall cause its proxy solicitor to, use reasonable best efforts to solicit such additional proxies (or presence in person of the Company’s stockholders) as expeditiously as reasonably possible, it being understood that time shall be of the essence; provided, further, that, in the case of each of the foregoing clauses (i) and (ii), the Company shall consult with Buyer prior to making such adjournment or postponement and shall make such adjournment or postponement for the minimum amount of time that may be reasonably required, as determined by the Company in good faith after consultation with Buyer.

(c) Except to the extent there has been a Change in Company Recommendation in accordance with Section 5.5, the Company, acting through its Board of Directors (or a committee thereof), shall include the Company Recommendation in the Proxy Statement and use its reasonable best

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efforts to obtain the Requisite Company Stockholder Approval and to keep Buyer reasonably informed on the status of such efforts. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Stockholders Meeting if this Agreement is terminated prior thereto.

(d) In connection with the Company Stockholders Meeting, (i) the Company shall, as promptly as reasonably practicable following execution of this Agreement and in any event within thirty (30) days of the date of this Agreement, prepare and file with the SEC the preliminary Proxy Statement, (ii) the Company shall mail the definitive Proxy Statement to the stockholders of the Company as promptly as reasonably practicable after the Proxy Clearance Date, and (iii) the Company shall as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to the Proxy Statement that the Company has reasonably determined, after consultation with outside counsel, is required by applicable Law. The Company and its Affiliates shall, on the one hand, and the Buyer shall, and shall cause its Affiliates (excluding individual business units of The Blackstone Group L.P. outside of the credit-focused business) to, on the other hand, make any other filings with the SEC as may be required in connection with the transactions contemplated by this Agreement. The Company and Buyer shall each use its respective reasonable best efforts to (A) respond as promptly as reasonably practicable to any comments received from the SEC with respect to the foregoing and will provide copies of such comments to the other party promptly and in any event within twenty-four (24) hours following receipt thereof, and (B) as promptly as reasonably practicable prepare and file any response, amendments or supplements necessary to be filed in response to any SEC comments or as required by Law; provided that each party shall provide the other party a reasonable opportunity to review and comment on any such response, amendment or supplement, which comments shall be considered in good faith. The Company, on the one hand, and the Buyer, on the other hand, shall cooperate with the other in connection with the foregoing, including the preparation and filing of the filings described above and responding to the SEC with respect to all comments received in connection therewith from the SEC, including furnishing the other party, as promptly as reasonably practicable, with all information concerning themselves, their Subsidiaries and Affiliates (excluding, the case of Buyer, individual business units of The Blackstone Group L.P. outside of the credit-focused business) and its and their respective directors, officers and stockholders and such other matters as may be required to be included in the Proxy Statement or other filings with the SEC as described above. Each of the Company and the Buyer further agrees that, if it becomes aware prior to the Closing of any information relating to it, its Subsidiaries or Affiliates (excluding, the case of Buyer, individual business units of The Blackstone Group L.P. outside of the credit-focused business) or its and their respective officers, directors or stockholders, that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement, including, if applicable, promptly filing with the SEC an appropriate amendment or supplement describing such information, and, to the extent required by applicable Law, disseminating such amendment or supplement to the stockholders of the Company.

5.5 Go Shop and Non-Solicitation.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (New York time) on the thirty-first (31st) day after the date of this Agreement (the “No-Shop Period Start Date”), the Company, its Subsidiaries and their respective affiliates, directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to (i) initiate, solicit, facilitate and encourage any inquiry or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) provide information (including non-public

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information) regarding, and afford access to the business, properties, assets, books, records and personnel of, the Company, its Subsidiaries and its affiliates to any Persons (and their Representatives, including potential financing sources) relating to a potential Acquisition Proposal; provided that (x) prior to receiving any non-public information or access any such Person must be party to an Acceptable Confidentiality Agreement and (y) the Company shall provide to the Buyer any such non-public information that is provided to any such Person that was not previously made available to the Buyer prior to or substantially concurrently with the time it is provided to such Person and (iii) engage in, enter into or otherwise participate in any discussions or negotiations with any Persons that are party to an Acceptable Confidentiality Agreement (and their respective Representatives, including potential financing sources) with respect to any Acquisition Proposals (or inquiries, proposals or offers or other efforts that constitute, or could reasonably be expected to lead to, an Acquisition Proposal) and cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals. The Company may grant a waiver, amendment or release under any pre-existing standstill or similar provision to the extent necessary to allow for a confidential Acquisition Proposal or amendment to a confidential Acquisition Proposal to be made to the Company or the Board of Directors of the Company.

(b) No later than two (2) Business Days after the No-Shop Period Start Date, the Company shall notify the Buyer in writing of the identity of each Excluded Party from whom the Company received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, which notices shall include copies of drafts of proposed agreements, term sheets or letters of intent related thereto provided to the Company or any of its Representatives (and, in the case of any Excluded Party, a summary of all Acquisition Proposals by such Excluded Party that were not made in writing). On the No-Shop Period Start Date, the Company shall terminate all access of any Person (other than the parties to this Agreement and the Asset Purchase Agreement and their respective Representatives and the Excluded Parties and their respective Representatives) to any electronic data room maintained by, or on behalf of, the Company with respect to the transactions contemplated by this Agreement and request each Person (other than the parties to this Agreement and the Merger Agreement and their respective Representatives and the Excluded Parties and their respective Representatives) that has executed an Acceptable Confidentiality Agreement after the date of this Agreement and prior to the No-Shop Period Start Date in connection with its consideration of acquiring the Company to promptly return or destroy all non-public information furnished to such Person by or on behalf of the Company.

(c) Except as expressly permitted by Section 5.5(a), from the date of this Agreement until the Closing or, if earlier, the termination of this Agreement in accordance with Section 7.1, the Company and its Subsidiaries shall not, and the Company shall cause its (and its Subsidiaries’) Representatives not to: (i) initiate, solicit or knowingly facilitate or knowingly encourage any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, continue, or otherwise have or engage in any negotiations or discussions concerning any Acquisition Proposal or any such inquiry, proposal or offer, (iii) provide access to its properties, books, records or personnel or any non-public information to, any Person relating to an Acquisition Proposal or any such inquiry, proposal or offer or (iv) waive the applicability of any Takeover Statutes in respect of any Person (other than the parties and their Affiliates). In addition, the Company shall not, and shall cause it Subsidiaries and its and their respective Representatives not to, (A) reimburse or agree to reimburse any Person making any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal for any of their expenses in connection with such Acquisition Proposal, inquiry or offer or (B) execute or enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other similar definitive agreement with respect to an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement as provided in this Section 5.5) or any agreement that requires the Company to abandon or terminate or fail to consummate the Closing or the transactions contemplated by the Merger Agreement.

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(d) Beginning on the No-Shop Period Start Date, the Company shall promptly (and in any event within two (2) calendar days) notify Buyer (i) of the receipt of any Acquisition Proposal (or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal) that is received on or after the No-Shop Period Start Date, which notice shall include the identity of the Person(s) making, and a summary of the material terms of, such Acquisition Proposal (or such inquiry, proposal or offer) and copies of drafts of proposed agreements, term sheets or letters of intent related thereto provided to the Company or any of its Representatives and (ii) of any written change to the financial or other material terms and conditions of any such Acquisition Proposal (or such inquiry, proposal or offer) described in clause (i) above (including, for the avoidance of doubt, any Acquisition Proposal involving an Excluded Party), including revised copies of drafts of proposed agreements, term sheets or letters of intent related thereto provided to the Company or any of its Representatives. The Company shall keep Buyer reasonably informed on a prompt basis of the status of any Acquisition Proposal.

(e) Notwithstanding anything to the contrary in this Section 5.5, beginning on the No-Shop Period Start Date and prior to obtaining the Requisite Company Stockholder Approval, if the Company or any of its Representatives receives a bona fide written Acquisition Proposal that was not solicited in breach of this Section 5.5, including from an Excluded Party (whether prior to, on or after the No-Shop Period Start Date), and the Board of Directors shall have determined in good faith (i) after consultation with its outside counsel and financial advisor that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (ii) after consultation with its outside counsel that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, then the Company and its Representatives may, prior to receipt of the Requisite Company Stockholder Approval, (x) engage in, enter into or otherwise participate in any discussions or negotiations with such Person who has made such Acquisition Proposal (and its Representatives) and (y) provide information (including non-public information) regarding, and afford access to the business, properties, assets, books, records and personnel of, the Company, its Subsidiaries and its affiliates to such Person who has made such Acquisition Proposal (and its Representatives); provided that (A) prior to engaging in any discussions or negotiations or providing any non-public information or access the Company must enter into an Acceptable Confidentiality Agreement with such Person and (B) the Company shall provide to Buyer any such non-public information that is provided to any such Person that was not previously made available to Buyer prior to or substantially concurrently with the time it is provided to such Person.

(f) Except as expressly permitted by the other provisions of this Section 5.5, from the date of this Agreement until the Closing or, if earlier, the termination of this Agreement in accordance with Section 7.1, the Board of Directors of the Company shall not (i) withhold, withdraw, amend, qualify or modify (or publicly propose to withhold, withdraw, amend, qualify or modify ), in a manner adverse to the Buyer, the Company Recommendation, (ii) adopt, authorize, approve, accept, endorse, declare advisable or recommend (or publicly propose to adopt, authorize, approve, accept, endorse, declare advisable or recommend) any Acquisition Proposal or submit to a vote of the Company stockholders any Acquisition Proposal, (iii) fail to reaffirm its recommendation of the Company Recommendation following the public announcement of an Acquisition Proposal within five (5) Business Days after Buyer so requests (or if the Company Stockholders Meeting is to occur earlier than the end of such five (5) Business Day period, at least one (1) Business Day prior to the Company Stockholders Meeting); provided that Buyer may only make two such requests with respect to any Acquisition Proposal, (iv) fail to recommend against any tender or exchange offer subject to Regulation 14D under the Exchange Act that constitutes an Acquisition Proposal within ten (10) Business Days of the commencement (as such

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term is defined in Rule 14d-2 of the Exchange Act) thereof (or if the Company Stockholders Meeting is to occur earlier than the end of such ten (10) Business Day period, at least one (1) Business Day prior to the Company Stockholders Meeting) or (v) fail to include the Company Recommendation in the Proxy Statement (any of the foregoing in clauses (i), (ii), (iii), (iv) or (v) a “Change in Company Recommendation”).

(g) Notwithstanding anything in this Section 5.5 to the contrary, at any time prior to obtaining the Requisite Company Stockholder Approval, the Company may terminate this Agreement in accordance with Section 7.1(g) to enter into a definitive agreement with respect to a Superior Proposal (and/or the Board of Directors of the Company may make a Change in Company Recommendation with respect to a Superior Proposal) if and only if:

(i) the Company has received a bona fide written Acquisition Proposal (including an Acquisition Proposal from an Excluded Party) that was not solicited in breach of this Section 5.5 that the Company’s Board of Directors has determined in good faith (after consultation with its financial advisor and outside counsel) constitutes a Superior Proposal and the Company has materially complied with the other provisions of this Section 5.5 with respect to such Acquisition Proposal;

(ii) the Company’s Board of Directors has determined in good faith that the failure to so terminate this Agreement in accordance with Section 7.1(g) and/or make such Change in Company Recommendation would be inconsistent with its fiduciary duties under applicable Law;

(iii) the Company delivers to the Buyer and Parent a written notice (a “Superior Proposal Notice”) advising the Buyer and Parent that the Company’s Board of Directors proposes to take such action and containing a copy of the proposed agreement in respect of the Superior Proposal that is the basis of the proposed action of the Board of Directors of the Company, including the identity of the party making such Superior Proposal;

(iv) until 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which the Company delivered the Superior Proposal Notice (the “Notice Period”), if requested by the Buyer and Parent, the Company will, and will cause its Representatives to, engage in good faith negotiations with the Buyer, Parent and their respective Representatives to make such adjustments in the terms and conditions of this Agreement and the Merger Agreement and related agreements so that such Acquisition Proposal would cease to constitute a Superior Proposal (it being understood that any revision or amendment to the financial terms or other material terms and conditions of such Superior Proposal shall be deemed to constitute a new Superior Proposal and shall require a new Superior Proposal Notice, except that the Notice Period with respect to such Superior Proposal will become three (3) Business Days instead of five (5) Business Days); and

(v) following the end of the Notice Period(s) referred to above, the Board of Directors of the Company determines in good faith (a) after consultation with its outside counsel and financial advisor, and taking into account any modifications to this Agreement and the Merger Agreement proposed by the Buyer and Parent prior to such time, that such Acquisition Proposal continues to constitute a Superior Proposal and (b) after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

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(h) Notwithstanding anything in this Section 5.5 to the contrary, at any time prior to obtaining the Requisite Company Stockholder Approval, the Company or its Board of Directors may make a Change in Company Recommendation other than in response to or in respect of an Acquisition Proposal or a Superior Proposal if and only if:

(i) the Company’s Board of Directors determines in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law as a result of any event, fact, circumstances, development or occurrence relating to or affecting the Company or its Subsidiaries, including the business, operations, assets or liabilities of the Company or its Subsidiaries, and which was not known by or reasonably foreseeable to the Company’s Board of Directors (or a committee thereof) as of the date of this Agreement (an “Intervening Event”); provided, however, that in no event shall any action taken by the Company in order to comply with the covenants set forth in this Agreement or the Merger Agreement, and the consequences of any such action, constitute an Intervening Event;

(ii) the Company delivers to the Buyer and Parent a written notice (an “Intervening Event Notice”) advising the Buyer and Parent that the Company’s Board of Directors proposes to take such action and specifying the reasons therefor, which notice shall include a description of the applicable Intervening Event;

(iii) until 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which the Company delivered the Intervening Event Notice, if requested by the Buyer and Parent, the Company will, and will cause its Representatives to, engage in good faith negotiations with the Buyer and Parent and their respective Representatives to make such adjustments in the terms and conditions of this Agreement and the Merger Agreement so that the need for making such Change in Company Recommendation would be obviated; and

(iv) following such time referred to in clause (iii) above, the Board of Directors of the Company determines in good faith (after consultation with its outside counsel, and taking into account any modifications to this Agreement and the Merger Agreement proposed by the Buyer and Parent prior to such time) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

In the event that the Company delivers Buyer a Superior Proposal Notice or Intervening Event Notice, the Company shall have been deemed to have automatically waived any standstill to which Buyer or any of its Affiliates is a party solely for the limited purpose of permitting Buyer to negotiate with the Company in accordance with clause (g) or (h) above, as applicable.

(i) Nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), (ii) making a customary “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company) or (iii) making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal; provided, that in each case of (i), (ii) and (iii), the Company expressly publicly reaffirms the Company Recommendation in such disclosure and does not include any statement that itself would be a Change in Company Recommendation.

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(j) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than a joint offer from the Buyer, Parent and Merger Sub) with respect to (x) the acquisition in any manner, directly or indirectly (including by way of tender offer or exchange offer, merger, consolidation, sale of equity interests, share exchange, business combination or otherwise) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the issued and outstanding shares of Company Common Stock (or of securities representing twenty percent (20%) or more of the total voting power of the Company) or (y) the acquisition (directly or indirectly and whether by transfer, merger, consolidation, equity investment or otherwise) of twenty percent (20%) or more of the consolidated assets (including stock of Company’s Subsidiaries) of the Company and its Subsidiaries.

(ii) “Excluded Party” means any Person from whom the Company or any of its Representatives has received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, which written Acquisition Proposal the Board of Directors of the Company has determined in good faith prior to the start of the No-Shop Period Start Date (after consultation with its outside counsel and its financial advisor) is or would reasonably be expected to lead to a Superior Proposal; provided, however, that a Person shall immediately cease to be an Excluded Party if (A) such Acquisition Proposal made by such Person prior to the start of the No-Shop Period Start Date is withdrawn (it being understood that any amendment, modification or replacement of such Acquisition Proposal Person shall not, in and of itself, be deemed a withdrawal of such Acquisition Proposal) or (B) such Acquisition Proposal, in the good faith determination of the Board of Directors of the Company (after consultation with its outside counsel and its financial advisor) such Acquisition Proposal, no longer would reasonably be expected to lead to a Superior Proposal.

(iii) “Superior Proposal” means a bona fide written Acquisition Proposal (except that, for the purpose of this definition of Superior Proposal, all references in the definition of Acquisition Proposal to “twenty percent (20%) or more” will be deemed to be references to “fifty percent (50%) or more”) which the Board of Directors of the Company concludes in good faith, after consultation with its financial advisor and outside counsel, is reasonably likely to be consummated and would result, if consummated, in a transaction that is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (after taking into account any changes to the terms of this Agreement irrevocably offered in writing by Parent and the Buyer in response to such Superior Proposal pursuant to, and in accordance with, Section 5.5(g)).

(k) From the date of this Agreement until the Closing, or until this Agreement is terminated in accordance with its terms, the Company shall not, and shall cause its Subsidiaries and its and their respective Representatives not to, and shall not assist or facilitate Parent or any of its Affiliates to, directly or indirectly, solicit or initiate discussions or engage in negotiations with, or provide information to, Parent with respect to any potential sale of or transaction involving the Company other than the transactions with Buyer contemplated by this Agreement and the Merger Agreement.

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5.6 Advice of Changes. The Buyer and the Company shall promptly advise the other party of any change or event of which it becomes aware which it believes would or would be reasonably likely to prevent the satisfaction of any condition to closing set forth in Article VI hereof; provided, however, that any noncompliance with this Section 5.6 shall not be taken into account in determining whether the condition set forth in Section 6.2(b) or Section 6.3(b) has been satisfied or give rise to any right of termination under Article VII.

5.7 Publicity. The Buyer and the Company shall consult with each other before issuing any press release with respect to this Agreement and shall not issue any such press release or make any such public statement (other than in the case of the Company, a Change in Company Recommendation and related public statements or any other statements contemplated by Section 5.5(i)) without the prior consent of the other party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may, upon the advice of outside counsel, be required by Law or the rules and regulations of any applicable securities exchange. The Buyer and the Company agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Merger Agreement shall be a joint press release in the form agreed to by the Company, the Buyer and Parent.

5.8 Transaction Litigation. In the event that any Transaction Litigation is brought, or threatened to be brought, against the Company or any members of its Board of Directors after the date of this Agreement and prior to the Closing, the Company shall promptly notify the Buyer in writing of any such Transaction Litigation and shall keep the Buyer reasonably informed with respect to the status thereof, including by promptly informing the Buyer of all proceedings and correspondence relating to such Transaction Litigation. The Company shall give the Buyer the opportunity to participate in the defense of any Transaction Litigation, including the right to review and comment on all material filings or responses to be made by the Company in connection therewith and the right to provide advice with respect to the Transaction Litigation as to which the Company shall give due consideration. The Company shall not settle or agree to settle any Transaction Litigation without the Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.9 Merger Agreement. The Company shall (i) use its reasonable best efforts to comply with the terms of the Merger Agreement, (ii) not amend, modify or supplement the Merger Agreement or consent to any amendment or modification of or supplement to the Merger Agreement or waive any of its rights thereunder and (iii) not terminate the Merger Agreement under the provisions requiring mutual consent of the Company and Parent. The Company shall keep the Buyer informed on a reasonably current basis of the status of the transactions contemplated by the Merger Agreement, including by (A) providing the Buyer a copy of all notices received by the Company from the Parent or Merger Sub or provided by the Company to the Parent or Merger Sub under the Merger Agreement and (B) notifying the Buyer as promptly as practicable (and in any event within one (1) Business Day) upon becoming aware of any event that has given rise to, or that would reasonably be expected to give rise to, a right of termination by either party under the Merger Agreement. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to any demands for appraisal, settle or compromise (or offer to settle or compromise) any such demands, approve any withdrawal of any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree to do any of the foregoing. For the avoidance of doubt, Buyer shall not be responsible for any actions or inactions of Parent, Merger Buyer or Merger Sub. Notwithstanding any term of the Merger Agreement, (a) if the Company or any of its Subsidiaries is permitted to take an action under the Merger Agreement but is prohibited from taking (or otherwise restricted in taking) such action under this Agreement, the Company shall not take such action (or shall otherwise comply with the restrictions in respect of such action) and (b) if the Company or any of its Subsidiaries is permitted not to take an action under the Merger Agreement but it is required to take such action under this Agreement, the Company shall (or shall cause its Subsidiary to) take such action.

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5.10 Collateralized Loan Obligations and Warehouse Facilities.

(a) Prior to the Closing, the Company shall take such actions as are reasonably necessary to ensure that (i) the 2015-1 LLC CLO Transaction and the NewStar 2015-2 LLC CLO Transaction will be redeemed effective upon the Closing (with all Liens (other than Permitted Liens) on the assets that had been owned by NewStar Commercial Loan Funding 2015-1 LLC or NewStar Commercial Loan Funding 2015-2 LLC, as applicable, released) and (ii) the Wells Fargo Warehouse Facility and the Citi Warehouse Facility will be repaid effective upon the Closing (with all Liens (other than Permitted Liens) on the assets that had been pledged to secure such facilities released). The Company shall arrange for customary (x) payoff letters to be provided under the Wells Fargo Warehouse Facility and the Citi Warehouse Facility providing for the payoff on the Closing Date of all then-outstanding indebtedness and commitments thereunder and the release of all Liens thereunder (the “Warehouse Payoff Letters”), and (y) satisfaction and discharge documentation in respect of the 2015-1 CLO Transaction and the 2015-2 CLO Transaction providing for the redemption on the Closing Date of the related notes and satisfaction and discharge of the related indenture and all other documentation on the Closing Date, including the release of all Liens thereunder, each in form and substance reasonably satisfactory to Buyer (the “2015-1 and 2015-2 Payoff Letters”).

(b) The Company shall use its reasonable best efforts to redeem the 2012-2 CLO Transaction prior to the Closing and, if such redemption does not occur prior to the Closing, the Company shall take such actions as are reasonably necessary to ensure that NewStar Commercial Loan Funding 2012-2 LLC sells to the Buyer or Designated Buyer Entity, at the Closing, the Purchased Assets held by the NewStar Commercial Loan Funding 2012-2 LLC, free and clear of all Liens (other than Permitted Liens). In connection therewith, the Company shall obtain (i) customary satisfaction and discharge documentation in respect of the 2012-1 LLC CLO Transaction evidencing the redemption of the related notes and satisfaction and discharge of the related indenture and all other documentation prior to the Closing Date, including the release of all Liens thereunder, or (ii) if the redemption of the 2012-2 CLO Transaction does not occur prior to the Closing, Lien release documentation with respect to the Purchased Assets, each in form and substance reasonably satisfactory to Buyer (in the case of clause (i) or clause (ii), the “2012-2 Payoff Letter”).

(c) Prior to the Closing, the Company shall take such actions as are reasonably necessary to ensure that NewStar Commercial Loan Funding 2014-1 LLC sells to the Buyer or a Designated Buyer Entity, at the Closing, the Purchased Assets held by the NewStar Commercial Loan Funding 2014-1 LLC, free and clear of all Liens (other than Permitted Liens). In connection therewith, the Company shall obtain lien release documentation with respect to the Purchased Assets, each in form and substance reasonably satisfactory to Buyer (the “2014-1 Payoff Letter”).

(d) The Company shall arrange for customary release of all liens on the Purchased Assets in or subject to any of the Repurchase Facilities as of the Closing Date (the “Repurchase Facility Release Letter” and, together with the 2014-1 Payoff Letter, the 2015-1 and 2015-2 Payoff Letters and the 2012-2 Payoff Letter, the “Payoff Letters”).

5.11 Redemption of Notes.

(a) At least sixty (60) days prior to the anticipated Closing Date, or such shorter period as agreed to by the trustee under the Senior Indenture, the Company shall notify the trustee under the Senior Indenture of the proposed redemption date and the principal amount of Senior Notes to be

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redeemed and such Senior Notes Redemption Notice shall otherwise comply with the terms of the redemption provisions of the Senior Notes and the Senior Indenture. At least thirty (30), but no more than sixty (60) days, prior to the proposed Closing Date, the Company shall prepare and deliver (or cause the trustee under the Senior Indenture to deliver) a conditional notice of optional redemption to the holders of the Senior Notes (a “Senior Notes Redemption Notice”) for all of the outstanding principal amount of the Senior Notes pursuant to the requisite provisions of the Senior Indenture governing the Senior Notes, conditioned on the occurrence of the Closing, and such Senior Notes Redemption Notice shall otherwise comply with the terms of the redemption provisions of the Senior Notes and the Senior Indenture. The Company shall provide Buyer with a reasonable opportunity to review and comment on drafts of the definitive documentation for any such redemption. The Company shall use its reasonable best efforts to cause the trustee under the Senior Indenture to give any such Senior Notes Redemption Notice to holders of the Senior Notes on the Company’s behalf, and shall timely provide the trustee with such officer’s certificates, legal opinions and other documentation reasonably requested by the trustee in connection therewith. On the Closing Date, following receipt of the Purchase Price from the Buyer, the Company shall deposit with the paying agent under the Senior Indenture cash or cash equivalents sufficient to effect such redemption as required pursuant to the term of the Senior Indenture.

(b) Not less than ten (10) Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver a conditional notice of optional redemption (a “Subordinated Notes Redemption Notice”) for all of the outstanding principal amount of the Subordinated Notes pursuant to the requisite provisions thereof, conditioned on the occurrence of the Closing, and such Subordinated Notes Redemption Notice shall otherwise comply with the terms of the redemption provisions of the Subordinated Notes. The Company shall provide Buyer with a reasonable opportunity to review and comment on drafts of the definitive documentation for any such redemption. On the Closing Date, following receipt of the Purchase Price from the Buyer, the Company shall redeem the Subordinated Notes from the holders thereof.

5.12 Debt and Equity Financing.

(a) The Buyer shall use its reasonable best efforts to consummate the Equity Financing and Debt Financing on a timely basis to facilitate the Closing when required by Section 2.1 on the terms and conditions described in the Equity Commitment Letters and the Debt Commitment Letters, including using reasonable best efforts to (i) maintain in effect the Commitment Letters, (ii) satisfy (or obtain waivers to satisfy) on, or prior to, the Closing Date, all conditions to funding in the Commitment Letters and such definitive agreements to be entered into pursuant thereto applicable to the Buyer that are within the Buyer’s control, (iii) negotiate definitive agreements with respect to the Debt Financing on terms and conditions described in the Debt Commitment Letter in all material respects and (iv) enforce its rights under the Commitment Letters, including (in the case of the Debt Commitment Letters, but not in the case of the Equity Commitment Letters), instituting lawsuits in order to enforce its rights under the Debt Commitment Letters; provided that, subject to the limitations set forth in Section 8.14, nothing in this Agreement shall limit or preclude the Company from instituting lawsuits against the Equity Investors (or the general partner of the Fund) pursuant to the Draw-Down Rights Assignment Agreement or against the Fund pursuant to the Fund Commitment Letter.

(b) In the event any portion of the Equity Financing or Debt Financing becomes unavailable on the terms and conditions contemplated in the applicable Commitment Letter: (x) the Buyer shall notify the Company as soon as reasonably practicable after becoming aware thereof (and in any event within two Business Days) and (y) the Buyer shall use its reasonable best efforts to arrange to obtain any such unavailable portion from alternative sources (the “Alternative Financing”) from alternative sources (such alternative sources for any Debt

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Financing, together with the Lenders and any permitted assignees thereof, the “Debt Financing Sources”), which (A) together with the funds under the remaining Commitment Letters would be in an amount sufficient for Buyer to obtain the Required Amount at Closing and consummate the transactions contemplated by this Agreement and on terms that are not materially less favorable, taken as a whole, to the Company than those in the applicable Commitment Letter (including flex provisions) as in effect on the date hereof, (B) would not impose new or additional conditions or otherwise expand any of the conditions to the provision of all or any portion of the Debt Financing or Equity Financing (in each case as compared to the Debt Commitment Letters or Equity Commitment Letters in effect as of the date of this Agreement), (C) would not reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement or the Merger Agreement and (D) would not adversely impact the ability of the Buyer, the Fund or the Company to enforce its rights (in the case of the Company, which may be the right to cause the Buyer or Fund to enforce its rights) against the parties to the commitments for such Alternative Financing (as compared to such rights against the Fund and Equity Investors under the Equity Commitment Letters (including the Draw-Down Rights Assignment Agreement) in effect as of the date of this Agreement or the Lenders under the Debt Commitment Letters in effect as of the date of this Agreement).

(c) The Buyer shall, upon request of the Company, keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the Debt Financing and Equity Financing (and any Alternative Financing). Without limiting the generality of the foregoing, the Buyer shall notify the Company as promptly as reasonably practicable (i) if there exists any material breach, material default, repudiation, cancellation or termination by any party to a Commitment Letter, in each case, of which the Buyer obtains knowledge, (ii) of the receipt by the Buyer of any written notice or other written communication from any Lender or Equity Investor with respect to (x) any material breach, material default, repudiation, cancellation or termination by any party to a Commitment Letter or (y) a material dispute or disagreement between Buyer and the Fund or between or among Buyer and/or the Fund, on the one hand, and any Lenders, Equity Investors or other parties to any Equity Commitment Letter, Debt Commitment Letter, or any definitive document related to the Debt Financing, on the other hand, with respect to the obligation to fund the Debt Financing or the Equity Financing, as applicable, at Closing on the terms and conditions set forth in the applicable Commitment Letters; provided that in no event will the Buyer be under any obligation to disclose any information pursuant to this Section 5.12(c) that is subject to attorney-client or similar privilege (subject to Buyer and the Company collaborating in good faith to make alternative arrangements to allow for such disclosure in a manner that does not result in loss of attorney-client or similar privilege). The Buyer shall not (and shall cause the Fund, any feeder funds of the Fund and the general partner of the Fund and any feeder fund thereof to not) amend, supplement, modify or waive any provision of any Commitment Letter or definitive agreements relating to the Financing other than (A) to (1) add lenders, arrangers, bookrunners, agents or similar entities, as applicable, (2) implement or exercise any of the flex provisions contained in the Debt Commitment Letters and (3) reallocate commitments or assign or reassign titles or roles to, or between or among, any parties to the Debt Commitment Letters or (B) otherwise so long as such amendments, supplements, modifications and waivers (1) would not impose new or additional conditions or otherwise expand any of the conditions to the provision of all or any portion of the Debt Financing or Equity Financing (in each case as compared to the Debt Commitment Letters or Equity Commitment Letters in effect as of the date of this Agreement), (2) would not reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement or the Merger Agreement, (3) would not adversely impact the ability of the Buyer, the Fund, any feeder fund of the Fund, the general partner of the Fund or any feeder fund thereof or the Company to enforce its rights (in the case of the Company, which may be the right to cause the Buyer, the Fund, any feeder fund of the Fund or the general partner of the Fund or any feeder fund thereof to enforce its rights) (as compared to such rights against the Fund, any feeder fund of the Fund, the general partner of the Fund or any feeder fund and Equity Investors under the Equity Commitment Letters (including the Draw-Down Rights Assignment Agreement) in effect as of the

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date of this Agreement or the Lenders under the Debt Commitment Letters in effect as of the date of this Agreement) and (4) would not reduce the amount of funds available at Closing under all the Commitment Letters in the aggregate to an amount less than an amount equal to the Required Amount.

(d) Notwithstanding anything to the contrary in this Agreement, except for the Company’s right to cause the Buyer to enforce its rights under the Debt Commitment Letter, the Company hereby waives any rights or claims it may have against any Debt Financing Source or any of their respective Affiliates and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees or Representatives (collectively, the “Debt Financing Source Related Parties”) in connection with this Agreement, the Debt Financing or the Debt Commitment Letters, whether at law or equity, in contract, in tort or otherwise, and the Company (on behalf of itself and each of its controlled Affiliates and its and their respective directors, officers and employees) agrees not to commence (and if commenced, agrees to dismiss or otherwise terminate) any dispute, suit, claim, litigation, investigation, proceeding or other action against any Debt Financing Source Related Party in connection with this Agreement, the Debt Financing or the Debt Commitment Letters. In furtherance and not in limitation of the foregoing waiver, it is agreed that no Debt Financing Source Related Party shall have any liability for any claims, losses, settlements, damages, costs, expenses, fines or penalties to the Company (or any of its current and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees and Representatives) in connection with this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 5.12(d) shall in any way limit or modify the rights and obligations of the Buyer under the Debt Commitment Letters or the definitive agreements related thereto.

5.13 Financing Assistance from the Company.

(a) Prior to the Closing the Company shall, and shall cause each of its Subsidiaries and Representatives to, use its and their reasonable best efforts to provide all cooperation reasonably requested by the Buyer in connection with the arrangement of the Debt Financing in a manner that does not unreasonably interfere with the business or ongoing operations of the Company relative to what similar financings contemplated by the Debt Commitment Letter would reasonably be expected to cause, including:

(i) participating and making the appropriate senior officers of the Company available to participate in a reasonable number of meetings (including customary one-on-one meetings with Lenders and potential financing sources and senior management and other Representatives of the Company), due diligence sessions, drafting sessions, presentations, “road shows” and sessions with prospective rating agencies;

(ii) cooperating with the marketing efforts and due diligence efforts of the Buyer and its financing sources, including assisting with the preparation of customary offering memoranda, private placement memoranda, bank offering memoranda (including a bank information memorandum that does not include material non-public information), syndication memoranda, lender presentations and similar documents and other customary marketing materials (including delivering customary representation letters, authorization letters, confirmations and undertakings as contemplated by the Debt Commitment Letters) required in connection with the Debt Financing;

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(iii) using reasonably best efforts to provide the Buyer and its financing sources with the Required Information to the extent not already provided and other pertinent information regarding the business of the Company as may be reasonably requested in writing by the Buyer in order to consummate the Debt Financing and supplementing the same to the extent any such Required Information or other information, to the knowledge of the Company, contains any material misstatement of fact or omits to state any material fact necessary to make such information no misleading, as soon as reasonably practicable after obtaining knowledge thereof;

(iv) using reasonably best efforts to take such actions are reasonably requested by the Buyer to assist with collateral audits and due diligence examination, including collateral eligibility criteria and other related criteria described in or contemplated by the Debt Commitment Letters and granting any valuation agent acting on behalf of the Debt Financing Sources, at reasonable times and on reasonable advance notice, access to the books and records in respect of the Purchased Assets necessary for the preparation of a valuation report with respect to the Purchased Assets to be included in the collateral contemplated by the Debt Financing;

(v) providing reasonable assistance with the preparation of the borrowing base certificate contemplated by the Debt Commitment Letters and facilitating the granting of a security interest (and perfection thereof) in the collateral contemplated by the Debt Financing; and

(vi) at least three (3) Business Days prior to Closing, providing all documentation and other information about the Applicable Entities that the Debt Financing Sources have reasonably determined is required to comply with applicable Law that is requested at least ten (10) Business Days prior to Closing to the extent required under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act;

provided, that nothing in this Agreement, (including this Section 5.13) shall (x) require any such cooperation to the extent that it would (A) require the Company or any of its Subsidiaries to enter into or approve any agreement or other documentation (other than the representation letters, authorization letters, confirmations and undertakings referred to in clause (ii) above) , (B) require the Company, or any of its Subsidiaries or any of their respective boards of directors (or equivalent bodies) to approve or authorize the Debt Financing (provided, that the Company and its Subsidiaries shall cooperate with the Buyer to appoint Buyer’s designees to the respective boards of directors (or equivalent bodies) of the Applicable Entities as of Closing for purposes of approving resolutions, the effectiveness of which is to be conditioned upon the Closing, related to the Debt Financing), (C) cause any condition to the Closing set forth in Section 6.1 or Section 6.2 to not be satisfied or otherwise cause any breach of this Agreement or (D) conflict with or violate the Company’s or is Subsidiaries’ respective organizational documents, any applicable Law, any fund documentation or Definitive Agreement or other material Contracts or (y) require the Company, any of its Subsidiaries or any Representative thereof to cause the delivery of legal opinions, reliance letters or any certificates (other than the representation letters, authorization letters, confirmations and undertakings referred to in clause (ii) above).

(b) Prior to Closing or in the event this Agreement is terminated, the Buyer shall, promptly upon the request of the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company and its Subsidiaries in connection with the cooperation contemplated by Section 5.13(a) and shall, indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims and out-of-pocket costs or expenses suffered or incurred by any of them in connection with the Equity Financing or Debt Financing (including any actions under this Section 5.13) and any information utilized in connection therewith (other than any information prepared or provided by the Company or any of its Subsidiaries or any of their respective Representatives) except, in each case with respect to the foregoing indemnity, to the extent resulting from bad faith, gross negligence or willful misconduct of the Company or any of its Subsidiaries or any of their respective Representatives.

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(c) Notwithstanding anything to the contrary in this Agreement, the Company shall not be deemed to have breached this Section 5.13 unless it takes an action (or fails to take an action) that it knew (or should have known) would result in a breach of this Section 5.13 and once notified that such action (or failure to act) is or would result in a breach of this Section 5.13, it fails to cure such breach promptly (and in any event within 2 Business Days of becoming so aware or so notified).

5.14 Notifications and Consultation.

(a) The Company shall deliver to Buyer on a weekly basis an updated Purchased Investments Tape as of a date no later than two (2) Business Days prior to the date of its delivery and shall use its reasonable best efforts to ensure that such Purchased Investments Tape is, except for de minimis inaccuracies, true, correct and accurate as of the date of such Purchased Investments Tape. The Company shall provide Buyer with reasonable access to the personnel and records of the Company and its Subsidiaries to assist Buyer in evaluating such Purchased Investments Tapes and to confirm that the Company has complied with its obligations under this Agreement, including Section 5.1.

(b) The Company shall deliver to Buyer on the date that is five (5) Business Days prior to the Closing (i) an updated Purchased Investments Tape as of the close of business on such date (the “Closing Purchased Investments Tape”) and the Company shall use its reasonable best efforts to ensure that such Purchased Investments Tape is, except for de minimis inaccuracies, true, correct and accurate as of the date of such Closing Purchased Investments Tape, and (ii) a reconciliation of all loans and other investments set forth on such Purchased Investments Tape to the Signing Date Investments. The Company shall, at the request of Buyer, cause its Chief Financial Officer, Chief Investment Officer and other personnel requested by Buyer to meet with Buyer no later than two (2) Business Days after the delivery of such Purchased Investments Tape to discuss such Purchased Investments Tape.

5.15 Certain Tax Matters.

(a) If requested by the Buyer, the Company shall reasonably cooperate with the Buyer in requesting that a so-called “Section 754 election” be made by any Entity to which an equity co-investment listed on Schedule A of the Company Disclosure Letter relates that is effective for the taxable year of such Entity that includes the Closing Date.

(b) After the Closing Date, each of the Company and the Buyer shall (and shall cause their respective Affiliates to) use their commercially reasonable efforts to: (i) assist the other party in preparing any Tax Returns that such other party is responsible for preparing and filing; (ii) cooperate in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns relating to the Purchased Assets (including any Tax Returns required to be filed by the Applicable Entities); (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents regarding Taxes payable in respect of the Purchased Assets or the Assumed Liabilities (including Taxes payable by the Applicable Entities) in their possession; (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments regarding Taxes payable in respect of the Purchased Assets or the Assumed Liabilities (including Taxes payable by the Applicable Entities); and (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such Taxes.

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(c) In the event that, following the Closing Date, any Applicable Entity is properly treated, for U.S. federal income tax purposes, as a partnership between the Buyer or any of its Affiliates, on one hand, and the Company or any of its Affiliates, on the other hand, the Buyer shall prepare and file (or cause to be prepared and filed) any Tax Returns required to be filed by such Applicable Entity in good faith consultation with the Company and incorporating any reasonable comments of the Company and the Company shall reimburse the Buyer for the Company’s pro rata share (determined in accordance with the relative ownership of the equity interests in such Applicable Entity) of any out-of-pocket expenses reasonably incurred by the Buyer in preparing and filing such Tax Returns.

5.16 Cash Collateral. Following the Closing, in the event the Buyer or any of its Subsidiaries receives any cash collateral posted to secure the obligations under the Repurchase Facilities, Buyer shall, or shall cause its Subsidiaries, to promptly remit any such cash collateral to the Company.

5.17 Termination Fee Deposit. The Buyer shall cause the Fund to, and the Company shall use, their respective reasonable best efforts to enter into a Collateral Account Control Agreement within five (5) Business Days after the date of this Agreement substantially in the form set forth on Exhibit E (the “Control Agreement”) with The Bank of New York Mellon as the depositary bank (such bank or another bank reasonably acceptable to the Company, the “Depositary Bank”). In accordance with the terms of the Limited Guarantee, the general partner of the Fund and any feeder funds thereof will, promptly following the date of this Agreement, call capital from the limited partners of the Fund and any feeder funds thereof in an aggregate amount equal to the Buyer Termination Fee plus $5 million (the “Termination Fee Deposit”) and upon receipt of such capital, the Fund will promptly (and in any event within two (2) Business Days) deposit the Termination Fee Deposit with the Depositary Bank to be held in an account (the “Deposit Account”) subject to the terms of the Control Agreement (if such agreement is then in effect) and this Agreement. The Termination Fee Deposit shall only be released by the Depositary Bank (a) pursuant to Section 7.2 in connection with the termination of this Agreement or (b) in connection with the Closing, at the direction of the Buyer, to transfer such funds to the Company in partial satisfaction of the Purchase Price and each of the Company and the Buyer (on behalf of itself and the Fund) agrees to issue a “joint instruction” under the Control Agreement to cause the Depositary Bank to release the Termination Fee Deposit as so contemplated and The Company agrees not to issue any instruction or notice (including, in the case of the Company, a “notice of exclusive control”) to the contrary. For the avoidance of doubt, the Fund shall not remove (and the Buyer shall cause the Fund to not remove) all or any portion of the Termination Fee Deposit from the Deposit Account except in accordance with the foregoing.

ARTICLE VI.

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) This Agreement shall have been adopted by the Requisite Company Stockholder Approval.

(b) The waiting period applicable to the Closing under the HSR Act shall have expired or been earlier terminated.

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(c) No Order issued by any Governmental Entity of competent jurisdiction preventing the consummation of the Closing shall be in effect and no Law shall have been enacted by any Governmental Entity which prohibits or makes illegal the consummation of the Closing.

6.2 Conditions to Obligations of the Buyer. The obligations of the Buyer to effect the Closing are also subject to the satisfaction (or waiver by the Buyer) at or prior to the Closing of the following conditions:

(a) The representations and warranties of the Company set forth in (i) Section 3.5(a) and Section 3.5(d)(i) shall be true and correct in all respects (without giving effect to any de minimis qualifiers therein) both when made and as of the Closing as if made as of such date (except to the extent that any such representation or warranty is made as of an earlier date, in which case as of such date) other than inaccuracies that, if taken into account as of September 30, 2017, would not result in the Aggregate 9/30 Net Book Value and Aggregate 9/30 Equity Carrying Value of all the Signing Date Investments set forth on Schedule A decreasing by $5 million or more in the aggregate (it being understood and agreed that if such inaccuracy is a failure to own, as of September 30, 2017, a Signing Date Investment that was set forth in Schedule A such inaccuracy shall result in a corresponding decrease in the Aggregate 9/30 Net Book Value and Aggregate 9/30 Equity Carrying Value of the Signing Date Investments in the aggregate)), (ii) Section 3.1, Section 3.2, Section 3.5(b), Section 3.5(c), Section 3.5(e), Section 3.5(g), Section 3.5(h), Section 3.8, Section 3.10 and, unless the Owned Real Property or NWP News LLC is sold prior to the Closing, Section 3.11(a) shall be true and correct in all material respects both when made and as of the Closing as if made as of such dates (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case as of such earlier date), (iii) Section 3.5(d)(ii) and Section 3.12 shall each be true and correct in all respects both when made and as of the Closing as if made as of such dates (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case as of such earlier date), and (iv) the other sections in Article III not referenced in clauses (i), (ii) or (iii) above shall be true and correct in all respects (without giving effect to any “materiality”, “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) both when made and as of the Closing as though made on and as of such dates (except to the extent that any such representation or warranty is expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failures of any such representations and warranties to be so true and correct, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) The Company shall have complied in all material respects with the covenants required to be complied with by the Company under this Agreement at or prior to the Closing Date.

(c) The Buyer shall have received a certificate signed on behalf of the Company, by an executive officer of the Company, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) The Company and its Subsidiaries shall have delivered to Buyer and the Designated Buyer Entities the documents described in, and otherwise complied with, Section 2.3(a).

(e) All conditions precedent to closing under the Merger Agreement have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the transactions contemplated by the Merger Agreement; provided, that such conditions will be satisfied upon the closing of the Merger) and Buyer has received the irrevocable, unconditional commitment of each of the Company, Parent and Merger Sub that the Merger will occur immediately following the Closing.

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6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction (or waiver by the Company) at or prior to the Closing of the following conditions:

(a) The representations and warranties of the Buyer set forth in Article IV shall be true and correct in all respects as of the Closing as if made as of the Closing, (except to the extent such representation or warranty expressly is made as of an earlier date, in which case as of such earlier date), except where the failures of any such representations and warranties to be true and correct, in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

(b) The Buyer shall have complied in all material respects with the covenants required to be complied with by the Buyer under this Agreement at or prior to the Closing Date.

(c) The Company shall have received a certificate signed on behalf of the Buyer, by an executive officer of the Buyer, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d) All conditions precedent to closing under the Merger Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the transactions contemplated by the Merger Agreement; provided, that such conditions are capable of being satisfied at the closing thereof) and the Company has received the irrevocable, unconditional commitment of Parent and Merger Sub that the Merger will occur immediately following the Closing.

(e) The Buyer and the Designated Buyer Entities shall have delivered to the Company and its Subsidiaries the documents described in, and otherwise complied with, Section 2.3(b).

ARTICLE VII.

TERMINATION AND AMENDMENT

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual consent of the Buyer and the Company in a written instrument;

(b) by either the Buyer or the Company, by written notice to the other party, if any court or other Governmental Entity of competent jurisdiction shall have issued a final nonappealable Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Closing;

(c) by either the Buyer or the Company, by written notice to the other party, if the Closing shall not have occurred on or before April 16, 2018 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Agreement required to be performed at or prior to the Closing has been the primary cause of the failure of the Closing to occur on or before the End Date; provided further that Buyer’s failure to consummate the Closing when required under this Agreement as a result of the Financing not being available shall not be considered a breach of, or failure to perform under, this Agreement for purposes of this Section 7.1(c);

(d) by either the Buyer or the Company, by written notice to the other party, (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement of such party contained herein) if the other party shall have breached any of

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the representations, warranties, covenants or agreements made by such other party herein, and such breach (i) is not cured within twenty (20) Business Days (or, if earlier, two (2) Business Days prior to the End Date) following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the End Date and (ii) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VI;

(e) by either the Buyer or the Company, by written notice to the other party, if the Requisite Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the approval of the transactions contemplated by this Agreement was taken;

(f) by Buyer, by written notice to the Company, prior to the Requisite Company Stockholder Approval having been obtained, (i) if the Company shall have materially breached Section 5.5 or (ii) if the Board of Directors of the Company shall have made a Change in Company Recommendation;

(g) by the Company, by written notice to the Buyer, prior to the Requisite Company Stockholder Approval having been obtained and subject to compliance with Section 5.5(g) in order to enter into a definitive agreement to effect a Superior Proposal; provided, that (x) substantially concurrently with such termination the Company enters into such agreement to effect such Superior Proposal and (y) concurrently or prior to such termination, the Company shall have paid the Go Shop Termination Fee or Termination Fee, as applicable, in accordance with Section 7.2(c) or Section 7.2(d);

(h) by the Company, by written notice to the Buyer, if (i) all of the conditions in Section 6.1 and Section 6.2 have been satisfied or waived by the Buyer (other than those conditions that by their nature are to be satisfied at the Closing; provided, that such conditions are capable of being satisfied if the Closing were to occur on the date of delivery by the Company of notice under this Section 7.1(h)), (ii) on the date the Closing should have occurred pursuant to Section 2.1, the Company has delivered written irrevocable notice to the Buyer that the Company is ready, willing and able to consummate the Closing and the Merger, and (iii) the Buyer has failed to consummate the Closing on or before the third (3rd) Business Day after the date the Closing should have occurred pursuant to Section 2.1 (or, if earlier, the Business Day immediately prior to the End Date), and the Company stood ready, willing and able to consummate the Closing throughout such period;

(i) by the Company, by written notice to Buyer, if (A) (1) the Depositary Bank has not received the Termination Fee Deposit by the close of business on the date thirty days after the date hereof or (2) after the deposit of the Termination Fee Deposit in the Deposit Account the Buyer or the Fund removes all or any portion of the Termination Fee Deposit from the Deposit Account other than in accordance with the terms of this Agreement or (B) the Control Agreement has not been executed by Buyer (or the appropriate Affiliate thereof) by the close of business on the date thirty days after the date hereof; or

(j) by either Buyer or the Company, by written notice to the other party, if the Merger Agreement shall have been terminated.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Buyer or the Company as provided in Section 7.1, this Agreement shall forthwith become null and void and have no effect, and there shall be no liability of any nature whatsoever hereunder (or in connection with the transactions contemplated by this Agreement) on the part of the Buyer or the Company (or any of their

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respective Subsidiaries or Representatives), except that (i) the Confidentiality Agreement shall survive any termination of this Agreement, (ii) this Section 7.2 and Article VIII shall survive any termination of this Agreement and (iii) subject to Section 7.2(h), a party shall not be relieved or released from any Liabilities or damages arising out of its willful and material breach of any provision of this Agreement. For purposes of this Section 7.2, a “willful and material breach” shall mean a material breach that is a consequence of an act or failure to act undertaken by the breaching party with the knowledge that the taking of such act or failure to act would, or would be reasonably expected to, cause a breach of this Agreement; provided, that a failure by the Buyer to consummate the Closing if the Debt Financing is not available shall not be a “willful and material breach.”

(b) If this Agreement is terminated (A) by the Company pursuant to Section 7.1(d) (other than such termination resulting from a breach of the representations and warranties in Section 4.11), Section 7.1(h) or Section 7.1(i)(A) or (B) by the Buyer pursuant to Section 7.1(c) in a circumstance where the Company could have terminated the Agreement pursuant to one or more of the sections referenced in clause (A) above in accordance with its terms at the time of such termination by Buyer pursuant to Section 7.1(c), the Buyer shall pay or cause to be paid to the Company, by wire transfer of immediately available funds, $25 million (the “Buyer Termination Fee”) no later than two (2) Business Days after the date of such termination. The Buyer Termination Fee shall be paid by the release of funds held in the Deposit Account to the Company (provided if this Agreement is terminated pursuant to Section 7.1(i), the Company shall retain all rights and remedies against the Buyer under this Agreement and against the Fund, the feeder funds thereof, the Equity Investors and the general partner of the Fund under the Limited Guarantee and Draw-Down Rights Assignment Agreement in order to obtain payment of the Buyer Termination Fee).

(c) The Company shall pay the Buyer, by wire transfer of immediately available funds, an amount equal to $7 million (the “Go Shop Termination Fee”) if (i) this Agreement is terminated by the Company pursuant to Section 7.1(g) to enter into a definitive agreement to effect a Superior Proposal with an Excluded Party, provided that the initial Superior Proposal Notice with respect to such Excluded Party was validly delivered to Buyer no later than the date that is fourteen days after the No-Shop Period Start Date or (ii) this Agreement is terminated under Section 7.1(j) after the Merger Agreement had been terminated under Section 7.1(g) of the Merger Agreement in a circumstance in which the Go Shop Termination Fee (as defined in the Merger Agreement) was payable to Parent under Section 7.2(b) therein; provided further that in the case of clauses (i) and (ii), the payment of the Go Shop Termination Fee shall be made concurrently with or prior to such termination of this Agreement.

(d) The Company shall pay the Buyer, by wire transfer of immediately available funds, an amount equal to $10.5 million (the “Termination Fee”) if (i) this Agreement is terminated by the Buyer pursuant to Section 7.1(f), which payment shall be made within two (2) Business Days of the date of such termination, (ii) this Agreement is terminated by the Company pursuant to Section 7.1(g) in a circumstance in which the Go Shop Termination Fee is not payable or (iii) this Agreement is terminated under Section 7.1(j) after the Merger Agreement had been terminated under Section 7.1(f) or Section 7.1(g) of the Merger Agreement in a circumstance in which the Termination Fee (as defined in the Merger Agreement) was payable to Parent under Section 7.2(c) therein; provided further that in the case of clauses (ii) and (iii) the payment of the Termination Fee shall be made concurrently with or prior to such termination of this Agreement.

(e) If (i) this Agreement is terminated by (A) either the Buyer or the Company pursuant to Section 7.1(e), (B) by either the Buyer or the Company pursuant to Section 7.1(c), (C) by the Buyer pursuant to Section 7.1(d) or (D) by either the Buyer or the Company pursuant to Section 7.1(j)

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after the Merger Agreement had been terminated (x) by the Company or Parent pursuant to Section 7.1(c) or Section 7.1(e) of the Merger Agreement or (y) by Parent pursuant to Section 7.1(d) of the Merger Agreement, and (ii) (x) an Acquisition Proposal shall have been made to the Company (but not publicly announced) and such Acquisition Proposal has not been unconditionally withdraw prior to the termination of this Agreement or (y) an Acquisition Proposal shall have been publicly announced at any time after the date of this Agreement and prior to the termination of this Agreement and (iii) within twelve (12) months after such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, the Company shall pay the Buyer, by wire transfer of immediately available funds, the Termination Fee on or before the second (2nd) Business Day after the date such Acquisition Proposal is consummated. For purposes of this Section 7.2(e), all references to “twenty percent (20%) or more” in the definition of Acquisition Proposal shall instead refer to “fifty percent (50%) or more”.

(f) The parties acknowledge and agree that in no event shall (i) the Company be required to pay both the Go Shop Termination Fee and the Termination Fee, it being understood and agreed that only one payment of either the Go Shop Termination Fee or the Termination Fee shall ever be payable hereunder and (ii) the Buyer be required to pay the Buyer Termination Fee on more than one occasion.

(g) The Company and the Buyer agree that the agreements contained in Section 7.2 are integral parts of the transactions contemplated by this Agreement and that none of the Buyer Termination Fee, the Go Shop Termination Fee or the Termination Fee shall constitute a penalty but are liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. If, in order to obtain such payment, the Company commences a suit against the Buyer, or the Buyer commencing a suit against the Company, that results in a judgment for the payment of the Buyer Termination Fee or for the payment of the Go Shop Termination Fee or Termination Fee, as applicable, the Buyer or the Company, as applicable, shall also be required to pay to the other party interest on the termination fee that was so payable at the annual rate equal to the prime rate, as published in The Wall Street Journal in effect on the date such payment was required to be made, through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law (“Interest Expense”). Any Interest Expense to be paid to the Company shall be paid by the release of funds held in the Deposit Account to the Company.

(h) Notwithstanding anything to the contrary in this Agreement, if the Buyer breaches this Agreement or fails to perform any of its covenants, obligations or agreements hereunder (whether such breach or failure is willful and material, unintentional or otherwise), the sole and exclusive remedies (whether such remedies are sought in equity or at law, in contract, in tort or otherwise) of the Company against the Buyer for any losses, damages, costs, expenses, obligations or liabilities arising out of or related to this Agreement (or any breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement), the transactions contemplated by this Agreement (or any failure of such transactions to be consummated), the Commitment Letters and the financings contemplated therein (or any failure of such financings to be consummated) shall be (i) prior to termination of this Agreement, the right to obtain an injunction, specific performance or other equitable relief in accordance with the terms and subject to the limitations of Section 8.14; and (ii) the Company’s right to terminate this Agreement in accordance with Section 7.1 and (x) receive (A) the Buyer Termination Fee (and any Interest Expense) in the circumstances under which such fee is payable pursuant to Section 7.2(b) and (B) all reimbursement and indemnification payments obligated to be paid pursuant to Section 5.13 and (y) if this Agreement has been terminated in circumstances in which the Buyer Termination Fee is not payable

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pursuant to Section 7.2(b) and there has been a willful and material breach of this Agreement by Buyer, seek money damages from the Buyer with respect to any of Buyer’s willful and material breaches of any of its representations, warranties, covenants, obligations or agreements contained in this Agreement. Notwithstanding anything in this Agreement to the contrary, in no event shall the Buyer have any monetary liability or obligations in excess of an amount equal to (1) the amount of the Buyer Termination Fee plus (2) all reimbursement and indemnification payments obligated to be paid pursuant to Section 5.13. While the Company may pursue both a grant of specific performance in accordance with Section 8.14 and the payment of the Buyer Termination Fee, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in the Closing occurring and the Buyer Termination Fee.

(i) The Buyer agrees that upon any termination of this Agreement under circumstances where the Go Shop Termination Fee or Termination Fee, as applicable, is payable by the Company pursuant to this Section 7.2, the Buyer shall be precluded from any remedy against the Company, at law or in equity or otherwise other than payment by the Company to the Buyer of such Go Shop Termination Fee or Termination Fee if and when payable hereunder (together with any interest thereon), and neither Buyer nor any of its affiliates shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of its Subsidiaries or any of their respective directors, officers, employees, other Representatives in connection with this Agreement or the transactions contemplated hereby (or the Merger Agreement or the transactions contemplated thereby).

(j) In the event this Agreement is terminated in circumstances in which the Buyer Termination Fee is not payable, then all funds in the Deposit Account shall be released (and the Buyer and the Company shall cause such release) to the Buyer or its designee promptly after the termination of this Agreement. In all other circumstances, once the Depositary Bank has disbursed to the Company the funds to which it is entitled under this Agreement, the Company shall instruct the Depositary Bank to release any remaining funds to Buyer (or its designee). Notwithstanding anything to the contrary in this Section 7.2(j), (i) if this Agreement is terminated in circumstances in which a Buyer Termination Fee is not payable but the Company believes in good faith it is entitled to monetary damages from the Buyer in respect of a willful and material breach of this Agreement by the Buyer, (ii) the Company notifies Buyer in writing of its belief that Buyer has willfully and materially breached this Agreement and as a result the Company is entitled to monetary damages pursuant to the terms of this Agreement (which notice includes a reasonably detailed description of such breach) within seven (7) days of the date of termination of this Agreement and (iii) the Company institutes a lawsuit against Buyer in respect of such willful and material breach within thirty (30) days of the termination of this Agreement for such damages, the Buyer shall not withdraw the Buyer Termination Fee from the Deposit Account until the resolution of such lawsuit pursuant to a final determination of a court of competent jurisdiction or written settlement agreement between the Buyer and the Company. Upon such resolution, the Buyer and the Company shall (and the Buyer shall cause the Fund to) take such actions as to release the funds in the Deposit Account in accordance with such resolution.

ARTICLE VIII.

GENERAL PROVISIONS

8.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument or certificate delivered pursuant to this Agreement shall survive the Closing, except for (i) (A) Section 1.3, Section 1.4, Section 2.2(c) and (d), Section 2.4, the last sentence of Section 5.11(a), the last sentence of Section 5.11(b), Section 5.15, Section 5.16, Section 7.2 and (B) those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Closing and (ii) this Article VIII.

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8.2 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters contemplated by this Agreement by the stockholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company’s stockholders, no amendment may be made which by Law requires the further approval of the stockholders of the Company without the receipt of such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Notwithstanding anything to the contrary, any amendment or waiver to a DFS Provision shall not be effective as to any Debt Financing Source without the written consent of such Debt Financing Source.

8.3 Extension; Waiver. At any time prior to the Closing, the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No DFS Provision may be waived without the prior written consent of the Debt Financing Sources.

8.4 Expenses. Except as otherwise expressly set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense whether or not the Merger is consummated. The Buyer shall bear any filing fees in connection with the HSR Act filing.

8.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery (but if such day is not a Business Day, the first Business Day following such day) if delivered personally, by facsimile or electronic transmission of a PDF document (in each case, with confirmation), on the first Business Day following the date of dispatch if delivered by an overnight courier (with confirmation) or on the third Business Day following the date of mailing if delivered by registered or certified mail (return receipt requested) to the parties at the following addresses, facsimile numbers or email addresses (or at such other address, facsimile number or email address for a party as shall be specified by like notice):

(a)	if to the Company, to:

NewStar Financial, Inc.

500 Boylston Street, Suite 1250

Boston, MA 02116

Attention:         Robert K. Brown

Email:               rbrown@newstarfin.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:         Lee Meyerson

Facsimile:         (212) 455-2502

Email:               lmeyerson@stblaw.com

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(b)	if to the Buyer, to:

GSO Diamond Portfolio Holdco LLC

345 Park Avenue

New York, NY 10154

Attention:         Dan Smith and Brad Colman

Facsimile:         (646) 455-4525

Email:               dan.smith@gsocap.com

                           brad.colman@gsocap.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Attention:         Sean M. Carney

                           Mark D. Werner

                           Scott R. Williams

Facsimile:         (312) 853-7036

Email:               mwerner@sidley.com

                           scarney@sidley.com

                           swilliams@sidley.com

8.6 Interpretation. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Sections and Exhibits are to Sections and Exhibits of this Agreement unless otherwise specified. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Unless the context otherwise requires, “neither”, “nor”, “any”, “either” and “or” are not exclusive. When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars. References to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to a document, list or other item being “made available” by the Buyer means that such document, list or item was posted before the date hereof in an electronic dataroom established by the Buyer, with access granted to either the Company or its counsel. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or interpretation against the party drafting or causing any instrument to be drafted. All Exhibits and Annexes accompanying this Agreement and all information specifically referenced in any such Exhibit or Annex form an integral part of this Agreement, and references to this Agreement include reference to them. Any capitalized term used in any Exhibit, Annex or the Company Disclosure Letter or the Buyer Disclosure Letter but not otherwise defined therein shall have the meaning set forth in this Agreement.

8.7 Counterparts. This Agreement may be executed in counterparts (including via facsimile or pdf), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

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8.8 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

8.9 Governing Law; Jurisdiction.

(a) Subject to Section 8.9(c), this Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of laws provisions.

(b) Subject to Section 8.9(c), each of the parties (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware, (iv) waives any objection that it may now or hereafter have to the venue of any such Action in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware or that such Action was brought in an inconvenient court and agrees not to plead or claim the same and (v) consents to service being made through the notice procedures set forth in Section 8.5. Each of Buyer and the Company hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.5 shall be effective service of process for any Action in connection with this Agreement or the transactions contemplated hereby. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c) Notwithstanding anything to the contrary in this Agreement, each of the parties acknowledges and irrevocably: (i) agrees that any Action, whether at law or in equity, in contract, in tort or otherwise, involving any of the Debt Financing Source Related Parties arising out of, or relating to, this Agreement, the transactions contemplated hereby or the Debt Financing, the Debt Commitment Letters or the performance of services thereunder or related thereto (a “DFS Action”) will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and submits to the exclusive jurisdiction of such court with respect to any such claim, action or proceeding; (ii) agrees not to bring (and not to support anyone else in bringing) any DFS Action in any other court; (iii) waives, to the fullest extent permitted by applicable Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any DFS Action in any such court; (iv) waives any right such party may have to a trial by jury in respect of any DFS Action and (v) agrees that, except as set forth in the Debt Commitment Letters, any DFS Action will be governed and construed in accordance with the laws of the State of New York.

8.10 Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable

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the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a valid and enforceable substitute provision to effect the original intent of the parties.

8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party, except that at the Closing the Buyer may assign its rights under this Agreement as collateral to the applicable Debt Financing Sources in connection with the Debt Financing.

8.12 Third Party Beneficiaries.

(a) Except for (i) Section 2.4, which is for the benefit of the CVR Committee, (ii) Section 5.12(d), Section 7.2(h), the last sentence of Section 8.2, Section 8.3, Section 8.9(c), Section 8.11 and this Section 8.12 (collectively, the “DFS Provisions”) which shall be for the benefit of, and enforceable by, the Debt Financing Sources as express third-party beneficiaries thereof, and (iii) Section 8.15 which shall be for the benefit of, and enforceable by, the Persons described therein, this Agreement is not intended to confer upon any Person other than the parties any rights or remedies hereunder.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 8.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.13 Further Assurances. From time to time following the Closing, the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other party; provided, however, except as set forth in Article II, nothing in this Section 8.13 shall require either party or its Affiliates to pay money to, commence or participate in any Action with respect to, or offer or grant any accommodation (financial or otherwise) to, any third party following the Closing.

8.14 Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement and seek to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties further agrees not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason,

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nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties hereby waives any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate. Each of the parties hereby waive any requirement for the other party to post any bond or other security as a condition to institute any proceeding for specific performance, an injunction or other equitable relief hereunder.

(b) Notwithstanding anything to the contrary contained in this Agreement (including Section 8.14(a)), it is agreed that the Company shall have the right to seek to obtain an injunction or specific performance to enforce Buyer’s obligation to effect the Closing in accordance with the terms of this Agreement and the Buyer’s right to cause the Fund to fund under the Equity Commitment Letter in accordance with the terms thereof if and only if (i) all conditions in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (but subject to the satisfaction of such conditions at the Closing) at the time when the Closing is required to occur pursuant to Section 2.1, (ii) the Debt Financing has been funded or will be funded at the Closing on the terms set forth in the Debt Commitment Letters and (iii) the Company has confirmed in a written irrevocable notice to the Buyer that if an injunction, specific performance or other equitable remedy is granted, then the Company is ready, willing and able to consummate the Closing on a timely basis and will take such actions required of it to effect the Closing in accordance with the terms of this Agreement. For the avoidance of doubt, the Company’s rights under the Draw-Down Right Assignment Agreement shall not be subject to the limitations set forth in this Section 8.14(b).

8.15 Limited Recourse. Each party agrees, on behalf of itself and its Affiliates and Related Parties, that all Actions, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (A) this Agreement, the Merger Agreement any other Transaction Document or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder (including the Financing), (B) the negotiation, execution or performance this Agreement, the Merger Agreement, any other Transaction Document or any other agreement referenced herein or therein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement, any other Transaction Document or such other agreement), (C) any breach or violation of this Agreement, the Merger Agreement, any other Transaction Document or any other agreement referenced herein or therein and (D) any failure of the transactions contemplated hereunder or under any Transaction Document or any other agreement referenced herein or therein (including the Financing) to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement and, in accordance with, and subject to the terms and conditions of this Agreement. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement, any other Transaction Document or any other agreement referenced herein or therein or otherwise to the contrary, each party hereto covenants, agrees and acknowledges, on behalf of itself and its respective Affiliates and Related Parties, that no recourse under this Agreement, any other Transaction Document or any other agreement referenced herein or therein or in connection with any transactions contemplated hereby or thereby (including the Financing) shall be sought or had against any other Person, including any Buyer Related Party, and no other Person, including any Buyer Related Party, shall have any liabilities or obligations (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related to the items in the immediately preceding clauses (A) through (D), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of

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the aforementioned, as such, arising under, out of, in connection with or related to the items in the immediately preceding clauses (A) through (D), in each case, except for claims that (1) the as applicable, may assert (subject, with respect to the following clauses (ii) and (iii), in all respects to the limitations set forth in Section 7.2, Section 8.14 and this Section 8.15): (i) against any Person that is party to and solely pursuant to the terms and conditions of, the Confidentiality Agreement, (ii) against the Guarantor under, if, as and when required pursuant to the terms and conditions of the Limited Guaranty, (iii) against the Fund or the applicable Equity Investors for specific performance of the Fund’s or the applicable Equity Investor’s obligation to fund their respective committed portions of the Equity Financing thereunder solely in accordance with, and pursuant to the terms and conditions of, the applicable Equity Commitment Letter or (iv) against Buyer solely in accordance with, and pursuant to the terms and conditions of, this Agreement and (2) Buyer and its Affiliates may assert against the financing sources pursuant to the terms and conditions of the Commitment Letters (or any definitive agreements relating thereto). Notwithstanding anything to the contrary herein or otherwise, no Buyer Related Party shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the other Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder (including the Financing), or the termination or abandonment of any of the foregoing. For purposes of this Agreement, (I) “Related Party” means any present or former director, officer, stockholder, partner, member, employee or Affiliate (other than subsidiaries of the Company) of the Company or any of its subsidiaries, and such Person’s Affiliates or immediate family members and (II) “Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Limited Guaranty, the Commitment Letters and any other agreement or document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder.

8.16 Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 8.16:

“2012-2 CLO Transaction” means the transactions contemplated by the Indenture, dated as of December 18, 2012, between NewStar Commercial Loan Funding 2012-2 LLC and U.S. Bank National Association, as Trustee, and the other “Transaction Documents” (as defined in such Indenture).

“2014-1 CLO Transaction” means the transactions contemplated by the Indenture, dated as of April 17, 2014, between NewStar Commercial Loan Funding 2014-1 LLC and U.S. Bank National Association, as Trustee, and the other “Transaction Documents” (as defined in such Indenture).

“2015-1 CLO Transaction” means the transactions contemplated by the Indenture, dated as of March 20, 2015, between NewStar Commercial Loan Funding 2015-1 LLC and U.S. Bank National Association, as Trustee, and the other “Transaction Documents” (as defined in such Indenture).

“2015-2 CLO Transaction” means the transactions contemplated by the Indenture, dated as of September 15, 2015, between NewStar Commercial Loan Funding 2015-2 LLC and U.S. Bank National Association, as Trustee, and the other “Transaction Documents” (as defined in such Indenture).

“2016-1 Indenture” means the Indenture, dated as of March 2, 2016, between NewStar Commercial Loan Funding 2016-1 LLC and U.S. Bank National Association, as Trustee.

“2017-1 Indenture” the Indenture, dated as of September 11, 2013 (as supplemented by the First Supplemental and Second Supplemental Indentures thereto), between NewStar Commercial Loan Funding 2017-1 LLC (f/k/a NewStar Commercial Loan Funding 2013-1 LLC) and U.S. Bank National Association, as Trustee.

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“Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and any third party containing terms no less favorable to the Company than those contained in the Confidentiality Agreement as determined by the Company in good faith (except that such confidentiality agreement need not have a standstill); provided, however, that such Confidentiality Agreement may contain provisions that permit the Company to comply with Section 5.5.

“Action” means any legal, administrative, arbitral or other suit, proceeding, claim or action, whether civil, criminal or administrative.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such first Person. As used in this definition, the term “control” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, neither the Fund nor Buyer is, nor shall they be deemed or considered to be, an Affiliate of Parent, Merger Buyer or Merger Sub.

“Applicable Entity” means each of the Purchased Entities and each issuer of a CLO equity interest listed on Schedule A of the Company Disclosure Letter or the applicable Purchased Investments Tape (excluding any equity interest in a third-party managed CLO).

“Arch Street Indenture” means the Indenture, dated as of September 15, 2016, among Arch Street CLO, Ltd., Arch Street CLO, LLC and U.S. Bank National Association, as Trustee.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Buyer Material Adverse Effect” means, any fact, event, development, change, effect or occurrence that, individually or in the aggregate with all other facts, events, developments, changes, effects or occurrences, has, or would reasonably be expected to have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby on a timely basis.

“Charge Offs” means the aggregate amount of any charge offs (resulting in a reduction of the principal balance of the related Purchased Investment) made on or after September 30, 2017 with respect to the Purchased Investments set forth on the Closing Purchased Investments Tape;

“Citi Warehouse Facility” means the NewStar Warehouse Funding I LLC’s $250.0 million credit facility with Citibank, N.A., as may be amended from time to time.

“CLO Management Contracts” means the following: (i) the Collateral Management Agreement as in effect the date hereof between NewStar Financial, Inc. and NewStar Commercial Loan Funding 2012-2 LLC in connection with the 2012-2 CLO Transaction, (ii) the Collateral Management Agreement as in effect the date hereof between NewStar Financial, Inc. and NewStar Commercial Loan Funding 2014-1 LLC in connection with the 2014-1 CLO Transaction, (iii) the Collateral Management Agreement as in effect the date hereof between NewStar Financial, Inc. and NewStar Commercial Loan Funding 2015-1 LLC in connection with the 2015-1 CLO Transaction, and (iv) the Collateral Management Agreement as in effect the date hereof between NewStar Financial, Inc. and NewStar Commercial Loan Funding 2015-2 LLC in connection with the 2015-2 CLO Transaction.

“Closing Adjusted Assets” means Closing Assets Before Adjustments plus Charge Offs plus Realized Losses.

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“Closing Assets Before Adjustments” means the sum of:

(i) the aggregate outstanding balance of the loans included in the Purchased Investments set forth on the Closing Purchased Investments Tape;

(ii) the aggregate outstanding balance of the CLO notes (other than the Subordinated Notes issued by Arch Street CLO, Ltd. or any other CLO securities that are styled as “notes” but are the first-loss tranche in the related CLO transaction) included in the Purchased Investments set forth on the Closing Purchased Investments Tape; and

(iii) the aggregate book value of the other rights, warrants and other equity investments (including the Subordinated Notes issued by Arch Street CLO, Ltd.) included in the Purchased Investments set forth on the Closing Purchased Investments Tape.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committed Funding Amount” means, as of any date, the aggregate U.S. Dollar amount in respect of all of the assets that will constitute Purchased Investments as of such date (including any New Loan and including under obligations under any commitment letters in respect of any arrangements that will constitute New Loans or which relate to Assumed Liabilities), in respect of (i) any revolving loan commitments (whether or not then drawn), (ii) any letter of credit subfacilities, any swing-line subfacilities and/or any other “fronting” subfacilities in which the Company or any Subsidiary is a risk-participating lender (whether or not then drawn but without duplication of any such amounts in clause (i)); and (iii) any unfunded term loan commitments (including any delayed draw term loan commitments) or commitment under any incremental facilities.

“Company Common Stock” means the Company’s common stock, par value $0.01 per share.

“Consent” means, as the context requires, any consent, approval, notice, authorization, waiver, permit, license, grant, agreement, exemption or order of, or registration, declaration or filing with, any third-party Person, including any Governmental Entity, noteholder, swap counterparty, insurer, rating agency or trustee.

“Contract” means any written or oral contract, agreement, lease, sublease, note, bond, mortgage, indenture, guarantee, option, license, instrument or other binding obligation or agreement of any kind.

“CVR Committee” has the meaning set forth in the Merger Agreement.

“Definitive Agreement” means the following documents that are customarily provided to lenders, administrative agents or holders of the applicable loan, interest, warrant or equity co-investment described below: (i) with respect to any loan included in the Purchased Assets, (a) the credit agreement or loan agreement or instrument that otherwise evidences indebtedness owing by Obligor in respect of such Purchased Asset, together with all material amendments thereto, (b) the security agreement or any other primary collateral agreement therefor, together with all material amendments thereto, (c) any guarantee agreements therefor, together with all material amendments thereto, (d) any intercreditor agreement, subordination agreement or agreement among lenders therefor, together with all material amendments thereto, (e) any material agreement which provides for any other grant of a security interest in favor of the holder of such Purchased Asset (as opposed to a collateral agent or an administrative agent on behalf of such holder), together with all material amendments thereto, and (f) any note evidencing such loan or

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other investment, to the extent such loan or other investment is represented by a note or other certificate, (ii) with respect to any interest (whether equity or of another class) in a collateralized loan obligation transaction (including in the issuer thereof) included in the Purchased Assets, the indenture, limited liability company agreement or note evidencing such interest to the extent such interest is represented by a note, together with all material amendments thereto, and (iii) with respect to any warrants or equity co-investment included in the Purchased Assets, the warrant, purchase or subscription agreement and any securityholder arrangements, together with all material amendments thereto, and any certificates evidencing such interests to the extent such interests are certificated.

“Designated 2016-1 Distribution Amount” means the Designated Portion of any distribution or payment on membership interests in NewStar Commercial Loan Funding 2016-1 LLC acquired by Buyer or any Designated Buyer Entity at the Closing that is made on the initial “Payment Date” following the Closing pursuant to the priorities of payments in the 2016-1 Indenture.

“Designated 2017-1 Distribution Amount” means the Designated Portion of any distribution or payment on membership interests in NewStar Commercial Loan Funding 2017-1 LLC acquired by Buyer or any Designated Buyer Entity at the Closing that is made on the initial “Payment Date” following the Closing pursuant to the priorities of payments in the 2017-1 Indenture.

“Designated Arch Street Distribution Amount” means the Designated Portion of any distribution or payment on any of the Subordinated Notes issued by Arch Street CLO, Ltd. acquired by Buyer or any Designated Buyer Entity at the Closing that is made on the initial “Payment Date” following the Closing pursuant to the priorities of payments in the Arch Street Indenture.

“Designated Buyer Entity” means the controlled Affiliate of Buyer designated in writing by Buyer to the Company no later than three Business Days prior to the Closing (or in the case of Section 1.4, at any time prior to the expiration of the periods described therein). Buyer shall be entitled to designate as many controlled Affiliates of Buyer as Designated Buyer Entities as Buyer determines to be appropriate.

“Designated Portion” means:

(i)	for purposes of determining the Designated 2016-1 Distribution Amount, a percentage equal to the quotient of:

(A) the number of days (if any) in the period from the commencement of the first “Interest Accrual Period” (as defined in the 2016-1 Indenture) ending after the Closing Date through and including, the Closing Date; divided by

(B) the number of days in such Interest Accrual Period;

(ii)	for purposes of determining the Designated 2017-1 Distribution Amount, a percentage equal to the quotient of:

(A) the number of days (if any) in the period from the commencement of the first “Interest Accrual Period” (as defined in the 2017-1 Indenture) ending after the Closing Date through and including, the Closing Date; divided by

(B) the number of days in such Interest Accrual Period; and

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(iii)	for purposes of determining the Designated Arch Street Distribution Amount, a percentage equal to the quotient of:

(A) the number of days (if any) in the period from the commencement of the first “Due Period” (as defined in the Arch Street Indenture) ending after the Closing Date through and including, the Closing Date; divided by

(B) the number of days in such Due Period.

“DGCL” means the Delaware General Corporate Law.

“Employee-Related Liabilities” means all liabilities and obligations arising from, incurred in connection with or related to (a) the employment or termination of employment of, any current or former employee or contractor of the Company or any of its Subsidiaries, or (b) any employment Contracts or employee benefit, employee incentive or employee compensation plans or Contracts of, or employment practices with respect to, Company or any of its Subsidiaries, including, in each case, (i) any severance benefit payable to any employee pursuant to any employment Contracts or employee benefit, employee incentive or employee compensation plans or Contracts of the Company or any of its Subsidiaries in connection with the termination of any employee or contractor of the Company or any of its Subsidiaries on or after the Closing Date and (ii) any retention benefit payable to any employee pursuant to any employment Contracts or employee benefit, employee incentive or employee compensation plans or Contracts of the Company or any of its Subsidiaries.

“Entity” means a Person that is not a natural person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fees” means revenues of the Purchased Assets from upfront fees, unused line fees, prepayment fees, fees for serving as agent, letter of credit fees, management fees and other fees (in each case fairly presented in accordance with GAAP in all material respects).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any governmental, legislative, judicial, taxing, administrative, quasi-governmental or self-regulatory organization, authority, agency, stock exchange, court, organization, tribunal, arbitrator, division, commission, minister or instrumentality, or other governmental body, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish, municipality, locality, jurisdiction or other political subdivision thereof.

“knowledge” means (i) with respect to the Company, the actual knowledge, after due inquiry, of any of the individuals listed in Section 8.16(a) of the Company Disclosure Letter and (ii) with respect to the Buyer, the actual knowledge, after due inquiry, of any of its officers listed in Section 8.16(b) of the Buyer Disclosure Letter.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, decree, order, directive, judgment, rule (including risk retention rules), regulation, ruling, stock exchange listing requirement or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

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“Liabilities” means any liability, debt, guarantee, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description, including all costs and expenses related thereto.

“Liens” means liens, mortgages, pledges, charges, encumbrances, adverse rights or claims, security interests or similar adverse claims.

“Lower Limit Amount” means an amount equal to (i) negative three hundred million dollars ($(300,000,000)) plus (ii) the aggregate unfunded amounts of the Committed Funding Amount (as set forth on the Closing Purchased Investments Tape).

“Material Adverse Effect” means any event, development, change, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, effects or occurrences, has had or would reasonably be expected to have: (i) a material adverse effect on the Purchased Assets and the Assumed Liabilities taken as a whole, or (ii) a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect (solely as contemplated by clause (i) above) has occurred, there shall be excluded any fact, event, development, change, effect or occurrence to the extent resulting from (a) any event, development, change, effect or occurrence in or affecting financial, economic, social or political conditions generally or the securities, credit or financial markets in general, including interest rates or currency exchange rates, or any changes therein, in the United States or elsewhere, (b) any change, event or development affecting the financial services industry generally, (c) the commencement, occurrence or escalation of any war, armed hostilities or acts of terrorism, (d) the occurrence of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, (e) any adoption, implementation, proposal or change in any applicable Law or GAAP or published interpretations of any of the foregoing, (f) the entry into or the announcement or performance of this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, including (x) the identity of Buyer, Parent and their respective Affiliates or their announced plans with respect to the Purchased Assets or Assumed Liabilities following the Closing or (y) the impact thereof on the Purchased Assets or Assumed Liabilities (it being understood that this clause (f) shall not apply to the term “Material Adverse Effect” as used in any representation or warranty that expressly addresses the consequences resulting from the entry into or announcement of this Agreement or any action taken by the Company or any of its Subsidiaries pursuant to clause (w) of the first paragraph of Section 5.1 or any comparable provision under the Merger Agreement), (g) any change in credit ratings or the ratings outlook for the Company or any of its Subsidiaries by any applicable rating agency, (h) any action taken or not taken to which Buyer has consented in writing or any action expressly required to be taken by this Agreement or taken at the written request of Buyer (it being understood that, with respect to any action expressly required to be taken by this Agreement, this clause (h) shall not apply to the term “Material Adverse Effect” as used in any representation or warranty that expressly addresses the consequences resulting from any action expressly required to be taken by this Agreement), (i) the failure of the Company or its Subsidiaries to meet any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of this Agreement; provided that this clause (i) shall not be construed as implying that the Company is making any representation or warranty with respect to any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period or (j) changes in the market price or trading volumes of the Company Common Stock or any suspension of trading on NASDAQ generally; provided, however, that the exception in clauses (g), (i) and (j) shall not prevent the underlying facts giving rise or contributing to such change or failure, if not otherwise excluded from the definition of Material Adverse Effect, from being taken into account in determining whether a Material Adverse Effect has occurred; provided further that with respect to clauses (a), (b), (c), (d) and (e), such events, changes, conditions, occurrences or effects shall be taken into account to the extent they disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, compared to other similarly situated companies in the financial services industry.

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“Minimum Assigned Value” means, in respect of any New Loan, the percentage opposite the loan type of such New Loan under the “Facility” contemplated by the Debt Commitment Letter (with the loan type of any New Loan shall be determined by Buyer in its commercially reasonable discretion following good faith consultation with the Company):

Loan Type	Minimum Assigned Value
Broadly Syndicated Loan	95%
Large Middle Market Loan	90%
Traditional Middle Market Loan	90%
First Lien Last Out Loan	80%
Second Lien Loan	80%

“Net Cash Amount” means the amount of the difference (which may be a positive or negative amount) between (i) Starting Assets and (ii) Closing Adjusted Assets; provided, that in no event shall the Net Cash Amount be less than the Lower Limit Amount.

“Non-Call Period Subsidiary” means NewStar Commercial Loan Funding 2016-1 LLC, NewStar Commercial Loan Funding 2017-1 LLC, and Arch Street CLO, Ltd.

“Non-Call Period Subsidiary Existing Debt” means the indebtedness existing on the date hereof owing by the Non-Call Period Subsidiaries under the following agreements:

(i) the 2016-1 Indenture and the other “Transaction Documents” (as defined in the 2016-1 Indenture);

(ii) the 2017-1 Indenture and the other “Transaction Documents” (as defined in the 2017-1 Indenture); and

(iii) the Arch Street Indenture and the other “Transaction Documents” (as defined in the Arch Street Indenture).

“NASDAQ” means the NASDAQ Global Select Market.

“Obligor” means any Person that is a borrower, obligor or issuer in respect of any Purchased Asset.

“Order” means an injunction, order, writ, directive, judgment, decree, award or regulatory restriction of any Governmental Entity.

“Other Assets” means the Designated 2016-1 Distribution Amount, the Designated 2017-1 Distribution Amount, and the Designated Arch Street Distribution Amount.

“Permitted Liens” means (A) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been established, (B) Liens for assessments or other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, workers’ or similar Liens incurred in the ordinary course of business

57

consistent with past practice in connection with workers’ compensation, unemployment insurance, and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeals bonds, bids, leases, government contracts, performance and return of money bonds, and similar obligations, (C) Liens in favor of the related trustee under the 2012-2 CLO Transaction, the 2014-1 CLO Transaction, the 2015-1 CLO Transaction and/or the 2015-2 CLO Transaction, (D) transfer restrictions under applicable federal securities Laws and (E) Liens incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in a material way with the use or affect the value of the property or assets encumbered thereby.

“Person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, firm, Governmental Entity, or any other Entity or organization or any group (as defined in Section 13(d)(3) of the Exchange Act comprised of two or more of the foregoing).

“Proxy Clearance Date” means the date the SEC (or the staff of the SEC) confirms that it has no further comments on (or that it will not be reviewing) the preliminary Proxy Statement.

“Purchased Investments Tape” means the electronic report of the Purchased Investments, containing the categories of information with respect to the Purchased Investments that are set forth on Schedule A of the Company Disclosure Letter.

“Realized Losses” means, if after September 30, 2017 and prior to the Closing the Company or any Subsidiary of the Company sells or otherwise disposes of one or more assets to any Persons (other than to the Company or any Subsidiary of the Company that is not a Non-Call Period Subsidiary) that would otherwise be a Purchased Investment, the positive difference, if any, between (i) the aggregate Reserve Prices for all such assets that have been sold or otherwise disposed of and (ii) the aggregate cash proceeds received by the Company and its Subsidiaries for all such assets.

“Repurchase Facilities” means the repurchase facilities of the Company or any of its Subsidiaries.

“Required Information” means collectively, (a) the Definitive Agreements with respect to each Purchased Investment included on the Schedule A of the Company Disclosure Letter and (b) the Closing Purchased Investments Tape and the Definitive Agreements with respect to each Purchased Investment (assuming the Closing were to occur on the date of delivery thereof) included on the Closing Purchased Investments Tape that has not already been delivered pursuant to clause (a) of this definition.

“Reserve Price” means for each Purchased Investment the amount set forth on Schedule C of the Buyer Disclosure Letter.

“SEC” means the Securities and Exchange Commission.

“Senior Indenture” means Indenture, dated as of April 22, 2015, between the Company and U.S. Bank National Association, as trustee.

“Senior Notes” means the notes issued under the Senior Indenture.

“Signing Date Investments means” the loan assets, securities, warrants, equity investments and other investments and assets set forth on Schedule A of the Company Disclosure Letter.

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“Signing Interest Receivable” means the accrued and unpaid interest on the Signing Date Investments as of September 30, 2017, as set forth on Schedule A of the Company Disclosure Letter.

“Signing Unused Fee” means the accrued and unused line fees in respect of the Signing Date Investments as of September 30, 2017, as set forth on Schedule A of the Company Disclosure Letter.

“Specified Managed Vehicles” means each of (i) the Non-Call Period Subsidiaries, and (ii) any other entity for which NewStar Financial Inc. or any affiliate thereof acts as collateral manager or investment advisor (other than any Purchased Entity or NewStar Commercial Loan Funding 2012-2 LLC, which are not Specified Managed Vehicles).

“Specified Matter” means, with respect to any Purchased Asset, any amendment or modification or granting any consent or waiver with respect to such Purchased Asset (or in the case of clause (j) below, the funding or purchase of a New Loan) which has the effect of any of the following:

(a) any reduction in interest rate or spread;

(b) a reduction in fees or other amounts payable;

(c) a forgiveness of principal;

(d) an extension of the maturity date;

(e) any change in amortization terms;

(f) change in any mandatory prepayment provisions;

(g) the extension of any delayed draw term loan commitment, incremental facility, any revolving loan commitment, any letter of credit subfacility, any swing-line subfacility and/or any other “fronting” subfacility in which the Company or any Subsidiary is a risk-participating lender;

(h) waive any conditions to any draw under any delayed draw term loan commitment or commitment under any revolving commitment;

(i) the elimination of any maintenance financial covenants (or any terms used in the calculation of any maintenance financial covenant);

(j) the modification of any maintenance financial covenants so that they are less burdensome on the related Obligor in any material respect;

(k) any default or event of default in respect of any default or event of default in respect of any such Purchased Asset in respect of any of the following: (i) payment default, (ii) Obligor bankruptcy or insolvency, (iii) failure to maintain any maintenance financial covenants, or (iv) failure to deliver Obligor financial statements when due;

(l) release of any substantial portion of the collateral securing such Purchased Asset (other than for payment in full in accordance with the relevant Definitive Agreements);

(m) release any material guaranty of such Purchased Asset (other than for payment in full in accordance with the relevant Definitive Agreements);

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(n) subordination of any lien on any collateral securing such purchased asset or subordination of such Purchased Asset (or any guaranty thereof) to any other obligations; or

(o) permitting additional payments of junior or subordinated indebtedness or dividends/distributions.

“Subordinated Notes” means the subordinated notes issued to FS Investment Corporation, FS Investment Corporation II and FS Investment Corporation III in the aggregate principal amount of $300 million.

“Starting Assets” means the sum of:

(i) the aggregate outstanding balance of the loans included in the Signing Date Investments set forth on Schedule A of the Company Disclosure Letter;

(ii) the aggregate outstanding balance of the CLO notes (other than the Subordinated Notes issued by Arch Street CLO, Ltd. or any other CLO securities that are styled as “notes” but are the first-loss tranche in the related CLO transaction) included in the Signing Date Investments set forth on Schedule A of the Company Disclosure Letter; and

(iii) the aggregate book value of the other rights, warrants and other equity investments (including the Subordinated Notes issued by Arch Street CLO, Ltd.), included in the Signing Date Investments set forth on Schedule A of the Company Disclosure Letter.

“Subsidiary” means, with respect to any Person, any other Person (i) of which at least a majority of the outstanding voting securities or other voting equity interests, or at least a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the first Person or its Subsidiary, (ii) with respect to which such first Person or its Subsidiary has the power to elect at least a majority of the board of directors or persons performing similar functions or (iii) with respect to which such first Person or its Subsidiary is a general partner or managing member.

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental (including taxes under Code Section 59A) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules).

“Transaction Litigation” means any claim or Action (including any class action or derivative litigation) asserted or commenced by any securityholders of the Company, on behalf of or in the name of, against or otherwise involving the Company, the Board of Directors of the Company, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Merger Agreement or any transactions contemplated hereby or thereby.

“Treasury Regulations” means the regulations promulgated under the Code.

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“Wells Fargo Warehouse Facility” means the NewStar CP Funding LLC’s $615.0 million credit facility with syndicated lenders agented by Wells Fargo Bank, National Association, as may be amended from time to time.

[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, the Buyer and the Company have caused this Agreement to be executed by their respective signatories hereunto duly authorized as of the date first above written.

NewStar Financial, Inc.

By:	/s/ Timothy J. Conway
Name: Timothy J. Conway
Title: Chief Executive Officer

Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, the Buyer and the Company have caused this Agreement to be executed by their respective signatories hereunto duly authorized as of the date first above written.

GSO DIAMOND PORTFOLIO HOLDCO LLC

By: GSO Diamond Portfolio Fund LP, its managing member

By: GSO Diamond Portfolio Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

Signature Page to Asset Purchase Agreement

Exhibit A

Purchased Entities

1.	NewStar CP Funding LLC

2.	NewStar Warehouse Funding I LLC

3.	NewStar Commercial Loan Funding 2015-1 LLC

4.	NewStar Commercial Loan Funding 2015-2 LLC

5.	NewStar Loan Funding LLC

6.	NewStar CRE Finance I LLC

7.	NWP NEWS LLC

EXHIBIT B

ASSIGNMENT AND ASSUMPTION1

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]4 hereunder are several and not joint.]5 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[Assignee is an [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower(s):

[1]	The LSTA’s Form of Assignment Agreement has been drafted so that parties need not tailor the agreement depending on the identity of each assignee. In this way, electronic settlement platforms do not need to create “pop-ups”, ie, questions which appear or “pop-up” on the screen of the person completing the assignment agreement and which must be answered before the assignment agreement can be populated and finalised. By avoiding “pop-ups”, the loan market can operate more efficiently, for trades will be able to settle more promptly.
[2]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[3]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[4]	Select as appropriate.
[5]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

4.	Administrative Agent:	, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	[The [amount] Credit Agreement dated as of among [name of Borrower(s)], the Lenders parties thereto, [name of Administrative Agent], as Administrative Agent, and the other agents parties thereto]

6.	Assigned Interest[s]:

Assignor[s][6]	Assignee[s][7]	Facility Assigned[8]	Aggregate Amount of Commitment/Loans for all Lenders[9]	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[10]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7.	Trade Date:	][11]

[Page break]

[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment,” “Term Loan Commitment,” etc.)
[9]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[11]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                          , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][12] [NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][13] [NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]14 Accepted:

[NAME OF ADMINISTRATIVE AGENT], as

    Administrative Agent

By:
Title:

[Consented to:]15

[NAME OF RELEVANT PARTY]

By:
Title:

[12]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[13]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[14]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[15]	To be added only if the consent of the Borrower and/or other parties (e.g., Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1

[                             ]16

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document17, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section [Successors and Assigns] of the Credit Agreement (subject to such consents, if any, as may be required thereunder)18, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section      thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender19 attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[16]	Describe Credit Agreement at option of Administrative Agent.
[17]	The term “Loan Document” should be conformed to that used in the Credit Agreement.
[18]	By confirming that it meets all the requirements to be an assignee under the Successors and Assigns provision of the Credit Agreement, the assignee is also confirming that it is not a Disqualified Institution (see section (h) of the Successors and Assigns provision).
[19]	The concept of “Foreign Lender” should be conformed to the section in the Credit Agreement governing withholding taxes and gross-up. If the Borrower is a U.S. Borrower, the bracketed language should be deleted.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.20 Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York [confirm that choice of law provision parallels the Credit Agreement]

[20]	The Administrative Agent should consider whether this method conforms to its systems. In some circumstances, the following alternative language may be appropriate:

“From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.”

Exhibit C

MASTER PARTICIPATION AGREEMENT

MASTER PARTICIPATION AGREEMENT (this “Agreement”) dated as of [•], between [•], a [•] (“Buyer”), and [•], a [•] (in its capacity solely as a Lender (as defined below) and not as an Agent (as defined below) under each applicable Loan, “Seller”).

WHEREAS, Buyer and Seller are entering into this Agreement in connection with the consummation of the transactions contemplated under that certain Asset Purchase Agreement, dated as of October [•], 2017 between GSO Diamond Portfolio Holdco LLC, a Delaware limited partnership (the “Buyer Parent”), of which Buyer is a direct or indirect wholly-owned subsidiary, and NewStar Financial, Inc. (the “Seller Parent”), of which Seller is a wholly owned subsidiary (as amended, restated, supplemented or otherwise modified in accordance with its terms from time to time, the “APA”) pursuant to which Seller Parent agreed to sell to Buyer Parent and its designated subsidiaries the “Purchased Assets” (as defined in the APA), including certain commercial loans owned by Seller as to which Buyer desires to purchase Participations, which Loans are identified on Schedule 2.1 hereto (the “Participated Loans” and each a “Participated Loan”), until such time as such commercial loans may be assigned and conveyed to Buyer;

WHEREAS, immediately following the consummation of the transactions contemplated under the APA, including the purchase and sale of the Purchased Assets, it is anticipated that FE Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and an indirect wholly-owned subsidiary of First Eagle Holdings, Inc., a Delaware corporation (“Falcon”), will merge with and into the Seller Parent, with the Seller Parent being the surviving corporation, pursuant to the terms and conditions of that certain Agreement and Plan of Merger, dated as of October [•], 2017, among Seller Parent, Merger Sub, Falcon and FE Holdco LLC (as amended, restated, supplemented or otherwise modified in accordance with its terms from time to time, the “Merger Agreement”);

WHEREAS, in furtherance of the transactions contemplated by the APA, Seller and Buyer have agreed that the sale and purchase of the Participations shall be governed by the terms and conditions of this Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Definitions

1.1 General. Capitalized terms used in this Agreement shall have the respective meanings ascribed in the APA. In addition, other capitalized terms used in this Agreement shall have the respective meanings ascribed in the thereto in Section 1.2 of this Agreement. Except as otherwise expressly set forth herein, each reference herein to “the Agreement,” “this Agreement,” “herein,” “hereunder” or “hereof” shall be deemed a reference to this Agreement.

1.2 In this Agreement:

“Agent” means, with respect to any Loan or Loan Facility, any Lender or Affiliate of a Lender that is identified in the underlying Credit Agreement as a “Bookrunner”, “Arranger”, “Syndication Agent”, “Documentation Agent”, “Administrative Agent”, “Collateral Agent” or other similar capacity.

“Agent Expenses” means, with respect to any Participated Loan, any costs, liabilities, losses, claims, damages, and expenses incurred by, and any indemnification claims of, any Agent under the related Credit Documents, for which such Agent has recourse under such Credit Documents and that are attributable or allocable to the related Transferred Rights (in each case, except to the extent previously paid or reimbursed by the applicable Borrower).

“Agreement” means this Master Participation Agreement between Seller and Buyer, as amended, modified or supplemented from time to time.

“APA” has the meaning set forth in the recitals.

“Assignment” has the meaning specified in the definition of “Operative Documents”.

“Assumed Obligations” means, with respect to any Participated Loans, all obligations and liabilities of Seller with respect to, or in connection with, the related Transferred Rights arising or occurring on or after the Closing Date, including all obligations to fund 100% of all future advances, protective advances, letter of credit reimbursement obligations and out-of-pocket expenses incurred by Seller in connection with the enforcement or work-out of the related Loan; excluding, however, the related Retained Obligations.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 U.S.C. §§101 et seq., as amended.

“Borrower” means, with respect to any Participation, collectively, the Entity or Entities specified as such on Schedule 2.1 hereto with respect to the related Loan and such other borrower(s) as may be identified in the Credit Agreement of such Loan.

“Buyer” has the meaning set forth in the recitals.

“Buyer Account” means the deposit account of Buyer specified in Schedule 8.2, or such other account as Buyer may specify in writing to Seller after the Closing Date.

“Buyer Indemnitees” has the meaning specified in Section 6.1.

“Closing Date” means the date on which the conditions set forth in Section 3.1 are satisfied.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated under it.

“Commitment” means, with respect to any Loan, the obligation of Seller to advance funds in connection with such Loan pursuant to the Credit Agreement with respect to such Loan, including any Unfunded Commitment.

“Confidential Information” has the meaning specified in Section 18.1.

“Contractual Currency” has the meaning specified in Section 28.1.

“Credit Agreement” means, with respect to any Participation, the credit agreement, loan agreement or similar agreement governing the related Loan (including all intercreditor agreements, subordination agreements, waivers and amendments entered into from time to time pursuant thereto or in connection therewith).

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“Credit Documents” means, with respect to any Participation, the Credit Agreement and all promissory notes, Guaranties, security agreements, mortgages, deeds of trust, letters of credit, reimbursement agreements, waivers, amendments, modifications, supplements, forbearances, intercreditor agreements, subordination agreements and all other agreements, documents or instruments executed and delivered from time to time in connection with the related Loan.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Distribution” means, with respect to any Participation, any payment or other distribution, whether received by setoff or otherwise, of cash (including interest), notes, securities, or other property (including Loan Collateral) or proceeds under or in respect of the related Transferred Rights.

“Elevation” has the meaning specified in Section 15.

“Elevation Date” has the meaning specified in Section 15.

“Elevation Required Consents” means, with respect to any Participation of a Participated Loan, any consent(s), acknowledgment(s) and/or notice(s) (if any) required by the related Credit Agreement to assign the related Transferred Rights in connection with an Elevation.

“Encumbrance” means any (a) mortgage, pledge, lien, security interest, charge, hypothecation, security agreement, security arrangement or encumbrance or other adverse claim against title of any kind; (b) purchase, option, call or put agreement or arrangement; (c) subordination agreement or arrangement other than as specified in the applicable Credit Documents; or (d) agreement or arrangement to create or effect any of the foregoing.

“Entity” means any individual, partnership, corporation, limited liability company, association, estate, trust, business trust, Governmental Authority, fund, investment account or other entity.

“Expert” has the meaning specified in Section 12.2.

“Federal Funds Rate” means, for any date, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates set by the Federal Reserve Bank of New York on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day in The Wall Street Journal (Eastern Edition), or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Parties from three federal funds brokers of recognized standing selected by the Parties. For a day that is not a Business Day, the Federal Funds Rate shall be the rate applicable to federal funds transactions on the immediately preceding day for which such rate is reported.

“Funded Loan” has the meaning specified in Section 8.7.

“Funding Advance” has the meaning specified in Section 8.5.

“Funding Date” has the meaning specified in Section 8.5.

“Funding Due Date” has the meaning specified in Section 8.5.

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“Funding Notice” has the meaning specified in Section 8.5.

“Governmental Authority” means any federal, state, or other governmental department, agency, institution, authority, regulatory body, court or tribunal, foreign or domestic, and includes arbitration bodies, whether governmental, private or otherwise.

“Guaranty” means, with respect to any Participation, a guaranty of any of Borrower’s obligations under the related Credit Documents, including Borrower’s obligations in connection with the related Loan.

“Indemnified Party” has the meaning specified in Section 6.3.

“Indemnifying Party” has the meaning specified in Section 6.3.

“Initial Principal Balance” means, with respect to any Participation, the Outstanding Principal Amount of the Loan subject to such Participation as of the Closing Date.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Judgment Currency” has the meaning specified in Section 28.1.

“Judgment Currency Conversion Date” has the meaning specified in Section 28.1.

“Lender” means, with respect to any Participation, a lender under the Credit Agreement of the related Loan, and such lender’s successors, transferees and permitted assigns.

“Loan” means, with respect to any Participation, a loan tranche specified on Schedule 2.1 hereto, with the entire Initial Principal Balance (if any) and Unfunded Commitment (if any, in the case of a revolving loan tranche or a delayed draw term loan tranche) of Seller specified thereon as of the Closing Date as determined in accordance with Section 2.2, as such amount may change from time to time after the Closing Date as a result of the funding of Unfunded Commitments, the repayment of principal and other adjustments to the commitments and loans pursuant to the applicable Credit Documents.

“Loan Collateral” means, with respect to any Participation, any property, whether real or personal, tangible or intangible, of whatever kind and wherever located, whether now owned or hereafter acquired or created, in or over which an Encumbrance has been, or is purported to have been, granted to (or otherwise created) or for the benefit of the Lenders under the related Credit Documents.

“Loan Facility” means, with respect to any Loan, the loan facility evidenced by a Credit Agreement of which such Loan is a part.

“MNPI” has the meaning specified in Section 9.2.

“Merger Agreement” has the meaning set forth in the recitals.

“Obligor” means, with respect to any Participation, any Entity (other than Borrower, the Lenders and any administrative, collateral, syndication, documentation or other similar agent under the Credit Agreement of the related Loan) that is obligated under the related Credit Documents.

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“OFAC” has the meaning specified in Section 5.1.

“Operative Documents” means (i) this Agreement and (ii) upon Elevation, the assignment document that is in the form specified in the applicable Credit Agreement for an assignment of the related Loans and Commitments (if any) (the “Assignment”).

“Outstanding Principal Amount” means, at any time, with respect to a loan, the outstanding principal amount of such loan.

“Participated Loans” has the meaning ascribed thereto in the recitals to this Agreement.

“Participation” has the meaning specified in Section 2.1(a).

“Participation Required Consents” means, with respect to any Participation, any consent(s), acknowledgment(s) and/or notice(s) (if any) required by the Credit Documents of the related Loan to grant a participation in the related Transferred Rights.

“Party” means Buyer or Seller, as applicable.

“Patriot Act” has the meaning specified in Section 5.1.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Pre-Elevation Transfer” has the meaning specified in Section 10.1.

“Reimbursement Claims” means, with respect to any Participation, any claim of Seller arising in connection with the return, disgorgement or reimbursement by Seller to a Borrower, or any other Entity, of all or any portion of any payment or transfer received by Seller on account of any related Transferred Rights, including without limitation any obligation of Buyer to return a Distribution pursuant to Section 8.1.

“Remitting Party” has the meaning specified in Section 8.3(a)

“Retained Obligations” means, with respect to any Participation, all obligations and liabilities of Seller relating to the related Transferred Rights (a) arising or occurring prior to the Closing Date, and (b) arising on or after the date hereof and (i) that result from Seller’s breach of its covenants or agreements under this Agreement (except to the extent Seller has not breached its standard of care in Section 12) or of its representations, warranties, covenants or agreements under the related Credit Documents (other than any failure resulting from Buyer’s failure to fund or pay any Funding Advance to be funded or Agent Expense to be paid by it hereunder within the time frame provided hereunder or breach of any other covenant or agreement by Buyer hereunder), (ii) that result from Seller’s bad faith, gross negligence or willful misconduct or (iii) that are attributable to Seller’s actions or omissions in any capacity other than as a Lender under the related Credit Documents.

“Seller” has the meaning set forth in the recitals.

“Seller Account” means the deposit account of Seller specified in Schedule 8.2, or such other account as Seller may specify in writing to Buyer from time to time after the Closing Date.

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“Seller Indemnitees” has the meaning specified in Section 6.2.

“Specified Participant Voting Rights” has the meaning specified in Section 11.1.

“Sponsor” means, with respect to any Borrower, any Entity (acting individually or collectively with other Entities in a joint enterprise) that directly or indirectly owns (or, after giving effect to any applicable acquisition, will own) all or substantially all of the assets or capital stock of such Borrower or otherwise has (or, after giving effect to any applicable acquisition, will have) the power to direct the management and policies of such Borrower.

“Transactions” means the purchase and sale of the Participations to which this Agreement relates.

“Transferee” has the meaning specified in Section 10.1(a).

“Transferred Rights” means, with respect to any Participation, but only to the extent not prohibited to be participated under the terms and provisions of the related Credit Documents and any applicable Law, (a) all of Seller’s rights in its capacity as a Lender under the Credit Agreement of the related Loan and any other documents or instruments delivered pursuant thereto to the extent related to such Loan and related Commitment (if any), including without limitation, any letters of credit, Guaranties and swingline loans included in such Loan and (b) to the extent relating to the rights set forth in the preceding clause (a), all claims, suits, causes of action and any other right of Seller in its capacity as a Lender against any Entity, whether known or unknown, arising under or in connection with the Credit Agreement of the related Loan, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, any consent, amendment or other similar fees allocable to a Lender with respect to such Loan, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity included in clauses (a) and (b). For the avoidance of doubt, the term “Transferred Rights” shall not include any right to a fee or other economic benefit that Seller or any of its Affiliates receives (i) in its capacity as Agent for the related Loan or in any other capacity other than in its capacity as a Lender or (ii) as compensation for any services (other than services provided solely in its capacity as a Lender) that it may provide in connection with any Loan Facility (including without limitation, fees received in connection with underwriting, syndication, restructuring or other services provided by Seller or any of its Affiliates).

“Unfunded Commitment” means, as of any date of determination with respect to any Participation in a revolving Loan or a delayed draw term Loan, the portion of the related Commitment, including, if and to the extent applicable, the amount of any unreimbursed letter of credit draws allocable to such Loan, that has not been funded in the form of loans, advances, letter of credit disbursements or otherwise under the Credit Agreement of such Loan.

2.	Participation

2.1 In consideration of the payment of the Purchase Price (as defined in the APA) and the mutual covenants and agreements in, and subject to the terms and conditions of, this Agreement, with respect to each Loan set forth on Schedule 2.1 hereto:

(a)	Seller irrevocably sells, grants and conveys to Buyer an undivided 100% participation interest (constituting a 100% beneficial ownership interest) in and to each Loan set forth on Schedule 2.1 hereto, together with the related Commitment (if any), and the related Transferred Rights (each such participation interest, a “Participation”) effective as of the Closing Date;

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(b)	Buyer irrevocably purchases, accepts and acquires each Participation, and agrees (i) to fund each Commitment promptly and in accordance with the requirements of the underlying Credit Agreement and (ii) to pay timely and in accordance with the terms and conditions of the underlying Credit Agreement and, if applicable, to reimburse Seller for all amounts paid by Seller in respect of, the Assumed Obligations relating to each such Participation, effective as of the Closing Date, including without limitation, to perform its funding obligations with respect to the Assumed Obligations thereunder; and

(c)	Seller agrees to remain responsible for, and assumes and agrees timely to perform and comply with, the Retained Obligations relating to each Participation and Seller shall hold title to the Loan and the Commitment (if any) relating to each such Participation for the benefit of Buyer to the extent of such Participation, other than any Participation with respect to which an Elevation has occurred.

2.2 The amount of each Participation (including the Initial Principal Balance of the related Loan and the related Unfunded Commitment, if any) is set forth on Schedule 2.1 hereto. Each Participation relates to 100% of the amount of the related Loan (including any Unfunded Commitment related thereto) owned by Seller.

2.3 Buyer and Seller hereby agree that the payment of the Purchase Price (as defined in the APA) by the “Buyer” to the “Seller” under the APA shall constitute consideration for the Participations sold by Seller to Buyer.

3.	Conditions Precedent

The occurrence of the Closing Date shall be subject to the conditions that (i) each of the Parties shall have executed and delivered this Agreement and (ii) the Closing (under and as defined in the APA) shall have occurred. The Parties intend and agree that the Closing Date shall be the date of such Closing.

4.	Seller’s Acknowledgment

Seller acknowledges that each sale of a Participation to Buyer is a true and irrevocable sale.

5.	Buyer’s Representations and Warranties; Acknowledgment

5.1 Buyer represents and warrants to Seller as of the Closing Date that:

(a) No contribution or payment to Buyer pursuant to this Agreement will cause Seller to be in violation of the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“Patriot Act”) of 2001, as amended, and the regulations administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”). Buyer is not (nor, to Buyer’s knowledge, are any of its directors, officers or agents) a person or entity subject to economic sanctions administered by OFAC.

(b) With respect to each Participation, Buyer has independently and without reliance upon any Seller, and based on such information as Buyer has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that Buyer has relied upon Seller’s express representations, warranties, covenants, agreements and indemnities in this Agreement. Buyer acknowledges that Seller has not given Buyer any investment advice, credit information or opinion on whether the purchase of any Participation is prudent.

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5.2 Buyer acknowledges that Seller’s sale of each Participation to Buyer and Buyer’s agreement to reimburse Seller in respect of the Assumed Obligations relating to such Participation are irrevocable.

6.	Indemnification; Limitation of Liability

6.1 Seller shall indemnify, defend, and hold Buyer and its officers, directors, agents, partners, members, shareholders, controlling Entities and employees (collectively, “Buyer Indemnitees”) harmless from and against any liability, claim, cost, loss, judgment, indebtedness, damage or expense (including reasonable attorneys’ fees and expenses) that any Buyer Indemnitee incurs or suffers as a result of, or arising out of a breach of any of Seller’s covenants or agreements in this Agreement, in each case, within ten (10) Business Days after the Seller’s written demand therefor.

6.2 Buyer shall indemnify, defend, and hold Seller and its officers, directors, agents, partners, members, shareholders, controlling Entities, and employees (collectively, “Seller Indemnitees”) harmless from and against (i) any liability, claim, cost, loss, judgment, damage or expense (including reasonable attorneys’ fees and expenses) that any Seller Indemnitee incurs or suffers as a result of or arising out of (a) a breach of any of Buyer’s representations, warranties, covenants or agreements in this Agreement or (b) Seller’s acting or refraining to act pursuant to any direction of Buyer in accordance with this Agreement, in each case, within ten (10) Business Days after the Seller’s written demand therefor.

6.3 If a third party commences any action or makes any demand against either Party for which such Party (the “Indemnified Party”) is entitled to indemnification under this Agreement, such Indemnified Party shall promptly notify the other Party (the “Indemnifying Party”) of such action or demand; provided, however, that if the Indemnified Party assumes the defense of the action and fails to provide prompt notice to the Indemnifying Party, such failure shall not limit in any way the Indemnifying Party’s obligation to indemnify the Indemnified Party except to the extent that such failure materially prejudices the Indemnifying Party’s ability to defend the action. The Indemnifying Party may, at its own expense and without limiting its obligation to indemnify the Indemnified Party, participate in the defense of such action with counsel reasonably satisfactory to the Indemnified Party, or the Indemnifying Party may, at its own expense and without limiting its obligation to indemnify the Indemnified Party, assume the defense of such action with counsel reasonably acceptable to the Indemnified Party. In any event, the Party that has assumed the defense of such action shall provide the other Party with copies of all notices, pleadings, and other papers filed or served in such action. Neither Party shall make any settlement or adjustment without the other Party’s prior consent, which consent (a) in the case of the Indemnifying Party will not be unreasonably withheld if the settlement or adjustment involves only the payment of money damages by the Indemnifying Party and (b) in the case of the Indemnified Party may be withheld for any reason if the settlement or adjustment involves performance or admission by the Indemnified Party. Nothing herein shall give an Indemnifying Party access to information, or contest rights related to, the income tax returns of the Indemnified Party or its Affiliates.

6.4 Each indemnity in this Agreement is a continuing obligation, separate and independent from the other obligations of the Parties and survives termination of this Agreement or any transfer pursuant to Section 10 of this Agreement. It is not necessary for a Party to incur expense or make payment before enforcing a right of indemnity conferred by this Agreement.

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6A.	Alternative Arrangements

6A.1 In the event that (i) Transferred Rights with respect to any Participation or purported Participation do not contain all of the rights of Seller that would constitute Transferred Rights under the definition of “Transferred Rights” if participation of such rights were permitted under the terms and provisions of the related Credit Documents and applicable Law (collectively, “Full Transferred Rights”), (ii) Seller has not obtained all Participation Required Consents with respect to any Participation or purported Participation or (iii) any third party claims the occurrence of any event under clauses (i) and (ii) above, then Seller will enter into an arrangement under which Buyer would, in compliance with Law, obtain the benefits and assume the obligations and bear the economic burdens that would be associated with such Full Transferred Rights in accordance with this Agreement (any such arrangement, an “Alternative Arrangement”). Without limiting the immediately preceding sentence, such Alternative Arrangement will include entering into an arrangement under which (i) Seller would enforce for the benefit (and at the expense) of Buyer any and all of its rights against a third party (including any Governmental Authority) associated with the affected Full Transferred Rights, (ii) Seller would promptly pay to Buyer when received all monies received by it after the Closing (as defined in the APA) with respect to the affected Full Transferred Rights and (iii) Buyer would perform or cause to be performed (at its expense) all of Seller’s obligations under the affected Full Transferred Rights. Simultaneously with the entry into an Alternative Arrangement with respect to any Participation or purported Participation, such Participation or purported Participation shall be deemed released and extinguished to the extent of such Alternative Arrangement.

7.	Costs and Expenses

7.1 If Seller pays any Agent Expenses or any Assumed Obligations after the Closing Date, Buyer shall, promptly upon the written request of the Seller that shall have paid such amounts, reimburse Seller for the full amount paid on such other Party’s behalf. For the avoidance of doubt, nothing in this Section 7.1 shall relieve Buyer of its obligations to fund and pay when payable and due any Assumed Obligations.

7.2 Buyer shall reimburse Seller, promptly upon invoice thereof from Seller, for all reasonable and documented out-of-pocket costs, expenses and disbursements (including reasonable and documented fees and disbursements of counsel) incurred by Seller in connection with the Agreement and the transactions contemplated hereunder, including in connection with any Elevation, any consent required for such Elevation to the extent arising after the Closing Date, the Transferred Rights, the Credit Documents or any related documents and any effort to enforce or protect Seller’s or Buyer’s rights or interests thereunder, in each case to the extent not previously reimbursed to Seller by the applicable Borrower. Seller shall use reasonable commercial efforts to notify Buyer from time to time of any expenses or disbursements incurred by Seller (including the amount and purpose of such expenses and disbursements) as to which Seller expects it may seek reimbursement from Buyer under this Section 7.2, provided that the failure to do so shall not limit Buyer’s reimbursement obligations hereunder.

8.	Distributions; Interest and Fees; Payments; Funding Obligations; Commitment Reductions

8.1 (a) If at any time on and after the Closing Date Seller received or receives a Distribution relating to a Participation:

(i) Seller shall accept and, from and after the Closing Date, hold, in a segregated account, such Distribution for the account and sole benefit of Buyer (it being understood that Distributions with respect to all Participations may be maintained in a single segregated account for the account of Buyer),

(ii) Buyer shall be the sole holder of the equitable and beneficial ownership interest in such Distribution, and Seller shall have no equitable or beneficial ownership interest in or right to receive such Distribution and such Distribution shall for all purposes constitute property of Buyer,

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(iii) Seller shall deliver to Buyer such Distribution (subject to Sections 8.1(a)(iv) and 8.4, free of any withholding, setoff, recoupment, or deduction of any kind except as required by Law) promptly (but in the case of any cash Distribution, in no event later than two (2) Business Days after the date on which Seller receives such Distribution) in the same form received and, when necessary or appropriate, with Seller’s endorsement (without recourse, representation, or warranty), except to the extent prohibited under any applicable Law, and

(iv) To the extent that (i) Seller receives such Distribution net of any withholding, setoff, recoupment or deduction of any kind and (ii) such withholding, setoff, recoupment or deduction is attributable to (A) Seller’s failure to provide the relevant withholding agent with such forms, certifications, statements and any other documents as such withholding agent may reasonably request (1) to evidence Seller’s exemption from (or reduction in the amount of) withholding of any tax imposed by the United States of America or any other jurisdiction, whether domestic or foreign, (2) to enable such withholding agent to comply with any applicable Law, or (3) to provide such withholding agent with all documentation that it may reasonable request from time to time for withholding tax purposes or (B) Seller’s failure to provide the relevant withholding agent with any documentation provided by Buyer pursuant to, and in accordance with, Section 8.4, Seller shall, in each case, deliver to Buyer the amount of such Distribution plus the amount of any such withholding, setoff, recoupment or deduction. For the avoidance of doubt, if clause (ii) of the preceding sentence does not apply, Seller shall deliver the amount of such Distribution net of such withholding, setoff, recoupment or deduction.

If Seller fails to pay any cash Distribution to Buyer in accordance with the time period set forth in clause (iii) of this Section 8.1(a), then Seller shall pay interest on such payment for the period from (and including) the day on which such payment is actually received by Seller to (but excluding) the day such payment is actually paid to Buyer.

(b) If a Distribution to be delivered to Buyer includes securities or other non-cash Distribution, Seller shall, to the extent permitted by law, endorse (without recourse, representation or warranty) or use commercially reasonable efforts (at Buyer’s sole expense) to assist Buyer to cause to be registered in Buyer’s name, or such name as Buyer may direct, and deliver such securities to Buyer or to such Entity as Buyer may direct as soon as practicable. Pending such transfer, Seller shall (from and after the Closing Date) hold the same on behalf and for the sole benefit of Buyer, and Seller shall have no equitable or beneficial interest in any such Distribution, and such Distribution shall for all purposes constitute property of Buyer.

(c) If all or any portion of a Distribution received by Seller and transferred to Buyer pursuant to this Section 8.1 is required to be returned or disgorged by Seller to any Entity, Buyer shall promptly return such Distribution (or portion thereof) and the amount of all related Reimbursement Claims to Seller together with all related interest and charges payable by Seller in respect thereof.

8.2 Except as provided in Sections 8.1 and 8.4, all payments made by Buyer to Seller or by Seller to Buyer under this Agreement shall be made in the lawful currency of the United States by wire transfer of immediately available funds into the Seller Account or Buyer Account, as applicable, in accordance with the wire instructions specified in Schedule 8.2.

8.3(a) With respect to the payment of any funds or other property under this Agreement (including the delivery of Distributions under Section 8.1), whether from Seller to Buyer or from Buyer to Seller, the Party required to deliver a Distribution or otherwise make a payment (the “Remitting Party”) may withhold therefrom any amount in respect of taxes required by law, including pursuant to FATCA to be withheld (a “Withholding Tax”), and any amount so withheld shall be treated for all purposes of this Agreement as having been paid to the recipient of the payment from which the amount was withheld (the “Receiving Party”).

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(b) [Reserved.]

(c) Without limiting the generality of Section 8.4 or Section 10.1(a), if a payment required under this Agreement or a payment under any Transferred Rights would be subject to withholding imposed by FATCA if the Receiving Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable, or any applicable intergovernmental agreement or regulation), or on account of any of the Receiving Party’s “recalcitrant account holders” within the meaning of Section 1471(d)(6) of the Code on account of the Receiving Party’s status under FATCA, the Receiving Party shall deliver to the Remitting Party, at such time or times reasonably requested by the Remitting Party, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Remitting Party as may be necessary for the Remitting Party to comply with its obligations under FATCA and to determine that the Receiving Party has complied with the Receiving Party’s obligations under FATCA or to determine the amount required to be deducted and withheld from such payment. Each Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the other Party in writing of its legal inability to do so.

8.4 Subject to Section 8.1(a)(iv), any taxes due and payable on any Distributions or other payments to Buyer hereunder shall be Buyer’s sole responsibility. Not more than ten (10) Business Days after the date hereof, Buyer shall furnish to Seller such forms (including a properly completed IRS Form W-9 or appropriate IRS Form W-8, as applicable), certifications, statements and any other documents as Seller may reasonably request to evidence Buyer’s exemption from (or reduction in the amount of) withholding of any tax imposed by the United States of America or any other jurisdiction, whether domestic or foreign, or to enable Seller to comply with any applicable Law, and to provide Seller all documentation that Seller may reasonably request from time to time for withholding tax purposes, and Seller may refrain from remitting such Distribution or any other payments hereunder until such forms, certifications, statements and other documents have been so furnished. In addition, Buyer shall deliver such forms, certifications, statements and other documents promptly upon the obsolescence, expiration or invalidity of any such item previously delivered by Buyer. Buyer agrees to hold Seller harmless from any Withholding Tax imposed due to Buyer’s failure to establish that it is not subject to Withholding Tax. In the event that a payment to Buyer is subject to Withholding Tax and a Seller Indemnitee is held liable for such Withholding Tax, Buyer agrees to promptly reimburse and indemnify Seller, and hold Seller harmless, for such amount, it being understood, for the avoidance of doubt, that Buyer shall have no liability for, and shall not indemnify any Seller Indemnitee for, any Withholding Taxes described in Section 8.1(a)(iv). The obligations of Buyer to pay or reimburse Seller under this Section 8.4 for any Withholding Tax or other tax obligations shall survive the termination of this Agreement.1 Buyer agrees to pay any and all amounts owed under this Section 8.4 within ten (10) Business Days of Buyer’s receipt of a request for payment notwithstanding termination of this Agreement.

[1]	NTD: Section 16 addresses survival of other obligations.

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8.5 Without limiting the generality of Section 2.1, to the extent that an Unfunded Commitment or Agent Expenses are due to be funded with respect to any Participated Loan, or any other costs and expenses are due and payable by Buyer under this Agreement, Buyer shall:

(a)	in the case of any Unfunded Commitment with respect to any Participated Loan, on the date specified in the borrowing request under the related Credit Agreement requesting a draw by the applicable Borrower in respect of such Unfunded Commitment to the extent notice thereof is delivered to Buyer on the same day such borrowing request is received by Seller and, otherwise, on the later of the date specified in such borrowing request and one Business Day after delivery by Seller to Buyer of notice of such borrowing request,

(b)	in the case of any Agent Expenses with respect to any Participated Loans, promptly (and in any event within five (5) Business Days after) after delivery of a notice with respect thereto from the Agent with respect to Agent Expenses relating to such Participated Loan, and

(c)	in the case of any other costs and expenses payable by Buyer pursuant to this Agreement, within ten (10) Business Days after the Seller’s written demand therefor,[2]

Buyer shall pay, fund and deliver, as applicable, the amounts required to be funded by the Buyer under this Agreement specified therein to Seller in immediately available funds, without set-off, counterclaim or deduction of any kind, not later than 10:00 a.m. New York City time on the Funding Date except in the case of same day funding, in which case, not later than 12:00 p.m. New York City time.

Any such notice described above may be delivered by electronic mail or other electronic transmission (any such notice, a “Funding Notice”) and shall include, as applicable, (i) such Unfunded Commitments, Agent Expenses, indemnification obligations or costs and expenses then due, payable or required to be funded, as applicable; (ii) the amount with respect thereto to be funded by Buyer (the “Funding Advance”); (iii) the currency in which the Funding Advance is to be paid; and (iv) the date (the “Funding Due Date”) on which the funds are due (which Funding Due Date shall be as provided in clauses (a), (b) or (c) above, as applicable. The date on which funding specified in any Funding Notice is made is referred to as the “Funding Date”).

8.6 Upon the receipt of the Funding Advance with respect to an Unfunded Commitment or Agent Expenses with respect to any Participation from Buyer on or prior to the Funding Due Date, Seller shall (i) accept and hold the Funding Advance for delivery to the applicable Agent for the benefit of Buyer as contemplated herein, (ii) have no equitable or beneficial interest in the Funding Advance (other than for purposes of funding the Funding Advance) and the Funding Advance shall for all purposes constitute property of Buyer, and (iii) promptly fund the Funding Advance in full, in immediately available funds, without set-off, counterclaim or deduction of any kind in accordance with the terms of the applicable Credit Agreement. If after Seller receives a Funding Advance from Buyer hereunder with respect to an Unfunded Commitment or Agent Expenses with respect to any Participation, Seller is no longer required under the Credit Documents relating to such Participation to pay any portion of such Funding Advance to the Agent or Borrower under such Credit Documents, then Seller shall promptly refund such portion of the Funding Advance to Buyer.

8.7 If the Funding Advance is received by Seller at any time after 5:00 p.m. (New York time) on the Funding Date, such Funding Advance shall be deemed to have been received on the next succeeding Business Day. Without regard to (a) the date Buyer receives the Funding Notice from Seller and (b) Buyer’s payment of the Funding Advance, any funding by Seller of an Unfunded Commitment relating to any Participation (the “Funded Loan”) (together with any and all rights of Seller which arise in respect thereto (including without limitation rights to repayment and all rights in, to and under the Credit Agreement relating to such Participation)) shall be deemed to be part of the Participation under which such funding was made

[2]	NTD: Consistent with Section 6 with respect to indemnities.

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from and after the time such Funded Loan is made by Seller. In the event that Buyer fails to pay any Funding Advance on the applicable Funding Date, Seller may, in its sole discretion, charge Buyer interest at a per annum rate equal to the Federal Funds Rate from and including the time when such Funding Advance was required to be paid hereunder to but excluding the date Buyer pays the Funding Advance to Seller or, in the case where Seller has made a Funded Loan, from and including the time of such Funded Loan by Seller to but excluding the date Buyer pays the Funding Advance to Seller at a per annum rate equal to the rate actually payable by the Borrower under the related Loan for the same time period. Solely as between Buyer and Seller, nothing in this Section 8.7 or otherwise in this Agreement requires, or shall be deemed to require, Seller to fund any Commitment if Buyer has not delivered to Seller the relevant Funding Advance when due.

8.8 Notwithstanding anything set forth in this Agreement, Seller shall be under no obligation to bid for competitive bid loans (or similar voluntary loan facilities, if any) on behalf of Buyer under any Credit Agreement in respect of any Commitment or otherwise.

8.9 If either Party fails to make full payment of any amount under this Agreement when due, such party shall, upon demand by the other Party, pay such defaulted amount together with interest on it (for each day from (and including) the date when due to (but excluding) the date when actually paid) at a rate equal to the Federal Funds Rate.

9.	Notices; Records; Reports

9.1 All communications between the Parties in respect of, or notices, requests, directions, consents or other information sent under, this Agreement shall be in writing, hand delivered or sent by overnight courier or electronic transmission, addressed to the relevant Party at its address, electronic mail or facsimile number specified in Schedule 9.1 or at such other address, electronic mail or facsimile number as such Party may subsequently request in writing. All such communications and notices shall be confidential in accordance with Section 18 and shall be effective upon receipt.

9.2 Buyer acknowledges that over the term of the Participation, Buyer may receive from or on behalf of Seller, from time to time, material non-public information within the meaning of the United States federal securities laws with respect to any Borrower, any Obligor or any of their respective subsidiaries or any of their respective securities (“MNPI”) and the Seller shall have no obligation to withhold any MNPI with respect to any Borrower or any Obligor or any of their respective subsidiaries or securities.

10.	Further Transfers

10.1 The provisions of this Section 10.1 shall apply to any sale, assignment and any other transfer of any Participation or any of Buyer’s rights hereunder or any part thereof or interest therein, including the transfer of all or substantially all of Buyer’s economic interest in a Participation (each a “Pre-Elevation Transfer”) prior to the occurrence of an Elevation:

(a) Buyer may not make a Pre-Elevation Transfer without obtaining the prior written consent of Seller to any person other than an Affiliate of Buyer (it being understood that, with respect to a Pre-Elevation Transfer to any Affiliate of Buyer, Buyer shall provide reasonable prior notice to Seller); provided, however, that no Pre-Elevation Transfer shall be effective unless (i) such Pre-Elevation Transfer does not violate any applicable Law or regulation or cause Seller to violate or be in breach of any provision of any Credit Document, (ii) the transferee in such Pre-Elevation Transfer (the “Transferee”) makes to Buyer for the express benefit of Seller substantially each of the representations, warranties and covenants of the Buyer set forth herein, and (iii) the Transferee either (A) is organized under the Laws of the United States or any State thereof or (B) has (1) represented to Seller that under applicable Law and treaties no taxes will be required to be withheld by Seller with respect to any payments to be made to such Transferee in respect of the

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Transferred Rights and (2) shall have furnished to Seller such forms, certifications, statements and other documents as Seller has reasonably requested or may reasonably request from time to time to evidence the Transferee’s exemption from the withholding of any tax imposed by any jurisdiction or to enable Seller to comply with any applicable Law.

(b) Notwithstanding the foregoing, Buyer may grant a security interest in any Participation or its rights under this Agreement, or any part thereof or interest therein, to any agent, lender or other financing source of Buyer without the consent of or notice to Seller.

10.2 Seller may not assign its rights or obligations under this Agreement without the prior written consent of Buyer.

10.3 Notwithstanding anything to the contrary in this Section 10, Seller acknowledges and agrees that Buyer may at any time and from time to time (i) identify to Seller in writing a third party purchaser (each, a “Designated Purchaser”) with respect to all or any part of Participated Loan and (ii) direct Seller in writing to sell and assign all or any part of such Participated Loan, as designated by Buyer to Seller in writing, to any such Designated Purchaser at a purchase price and subject to other principal economic terms (including treatment of accrued interest) agreed between Buyer and such Designated Purchaser (in their respective sole discretion) (each such sale and assignment, a “Buyer Directed Sale”); provided, that Seller shall have no obligation to cause or pursue a Buyer Directed Sale to the extent (x) such Buyer Directed Sale would contravene any applicable Law or any provision of any of the applicable Credit Documents or (y) expose Seller to any obligation, liability or expense that in Seller’s reasonable judgment is material, and in each such case, for which Seller has not been provided adequate indemnity. In order to effect any Buyer Directed Sale, Seller shall (a) execute and deliver the applicable Assignment with respect to the applicable Participated Loan in the form required under the related Credit Documents, together with such other Loan Syndication and Trading Association form documents with respect to such sale as are applicable at the time of such sale and are customarily required with respect to sales of similar loans and (b) execute and send a consent request or similar letter prepared by Buyer to request all necessary consents under the Credit Agreement of the related Loan; provided, that Buyer shall pay, promptly upon invoice therefor (and in any event within 10 Business Days of delivery of such invoice), any and all transfer, processing or recordation fees, costs, expenses and disbursements payable in connection with any Buyer Directed Sale under this Section 10.3 (including in connection with employing a third-party trading desk for execution thereof). Seller shall promptly notify Buyer upon the effectiveness of any such Buyer Directed Sale. The rights and obligations of Seller and Buyer accruing or relating to the period prior to the effective date of such Buyer Directed Sale, and all representations and warranties made by Seller or Buyer in this Agreement with respect to the related Participation, shall survive such Buyer Directed Sale. The proceeds received by Seller as a result of any Buyer Directed Sale shall constitute a Distribution and shall be paid over to Buyer in accordance with Section 8.1 and, to the extent of such Buyer Directed Sale, the Participation in the relevant Participated Loan shall be deemed released and extinguished.

11.	Voting

11.1 On and after the Closing Date, Seller shall continue to have sole authority to make, grant and exercise (or refrain from making, granting and exercising) all votes, whether pursuant to amendments, consents or waivers, and otherwise to exercise (or refrain from exercising) all other rights and remedies with respect to the Transferred Rights and Assumed Obligations relating to each Participation, except with respect to matters as to which a lender is not prohibited from granting a participant voting rights under the express terms of the applicable Credit Agreement (“Specified Participant Voting Rights”). Only with respect to such Specified Participant Voting Rights, Seller shall take (or refrain from taking) any action with respect to the Transferred Rights and Assumed Obligations relating to such Participation (an “Act”) in accordance with the prior instructions of Buyer, in each case except (A) as restricted or prohibited under applicable law, rule,

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order or the Credit Documents relating to such Participation (and such restrictions or prohibitions are hereby incorporated by reference as if set forth herein) or (B) if following such instructions might (in Seller’s reasonable determination) expose Seller to any obligation, liability or expense that in Seller’s reasonable judgment is material and for which Seller has not been provided adequate indemnity.

11.2 Any consent, instruction or other direction of Buyer permitted under Section 11.1 must be in writing and shall not be effective unless received by Seller no later than one (1) Business Day prior to the date on which such direction must be taken by Seller; provided, however, that if Seller gives notice to Buyer of the Act that is to be taken less than one (1) Business Day prior to the time when such Act is to be taken and Buyer gives a consent or other direction to Seller prior to the time when such Act is to be taken, Seller shall make commercially reasonable efforts to take into account such direction with respect to such Act. Absent such timely consent or other direction (including the withholding of such consent) from Buyer, Seller shall be entitled (but not required), in its sole discretion, to deem that Buyer has given its consent to take (or refrain from taking) any Act on behalf of Buyer with respect to such matters; provided, however, that in doing so, Seller shall act in good faith and subject to the provisions of Section 12.

12.	Standard of Care

12.1 Seller is not and shall not be deemed to be a fiduciary of the Buyer or any purpose hereunder, and, for the avoidance of doubt, will not be held to the standard of care of a fiduciary. Seller agrees to exercise the same care in the administration and enforcement of the Participated Loans and the Transferred Rights that it would exercise if it held the Transferred Rights solely for its own account, and except for losses that result from Seller’s gross negligence or willful misconduct in the administration and enforcement of the Participated Loans and the Transferred Rights, or breach of any of the express terms and provisions of this Agreement, it shall not be liable for any error in judgment or for any action taken or omitted to be taken by it; provided that Seller’s duty of care is subject to Section 12.2. Seller may rely on any notice, consent, certificate, request or other written document or communication received by Seller from Buyer or any Affiliate, employee or agent of Buyer that appears on its face, as determined by Seller in good faith, to be genuine.

12.2 Seller (i) may rely on legal counsel (including counsel for any Borrower, any Agent or any other Lender), independent public accountants and other consultants and advisors selected or accepted in good faith by Seller (collectively, the “Experts”), and Seller shall not be liable for any action taken or omitted to be taken by Seller in accordance with the advice of such Experts, (ii) may serve as a member of a creditors’ committee performing such acts as may be authorized and vote (subject to Section 11 hereof) as a member of a designated class of creditors for a plan of reorganization related to any Transferred Rights, (iii) shall be entitled to rely on, and shall incur no liability by acting upon, any conversation, notice, consent, certificate, statement, order, or any document or other writing (including, without limitation, facsimile, electronic mail, or other telecommunication device) that appears on its face, as determined by Seller in good faith, to be genuine, (iv) except as expressly set forth in Section 4, makes no warranty or representation (express or implied) and shall not be responsible for any statement, warranty or representation made in connection with any Credit Agreement or any related document or for the financial condition of any Borrower, (v) shall not have any duty to inspect the property (including the books and records) of any Borrower or any Obligor, (vi) except as provided in Section 11, and subject to the standard of care set forth in Section 12.1, shall have no obligations to make any claim, or assert any lien upon, any property held by Seller or assert any offset in respect thereto and (vii) shall have no duties or obligations hereunder other than those expressly provided for herein.

12.3 Notwithstanding Sections 12.1 and 12.2 above, nothing in this Section 12 shall relieve Seller from any liability for its breach of any of its express covenants in this Agreement.

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13.	Amendments, Waivers, Exercise of Rights and Remedies

13.1 No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by the Parties, and no waiver of any provision of this Agreement, nor consent to any departure by either Party from it, shall be effective unless it is in writing and signed by the affected Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

13.2 No failure on the part of a Party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver by such Party, nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of each Party provided herein (a) are cumulative and are in addition to, and are not exclusive of, any rights or remedies provided by Law (except as otherwise expressly set forth in this Agreement) and (b) are not conditional or contingent on any attempt by such Party to exercise any of its rights or remedies under any other related document or against the other Party or any other Entity.

14.	Survival; Successors and Assigns; No Third Party Beneficiaries

14.1 This Agreement, including the representations, warranties, covenants and indemnities contained in this Agreement, shall inure to the benefit of, be binding upon and be enforceable by and against the Parties and their respective successors and permitted assigns.

14.2 This Agreement is for the sole benefit of Seller and Buyer, and, other than the Buyer Indemnitees and Seller Indemnitees to the express extent provided in Section 6 hereof, no third party shall be a beneficiary hereof or have any right or interest herein or have any right to enforce any terms hereof.

14.3 No officer, director, employee, shareholder, member or incorporator of, or direct or indirect limited partner in, or Affiliate of, any Party shall have any liability for the obligations of such Party under this Agreement.

15.	Elevation

(A) Upon the receipt of all necessary Elevation Required Consents with respect to any Participation of a Participated Loan or (B) at the request of Buyer, if either Seller or a direct or indirect parent company of Seller (i) becomes the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or a similar Entity charged with reorganization or liquidation of its business or assets, in each case, subject to the terms and provisions of the related Credit Documents and any applicable Law, each Party agrees to use commercially reasonable efforts and to take such actions as are reasonably necessary, as soon as reasonably practicable, to cause Buyer to become a Lender under the applicable Credit Agreement with respect to all of the Transferred Rights relating to such Participated Loan (an “Elevation”; and the date on which Buyer becomes a Lender under the applicable Credit Agreement, the “Elevation Date”); provided that, (i) no Party shall have any obligation to cause or pursue an Elevation to the extent such Elevation would contravene any Law applicable to either Party, and (ii) any (x) transfer fees and (y) out-of-pocket expenses and disbursements (including fees and disbursements of counsel) incurred by Seller, in each case of clauses (x) and (y) above, in connection with such Elevation shall be paid by Buyer in connection with such Elevation. Upon the applicable Elevation Date, to the extent of such Elevation, (i) Buyer shall assume all of the Assumed Obligations relating to such Participation, (ii) Seller shall have no further responsibility in respect of such Assumed Obligations and (iii) this Agreement shall cease to apply to such Participation except for those provisions that expressly survive the termination of this Agreement.

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16.	Termination

This Agreement shall terminate on the earlier to occur of (A) the first date on which the Elevation Date shall have occurred with respect to each Participated Loan and (B) the first date when (i) Seller shall have received all Distributions in respect of all of the Loans and all related Commitments (if any), and Seller shall, to the extent required hereunder, have distributed all such Distributions to Buyer, provided that if any such Distributions are received in connection with a restructuring of Loans or Commitments that requires Seller contemporaneously to fund new advances to a Borrower, then such Distributions shall be retained by Seller to the extent necessary to fund such new advances, and this Agreement (A) shall not terminate and (B) shall apply to such new advances, modified mutatis mutandis, (ii) all Commitments (if any) have been terminated and (iii) no Borrower or Obligor shall have any remaining obligations under the Credit Documents (other than obligations that, in accordance with the terms of the Credit Documents, shall survive the termination thereof); provided, that Sections 6, 7, 17, 18, 23, 24, 25, 26 and 27 (and any other Section required for the enforcement of such Sections) shall survive the termination of this Agreement, including without limitation, the Buyer’s obligations to promptly pay when demanded any and all Reimbursement costs and other indemnified amounts payable by Buyer hereunder.

17.	Further Assurances

Each Party agrees to (i) execute and deliver, or cause to be executed and delivered, all such other and further agreements, documents and instruments and (ii) take or cause to be taken all such other and further actions as the other Party may reasonably request to effectuate the intent and purposes, and carry out the terms, of this Agreement, including the granting or procurement of the Participation Required Consents and, in connection with any intended Elevation, the Elevation Required Consents. Without limiting the generality of the foregoing, on and after an Elevation with respect to any Participation, Seller agrees that if (i) notes have been issued evidencing all or any portion of the applicable Loans and Commitments (if any), (ii) Buyer is entitled to request (which request shall be in writing) that a new note or notes be issued to it, and (iii) the applicable Agent, the applicable Borrower or any Governmental Authority requires either (x) the delivery of any note(s) evidencing such Loans and Commitments (if any) previously issued to Seller or (y) the delivery of customary lost note documentation by Seller prior to the issuance thereof, then Seller shall use commercially reasonable efforts to either deliver such note(s) or customary lost note documentation to the applicable Agent; provided that Seller shall not be required to deliver either a note or such lost note documentation if no note was ever issued or delivered to it and Seller shall not be required to provide to any Entity any indemnification with respect to any lost note.

Without limiting the foregoing, Seller hereby makes, constitutes and appoints the Buyer, with full power of substitution, as its true and lawful agent and attorney-in-fact with respect to each Participation, with full power and authority in its name, place and stead, to execute, acknowledge and deliver any Credit Document with respect thereto, as well as the applicable Assignment and any other agreement required by the related Credit Documents to effect any Elevation permitted under Section 15. This grant of power of attorney is coupled with an interest and irrevocable.

The Buyer shall be responsible for all reasonable out-of-pocket costs and expenses of the Seller in connection with the Seller’s performance or its obligations under this Section 17 and shall pay and reimburse Seller for all such amounts promptly upon invoice thereof.

18.	Disclosure

18.1 Each Party agrees that, without the prior consent of the other Party, it shall not disclose the contents of this Agreement or any other materials or information in connection with the Credit Documents provided to it by or on behalf of such other Party (collectively, the “Confidential Information”) to any

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Entity, except that (a) any Party may make any such disclosure (i) as required to implement or enforce this Agreement, (ii) if required to do so by any Law, subpoena or other legal process, (iii) to any Governmental Authority or self-regulatory Entity having or asserting jurisdiction over it, (iv) if its attorneys advise it that it has a legal obligation to do so or that failure to do so may result in it incurring a liability to any other Entity or sanctions that may be imposed by any Governmental Authority, (v) to its Affiliates and its and such Affiliates’ directors, managers, officers, employees, agents, professional advisors and auditors, (vi) to any Borrower and its professional advisors and auditors (in each case, on a confidential basis), (vii) to any Sponsor (in each case, on a confidential basis), (viii) to any Agent (or prospective Agent) of any Loan subject to a Participation hereunder, and (ix) to any proposed transferee, assignee or participant of the Transferred Rights or any part thereof (in each case, on a confidential basis), and (b) Buyer may make any such disclosure to any of its or any of its Affiliates’ financing sources or prospective financing sources. Notwithstanding anything contained in this Section 18.1 to the contrary, Seller shall be permitted to disclose to any lender or prospective lender under a Loan Facility that Seller has sold a participation interest in a Loan under such Loan Facility to an unaffiliated Entity and a description of the voting arrangement set forth in this Agreement.

Notwithstanding anything to the contrary herein, the following shall not be considered Confidential Information: (i) information made available to the general public other than through a breach of this Agreement, (ii) information disclosed pursuant to judicial process, and (iii) information received from independent sources on a non-confidential basis without a breach of a duty of confidentiality to any Party or a breach of this Section 18.

18.2 Buyer agrees, and shall cause its Affiliates and designees, and its and their directors, managers, officers, employees, agents, professional advisors and auditors for purposes of receiving information or documents related to any Participated Loan, including in accordance with Section 9.2 to agree, that it shall maintain the confidentiality of any information and documents delivered to Buyer or its Affiliates to the extent required therein and to the same extent as if it were a party to the applicable Credit Documents and shall, upon Seller’s request, provide to Seller a confidentiality undertaking to such effect in accordance with the terms of such Credit Documents prior to the delivery of any such information or documents.

19.	Parties’ Relationships

Each Party and any of their respective Affiliates may engage in any kind of lawful business or other relationship with any Borrower, any Obligor or any of their respective Affiliates, without liability to the other Party or any obligation to disclose such business or relationship to the other Party.

20.	Entire Agreement; Conflict

20.1 This Agreement (together with the APA) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous and contemporaneous statements, marketing materials, negotiations, promises, covenants, agreements, understandings, representations and warranties in respect thereof. As between Seller and Buyer, if there is any inconsistency between this Agreement and any of the other Operative Documents, the provisions of this Agreement shall govern and control. To the extent there are any inconsistencies between this Agreement and the APA, the terms of this APA shall govern.

21.	Counterparts; Electronic Transmission

This Agreement may be executed in multiple counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Transmission by electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. Each fully executed counterpart of this Agreement shall be deemed to be a duplicate original.

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22.	Relationship Between Buyer and Seller

The relationship between Seller, on the one hand, and Buyer, on the other hand, shall be that of seller and buyer. Neither Party is a trustee or agent for the other Party, nor does either Party have any fiduciary obligations whatsoever to the other Party. In no event shall any Participation be construed as a loan from Buyer to Seller.

The Parties do not intend the arrangement contemplated by this Agreement to create a partnership or joint venture for federal, state, local or non-U.S. tax purposes. For U.S. federal income tax purposes, Seller shall be treated as a nominee for Buyer with respect to any Participation in a Loan. Each sale of a Participation in a Loan is intended by each of the Parties to be treated as a true sale of such Loan (including any Commitment therefor and the related Transferred Rights) by Seller to Buyer for all purposes (including, for the avoidance of doubt, for all purposes relating to income tax, financial accounting and creditors’ rights) and the assumption by Buyer of all Assumed Obligations for all purposes (including, for the avoidance of doubt, for all purposes relating to income tax, financial accounting and creditors’ rights), except that, as contemplated by Section 2.1(c), Seller shall hold title to each Loan for the benefit of Buyer. Each Party agrees to act in accordance with, and to take such actions from time to time as may be reasonably requested by the other Party to confirm, reaffirm and give full effect to, such intent. The Parties agree to file all tax returns in a manner consistent with the intended characterization for tax purposes, as described in this Section 22.

23.	Severability

The illegality, invalidity or unenforceability of any provision of this Agreement under the Law of any jurisdiction shall not affect its legality, validity or enforceability under the Law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

24.	Governing Law

THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED AND DETERMINED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION).

25.	Waiver of Trial by Jury

THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTION (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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26.	Jurisdiction

26.1 The Parties irrevocably and unconditionally submit to and accept the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York for any action, suit or proceeding arising out of or based upon this Agreement or any matter relating to it and waive any objection that they may have to the laying of venue in any such court or that any such court is an inconvenient forum or does not have personal jurisdiction over them.

26.2 The Parties irrevocably agree that, should either Party institute any legal action or proceeding in any jurisdiction (whether for an injunction, specific performance, damages or otherwise) in relation to this Agreement or the Transactions, no immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) from such action or proceeding shall be claimed by it or on its behalf, any such immunity being hereby irrevocably waived, and each Party irrevocably agrees that it and its assets are, and shall be, subject to such legal action or proceeding in respect of its obligations under this Agreement.

27.	Subrogation; Reimbursement Claims

27.1 To the extent that Buyer enforces any claim for indemnification or other right, claim or remedy against Seller under this Agreement and receives payment or another remedy from Seller in respect of such right, claim or remedy, the Parties agree that, to the extent permitted by law and the applicable Credit Documents, without the need for further action on the part of either Party, Seller shall be subrogated to the rights of Buyer against any other Entity, with respect to such right, claim or remedy to the extent that Buyer receives such payment or other remedy from Seller.

27.2 To the extent that a Borrower or any other Entity enforces any claim for return, disgorgement or reimbursement against Seller for all or any portion of any payment or transfer received by Seller on account of the Transferred Rights relating to any Participation prior to the Closing Date and receives payment or satisfaction from Seller in respect thereof, the Parties agree that (1) Buyer shall promptly reimburse and pay to Seller the amount of such disgorgement or reimbursement in accordance with Section 7.1 and 8.1 and (2) to the extent permitted by Law and the applicable Credit Documents, without the need for further action on the part of any Party, upon payment of such Reimbursement Claim, Buyer shall be subrogated to the rights of Seller against any other Entity, including Borrower, with respect to such claim.

28.	Interpretation

28.1 This Agreement includes any annexes, schedules or other documents attached to or incorporated by reference into the Agreement.

28.2 Terms used in the singular or the plural include the plural and the singular, respectively; “includes” and “including” are not limiting; and “or” is not exclusive.

28.3 Any reference to a Party includes such Party’s successors and permitted assigns.

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28.4 Unless otherwise indicated, any reference to:

(a)	this Agreement or any other agreement, document or instrument shall be construed as a reference to this Agreement or, as the case may be, such other agreement, document or instrument as the same may have been modified, amended or supplemented;

(b)	a statute, law, order, rule or regulation shall be construed as a reference to such statute, law, order, rule or regulation as it may have been modified, amended or supplemented; and

(c)	“$” means United States dollars.

28.5 Section and other headings and captions are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

28.6 This Agreement shall be deemed to have been jointly drafted by the Parties and no provision of it shall be interpreted or construed for or against either Party because such Party actually or purportedly prepared or requested such provision, any other provision or the Agreement as a whole.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered as of the date first above stated.

SELLER

[•]

By:
Name:
Title:

BUYER

[•]

By:
Name:
Title:

Signature Page to

Master Participation Agreement

SCHEDULE 2.1

LOANS

Attached3

[3]	To include outstanding principal balance and unfunded commitments, in each case, at closing.

SCHEDULE 8.2

WIRE TRANSFER INSTRUCTIONS

Buyer Account

Account Name:

Bank:

Account #:

ABA #:

Seller Account

Account Name:

Bank:

Account #:

ABA #:

SCHEDULE 9.1

NOTICE ADDRESSES

(A)	If to Buyer:

(B)	If to Seller:

Exhibit D

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of [•], has been made and entered into by and between NEWSTAR FINANCIAL, INC., a Delaware corporation (“NewStar”) and [•], a [•]1 (collectively, the “Assignors”), and GSO DIAMOND PORTFOLIO HOLDCO LLC, a Delaware limited liability company (“Assignee”)2.

W I T N E S S E T H:

WHEREAS, Assignee and NewStar have entered into an Asset Purchase Agreement, dated as of [•], 2017 (the “Purchase Agreement”), pursuant to which NewStar has agreed to sell, transfer and assign (or cause to be sold, transferred or assigned) the Purchased Assets to Assignee, as more fully described in the Purchase Agreement and upon the terms and conditions set forth therein;

WHEREAS, pursuant to Section 1.3 of the Purchase Agreement, in connection with the acquisition of the Purchased Assets, Assignee has agreed to assume from Assignors, the Assumed Liabilities; and

WHEREAS, the Assignors and Assignee are executing this Agreement pursuant to Section 2.3(a)(vii) of the Purchase Agreement in connection with the Closing.

NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

2. Assignment and Assumption.

(a) Assignors hereby irrevocably and unconditionally sell, assign and transfer to Assignee, and its successors and permitted assigns, all Purchased Assets not otherwise subject to the documents described in Section 2.3 of the Purchase Agreement; provided, that subject to Section 1.4 of the Purchase Agreement, with respect to any Purchased Asset for which a third-party consent is required for such an assignment that has not been obtained as of the date hereof, such sale, transfer and assignment shall be effective only as of the date, if any, that such consent is obtained.

[1]	Note to Draft: Any Subsidiaries of the Company assigning Purchased Assets to be added as signatories.
[2]	Note to Draft: This Agreement to be copied (with appropriate conforming changes) if any Purchased Assets or Assumed Liabilities are purchased or assumed by a Designated Buyer Entity.

(b) Assignee hereby irrevocably and unconditionally assumes, accepts and agrees to perform all Assumed Liabilities described in Section 1.3 not otherwise subject to the Loan Assignment Agreements, Equity Interest Assignment Agreements, Participation Agreements, Entity Assignment Agreements or CLO Securities Transfer Documents, and acquires and accepts all of Assignors’ and their Affiliates’ right, title and interest in, to and under the Purchased Assets.

3. No Modification of the Purchase Agreement. Nothing contained herein shall release Assignee or Assignors from any of their respective obligations under the Purchase Agreement or in any way supersede, enlarge, diminish, limit, amend or modify any of the representations, warranties, indemnities, covenants or agreements of such parties set forth in the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4. Further Assurances. Each of the parties hereto shall execute and deliver, at the reasonable request of the other party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

5. General Provisions. Sections 8.2, 8.3, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, and 8.14 of the Purchase Agreement are each hereby incorporated by reference mutatis mutandis.

[Signature Page Immediately Follows]

2

IN WITNESS WHEREOF, each of Assignor and Assignee have caused this instrument to be signed by its proper and duly authorized officer as of the date and year first written above.

NEWSTAR FINANCIAL, INC.

By:
Name:
Title:

[•]

By:
Name:
Title:

GSO DIAMOND PORTFOLIO HOLDCO LLC

By: GSO Diamond Portfolio Fund LP, its managing member

By: GSO Diamond Portfolio Associates LLC, its general partner

By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]

EXHIBIT E

Form of Control Agreement

COLLATERAL ACCOUNT CONTROL AGREEMENT

COLLATERAL ACCOUNT CONTROL AGREEMENT (the “Agreement”), dated as of October [__], 2017 among GSO Diamond Portfolio Fund LP, a Delaware limited partnership (“Main Fund”), and GSO Diamond Portfolio Feeder Fund LP, a Cayman Islands exempted limited partnership acting through its general partner GSO Diamond Portfolio Associates LLC (together with Main Fund, each a “Pledgor”), NewStar Financial, Inc. (the “Secured Party”) and The Bank of New York Mellon (“Securities Intermediary”).

W I T N E S S E T H :

WHEREAS, Pledgors have entered into an assignment and security agreement (the “Collateral Agreement”) pursuant to which Pledgors have agreed to grant a security interest in the Collateral (as defined below) to the Secured Party, in order to secure the payment of Main Fund’s obligations to the Secured Party under and as more specifically set forth in that certain equity commitment letter, dated as of October 16, 2017, between GSO Diamond Portfolio Holdco LLC and Main Fund, and in that certain limited guarantee, dated as of October 16, 2017, between Main Fund and the Secured Party (such obligations, collectively, the “Secured Obligations”); and

WHEREAS, Pledgors and Securities Intermediary are parties to one or more custodian agreements whereunder Securities Intermediary holds various assets of Pledgors (collectively, the “Custody Agreement”);

WHEREAS, Secured Party and Pledgors have requested Securities Intermediary to hold the Collateral and to perform certain other functions as more fully described herein; and

WHEREAS, Securities Intermediary has agreed to act on behalf of Secured Party and Pledgors in respect of Collateral delivered to Securities Intermediary by Pledgors for the benefit of the Secured Party, subject to the terms hereof;

NOW THEREFORE, in consideration of the mutual promises set forth hereafter, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Whenever used in this Agreement, the following words shall have the meanings set forth below:

1. “Account” shall mean each segregated custodial account established pursuant to the Custody Agreement and maintained by Securities Intermediary pursuant to this Agreement in the name of Pledgors (as the same may be redesignated, renumbered or otherwise modified or any reasonably identifiable abbreviation thereof due to character limits on Securities Intermediary’s books and records) for the benefit of Secured Party as pledgee. Each Account shall be deemed to consist of a “securities account” (within the meaning of Section 8-501(a) of the UCC (as defined below)) for purposes of the UCC with respect to securities and security entitlements and a “deposit account” (within the meaning of Section 9-102 of the UCC) for purposes of the UCC with respect to cash deposited in or credited to the Account.

2. “Authorized Person” shall mean with respect to Secured Party or Pledgors, any person, whether or not an officer or employee of Secured Party or Pledgors, duly authorized by Secured Party or Pledgors, respectively, to give Oral Instructions and/or Written Instructions on behalf of Secured Party or Pledgors, respectively, such persons to be designated in a Certificate of Authorized Persons substantially in the form of Exhibit A hereto which contains a specimen signature of such person and may be amended from time to time by Secured Party or Pledgors, respectively, to add or delete any person by delivery of a revised or amended Certificate of Authorized Persons to Securities Intermediary. Securities Intermediary may assume that such persons will continue to be Authorized Persons until such time as Securities Intermediary receives and has had reasonable time to act upon the Written Instructions of Secured Party or Pledgors, as applicable, that any such person is no longer an Authorized Person or otherwise updating the Certificate of Authorized Persons.

3. “Collateral” shall mean the investment property, other financial assets (including, without limitation, all of the securities entitlements of Pledgors in the Accounts) and any cash maintained in or credited to the Accounts and all proceeds thereof.

4. “Depository” shall mean the Treasury/Reserve Automated Debt Entry System maintained at The Federal Reserve Bank of New York for receiving and delivering securities, The Depository Trust Company and any other clearing corporation within the meaning of Section 8-102 of the UCC or otherwise authorized to act as a securities depository or clearing agency, and their respective successors and nominees.

5. “Joint Written Instructions” shall mean Written Instructions originated jointly by: (1) Secured Party and (2) Pledgors, with respect to the transfer or disposition of Collateral from the Accounts. All Joint Written Instructions shall be submitted to the Securities Intermediary by Pledgors as a single instruction containing the signatures of both Pledgors and Secured Party on a single document.

6. “Notice of Exclusive Control” shall mean a written notice signed by an Authorized Person of Secured Party, substantially in the form of Exhibit B attached hereto and provided via facsimile or attached to and transmitted by electronic mail or such other method or system specified by Securities Intermediary as available for use in connection with the transmission or delivery of a Notice of Exclusive Control to Securities Intermediary.

7. “Oral Instructions” shall mean instructions expressed in spoken words received by and acceptable to Securities Intermediary in its sole discretion. Where Securities Intermediary provides recorded lines for this purpose, such instructions must be given using such lines.

8. “UCC” shall mean the Uniform Commercial Code, as amended or restated from time to time and as in effect in the State of New York.

9. “Written Instructions” shall mean written communications (including signed writings attached to and transmitted by electronic mail) received by Securities Intermediary via S.W.I.F.T., tested telex, letter, facsimile transmission, or other method or system specified by Securities Intermediary as available for use in connection with this Agreement.

The terms “entitlement holder”, “entitlement order”, “financial asset”, “investment property”, “proceeds”, “security”, “security entitlement” and “securities intermediary” shall have the meanings set forth in Articles 8 and 9 of the UCC.

ARTICLE II

APPOINTMENT AND STATUS OF SECURITIES INTERMEDIARY;

ACCOUNTS

1. Appointment; Identification of Collateral. (a) Secured Party and Pledgors intend that this Agreement establish “control” of each Account by Secured Party for purposes of perfecting Secured Party’s security interest in each Account pursuant to Articles 8 and 9 of the UCC, and Securities Intermediary hereby acknowledges that it has been advised of Pledgor’s grant to Secured Party of a security interest in each Account as set forth in this Agreement. Secured Party and Pledgors each hereby appoints Securities Intermediary to perform its duties as hereinafter set forth and authorizes Securities Intermediary to hold Collateral in each Account in registered form in its name or the name of its nominees. Securities Intermediary hereby accepts such appointment and agrees to establish and maintain each Account and appropriate records identifying the Collateral in such Account as pledged by Pledgors to Secured Party. Pledgors hereby authorize Securities Intermediary to comply with all Oral and Written Instructions, including entitlement orders, originated by Secured Party with respect to the Collateral without further consent or direction from Pledgors or any other party.

2. Status of Securities Intermediary. The parties agree that with respect to the part of each Account consisting of a “securities account,” Securities Intermediary is acting as a “securities intermediary” within the meaning of Article 8 of the UCC, and intend that all securities and other assets (other than cash) held in the part of such Account consisting of a “securities account” shall be treated as financial assets. The parties agree that with respect to the part of each Account consisting of a “deposit account,” Securities Intermediary is acting as a “bank” within the meaning of Article 9 of the UCC and cash held in or credited to such Account shall be held in the part of such Account consisting of a “deposit account,” and such cash shall be treated as a deposit liability of Securities Intermediary. For the avoidance of doubt, the parties further agree that cash shall not be treated as a financial asset. Securities Intermediary represents that at the time of its entry into any agreement between any Pledgor and the Securities Intermediary governing any Account (each such agreement, including this Agreement, an “Account Agreement”), the Securities Intermediary had a physical office in the United States that engaged in a business or other regular activity of maintaining securities accounts. Securities Intermediary makes no representation or warranties with respect to the creation, attachment, validity, priority, perfection or enforceability of any security interest in either Account or the Collateral.

3. Use of Depositories. Secured Party and Pledgors hereby authorize Securities Intermediary to utilize Depositories to the extent possible in connection with Securities Intermediary’s performance hereunder. Collateral held by Securities Intermediary in a Depository will be held subject to the rules, terms and conditions of such Depository. Where Collateral is held in a Depository, Securities Intermediary shall identify on its records as belonging to Pledgors and pledged to Secured Party a quantity of securities as part of a fungible bulk of securities held in Securities Intermediary’s account at such Depository. Securities constituting Collateral deposited in a Depository will be represented in accounts which include only assets held by Securities Intermediary for its customers.

Each of Pledgors and Secured Party acknowledges that securities constituting Collateral issued outside the United States (exclusive of Japanese government bonds) (“Foreign Securities”) and non-U.S. cash held in each Account may be held by Securities Intermediary or a sub-custodian within Securities Intermediary’s network of sub-custodians (each a “Subcustodian”) and such Foreign Securities or non-U.S. cash shall be held subject to the terms and conditions of Securities Intermediary’s agreements with such Subcustodians. Subcustodians may be authorized to hold Foreign Securities and non-U.S. cash in central securities depositories or clearing agencies in which such Subcustodians participate. Unless otherwise required by local law, practice or a particular subcustodian agreement, Foreign Securities and/or non-U.S. cash deposited with Subcustodians will be held by Securities Intermediary in a commingled account in the name of Securities Intermediary as custodian or trustee for its customers, and shall not (x) be registered in the name of Pledgors, payable to the order of Pledgors or specially indorsed to Pledgors unless such Foreign Security has been further indorsed to Securities Intermediary or in blank, or (y) be credited to a segregated securities account maintained in the name or for the benefit of Pledgors on the books of any centralized depository, Subcustodian or other securities intermediary unless such Foreign Security has been further indorsed to Securities Intermediary or in blank; provided; however, and notwithstanding any other provision of this Agreement to the contrary, if required by local law, practice or a particular subcustodian agreement, a Subcustodian is required to hold Foreign Securities and/or non-U.S. cash other than as specified above, Securities Intermediary shall make available notice thereof to Pledgors and Secured Party. The parties hereby further acknowledge that Securities Intermediary gives no assurance that a security entitlement is created under the UCC with respect to Pledgors’ Foreign Securities held in Euroclear or Clearstream or their successors.

4. Pledgor Representation. Each Pledgor represents and warrants that it owns the Collateral free and clear of all liens, claims, security interests and encumbrances (except those granted herein or as provided for in the Custody Agreement) and, subject to the terms hereof, hereby grants to Secured Party a pledge and security interest in all of such Pledgor’s right, title and interest in each Account, all securities, investment property, securities entitlements, cash and financial assets credited to such Account from time to time, and all proceeds of the foregoing, as security for the Secured Obligations.

ARTICLE III

COLLATERAL SERVICES

1. Control. Prior to a receipt by Securities Intermediary of a Notice of Exclusive Control from Secured Party, Securities Intermediary shall only act upon a Joint Written Instruction and shall not honor or otherwise comply with any instructions of any kind originated by or on behalf of either Pledgor (or both Pledgors) in relation to any Account and the Collateral held therein or credited thereto without a Joint Written Instruction. It is understood and agreed that Pledgors shall be solely responsible for ensuring it obtains Secured Party’s written instruction, consent or signature, as applicable, prior to the delivery of any Joint Written Instructions to Securities Intermediary and Securities Intermediary will have no obligation to procure Secured Party’s written instruction, consent or signature, as applicable, to any such Joint Written Instructions. Securities Intermediary shall, without inquiry and in reliance upon such Joint Written Instructions and after having a reasonable amount of time, comply with such Joint Written Instructions.

2. Notice of Exclusive Control. Secured Party may, subject to terms of the Collateral Agreement, exercise sole and exclusive control of the Accounts and the Collateral held therein at any time by delivering to Securities Intermediary, with a copy to Pledgors, a Notice of Exclusive Control. Upon receipt of a Notice of Exclusive Control and after Securities Intermediary has had a reasonable time to comply with such Notice of Exclusive Control, Securities Intermediary shall, without inquiry and without the need for consent or direction from either Pledgor or any other person who is not Secured Party, thereafter comply with Oral or Written Instructions (including entitlement orders) solely from Secured Party with respect to the Accounts and will cease complying with any Joint Written Instructions (including entitlement orders) concerning the Accounts or the Collateral held therein originated by either Pledgor. Securities Intermediary will have no liability to Secured Party or Pledgors for complying with a Notice of Exclusive Control or instructions originated by Secured Party in connection therewith. Securities Intermediary shall have no duty, responsibility or obligation to independently verify, question or investigate (i) whether or not Secured Party is entitled to deliver a Notice of Exclusive Control, (ii) any fact, information, instruction, calculation or claim contained in or provided in connection with a Notice of Exclusive Control, (iii) the accuracy, completeness or veracity of any certification, covenant or statement made by Secured Party in a Notice of Exclusive Control or any subsequent instructions or directions so received, (iv) whether or not any copies of items or notices required pursuant to this Agreement or any other document or understanding entered into between the Secured Party and Pledgors were properly delivered by Secured Party to Pledgors or (v) the efficacy or sufficiency of any document or understanding entered into between the Secured Party and Pledgors (including, but not limited to, the format, content, substance, efficacy or sufficiency of such document). Securities Intermediary shall be fully protected for complying with a Notice of Exclusive Control, including any Oral or Written Instructions originated by Secured Party in connection therewith, whether or not Pledgor may allege that no rights of Secured Party exist to provide such instructions or to issue the Notice of Exclusive Control.

4. Payment of Proceeds. At all times, Securities Intermediary shall credit to the applicable Account all proceeds and interest received by it with respect to the Collateral.

5. Priority of Securities Intermediary’s Security Interest. In order to secure the repayment of any fees, charges, expenses, and other amounts payable to Securities Intermediary in accordance with the Custody Agreement, including without limitation, the repayment of any advances made by Securities Intermediary in its sole discretion, from time to time to purchase or to make payment on or against delivery of any investment property to be held in the Accounts, in each case to the extent permitted hereunder and in connection with the Securities Intermediary’s provision of custodial services to Pledgors in respect of the Accounts (the “Covered Expenses”), Securities Intermediary shall have a continuing security interest in and right of setoff against the Accounts and the Collateral and the proceeds thereof, in each case solely in respect of the Covered Expenses, until such time as the Securities Intermediary is repaid the amount of such Covered Expenses. Securities Intermediary hereby subordinates to the security interest of the Secured Party any security interest in which Securities Intermediary may have or acquire in the Accounts and the Collateral, except for Covered Expenses. Except in respect of the Covered Expenses as set forth in this Agreement, Securities Intermediary hereby agrees that any security interest in or lien on, or right of set-off or recoupment with respect to the Accounts, the Collateral or the proceeds thereof that Securities Intermediary may now have or in the future may have is hereby subordinated to the security interest of the Secured Party.

6. Statements. Securities Intermediary shall make available to Pledgors and Secured Party through Securities Intermediary’s on-line communications and reporting system advices of transactions affecting the Accounts and monthly Account statements, subject to the Terms and Conditions attached hereto as Appendix I. Each Pledgor and Secured Party may elect to receive advices and statements electronically through the Internet to an email address specified by it for such purpose. By electing to use the Internet for this purpose, each of Pledgor and Secured Party acknowledges that such transmissions are not encrypted and therefore are insecure. Each Pledgor and Secured Party further acknowledges that there are other risks inherent in communicating through the Internet such as the possibility of virus contamination and disruptions in service, and agrees that Securities Intermediary shall not be responsible for any loss, damage or expense suffered or incurred by such Pledgor, Secured Party, or any person claiming by or through such Pledgor or Secured Party as a result of the use of such methods.

7. Notice of Adverse Claims. Upon receipt of written notice of any lien, encumbrance or adverse claim against any Account or any portion of the Collateral carried therein (other than any lien, encumbrance or claim identified herein or existing pursuant to the Custody Agreement), Securities Intermediary shall use reasonable efforts to notify Secured Party and Pledgors as promptly as practicable under the circumstances.

ARTICLE IV

GENERAL TERMS AND CONDITIONS

1. Standard of Care; Indemnification. (a) Except as otherwise expressly provided herein, Securities Intermediary shall not be liable for any costs, expenses, losses, damages, liabilities or claims, including attorneys’ fees and expenses (“Losses”) incurred by or asserted against Pledgors or Secured Party, except those Losses arising out of the gross negligence or willful misconduct of Securities Intermediary or breach by Securities Intermediary of the express terms of this Agreement. Securities Intermediary shall have no liability whatsoever for the action or inaction of any Depository. In no event shall Securities Intermediary, Pledgors or Secured Party be liable for special, indirect or consequential damages, or lost profits or loss of business, arising in connection with this Agreement.

Securities Intermediary’s responsibility with respect to any Foreign Securities or non-U.S. cash held by a Subcustodian is limited to the failure on the part of Securities Intermediary to exercise reasonable care in the selection or retention of such Subcustodian in light of prevailing settlement and securities handling practices, procedures and controls in the relevant market. With respect to any Losses, incurred by Pledgors or Secured Party as a result of the acts or the failure to act by any Subcustodian, other than a BNYM Affiliate (as defined below), for whose actions Securities Intermediary shall be liable as if they were its own, Securities Intermediary shall take appropriate action to recover such Losses from such Subcustodian; and Securities Intermediary’s sole responsibility and liability to Pledgor and Secured Party, as applicable, shall be limited to amounts so received from such Subcustodians (exclusive of costs and expenses incurred by Securities Intermediary). For purposes of this paragraph (d), “BNYM Affiliate” shall mean any direct or indirect subsidiary of The Bank of New York Mellon Corporation or any entity controlling or ucommon control with Securities Intermediary.

(b) Pledgors agrees to indemnify Securities Intermediary and hold Securities Intermediary harmless from and against any and all Losses sustained or incurred by or asserted against Securities Intermediary by reason of or as a result of any action or inaction, or arising out of Securities Intermediary’s performance hereunder, including reasonable and documented fees and expenses of external counsel incurred by Securities Intermediary; provided, that Pledgor shall not indemnify Securities Intermediary for those Losses arising out of Securities Intermediary’s gross negligence or willful misconduct or breach by Securities Intermediary of the express terms of this Agreement.

(c) Secured Party agrees to indemnify Securities Intermediary and hold Securities Intermediary harmless from and against any and all Losses sustained or incurred by or asserted against Securities Intermediary by reason of or as a result of any action or inaction arising out of Securities Intermediary’s compliance with any Written Instruction or Oral Instruction of Secured Party given following delivery by Secured Party to Securities Intermediary of a Notice of Exclusive Control; provided, Secured Party shall not indemnify Securities Intermediary for those Losses arising out of Securities Intermediary’s gross negligence or willful misconduct or breach by Securities Intermediary of the express terms of this Agreement.

(d) It is expressly understood and agreed that Securities Intermediary’s right to indemnification hereunder shall be enforceable against each Pledgor and/or the Secured Party directly, without any obligation to first proceed against any third party for whom they may act, and irrespective of any rights or recourse that any Pledgor or the Secured Party may have against any such third party. This indemnity shall be a continuing obligation of Pledgors and the Secured Party, and their respective successors and assigns, notwithstanding the termination of this Agreement.

2. No Obligation Regarding Quality of Collateral. Without limiting the generality of the foregoing, Securities Intermediary shall be under no obligation to inquire into, and shall not be liable for, any Losses incurred by Pledgors, Secured Party or any other person as a result of the receipt or acceptance of fraudulent, forged or invalid Collateral or proceeds of such Collateral, or Collateral or proceeds of Collateral that otherwise is not freely transferable or deliverable without encumbrance in any relevant market.

3. No Responsibility Concerning Collateral Agreement. Pledgors and Secured Party hereby agree that, notwithstanding references to the Collateral Agreement in this Agreement, Securities Intermediary has no interest in, and no duty, responsibility or obligation with respect to, the Collateral Agreement (including without limitation, no duty, responsibility or obligation to monitor Pledgor’s or Secured Party’s compliance with the Collateral Agreement or to know the terms and conditions of the Collateral Agreement).

4. No Duty of Oversight. Securities Intermediary is not at any time under any duty to monitor the value of any Collateral in the Accounts or the proceeds thereof or whether the Collateral or the proceeds thereof are of a type required to be held in the Accounts, or to supervise the investment of, or to advise or make any recommendation for the purchase, sale, retention or disposition of any Collateral or the proceeds thereof or to determine whether the aggregate value of the Collateral is sufficient to secure the Secured Obligations.

5. Advice of Counsel. Securities Intermediary may, with respect to questions of law or equitable principles, obtain the advice of counsel and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice.

6. No Collection Obligations. Securities Intermediary shall be under no obligation to take action to collect any amount payable on Collateral in default, or if payment is refused after due demand and presentment.

7. Fees and Expenses. Pledgors agree to pay to Securities Intermediary the fees as may be agreed upon from time to time. Pledgors shall reimburse Securities Intermediary for all property incurred costs necessary to transfers of Collateral to Securities Intermediary and records kept in connection with this Agreement. Pledgors shall also reimburse Securities Intermediary for properly incurred, reasonable and documented out-of-pocket expenses which are a normal incident of the services provided hereunder.

8. Effectiveness of Instructions; Reliance; Risk Acknowledgements; Additional Terms. (a) Subject to the terms below, Securities Intermediary shall be entitled to rely upon any Joint Written Instructions, Written Instructions or Oral Instructions actually received by Securities Intermediary and reasonably believed by Securities Intermediary to be duly authorized and delivered. Secured Party and each Pledgor agrees (i) to forward to Securities Intermediary Written Instructions confirming its Oral Instructions by the close of business of the same day that such Oral Instructions are given to Securities Intermediary, and (ii) the fact that such confirming Written Instructions are not received or that contrary Written Instructions are received by Securities Intermediary shall in no way affect the validity or enforceability of transactions authorized and effected by Securities Intermediary pursuant to its Oral Instructions that Securities Intermediary actually receives and reasonably believes to be duly authorized and delivered, where such transactions are authorized and effected by Securities Intermediary prior to its receipt of such confirming or contrary Written Instructions.

(b) If Securities Intermediary receives Joint Written Instructions or Written Instructions which appear on their face to have been transmitted via (i) computer facsimile, email (including as an attachment to an email), the Internet or other insecure electronic method, or (ii) secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys, Secured Party and each Pledgor understands and agrees that Securities Intermediary cannot determine the identity of the actual sender of such Joint Written Instructions or Written Instructions and that Securities Intermediary shall conclusively presume that such Joint Written Instructions or Written Instructions have been sent by an Authorized Person(s); provided that, if Securities Intermediary receives any Joint Written Instructions or Written Instructions from a sender that it (in its sole discretion) believes may not be an Authorized Person, it shall make reasonable efforts to verify that such sender is an Authorized Person. Secured Party and Pledgors shall be responsible for ensuring that only its Authorized Persons transmit such Joint Written Instructions or Written Instructions to Securities Intermediary and that all of its Authorized Persons treat applicable user and authorization codes, passwords and/or authentication keys with extreme care and control.

(c) Secured Party and each Pledgor acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Joint Written Instructions and Written Instructions to Securities Intermediary and that there may be more secure methods of transmitting Joint Written Instructions or Written Instructions than the method(s) selected by it. Secured Party and each Pledgor agrees that the security procedures (if any) to be followed in connection with its transmission of Joint Written Instructions or Written Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

(d) If Secured Party or Pledgors elect to transmit Joint Written Instructions or Written Instructions through an on-line communication system offered by Securities Intermediary, its use thereof shall be subject to the Terms and Conditions attached hereto as Appendix I. If Secured Party or Pledgors elect (with Securities Intermediary’s prior consent) to transmit Joint Written Instructions or Written Instructions through an on-line communications service owned or operated by a third party, Secured Party or Pledgors, as applicable, agrees that Securities Intermediary shall not be responsible or liable for the reliability or availability or transmission security of any such service.

9. Inspection. Upon reasonable request and provided Securities Intermediary shall suffer no significant disruption of its normal activities, Secured Party or Pledgors shall have access to Securities Intermediary’s books and records relating to the Accounts during Securities Intermediary’s normal business hours. Upon reasonable request, copies of any such books and records shall be provided to Secured Party or any Pledgor at its expense.

10. Account Disclosure. Securities Intermediary is authorized to supply any information regarding any Account, the Collateral or any proceeds thereof that is required by any law or governmental regulation now or hereafter in effect.

11. Force Majeure. Securities Intermediary shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God; earthquakes; fires; floods; natural disasters; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority; governmental actions; inability to obtain labor, material, equipment or transportation.

12. Pricing Services. Securities Intermediary may, as an accommodation, provide pricing or other information services to Pledgors and/or Secured Party in connection with this Agreement. Securities Intermediary may utilize any vendor (including securities brokers and dealers) believed by it to be reliable to provide such information. Under no circumstances shall Securities Intermediary be liable for any loss, damage or expense suffered or incurred by Pledgors or Secured Party as a result of errors or omissions with respect to any pricing or other information utilized by Securities Intermediary hereunder.

13. No Implied Duties. The Securities Intermediary shall have no duties, obligations, responsibilities, or liabilities whatsoever with respect to the Accounts or the Collateral or the proceeds thereof held or deposited in the Accounts except as and to the extent expressly set forth in this Agreement, and no implied duties of any kind shall be read into this Agreement adverse to Securities Intermediary including, without limitation, the duty to preserve, exercise or enforce rights in the Accounts or the Collateral or proceeds thereof in connection with this Agreement.

14. Voting. Prior to receipt of a Notice of Exclusive Control, Securities Intermediary is authorized to act upon the Pledgors’ Written Instructions to Securities Intermediary solely to vote and/or respond to corporate action events received by Securities Intermediary in respect of the Collateral held in or credited to the Accounts.

15. Compliance with Legal Process. If any Collateral subject to this Agreement are at any time attached or levied upon, or in case the transfer, delivery, redemption or withdrawal of any such Collateral shall be stayed or enjoined, or in the case of any other legal process or judicial order affecting such Collateral, Securities Intermediary is authorized to comply with any such order in any manner as Securities Intermediary or its legal counsel reasonably deems appropriate. If Securities Intermediary complies with any process, order, writ, judgment or decree relating to the Collateral subject to this Agreement, then Securities Intermediary shall not be liable to Pledgors or Secured Party or to any other person or entity even if such order or process is subsequently modified, vacated or otherwise determined to have been without legal force or effect.

ARTICLE V

MISCELLANEOUS

1. Termination. (a) This Agreement shall terminate upon (i) Securities Intermediary’s receipt of Written Instructions from Secured Party expressly stating that Secured Party no longer claims any security interest in the Collateral and Securities Intermediary’s subsequent transfer of the Collateral from the Accounts to an account designated by Pledgor in Written Instructions, (ii) Securities Intermediary’s receipt of a Notice of Exclusive Control given by Secured Party and subsequent transfer of all of the Collateral to Secured Party as directed in Written Instructions or Securities Intermediary’s receipt of a Joint Written Instruction and subsequent transfer of all of the Collateral as directed in such Joint Written Instruction, or (iii) by any party upon not less than ninety (90) days prior written notice of termination to the other parties, provided that termination pursuant to (iii) above shall not affect or terminate Secured Party’s security interest in the Collateral, and, provided, further, that termination pursuant to (iii) above shall not be effective until the Collateral has been transferred to a successor custodian reasonably satisfactory to Secured Party and identified to

Securities Intermediary pursuant to a Joint Written Instruction of Pledgor and Secured Party, provided that if such Joint Written Instruction identifying a successor custodian is not received by Securities Intermediary by the end of such ninety (90) day notice period, Securities Intermediary shall transfer all of the Collateral from the Accounts to Secured Party (as Secured Party may direct pursuant to reasonable Written Instructions).

Except as otherwise provided herein, all obligations of the parties to each other hereunder shall cease upon termination of this Agreement.

2. Ambiguity and Conflict. In the event of any ambiguity or uncertainty hereunder or in any Oral Instructions, Joint Written Instructions or Written Instructions (other than any ambiguity or uncertainty relating to the delivery of a Notice of Exclusive Control by Secured Party), Securities Intermediary shall endeavor to promptly give Secured Party and Pledgors oral or written notice of such ambiguity or uncertainty and may thereafter, in its reasonable discretion, refrain from taking any action other than to retain possession of the Collateral or the proceeds thereof, unless Securities Intermediary receives clarifying or superseding Oral Instructions, Joint Written Instructions or Written Instructions that eliminate such ambiguity or uncertainty upon which Securities Intermediary shall be permitted to rely without further inquiry. In the event that ambiguity or uncertainty arises in connection with a Notice of Exclusive Control by Secured Party, the Securities Intermediary shall, as soon as may be reasonably practicable under the circumstances following its identification of any such ambiguity or uncertainty, seek written clarification or additional instructions from Secured Party. In the event of the occurrence of an ambiguity or uncertainty as set forth above, the parties intend that this Agreement shall remain in full force and effect until such ambiguity has been fully and finally resolved.

3. Certificates of Authorized Persons. Secured Party and Pledgors agree to furnish to Securities Intermediary a new Certificate of Authorized Persons in the event of any change in the then present Authorized Persons. Until such new Certificate is received, Securities Intermediary shall be fully protected in acting upon Written Instructions of such present Authorized Persons.

4. (a) Any notice or other instrument in writing, authorized or required by this Agreement to be given to Securities Intermediary, shall be sufficiently given if addressed to Securities Intermediary and received by it at its offices at 301 Bellevue Parkway, Wilmington, DE 19809; Attention: Legal Department; Fax: 302-791-3388 with a copy to: 101 Barclay Street, 15th Floor, New York, NY 10286, Attention: Scott Epstein; Fax: 877-202-5192; and AISBrokerSeg@bnymellon.com, or at such other place as Securities Intermediary may from time to time designate in writing.

(b) Any notice or other instrument in writing, authorized or required by this Agreement to be given to Secured Party shall be sufficiently given if addressed to Secured Party and received by it at its offices at 500 Boylston Street, Suite 1250, Boston, MA 02116, or at such other place as Secured Party may from time to time designate in writing.

(c) Any notice or other instrument in writing, authorized or required by this Agreement to be given to Pledgors shall be sufficiently given if addressed to Pledgors and received by it at its offices at c/o GSO Capital Partners, 345 Park Avenue, New York, NY 10154, or at such other place as Pledgors may from time to time designate in writing.

5. Cumulative Rights; No Waiver. Each and every right granted to Securities Intermediary hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of Securities Intermediary to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by Securities Intermediary of any right preclude any other future exercise thereof or the exercise of any other right.

6. Severability; Amendments; Assignment. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement may not be amended or modified in any manner except by a written agreement executed by the parties hereto. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any party without the written consent of the other parties.

7. Governing Law; Jurisdiction; Waiver of Immunity; Jury Trial Waiver. This Agreement and the Accounts shall be governed by and construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The State of New York shall be deemed to be the jurisdiction of the Securities Intermediary for purposes of Articles 8 and 9 of the UCC. The Pledgors and the Securities Intermediary agree that each and every Account Agreement is hereby amended to provide that with respect to the Accounts, the law applicable to all issues specified in Article 2(1) of the Hague Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary shall be the laws of the State of New York. The Pledgor and the Securities Intermediary covenant that no amendment with respect to any Account Agreement shall be entered into that would have the effect of changing the parties’ choice of law set forth in the previous sentence without the prior written consent of the Secured Party. Secured Party, Pledgors and Securities Intermediary hereby consent to the jurisdiction of a state or federal court situated in New York City, New York, Borough of Manhattan in connection with any dispute arising hereunder. To the extent that in any jurisdiction Secured Party or Pledgors may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, Secured Party and Pledgors each irrevocably agrees not to claim, and hereby waives, such immunity. Secured Party, Pledgors and Securities Intermediary each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

8. No Third Party Beneficiaries. In performing hereunder, Securities Intermediary is acting solely on behalf of Secured Party and Pledgors and no contractual or service relationship shall be deemed to be established hereby between Securities Intermediary and any other person.

9. Headings. Section headings are included in this Agreement for convenience only and shall have no substantive effect on its interpretation.

10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. Delivery of an executed counterpart of this Agreement by electronic transmission (including .pdf) shall be effective as a manually executed counterpart of this Agreement.

11. USA PATRIOT ACT. Pledgors and Secured Party hereby acknowledge that Securities Intermediary is subject to federal laws, including the Customer Identification Program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which Securities Intermediary must obtain, verify and record information that allows Securities Intermediary to identify each Pledgor and Secured Party. Accordingly, prior to opening an Account hereunder Securities Intermediary will ask Pledgors and/or Secured Party to provide certain information including, but not limited to, Pledgors’ and/or Secured Party’s names, physical address, tax identification number and other information that will help Securities Intermediary to identify and verify each of Pledgors’ and Secured Party’s identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information. Pledgors and Secured Party agree that Securities Intermediary cannot open an Account hereunder unless and until the Securities Intermediary verifies the Pledgors’ and/or Secured Party’s identity in accordance with its CIP.

12. Centralized Functions. The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions. including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Notwithstanding any provision of this Agreement to the contrary, solely in connection with the Centralized Functions, (i) Pledgors consent to the disclosure of, and authorizes Securities Intermediary to disclose, information regarding Pledgors and their accounts (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) Securities Intermediary may store the names and business addresses of the Pledgors’ employees on the systems or in the records of the BNY Mellon Group or its service providers. In addition, the BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with Pledgors. Pledgors are authorized to consent to the foregoing and confirms that the disclosure to and storage by the BNY Mellon Group of such information does not violate any relevant data protection legislation. In addition, Securities Intermediary may disclose Customer-Related Data as required by law or at the request of any governmental or regulatory authority.

IN WITNESS WHEREOF, Secured Party, each Pledgor and Securities Intermediary have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

PLEDGOR	GSO DIAMOND PORTFOLIO FUND LP

BY: GSO DIAMOND PORTFOLIO ASSOCIATES LLC, its general partner

By:
Name:
Title:

PLEDGOR	GSO DIAMOND PORTFOLIO FEEDER FUND LP

BY: GSO DIAMOND PORTFOLIO ASSOCIATES LLC, its general partner

By:
Name:
Title:

SECURED PARTY	NEWSTAR FINANCIAL, INC.

By:
Name:
Title:

By:
Title:

SECURITIES INTERMEDIARY	THE BANK OF NEW YORK MELLON

By:
Title:

APPENDIX I

ELECTRONIC ACCESS

TERMS AND CONDITIONS

These Electronic Access Terms and Conditions (the “Terms and Conditions”) set forth the terms and conditions under which The Bank of New York Mellon Corporation and/or its subsidiaries or joint ventures (collectively, “BNY Mellon”) will provide the undersigned entities and its (their) affiliates listed on Schedule A (“You” and “Your”) with access to and use of BNY Mellon’s electronic information delivery site known as “BNY Mellon Connect” and/or other BNY Mellon-designated access portals (“Electronic Access”). Access to and use of Electronic Access by You is contingent upon and is in consideration for Your compliance with the terms and conditions set forth below. Electronic Access includes access to BNY Mellon web sites accessible via BNY Mellon Connect and/or other BNY Mellon-designated access portals (“Sites”), pursuant to which You are able to access products and services provided by BNY Mellon as well as data regarding Your accounts. You may amend Schedule A by delivering a revised version to BNY Mellon.

Any particular product or service accessed by You through Electronic Access may be subject to a separate written agreement between You and BNY Mellon with respect to such products and services (each a “Services Agreement”). In addition, terms and conditions and restrictions with respect to any particular product or service accessed through Electronic Access (such as privacy and internet security matters), together with any disclaimers related to the specific products or services, may be set forth on the Sites (hereinafter referred to as “Terms of Use”) and are applicable to such products and services. By Your signature below, You agree to the Terms and Conditions. By any of Your Users accessing the Sites, and the products and services available through Electronic Access, You agree to any Terms of Use and acknowledge and accept any disclaimers and disclosures included on the Sites and the restrictions concerning the use of proprietary data provided by Information Providers (as defined below) that are posted on the Data Terms Web Site (as defined below). For the avoidance of doubt, the execution of these Terms and Conditions will not alter or amend or otherwise affect any Services Agreement whether such Services Agreement is executed prior to or after the execution of these Terms and Conditions.

1.	Access Administration:

a.	To facilitate access to Electronic Access, You will furnish BNY Mellon with a written list of the names, and the extent of authority or level of access, of persons You are authorizing to access the Sites, products and services and to use the Electronic Access (“Authorized Users”) on a read-only basis. In addition, You may also designate Authorized Users who will have authority to enter transactions and provide instructions to BNY Mellon that cause a change in or have an impact on assets held by BNY Mellon for Your accounts (“Authorized Transactional Users”). Where appropriate, Authorized Users and Authorized Transactional Users are collectively referred to herein as “Users.” If You wish to allow any third party (such as an investment manager, consultant or third party service provider) or any employee of a third party to have access to Your account information through Electronic Access and be included as a “User” under these Terms and Conditions, You may designate a third party or employee of a third party as an Authorized User or Authorized Transactional User under these Terms and Conditions and any such third party or employee of a third party so designated by You (and, if a third party is so designated, any employee of such third party designated by such third party) will be included within the definition of Authorized User, Authorized Transactional User, and User as appropriate.

b.	Upon BNY Mellon’s approval of Users (which approval will not be unreasonably withheld), BNY Mellon will send You a user-id, temporary password and, where applicable, a security identification device for each User. You will be responsible for providing to Users the user-ids, temporary passwords and, where applicable, secure identification devices. You will ensure that any User receiving a secure identification device returns such device immediately following the termination of the User’s authorization to access the products and services for which the secure identification device was provided to such User. You are solely responsible for Users’ access to Electronic Access, and You and Users are solely responsible for the confidentiality of the user-ids and passwords and secure identification devices that are provided to them and will remain responsible for each secure identification device until it is returned to BNY Mellon. You, on behalf of You and Your affiliates, acknowledge and agree that, BNY Mellon will have no duty or obligation to verify or confirm the actual identity of the person who accessed Electronic Access using a validly issued user-id and password (and, where applicable, security identification device) or that the person who accessed Electronic Access using such validly issued user-id and password (and, where applicable, security identification device) is, in fact, a User (whether an Authorized User or an Authorized Transactional User).

c.	You shall not, and shall not permit any User or third party to, breach or attempt to breach any security measures used in connection with Electronic Access or Proprietary Software. Any attempt to circumvent or penetrate any application, network or other security measures used by BNY Mellon or its suppliers in connection with Electronic Access is strictly prohibited.

d.	You are also solely responsible for ensuring that all Users comply with these Terms and Conditions and any Terms of Use included on the Sites, the Service Agreement for each product or services accessed through the Sites and their associated services and all applicable terms and conditions, restrictions on the use of such products and services and data obtained through the use of Electronic Access. BNY Mellon reserves the right to prohibit access or revoke the access of any User to Electronic Access whom BNY Mellon determines has violated or breached these terms and conditions or any Terms of Use on a Site accessed by the User, including the Data Terms Web Site (as defined below), or whose conduct BNY Mellon reasonably determines may constitute a criminal offense, violate any applicable local, state, national, or international law or constitute a security risk for BNY Mellon, a BNY Mellon’s third party supplier (“BNY Mellon’s Supplier”), BNY Mellon’s clients or any Users of Electronic Access. BNY Mellon may also terminate access to all Users following termination of all Services Agreements between You and BNY Mellon.

2.	Proprietary Software: Depending upon the products and services You elect to access through Electronic Access, You may be provided software owned by BNY Mellon or licensed to BNY Mellon by a BNY Mellon Supplier (“Proprietary Software”). You are granted a limited, non-exclusive, non-transferable license to install the Proprietary Software on Your authorized computer system (including mobile devices registered with BNY Mellon) and to use the Proprietary Software solely for Your own internal purposes in connection with Electronic Access and solely for the purposes for which it is provided to You. You and Your Users may make copies of the Proprietary Software for backup purposes only, provided all copyright and other proprietary information included in the original copy of the Proprietary Software are reproduced in or on such backup copies. You shall not reverse engineer, disassemble, decompile or attempt to determine the source code for, any Proprietary Software. Any attempt to circumvent or penetrate security of Electronic Access is strictly prohibited.

3.	Use of Data:

a.	Electronic Access may include information and data that is proprietary to the providers of such information or data (“Information Providers”) or may be used to access Sites that include such information or data from Information Providers. This information and data may be subject to restrictions and requirements which are imposed on BNY Mellon by the Information Providers and which are posted on http://www.bnymellon.com/products/assetservicing/vendoragreement.pdf or any successor web site of which You are provided notice from time to time (the “Data Terms Web Site”). You will be solely responsible for ensuring that Users comply with the restrictions and requirements concerning the use of proprietary data that are posted on the Data Terms Web Site.

b.	You consent to BNY Mellon, its affiliates and BNY Mellon’s Suppliers disclosing to each other and using data received from You and Users and, where applicable, Your third parties in connection with these Terms and Conditions (including, without limitation, client data and personal data of Users) (1) to the extent necessary for the provision of Electronic Access; (2) in order for BNY Mellon and its affiliates to meet any of their obligations under these Terms and Conditions to provide Electronic Access; or (3) to the extent necessary for Users to access Electronic Access.

c.	In addition, You permit BNY Mellon to aggregate data concerning Your accounts with other data collected and/or calculated by BNY Mellon. BNY Mellon will own such aggregated data, but will not distribute the aggregated data in a format that identifies You or Your data.

4.	Ownership and Rights:

a.	Electronic Access, including any database, any software (including for the avoidance of doubt, Proprietary Software) and any proprietary data, processes, scripts, information, training materials, manuals or documentation made available as part of the Electronic Access (collectively, the “Information”), are the exclusive and confidential property of BNY Mellon and/or BNY Mellon’s suppliers. You may not use or disclose the Information except as expressly authorized by these Terms and Conditions. You will, and will cause Users and Your third parties and their users, to keep the Information confidential by using the same care and discretion that You use with respect to Your own confidential information, but in no event less than reasonable care.

b.	The provisions of this paragraph will not affect the copyright status of any of the Information which may be copyrighted and will apply to all Information whether or not copyrighted.

c.	Nothing in these Terms and Conditions will be construed as giving You or Users any license or right to use the trade marks, logos and/or service marks of BNY Mellon, its affiliates, its Information Providers or BNY Mellon’s Suppliers.

d.	Any Intellectual Property Rights and any other rights or title not expressly granted to You or Users under these Terms and Conditions are reserved to BNY Mellon, its Information Providers and BNY Mellon’s Suppliers. “Intellectual Property Rights” includes all copyright, patents, trademarks and service marks, rights in designs, moral rights, rights in computer software, rights in databases and other protectable lists of information, rights in confidential information, trade secrets, inventions and know-how, trade and business names, domain names (including all extensions, revivals and renewals, where relevant) in each case whether registered or unregistered and applications for any of them and the goodwill attaching to any of them and any rights or forms of protection of a similar nature and having equivalent or similar effect to any of them which may subsist anywhere in the world.

5.	Reliance:

a.	BNY Mellon will be entitled to rely on, and will be fully protected in acting upon, any actions or instructions associated with a user-id or a secure identification device issued to a User until such time BNY Mellon receives actual notice in writing from You of the change in status of the User and receipt of the secure identification device issued to such User. You acknowledge that all commands, directions and instructions, including commands, directions and instructions for transactions issued by a User are issued at Your sole risk. You agree to accept full and sole responsibility for all such commands, directions and instructions and that BNY Mellon, will have no liability for, and you hereby release BNY Mellon from, any losses, liabilities, damages, costs, expenses, claims, causes of action or judgments (including attorneys’ fees and expenses) (collectively “Losses”) incurred or sustained by you or any other party in connection with or as a result of BNY Mellon’s reliance upon or compliance with such commands, directions and instructions.

b.	All commands, directions and instructions involving a transaction entered by Authorized Transactional User will be treated as an authorized instruction under the applicable Services Agreement(s) between You and BNY Mellon covering accounts, products and services and products provided by BNY Mellon with respect to which Electronic Access is being used whether such Services Agreement is executed prior to or after the execution of these Terms and Conditions.

6.	Disclaimers:

a.	Although BNY Mellon uses reasonable efforts to provide accurate and up-to-date information through Electronic Access, BNY Mellon, its Content Providers and Information Providers make no warranties or representations under these Terms and Conditions as to accuracy, reliability or comprehensiveness of the content, information or data accessed through Electronic Access. Without limiting the foregoing, some of the content on Electronic Access may be provided by sources unaffiliated with BNY Mellon (“Content Providers”) and by Information Providers. For that content BNY Mellon is a distributor and not a publisher of such content and has no control over it. Information provided by Information Providers has not been independently verified by BNY Mellon and BNY Mellon makes no representation as to the accuracy or completeness of the content or information provided. Any opinions, advice, statements, services, offers or other information given or provided by Content Providers and Information Providers (including merchants and licensors) are those of the respective authors of such content and not that of BNY Mellon. BNY Mellon will not be liable to You or Users for such content or information in any way nor for any action taken in reliance on such information nor for direct or indirect damages resulting from the use of such information. For purposes of these Terms and Conditions, all information and data, including all proprietary information and materials and all client data, provided to You through Electronic Access are provided on an “AS-IS”, “AS AVAILABLE” basis.

b.	BNY Mellon makes no guarantee and does not warrant that Electronic Access or the information and data provided through the Electronic Access are or will be virus-free or will be free of viruses, worms, Trojan horses or other code with contaminating or destructive properties. BNY Mellon will employ commercially reasonable anti-virus software to its systems to protect its systems against viruses.

c.	Some Sites accessed through the use of Electronic Access may include links to websites provided by parties that are not affiliated with BNY Mellon (“Third Party Websites”). BNY Mellon will not be liable to any person for the content found on such Third Party Websites. BNY Mellon will not be responsible for Third Party Websites that collect information from parties who visit their web sites through links on the Sites. BNY Mellon will not be liable or responsible for any loss suffered by any person as a result of their use of any Third Party Websites that are linked to the BNY Mellon Sites.

d.	BNY Mellon retains complete discretion and authority to add, delete or revise in whole or in part Electronic Access, including its Sites, and to modify from time to time any Proprietary Software provided in conjunction with the use of Electronic Access and/or any of the Sites. To the extent reasonably possible, BNY Mellon will provide notice of such modifications. BNY Mellon may terminate, immediately and without advance notice, and without right of cure, any portion or component of Electronic Access or the Sites.

e.	TO THE FULLEST EXTENT PERMITTED BY LAW, THERE IS NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, NO WARRANTY OF QUALITY AND NO WARRANTY OF TITLE OR NONINFRINGEMENT. THERE IS NO OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, REGARDING ELECTRONIC ACCESS, THE SITES, ANY PROPRIETARY SOFTWARE, INFORMATION, MATERIALS OR CLIENT DATA.

f.

Notwithstanding the prior paragraph, The Bank of New York Mellon or an Affiliate designated by it will defend You and pay any amounts agreed to by BNY Mellon in a settlement and damages finally awarded by a court of competent jurisdiction, in an action or proceeding commenced against You based on a claim that Electronic Access or the Proprietary Software infringe plaintiff(s)’s patent, copyright, or trade secret, provided that You (i) notify BNY Mellon promptly of any such action or claim (except that the failure to so notify BNY Mellon will not limit BNY Mellon’s obligations hereunder except to the extent that such failure prejudices BNY Mellon); (ii) grant BNY Mellon or its designated Affiliate full and exclusive authority to defend, compromise or settle such claim or action; and (iii) provide BNY Mellon or its designated Affiliate all assistance reasonably necessary to so defend, compromise or settle. The foregoing obligations will not apply, however, to any claim or action arising from (i) use of the Proprietary Software Information or Electronic Access in a manner not authorized under these Terms and Conditions, the Terms of Use, or the Data Terms Web Site; or (ii) use of the Proprietary Software or Electronic Access in combination with other software or services not supplied by BNY Mellon.

7.	Limitation of Liability:

a.	IN NO EVENT WILL BNY MELLON, BNY MELLON’S SUPPLIERS OR ITS CONTENT PROVIDERS OR INFORMATION PROVIDERS BE LIABLE TO YOU OR ANYONE ELSE UNDER THESE TERMS AND CONDITIONS FOR ANY LOSSES, LIABILITIES, DAMAGES, COSTS OR EXPENSES INCLUDING BUT NOT LIMITED TO, ANY DIRECT DAMAGES, CONSEQUENTIAL DAMAGES, RELIANCE DAMAGES, EXEMPLARY DAMAGES, INCIDENTAL DAMAGES, SPECIAL DAMAGES, PUNITIVE DAMAGES, INDIRECT DAMAGES OR DAMAGES FOR LOSS OF PROFITS, GOOD WILL, BUSINESS INTERRUPTION, USE, DATA, EQUIPMENT OR OTHER INTANGIBLE LOSSES (EVEN IF WE HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) THAT RESULT FROM (1) THE USE OF OR INABILITY TO USE ELECTRONIC ACCESS (2) THE CONSEQUENCES OF ANY DECISION MADE OR ACTION OR NON-ACTION TAKEN BY YOU OR ANY OTHER PERSON, OR FOR ANY ERRORS BY YOU IN COMMUNICATING SUCH INFORMATION; (3) THE COST OF SUBSTITUTE ACCESS SERVICES; OR (4) ANY OTHER MATTER RELATING TO THE CONTENT OR ACCESS THROUGH ELECTRONIC ACCESS. BNY MELLON WILL NOT BE LIABLE FOR LOSS, DAMAGE OR INJURY TO PERSONS OR PROPERTY ARISING FROM ANY USE OF ANY PRODUCT, INFORMATION, PROCEDURE, OR SERVICE OBTAINED THROUGH ELECTRONIC ACCESS. BNY MELLON WILL NOT BE LIABLE FOR ANY LOSS, DAMAGE OR INJURY RESULTING FROM VOLUNTARY SHUTDOWN OF THE SERVER, ELECTRONIC ACCESS OR ANY OF THE SITES TO ADDRESS TECHNICAL PROBLEMS, COMPUTER VIRUSES, DENIAL-OF-SERVICE MESSAGES OR OTHER SIMILAR PROBLEMS.

b.	BNY MELLON’S ENTIRE LIABILITY AND YOUR EXCLUSIVE REMEDY UNDER THESE TERMS AND CONDITIONS FOR ANY DISPUTE OR CLAIM RELATED TO THESE TERMS OF USE, ELECTRONIC ACCESS OR SITES, IS AS FOLLOWS: IF YOU REPORT A MATERIAL MALFUNCTION IN ELECTRONIC ACCESS THAT BNY MELLON IS ABLE TO REPRODUCE, BNY MELLON WILL USE REASONABLE EFFORTS TO CORRECT THE MALFUNCTION. IF BNY MELLON IS UNABLE TO CORRECT THE MALFUNCTION, YOU MAY CEASE ALL USE OF ELECTRONIC ACCESS AND RECEIVE A REFUND OF ANY FEES PAID IN ADVANCE, SPECIFICALLY FOR ELECTRONIC ACCESS, APPLICABLE TO PERIODS AFTER CESSATION OF SUCH USE. BECAUSE SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY FOR DAMAGES, IN SUCH JURISDICTIONS LIABILITY IS LIMITED TO THE FULLEST EXTENT PERMITTED BY LAW.

c.	The limitation of liability set forth in this Limitation of Liability section and in other provisions in these Terms and Conditions is in addition to any limitation of liability provisions contained in any Services Agreements and will not supersede or be superseded by limitation of liability provisions contained in such Services Agreements, whether executed prior to or after the execution of these Terms and Conditions, except to the extent specifically set forth in such other Services Agreements containing a reference to these Terms and Conditions.

8.	Indemnification:

a.	You agree to indemnify, protect and hold BNY Mellon, BNY Mellon’s Suppliers, Content Providers and Information Providers harmless from and against all liability, claims damages, costs and expenses, including reasonable attorneys’ fees and expenses, resulting from a claim that arises out of (i) any breach by You or Users of these Terms and Conditions, the Terms of Use or the Data Terms Web Site and (ii) any person obtaining access to Electronic Access through You or Users or through use of any password, user-id or secure identification device issued to a User, whether or not You or a User authorized such access. For the avoidance of doubt, and by way of illustration and not by way of limitation, the forgoing indemnity is applicable to disputes between the parties, including the enforcement of these Terms and Conditions. The rights and remedies conferred hereunder will be cumulative and the exercise or waiver of any such right or remedy will not preclude or inhibit the exercise of additional rights or remedies or the subsequent exercise of such right or remedy.

b.	The indemnity provided in herein is in addition to any indemnity and other remedies contained in any Services Agreements and will not supersede or be superseded by such Services Agreements, whether executed prior to or after the execution of these Terms and Conditions, except to the extent specifically set forth in such other Services Agreements and expressly stating an intent to modify this Terms and Conditions. Nothing contained herein will, or be deemed to, alter or modify the rights and remedies of BNY Mellon as set forth in the Services Agreements.

9.	Choice of Law and Forum: Unless otherwise agreed and specified herein, these Terms and Conditions are governed by and construed in accordance with the laws of the State of New York, without giving effect to any principles of conflicts of law; You expressly and irrevocably agree that exclusive jurisdiction and venue for any claim or dispute with BNY Mellon, its employees, contractors, officers or directors or relating in any way to Your use of Electronic Access resides in the state or federal courts in New York City, New York; and You further irrevocably agree and expressly and irrevocably consent to the exercise of personal jurisdiction in those courts over any action brought with respect to these Terms and Conditions. BNY Mellon and You hereby waive the right of trial by jury in any action arising out of or related to the BNY Mellon or these Terms and Conditions.

10.	Term and Termination:

a.	Either BNY Mellon or You may terminate these Terms and Conditions and the Electronic Access upon thirty (30) days’ written notice to the other party.

b.	In the event of any breach of the provisions of these Terms and Conditions or a breach by any Authorized User of the Terms of Use or the restrictions and requirements concerning the use of Information Providers’ proprietary data that are posted on the Data Terms Web Site, the non-breaching party may terminate these Terms and Conditions and the Electronic Access immediately upon written notice to the breaching party if any breach remains uncured after ten (10) days’ written notice of the breach is sent to the breaching party.

c.	BNY Mellon may immediately terminate access through an Authorized User’s user-id and password and may, at its discretion, also terminate access by an Authorized User, without right of cure, in the event of an unauthorized use of an Authorized User’s user-id or password, or where BNY Mellon believes there is a security risk created by such access.

d.	BNY Mellon may terminate, without advance notice, Your access or the access of Users to any portion or component of Electronic Access or the Sites in the event a BNY Mellon Supplier, Content Provider or Information Provider prohibits BNY Mellon from permitting You or Users to have access to their information or services.

e.	Promptly upon receiving or giving notice of termination, You will notify all Users of the effective date of the termination.

f.	Upon termination of Your access to Electronic Access, You shall return of manuals, documentation, workflow descriptions and the like that are in Your possession or under Your control and all security identification devices.

g.	The Reliance, Disclaimers, Limitation of Liability Indemnification and confidentiality provisions of the Terms and Conditions (and other provision of these Terms and Conditions containing disclaimers, limitation of liability and indemnification) shall survive the termination of these Terms and Conditions.

You represent and warrant to BNY Mellon that these Terms and Conditions and the indemnity contained herein have been duly authorized, executed and delivered on Your behalf, that You have full authority to execute these Terms and Conditions, both for the undersigned entities and for any affiliate with Electronic Access, and that the individual executing these Terms and Conditions has the requisite authority to bind the undersigned entities and each such affiliate to these Terms and Conditions, and that these Terms and Conditions constitute Your binding obligation enforceable in accordance with its terms.

ANNEX A

Fund Names:

EXHIBIT A

CERTIFICATE OF AUTHORIZED PERSONS

(Pledgor/Secured Party)

The undersigned hereby certifies that he/she is the duly elected and acting [Secretary/Assistant Secretary] of                                                                                                                                    (the [“Secured Party”/“Pledgor”]), and further certifies that the following officers or employees of the [Secured Party/Pledgor] have been duly authorized in conformity with [Secured Party’s/Pledgor’s] organizational documents to deliver Oral and Written Instructions to The Bank of New York Mellon (“Securities Intermediary”) pursuant to the Collateral Account Control Agreement by and among [Secured Party/Pledgor], Securities Intermediary and                                          ([“Secured Party”/“Pledgor”]) dated as of                                         , and that the signatures appearing opposite their names are true and correct:

Name	Title	Signature

Very truly yours,
[Secured Party/Pledgor],

By:
Name:
Title:
Date:

EXHIBIT B

EXHIBIT A

[FORM OF NOTICE OF EXCLUSIVE CONTROL]

[Secured Party Letterhead]

The Bank of New York Mellon

301 Bellevue Parkway

Wilmington, Delaware 19809

Facsimile:	(302)-791-3388
Attention:	Legal Department

With a Copy to:

The Bank of New York Mellon

101 Barclay Street, 15th Floor

New York, NY 10286

Facsimile:	877-202-5192
Attention:	Prime Custody Manager

Re:	Notice of Exclusive Control for Account Number [insert number] and Account Number [insert number] (collectively, the “Accounts”)

Ladies and Gentlemen:

As referenced in the Collateral Account Control Agreement dated as of October [__], 2017 (“Control Agreement”) by and among The Bank of New York Mellon, GSO Diamond Portfolio Fund LP, GSO Diamond Portfolio Feeder Fund LP and NewStar Financial, Inc., we, in our capacity as Secured Party, hereby notify you that we are, as of the date of this notice, exercising our rights to exercise exclusive control over the Accounts and the Collateral maintained therein and the proceeds thereof.

As per the terms of the Control Agreement, we will hereafter exercise exclusive control over the Accounts and the Collateral maintained therein and proceeds thereof. You are instructed not to accept any directions or instructions with respect to the Accounts from any person other than the undersigned.

We hereby instruct you to deliver the Collateral to us as follows:

[Specify Delivery Instructions]

Any capitalized terms not defined herein shall have their respective meanings as assigned in the Control Agreement. The date of this notice shall be the date identified on the signature page below.

Very truly yours,

NewStar Financial, Inc.

By:

Name:
Title:

Date:

cc:	GSO Diamond Portfolio Fund LP

GSO Diamond Portfolio Feeder Fund LP

Annex C

Opinion of Credit Suisse Securities (USA) LLC

October 16, 2017

Board of Directors

NewStar Financial, Inc.

500 Boylston Street, Suite 1250

Boston, Massachusetts 02116

Board of Directors:

You have asked us to advise you in your capacity as the Board of Directors of NewStar Financial, Inc. (“NewStar”) with respect to the fairness, from a financial point of view, to holders of the common stock, par value $0.01 per share (“NewStar Common Stock”), of NewStar, other than as specified herein, of the Merger Consideration (as defined below) provided for pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among First Eagle Holdings, Inc. (“First Eagle Holdings”), an entity affiliated with or managed by First Eagle Investment Management, LLC (“First Eagle”), FE Holdco, LLC, a wholly owned direct subsidiary of First Eagle Holdings (“FE Holdco”), FE Merger Sub, Inc., a wholly owned direct subsidiary of FE Holdco (“Merger Sub”), and NewStar. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into NewStar (the “Merger”) pursuant to which NewStar will become a wholly owned indirect subsidiary of First Eagle Holdings and each outstanding share of NewStar Common Stock will be converted into the right to receive (i) $11.44 in cash (the “Cash Consideration”) and (ii) subject to and in accordance with the terms and conditions of the Merger Agreement, one contractual contingent value right (the “CVR” and, together with the Cash Consideration, the “Merger Consideration”) entitling the holder thereof to a pro rata portion of certain net U.S. federal and state income tax refunds received by NewStar as a result of losses recognized by NewStar for U.S. federal and state income tax purposes from the consummation of the Asset Sale (as defined below). We understand that, pursuant to the Merger Agreement and an Asset Purchase Agreement (the “Asset Purchase Agreement” and, together with the Merger Agreement, the “Agreements”) to be entered into between NewStar and GSO Diamond Portfolio Holdco LLC (“GSO Diamond”), immediately prior to and as a condition to the consummation of the Merger, GSO Diamond or its controlled affiliates will acquire certain assets and assume certain related liabilities of NewStar and its subsidiaries (the “Asset Sale” and, together with the Merger, the “Transaction”), the proceeds from which will fund a portion of the Cash Consideration. The terms and conditions of the Transaction and related transactions are set forth more fully in the Agreements and related documents.

In arriving at our opinion, we have reviewed drafts, dated October 15, 2017 and October 16, 2017, of the Merger Agreement and the Asset Purchase Agreement, respectively, and certain publicly available business and financial information relating to NewStar. We also have reviewed certain other information relating to NewStar provided to or discussed with us by the management of NewStar, including financial forecasts and estimates relating to NewStar prepared by the management of NewStar (the “Forecasts”), as well as certain tax information relating to NewStar provided to us by the management of NewStar as reviewed and discussed by the management of NewStar with NewStar’s tax advisors, including estimates and other information as to certain potential tax attributes of NewStar, potential tax refunds anticipated to be received by NewStar as a result of, and in connection with, the Asset Sale, and underlying assumptions with respect to the CVR (the “Tax Information”), and we have met with the

Board of Directors

NewStar Financial, Inc.

October 16, 2017

management of NewStar to discuss the businesses and prospects of NewStar. We also have considered certain financial and stock market data of NewStar, and we have compared that data with similar data for companies with publicly traded equity securities in businesses we deemed relevant, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and we have assumed and relied upon such information being complete and accurate in all material respects. With respect to the Forecasts and the Tax Information that we have been directed to utilize in our analyses, we have been advised by the management of NewStar, and we have assumed, with your consent, that such Forecasts and Tax Information have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial performance of NewStar and the other matters covered thereby and are appropriate for our use and reliance for purposes of our analyses and opinion. With respect to the Tax Information, including, without limitation, as to tax filings and potential tax refunds, we also have assumed, with your consent, that (i) all applicable tax filings and claims for refunds will be timely made on behalf of NewStar, (ii) such potential tax refunds will be received by NewStar in full in the amounts and at the times indicated by the management of NewStar, (iii) such potential tax refunds will be paid to NewStar’s stockholders in accordance with the terms of the Merger Agreement in the amounts and at the times contemplated therein without adjustment, delay or condition and (iv) the Tax Information regarding such tax filings, potential tax refunds, including the amounts and timing of such potential tax refunds, and any other tax matters relevant to the CVR or otherwise is consistent with the advice received by NewStar from its tax advisors. We express no opinion as to any Forecasts or Tax Information (including, without limitation, as to potential tax refunds or the amounts or timing thereof) or the assumptions on which they are based. We have relied, with your consent and without independent verification, upon the assessments of the management of NewStar as to, among other things, (A) the Asset Sale, including with respect to the timing thereof and the assets, liabilities and financial and other terms involved, (B) the financial and other terms associated with the CVR, including, without limitation, the likelihood, amount and timing of payments pursuant to the CVR, (C) the potential impact on NewStar of certain market, competitive, cyclical and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the lending and asset management industries and related credit and financial markets and (D) existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key sources of financing, employees and other commercial relationships of NewStar. We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect on NewStar or the Transaction or that otherwise would be meaningful in any respect to our analyses or opinion.

In connection with our opinion, we have not been requested to make, and we have not made, an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of NewStar or any other entity, nor have we been furnished for purposes of our analyses or opinion with any such evaluations or appraisals, and our analyses should not be construed as such. We are not appraisers or experts in the evaluation of, nor do we express any view or opinion as to, any loan portfolios or individual credit files or the adequacy or sufficiency of allowances for doubtful accounts and credit losses,

Board of Directors

NewStar Financial, Inc.

October 16, 2017

provisions for loan losses, loan loss reserves or any other similar matters. We have been advised by the management of NewStar and therefore we have assumed, with your consent, that any such allowances, provisions and reserves are in the aggregate adequate and sufficient to cover such losses. We also have not been requested to make, and we have not made, an evaluation of the solvency or fair value of NewStar, First Eagle or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.

We have assumed, with your consent, that, in the course of obtaining any regulatory or third-party consents, approvals, agreements or waivers in connection with the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed or occur that would have an adverse effect on NewStar or the Transaction or that otherwise would be meaningful in any respect to our analyses or opinion and that the Transaction will be consummated on or prior to March 31, 2018 and otherwise consummated in accordance with the terms of the Agreements and related documents and in compliance with all applicable laws, documents and other requirements without waiver, modification or amendment of any material term, condition or agreement thereof. Representatives of NewStar have advised us, and we also have assumed, with your consent, that the terms of the Agreements, when executed, will conform in all material respects to the terms reflected in the drafts reviewed by us. We are not expressing any opinion with respect to accounting, tax, regulatory, legal or similar matters and have assumed that NewStar has or will obtain such advice or opinions from appropriate professional sources, and we have relied, with your consent, upon the assessments of representatives of NewStar as to such matters.

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration (to the extent expressly specified herein), without taking into account any premium or discount for control, liquidity or otherwise, including any illiquidity discount with respect to the CVR or any interest income on any undistributed portion of applicable tax refunds, and without regard to individual circumstances of specific holders with respect to any rights or aspects which may distinguish such holders or the securities of NewStar held by such holders. Our opinion does not in any way address any other consideration to be received in connection with the Transaction or related transactions or proportionate allocation or relative fairness. Our opinion also does not address the Asset Sale or any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, the form or structure, or financial or other terms of, the Asset Sale, the form of the Merger Consideration or any terms, aspects or implications of any sub-advisory, investment management, servicing or other agreement, arrangement or understanding to be entered into in connection with, related to or contemplated by the Transaction, any related transactions or otherwise. In addition, our opinion does not address the fairness of the amount or nature of, or any other aspect relating to, any compensation or other consideration to any officers, directors, employees or stockholders of any party to the Transaction or related transactions or any related entities, or class of such persons, relative to the Merger Consideration or otherwise. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. As you are aware, the credit, financial and stock markets, the industries and markets in which NewStar and its customers operate, and the trading prices of NewStar Common Stock, have experienced and continue to experience volatility and we express no view or opinion as to any potential effects of such volatility on NewStar, NewStar Common Stock or

Board of Directors

NewStar Financial, Inc.

October 16, 2017

the Transaction. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, reaffirm or withdraw this opinion. We are not expressing any opinion as to the actual value of the CVR when issued or actual payment amounts when received pursuant to the CVR or the prices at which NewStar Common Stock or other securities will trade or be transferable at any time, including following consummation of the Transaction. In connection with our engagement, we were not requested to, and we did not, undertake a third-party solicitation process on behalf of NewStar with respect to the acquisition of all or a part of NewStar; however, at the direction of the Board of Directors of NewStar, we have been requested, following public announcement of the Transaction and as contemplated by the terms thereof, to undertake a go-shop process on behalf of NewStar to solicit third-party indications of interest in the acquisition of NewStar. Our opinion does not address the relative merits of the Transaction or related transactions as compared to alternative transactions or strategies that might be available to NewStar, nor does it address the underlying business decision of the Board of Directors of NewStar or NewStar to proceed with the Transaction or related transactions.

We have acted as financial advisor to NewStar in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon consummation of the Transaction. We also became entitled to receive a fee upon the rendering of our opinion and may receive an additional fee payable at the sole discretion of NewStar upon consummation of the Transaction. In addition, NewStar has agreed to reimburse our expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. As you are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking and other financial services unrelated to the Transaction to certain investors in First Eagle, including Corsair Capital LLC (“Corsair”), Arnhold and S. Bleichroeder Holdings Inc. (“Bleichroeder”) and The Blackstone Group L.P. (“Blackstone” and, together with Corsair, Bleichroeder, First Eagle, First Eagle Holdings, FE Holdco and their respective investors, the “First Eagle Group”), and to certain other parties involved in the Transaction and related transactions, and/or certain of their respective affiliates, portfolio companies, sub-advisors, managers and/or managed or related entities, including GSO Capital Partners LP and FS Investment Corporation (all such parties or entities, together with the First Eagle Group, collectively, the “Excluded Holders”), for which services we and our affiliates have received and would expect to receive compensation, including, during the past two years, having acted or acting as (i) with respect to Bleichroeder, lead arranger, administrative agent and an underwriter for certain debt offerings of certain portfolio companies of Bleichroeder and (ii) with respect to Blackstone, (A) financial advisor to certain portfolio companies of Blackstone in connection with merger and acquisition transactions, (B) co-manager, lead or joint bookrunner, joint arranger, administrative agent and/or underwriter for certain equity and debt offerings of Blackstone and/or certain of its affiliates and portfolio companies and (C) co-manager, co-lead manager, joint lead bookrunner, joint arranger and/or administrative agent for, and/or as a lender under or participant in, certain securitization, currency, block trade and derivatives transactions and credit facilities of Blackstone and certain of its portfolio companies. As you also are aware, one of NewStar’s directors currently (i) is a member of the boards of directors of Credit Suisse Group AG and certain of its affiliates and serves as chairman of the board of directors of Credit Suisse Securities (USA) LLC and (ii) serves as a senior advisor and vice chairman of Corsair Investments LLC and as a member of its investment committee. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our

Board of Directors

NewStar Financial, Inc.

October 16, 2017

affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of NewStar, First Eagle, the other Excluded Holders or any other entity that may be involved in the Transaction or related transactions and certain of their respective affiliates (and portfolio companies or managed or related entities, as applicable), as well as provide investment banking and other financial services to such entities.

It is understood that this letter is for the information of the Board of Directors of NewStar (in its capacity as such) in connection with its evaluation of the Merger and does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Transaction or otherwise.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of NewStar Common Stock (other than the Excluded Holders and their respective affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

Annex D

[Letterhead of Houlihan Lokey Capital, Inc.]

October 16, 2017

NewStar Financial, Inc.

500 Boylston Street, Suite 1250

Boston, MA 02116

Attn: Board of Directors

Dear Board of Directors:

We understand that NewStar Financial, Inc. (the “Company”) intends to enter into (i) an Asset Purchase Agreement (the “Asset Purchase Agreement”) by and between GSO Diamond Portfolio Holdco LLC (“Asset Buyer”) and the Company pursuant to which, among other things and as described more fully in the Asset Purchase Agreement, the Company will sell (the “Asset Sale”) to the Buyer certain loan and other assets (the “Purchased Assets”) subject to certain liabilities and obligations arising under the Purchased Assets in exchange for $2,370,700,000 in cash (the “Purchase Price for the Purchased Assets”), subject to adjustment as provided in the Asset Purchase Agreement as to which we express no opinion and (ii) an Agreement and Plan of Merger (the “Merger Agreement” and, together with the Asset Purchase Agreement, the “Agreements”) by and among First Eagle Holdings, Inc. (“Parent”), FE Holdco, LLC, a wholly owned subsidiary of Parent (“Buyer”), FE Merger Sub, Inc., a wholly owned subsidiary of Buyer (“Merger Sub”), and the Company pursuant to which, among other things and as described more fully in the Merger Agreement, immediately following the Asset Sale, (a) Merger Sub will merge with the Company (the “Merger” and, together with the Asset Sale as a single, unitary transaction, the “Transaction”), and (b) each outstanding share of the Common Stock, par value $0.01 per share (“Common Stock”), of the Company will be converted into the right to receive $11.44 in cash (the “Closing Per Share Cash Consideration”) and one contractual contingent value right (a “Contingent Value Right” and, together with the Closing Per Share Cash Consideration, the “Consideration”) representing the right to receive certain contingent payments following the receipt by the Company after the consummation of the Transaction of certain tax refunds as set forth in, and subject to the terms and conditions of, the applicable provisions of the Merger Agreement.

The Board of Directors of the Company (the “Board”) has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Consideration to be received by the holders of Common Stock, other than Corsair Capital LLC (“Corsair”), GSO Capital Partners LP (“GSO”), The Blackstone Group L.P. (“Blackstone”), and their respective affiliates (collectively, the “Excluded Stockholders”), pursuant to the Merger Agreement in connection with the Transaction is fair to such holders (other than the Excluded Stockholders) from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed a draft, dated October 15, 2017, of the Asset Purchase Agreement and a draft, dated October 15, 2017, of the Merger Agreement;

2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections prepared by the management of the Company relating to the Company for the years ending December 31, 2017 through 2020 (the “Projections”);

4.	reviewed certain estimates prepared by the management of the Company with the assistance of the Company’s tax advisors regarding the probability, timing and amounts of the contingent payments that will be paid pursuant to the Contingent Value Rights (the “CVR Estimates”);

5.	spoken with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

6.	compared the financial and operating performance of the Company with that of other companies with publicly traded equity securities that we deemed to be relevant; and

7.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, we have been advised, and we have assumed, that (i) the Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial results and condition of the Company and (ii) the CVR Estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company as to the probability, timing and amounts of the contingent payments that will be paid pursuant to the Contingent Value Rights. We have assumed that the Projections and the CVR Estimates provide a reasonable basis on which to evaluate the Company and the Transaction and, with your approval, used and relied upon the Projections and the CVR Estimates for purposes of our analyses and this Opinion. We express no view or opinion with respect to the Projections, the CVR Estimates or the respective assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. With your consent, we have assumed that any adjustments to the Purchase Price for the Purchased Assets pursuant to the Agreements or otherwise would not be material to our analyses or this Opinion.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreements and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreements and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreements and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final forms of the Agreements will not differ in any respect from the drafts of the Agreements identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, including, without limitation, the loans being transferred in the Asset Sale, nor were we provided with any such appraisal in connection with this Opinion. We did not make an independent evaluation of the adequacy of the Company’s allowances for loan or credit losses, nor have we reviewed any individual loan files, credit memos or assigned asset values. You have advised us that, in the absence of the Transaction, the Company is not contemplating sales of assets that would generate losses that could be used to offset past or future taxes payable on its income and, at your direction, for purposes of our analyses and this Opinion, we have assumed that such potential losses will not be realized or utilized by the Company on a standalone basis and, consequently, have no current value to the Company. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject. We note that, for purposes of this Opinion, we did not rely upon a review of the publicly available financial terms of other transactions because we did not identify a sufficient number of relevant transactions in which we deemed the acquired companies to be sufficiently similar to the Company.

In connection with the rendering of this Opinion, we have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction or any portion or aspect thereof, the securities, assets, business or operations of the Company or any other party, or any alternatives to the Transaction or any portion or aspect thereof, (b) negotiate the terms of the Transaction or any portion or aspect thereof, (c) assist the Company in structuring the Transaction or any portion or aspect thereof, or (d) advise the Board, the Company or any other party with respect to alternatives to the Transaction or any portion or aspect thereof.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof, including potential changes in U.S. trade and tax laws, regulations and government policies and the enforcement thereof as have been or may be proposed by parts of the federal government. We are not expressing any opinion as to the price or range of prices at which the Common Stock may be purchased or sold, or otherwise be transferable, at any time.

This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, the Company, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or any portion or aspect thereof or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Asset Buyer, Buyer, Parent or any other party that may be involved in the Transaction or any portion or aspect thereof and their respective affiliates or any currency or commodity that may be involved in the Transaction or any portion or aspect thereof. In addition, we understand that ORIX Corporation, a stockholder of Houlihan Lokey, and/or one or more of its affiliates, is (i) a participant in a syndicated loan to First Eagle (as defined below), (ii) an investor in an investment fund that is a member of the GSO Group (as defined below) and (iii) is a lender or a participant in syndicated loans to, and is a limited partner of, one or more members of the Blackstone Group (as defined below).

Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to the Company, First Eagle Investment Management, Inc., an affiliate of Parent (“First Eagle”), or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, First Eagle (collectively, with First Eagle, the “First Eagle Group”), and/or GSO, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, GSO (collectively, with GSO, the “GSO Group”), and/or Blackstone, an affiliate of First Eagle and GSO, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Blackstone (collectively, with Blackstone, the “Blackstone Group”) for which Houlihan Lokey and its affiliates have received, and may receive, compensation. Among other things Houlihan Lokey has (i) acted as financial advisor to the Company in connection with its sale of its equipment finance business, which transaction closed in December 2016, (ii) acted as financial advisor to Seneca Mortgage Servicing LLC (“Seneca”), a member of the GSO Group, in connection with its sale of mortgage servicing rights, which transaction closed in September 2017, (iii) acted as financial advisor to GSO in connection with the sale by Seneca of certain assets, which transaction closed in August 2016, (iv) acted as financial advisor to Multi Corporation, a member of the Blackstone Group, in its sale of a majority interest in OPG Center-Parking GmbH, which transaction closed in February 2016, (v) acted as financial advisor to a member of the Blackstone Group, in connection with its sale of its German real estate portfolio, which occurred in 2016, (vi) acted as a co-manager for a follow-on offering of equity securities by Extended Stay America, a member of the Blackstone Group, in November 2015, and (vii) acted as financial advisor to a creditor group, of which an affiliate of GSO was a member, in connection with its interests as a creditor of Smile Brands Group, Inc., which representation was completed in November 2015. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, Asset Buyer, Buyer, Parent, members of the First Eagle Group, the GSO Group, the Blackstone Group, other participants in the Transaction or any portion or aspect thereof or certain of their respective affiliates or security holders (including, without limitation, Corsair (together with security holders and affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Corsair, the “Corsair Group”) in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by First Eagle, GSO, Blackstone, Corsair, other participants in the Transaction or any portion or aspect thereof or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the First Eagle Group, the GSO Group, the Blackstone Group or the Corsair Group, other participants in the Transaction or any portion or aspect thereof or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, Asset Buyer, Buyer, Parent, members of the First Eagle Group, the GSO Group, the Blackstone Group or the Corsair Group, other participants in the Transaction or any portion or aspect thereof or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Houlihan Lokey has acted as financial advisor to the Company in connection with the Transaction and will receive a fee for such services, a substantial portion of which is contingent upon the consummation of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. In addition, pursuant to the Company’s request, following the execution of the Agreements we will assist the Company in soliciting proposals from third parties regarding a sale, merger, business combination or other similar transaction involving the Company or a revised transaction with Parent and may become entitled to fees upon the rendering of an opinion with respect to, and upon the consummation of, any such transaction. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

This Opinion only addresses the fairness, from a financial point of view, to the holders of Common Stock other than the Excluded Stockholders of the Consideration to be received by such holders (other than the Excluded Stockholders) pursuant to the Merger Agreement in connection with the Transaction and does not address any other aspect or implication of the Transaction or any portion or aspect thereof, any related transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Transaction or any portion or aspect thereof, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction, including the form and structure of the Consideration, or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the fairness of any portion or aspect of the Transaction taken separately and not as a single, unitary transaction, including, without limitation, the fairness of the Purchase Price for the Purchased Assets to be received by the Company in the Asset Sale or the fairness of the Consideration to be received by the holders of Common Stock in the Merger taken separately and not as part of a single, unitary transaction, (v) the relative merits of the Transaction or any portion or aspect thereof, as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (vi) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à -vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vii) whether or not the Company, Asset Buyer, Buyer, Parent, Merger Sub, any of their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, or any portion thereof, (viii) the solvency, creditworthiness or fair value of the Company, Asset Buyer, Buyer, Parent, Merger Sub or any other participant in the Transaction, or any portion or aspect thereof, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (ix) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, or any portion thereof, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, we are not expressing any opinion, counsel or interpretation regarding matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, with the consent of the Board, we have relied on the assessments by the Board, the Company and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Transaction, any portion or aspect of the Transaction, or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Common Stock other than the Excluded Stockholders pursuant to the Merger Agreement in connection with the Transaction is fair to such holders (other than the Excluded Stockholders) from a financial point of view.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.

Annex E

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal Rights

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)

After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)	From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

    NewStar Financial, Inc.

IMPORTANT SPECIAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Standard Time, on [●]
Vote by Internet
• Go to [●]
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free [●] within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Special Meeting Proxy Card

    ▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1 – 4.

+

		For	Against	Abstain

1.	Proposal to adopt the Agreement and Plan of Merger, dated as of October 16, 2017, as it may be amended from time to time, by and among NewStar Financial, Inc., First Eagle Holdings, Inc., FE Holdco, LLC, and FE Merger Sub, Inc.	☐	☐	☐

2.	Proposal to approve the transactions contemplated by the Asset Purchase Agreement, dated as of October 16, 2017, as it may be amended from time to time, by and between NewStar Financial, Inc. and GSO Diamond Portfolio Holdco LLC.	☐	☐	☐

3.	Proposal to approve, on an advisory (non-binding) basis, specified compensation that may be paid or become payable to the named executive officers of NewStar Financial, Inc. in connection with the merger.	☐	☐	☐

4.	Proposal to approve the adjournment of the special meeting from time to time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or the proposal to approve the transactions contemplated by the asset purchase agreement.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please date this proxy and sign your name exactly as it appears on this form. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

NEWSTAR FINANCIAL, INC.

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

ADMISSION TICKET

Special Meeting of Shareholders

[●] at [●]:[●] a.m.

[●]

Important notice regarding the Internet availability of proxy materials for the Special Meeting of shareholders.

The Proxy Statement is available at: [●]

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — —

Proxy — NewStar Financial, Inc.	+

This proxy is solicited on behalf of the Board of Directors of NewStar Financial, Inc. for the Special Meeting of Shareholders on [●].

The undersigned hereby (1) acknowledges receipt of the Notice of Special Meeting of Shareholders of NewStar Financial, Inc. (“NewStar” or the “Company”) and the accompanying Proxy Statement for the Special Meeting of Shareholders to be held on [●] starting at [●]:[●] a.m., Eastern Standard Time, at [●], and (2) appoints Timothy J. Conway and Robert K. Brown, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution to vote all shares of common stock of NewStar that the undersigned would be entitled to cast if personally present at the special meeting and at any adjournment(s) or postponement(s) thereof, and with discretionary authority as to any other matters that may properly come before the special meeting, all in accordance with, and as described in, the accompanying Notice of Special Meeting.

The Board of Directors makes the following recommendation: (1) a vote “FOR” the adoption of the Agreement and Plan of Merger, dated as of October 16, 2017, as it may be amended from time to time, by and among NewStar Financial, Inc., First Eagle Holdings, Inc., FE Holdco, LLC, and FE Merger Sub, Inc.; (2) a vote “FOR” the approval of the transactions contemplated by the Asset Purchase Agreement, dated as of October 16, 2017 , as it may be amended from time to time, by and between NewStar Financial, Inc. and GSO Diamond Portfolio Holdco LLC; (3) a vote “FOR” the approval, on an advisory (non-binding) basis, specified compensation that may be paid or become payable to the named executive officers of NewStar Financial, Inc. in connection with the merger; and (4) a vote “FOR” the approval of the adjournment of the special meeting from time to time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or the proposal to approve the transactions contemplated by the asset purchase agreement.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 AND 4.

The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the common stock of NewStar that the undersigned would be entitled to cast if personally present at the special meeting and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof. If one or more of the proxies named shall be present in person or by substitute at the special meeting or at any adjournment(s) or postponement(s) thereof, the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

Please date, sign exactly as your name appears on the form and promptly mail this proxy in the enclosed envelope. No postage is required.

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Item

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Special Meeting.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+